As filed with the Securities and Exchange Commission on July 2, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EMCLAIRE FINANCIAL CORP
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	6021	25-1606091
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
612 Main Street
Emlenton, Pennsylvania 16373
(844) 767-2311
(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William C. Marsh
Chairman of the Board, President
and Chief Executive Officer
Emclaire Financial Corp
612 Main Street
Emlenton, PA 16373
(844) 767-2311
(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Hugh T. Wilkinson, Esq. Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, DC 20007 (202) 295-4500	Nicholas Bybel, Esq. Erik Gerhard, Esq. Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043 (717) 731-1700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the attached proxy statement/information statement/prospectus.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)
☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)
☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(6)
Common Stock, par value $1.25	440,852(1)	N/A	$6,619,390(4)	$824.11
Series C Non-Cumulative Preferred Stock	286,888(2)	N/A	2,868,880(5)	357.18
Series D Non-Cumulative Preferred Stock	133,705(3)	N/A	1,337,050(5)	166.46
Total			$10,825,320	$1,347.75

(1)
Represents the maximum number of shares of Emclaire Financial Corp (“Emclaire”) common stock estimated to be issuable upon completion of the merger described in the proxy statement/information statement/prospectus. This number is based on an exchange ratio of 1.2008 shares of Emclaire common stock per share of Community Bancorp, Inc. (“Community First”) common stock pursuant to the terms of the Agreement and Plan of Merger, dated as of May 24, 2018, by and between Emclaire and Community (the “Merger Agreement”), which is attached to the proxy statement/information statement/prospectus as Annex A.

(2)
Represents the maximum number of shares of Series C Non-Cumulative Preferred Stock of Emclaire (“Series C Preferred Stock”) to be issuable upon completion of the merger and bank merger described in the proxy statement/information statement/prospectus. Pursuant to the Merger Agreement and the agreement of merger to be entered into by and between The Farmers National Bank of Emlenton (“Farmers National”), a wholly owned subsidiary of Emclaire, and Community First Bank, a subsidiary of Community First (the “Bank Merger Agreement”), each share of Series A Non-Cumulative Perpetual Preferred Stock of Community First Bank shall be converted into the right to receive one share of Series C Preferred Stock.

(3)
Represents the maximum number of shares of Series D Non-Cumulative Preferred Stock of Emclaire (“Series C Preferred Stock”) to be issuable upon completion of the merger and bank merger described in the proxy statement/information statement/prospectus. Pursuant to the Merger Agreement and the Bank Merger Agreement, each share of Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank shall be converted into the right to receive one share of Series D Preferred Stock.

(4)
Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the product of  (x) $24.98, the book value per share of Community First common stock to be exchanged in the merger as of May 31, 2018, the latest practicable date prior to the filing of this registration statement, and (y) 367,132, the maximum number of shares of Community First common stock that may be exchanged upon completion of the merger, less the $2,551,567 cash consideration to be paid by Emclaire in connection with the merger.

(5)
Pursuant to Rule 457(f)(2) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is the $10 per share book value or liquidation value of the preferred stock of Community First Bank to be exchanged for Series C and Series D Preferred Stock of Emclaire in the merger.

(6)
Computed based on a rate of  $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
COMMUNITY FIRST BANCORP, INC. 444 East Main Street P.O. Box 130 Reynoldsville, PA 15851
PRELIMINARY — SUBJECT TO COMPLETION — DATED JULY 2, 2018
MERGER PROPOSED
Dear Shareholder of Community First Bancorp, Inc.:
On May 24, 2018, Emclaire Financial Corp, or Emclaire, and Community First Bancorp, Inc., or Community First, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, which provides for the merger of Community First with and into Emclaire, which we refer to as the merger. In addition, The Farmers National Bank of Emlenton, the wholly owned banking subsidiary of Emclaire, or Farmers National, and Community First Bank, the banking subsidiary of Community First, will enter into an Agreement of Merger, which we refer to as the bank merger agreement, providing for the merger of Community First Bank with and into Farmers National, which we refer to as the bank merger.
If the merger is completed, Community First shareholders will be entitled to receive, for each share of Community First common stock they own (other than shares held by Emclaire or Community First or dissenting shares), 1.2008 shares of Emclaire common stock and $6.95 in cash, which we refer to collectively as the merger consideration. Based on the closing sales price of Emclaire common stock on            , 2018, the latest practical trading date prior to this proxy statement/information statement/prospectus, the per share value of the merger consideration is $     and the aggregate value of the merger consideration is $     million. Emclaire expects to issue up to      shares of common stock in the merger before taking into account any adjustment for the issuance of cash in lieu of fractional shares. In addition, pursuant to the bank merger, each outstanding share of preferred stock of Community First Bank will be exchanged for similar shares of preferred stock of Emclaire.
The market value of the merger consideration will fluctuate with the market price of Emclaire common stock and will not be known at the time Community First shareholders vote at its special meeting. The cash included in the merger consideration is a fixed amount and will remain fixed regardless of any changes in the market value of the shares of Emclaire common stock.
Emclaire’s common stock trades on the NASDAQ Capital Market under the symbol “EMCF.” The table below presents the closing prices of Emclaire common stock on May 24, 2018, the last trading day prior to the public announcement of the merger, and on            , 2018, the last practicable trading day before the distribution of this proxy statement/information statement/prospectus. The table also presents the implied value for each share of Community First common stock converted into shares of Emclaire common stock on those dates, as determined by multiplying the closing price of Emclaire common stock on those dates by the exchange ratio of 1.2008, and adding the $6.95 cash portion of the merger consideration to such amount.
We urge you to obtain current market quotations for Emclaire.
	Emclaire Common Stock	Equivalent Value of One Share of Community First Common Stock
At May 24, 2018	$34.25	$48.08
At , 2018
Your vote is important. In order to complete the merger, shareholders of Community First must approve and adopt the merger agreement. Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least fifty-one percent (51%) of the outstanding shares of Community First common stock at the Community First special meeting of shareholders.
Community First will hold a special meeting of shareholders at the Operations Center of Community First Bank, located at 432 East Main Street, Reynoldsville, Pennsylvania 15851 on            , 2018 at        .m., local time, to consider and vote on the approval and adoption of the merger agreement.
Community First’s board of directors unanimously recommends that Community First’s shareholders vote “FOR” approval and adoption of the merger agreement and “FOR” the approval of the adjournment or postponement of the Community First special meeting, if necessary, to solicit additional proxies in favor of that proposal.
Whether or not you plan to attend the Community First special meeting, your board of directors urges you to vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. This will not prevent you from voting in person at the Community First special meeting, but will assure that your vote is counted if you are unable to attend.
This proxy statement/information statement/prospectus provides you with detailed information about the merger agreement, the merger and the proposals to be voted on at the Community First special meeting. In addition to being a proxy statement of Community First, this document also is the prospectus of Emclaire for the shares of Emclaire common stock that will be issued to Community First shareholders in connection with the merger.
We urge you to read this entire proxy statement/information statement/prospectus, including the Annexes hereto, carefully because they contain important information about the merger agreement, the merger and the proposals to be voted on at the Community First special meeting. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 16. You can also obtain information about Emclaire from documents that Emclaire files with the Securities and Exchange Commission, or SEC.
If you have any questions regarding the accompanying proxy statement/information statement/prospectus, you may contact the undersigned by calling (814) 653-8232.
Sincerely,

Henry H. Deible
President and Chief Executive Officer
Community First Bancorp, Inc.
None of the SEC, any state securities commission, or any bank or other regulatory body has approved or disapproved of the securities to be issued in the merger or passed upon the accuracy or adequacy of this proxy statement/information statement/prospectus. Any representation to the contrary is a criminal offense.
The shares of Emclaire common stock to be issued to Community First shareholders in connection with the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation, or FDIC, or any other governmental agency.
The date of this proxy statement/information statement/prospectus is            , 2018, and it is first being mailed or otherwise delivered to Community First shareholders on or about            , 2018.

COMMUNITY FIRST BANCORP, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON            , 2018
To the Shareholders of Community First Bancorp, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Community First Bancorp, Inc., or Community First, will be held on            , 2018 at     .m. local time at the Operations Center of Community First Bank, located at 432 East Main Street, Reynoldsville, Pennsylvania 15851, to consider and vote upon the following matters:
1.
A proposal to approve and adopt the Agreement and Plan of Merger dated as of May 24, 2018, by and between Emclaire Financial Corp and Community First, pursuant to which Community First will merge with and into Emclaire, as more fully described in the attached proxy statement/information statement/prospectus and thereby approve all transactions in connection therewith, which we refer to as the merger proposal; and

2.
A proposal to authorize the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve and adopt the merger proposal, which we refer to as the adjournment proposal.

We have fixed the close of business on            , 2018 as the record date for determining those Community First shareholders entitled to notice of, and to vote at, the Community First special meeting and any adjournments or postponements of the Community First special meeting. Only Community First shareholders of record at the close of business on that date are entitled to vote at the Community First special meeting and any adjournments or postponements of the Community First special meeting.
Approval of the proposal to approve and adopt the Agreement and Plan of Merger requires the affirmative vote of the holders of at least 51% of the outstanding shares of Community First common stock at the special meeting of shareholders of Community First.
Whether or not you intend to attend the Community First special meeting, please vote as soon as possible by signing and returning the enclosed proxy card in the postage-paid envelope provided. If you attend the Community First special meeting, you may vote in person if you wish, even if you have previously returned your proxy card.
Community First’s board of directors has approved the merger agreement and all transactions in connection therewith and recommends that Community First shareholders vote “FOR” approval of the proposal to approve and adopt the Agreement and Plan of Merger and “FOR” the proposal to authorize the adjournment or postponement of the Community First special meeting, if necessary or appropriate, to solicit additional proxies to approve and adopt the proposal to adopt the merger proposal.
The enclosed proxy statement/information statement/prospectus provides a detailed description of the Community First special meeting, the merger, the merger agreement and other documents related to the merger and other related matters. We urge you to read the proxy statement/information statement/prospectus, including the attached Annexes carefully and in their entirety.
BY ORDER OF THE BOARD OF DIRECTORS,
Eugene E. Deible, III, Corporate Secretary
Reynoldsville, Pennsylvania
           , 2018

COMMUNITY FIRST BANK
444 East Main Street
Reynoldsville, Pennsylvania 15851
NOTICE OF CONSENT GIVEN AND ACTIONS TO BE TAKEN
To the Preferred Shareholders of Community First Bank:
WE ARE NOT ASKING YOU FOR YOUR PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS TAKEN BY COMMUNITY FIRST BANK DESCRIBED BELOW HAVE ALREADY BEEN TAKEN BY WRITTEN CONSENT OF THE SOLE SHAREHOLDER OF THE OUTSTANDING VOTING STOCK OF COMMUNITY FIRST BANK. PURSUANT TO PENNSYVANIA BANKING LAW AND THE TERMS OF THE COMMUNITY FIRST BANK PREFERRED STOCK, THE VOTE OF THE PREFERRED SHAREHOLDERS IS NOT REQUIRED.
On May 24, 2018, Emclaire Financial Corp, or Emclaire, and Community First Bancorp, Inc., or Community First, entered into an Agreement and Plan of Merger, or the merger agreement, which provides for the merger of Community First with and into Emclaire, or the merger. The merger agreement also provides that, upon the completion of the merger of Community First into Emclaire, Community First Bank, which is a subsidiary of Community First, will then merge with and into The Farmers National Bank of Emlenton, the wholly owned banking subsidiary of Emclaire, or Farmers National, pursuant to an Agreement of Merger (the form of which is attached as Exhibit A to the merger agreement), or the bank merger agreement.
Pursuant to the bank merger, all of the approximately $4.2 million of outstanding shares of Community First Bank’s preferred stock will be exchanged on a one-for-one basis for shares of two newly created series of Emclaire preferred stock. Upon completion of merger and bank merger (i) each share of Series A Non-Cumulative Perpetual Preferred Stock of Community First Bank, shall be converted into the right to receive one share of Series C Non-Cumulative Preferred Stock of Emclaire, liquidation preference $10 per share, and (ii) each share of Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank, shall be converted into the right to receive one share of Series D Non-Cumulative Preferred Stock of Emclaire.
Community First, as the sole holder of the outstanding voting stock of Community First Bank, has approved the bank merger agreement and bank merger by written consent. Pursuant to Pennsylvania banking law and the terms of the Community First Bank preferred stock, the vote of the holders of the Community First Bank preferred stock is not required.
As a result, no further action on the part of Community First Bank preferred shareholders is required in connection with any of these transactions. If the merger and bank merger are completed, you will receive instructions on how to exchange your shares of Community First Bank preferred stock for shares of Emclaire preferred stock.
The enclosed proxy statement/information statement/prospectus provides a detailed description of the Community First special meeting, the merger, the merger agreement and other documents related to the merger and other related matters. We urge you to read the proxy statement/information statement/prospectus, including the attached Annexes carefully and in their entirety.
This proxy statement/information statement/prospectus is first being mailed or otherwise delivered to Community First Bank preferred shareholders on or about            , 2018.
BY ORDER OF THE BOARD OF DIRECTORS,
Eugene E. Deible, III, Corporate Secretary
Reynoldsville, Pennsylvania
           , 2018

ADDITIONAL INFORMATION
Emclaire files reports, proxy statements and other information with U.S. Securities and Exchange Commission, which we refer to as the SEC, pursuant to the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. You can obtain any of the documents filed with or furnished to the SEC by Emclaire at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents at no cost by contacting Emclaire at the following address:
Emclaire Financial Corp
612 Main Street
Emlenton, Pennsylvania 16373
(844) 767-2311
Attention: Matthew J. Lucco, Corporate Secretary
You will not be charged for any of these documents that you request.
If you have any questions concerning the merger or this proxy statement/information statement/prospectus, would like additional copies of this proxy statement/information statement/prospectus or need help voting your shares of Community First common stock, please contact Henry H. Deible, President and Chief Executive Officer, or Eugene E. Deible, III, Corporate Secretary, Community First Bancorp, Inc. at (814) 653-8232.
See “Where You Can Find More Information” on page 136.
ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed by Emclaire with the SEC (File No. 333-      ) under the Securities Act of 1933, as amended, which we refer to as the Securities Act, constitutes a prospectus of Emclaire with respect to the shares of Emclaire common stock to be issued to Community First shareholders in connection with the proposed merger and the shares of Emclaire preferred stock to be issued to the preferred shareholders of Community First Bank in the bank merger. This document also constitutes a proxy statement of Community First in connection with its special meeting of shareholders. This document also provides the notice of the special meeting of Community First in accordance with state law with respect to its special meeting at which shareholders will consider and vote on the proposals described in the Community First notice. In addition, this document constitutes an information statement with respect to the approval of the bank merger agreement by the shareholders of Community First Bank.
You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different from that contained in this document. This document is dated            , 2018. You should not assume that the information contained in this document is accurate as of any date other than that date. Neither the mailing of this document nor the issuance by Emclaire of its shares in connection with the merger and the bank merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Emclaire has been provided by Emclaire and information contained in this document regarding Community First has been provided by Community First.

i

PAGE
ANNEX A
AGREEMENT AND PLAN OF MERGER DATED MAY 24, 2018 BY AND
BETWEEN EMCLAIRE FINANCIAL CORP AND COMMUNITY FIRST
BANCORP, INC (INCLUDING EXHIBIT A, THE FORM OF AGREEMENT OF
MERGER BY AND BETWEEN THE FARMERS NATIONAL BANK OF
EMLENTON AND COMMUNITY FIRST BANK AND EXHIBIT B, THE FORM
OF VOTING AND SUPPORT AGREEMENT BETWEEN EMCLAIRE AND
EACH OF THE EXECUTIVE OFFICERS AND DIRECTORS OF COMMUNITY
FIRST)

A-1
ANNEX B OPINION OF COMMONWEALTH ADVISORS, INC.	B-1
ANNEX C PENNSYLVANIA STATUTORY PROVISIONS RELATED TO DISSENTERS’ RIGHTS	C-1
ii

QUESTIONS AND ANSWERS ABOUT THE MERGER, THE BANK MERGER
AND THE SPECIAL MEETING
The following questions and answers briefly address some commonly asked questions about the merger, the bank merger and the Community First special meeting of shareholders. They may not include all the information that may be important to you. You should read carefully the entire document, including the Annexes to fully understand the merger agreement, the bank merger agreement and the transactions contemplated thereby, including the merger and the bank merger, the issuance of shares of Emclaire common and preferred stock in connection with the merger and the bank merger, the proposals to be considered and voted on by Community First shareholders, and the voting procedures for the Community First special meeting of shareholders.
In this proxy statement/information statement/prospectus, we generally refer to Emclaire Financial Corp as “Emclaire,” The Farmers National Bank of Emlenton, a national bank and wholly owned subsidiary of Emclaire, as “Farmers National,” Community First Bancorp, Inc. as “Community First” and Community First Bank as “Community First Bank.”
Q:
What is the merger and bank merger?

A:
On May 24, 2018, Emclaire and Community First entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, which provides for the merger of Community First with and into Emclaire, which we refer to as the merger. In addition, Farmers National, the wholly owned banking subsidiary of Emclaire, and Community First Bank, the banking subsidiary of Community First, will enter into an Agreement of Merger, which we refer to as the bank merger agreement, providing for the merger of Community First Bank with and into Farmers National, which we refer to as the bank merger.

Q:
Why am I receiving this proxy statement/information statement/prospectus?

A:
Shareholders of Community First are receiving this document because it is a proxy statement being used by the Community First board of directors to solicit proxies from its shareholders in connection with approval of the proposals described herein. In order to consider and approve the proposals, Community First has called a special meeting of its shareholders, which we refer to as the Community First special meeting. This document serves as a proxy statement for the Community First special meeting and describes the proposals to be presented and voted on at the special meeting. The enclosed voting materials allow shareholders to vote their shares without attending the Community First special meeting in person.

Preferred shareholders of Community First Bank are receiving this document because it is an information statement being used by the Community First Bank board of directors to notify shareholders of the approval of the bank merger agreement and the bank merger by Community First, as the sole holder of the outstanding voting stock of Community First Bank, by written consent. Pursuant to Pennsylvania banking law and the terms of the Community First Bank preferred stock, the vote of the holders of the Community First Bank preferred stock is not necessary.
This document also is a prospectus that is being delivered by Emclaire to Community First shareholders and preferred shareholders of Community First Bank because Emclaire will issue shares of its common stock to Community First shareholders and shares of its preferred stock to Community First Bank preferred shareholders in connection with the merger.
Q:
What proposals am I being asked to vote on?

A:
Community First’s shareholders are being asked to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger. In addition, Community First shareholders are being asked to approve a proposal to adjourn or postpone the Community First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the approval and adoption of the merger agreement.

Holders of Community First Bank preferred stock are not being asked to take any action at this time. Pursuant to Pennsylvania banking law and the terms of the Community First Bank preferred stock, the vote of the holders of the Community First Bank preferred stock is not required to approve or complete the merger and the bank merger.

Q:
What will Community First shareholders receive in the merger?

A:
If the merger is completed, Community First shareholders will be entitled to receive, for each share of Community First common stock they own, 1.2008 shares of Emclaire common stock, which we refer to as the “stock consideration,” and $6.95 in cash, which we refer to as the “cash consideration” and collectively as the “merger consideration.” In addition, pursuant to the bank merger, each outstanding share of preferred stock of Community First Bank will be exchanged for similar shares of preferred stock of Emclaire. See “The Merger Agreement — Consideration to be Received in the Merger.”

Q:
Will the value of the merger consideration change between the date of this proxy statement/information statement/prospectus and the time the merger is completed?

A:
The value of the cash consideration is fixed at $6.95 per share. However, the value of the stock consideration will fluctuate as the market price of Emclaire common stock fluctuates before the completion of the merger. The market price of Emclaire common stock at the completion of the merger may be more or less than the current price of Emclaire common stock or the price of Emclaire common stock at the time of the special meeting or at the time an election is made. Based on closing sales price of Emclaire common stock on the NASDAQ Capital Market on            , 2018, the latest practical trading date prior to this proxy statement/information statement/prospectus, the per share value of the merger consideration is $     and the aggregate value of the merger consideration is $     million. We urge you to obtain current market quotations for shares of Emclaire common stock.

Q:
What will Community First Bank preferred shareholders receive in the bank merger?

A:
If the merger and bank merger are completed (i) each share of Series A Non-Cumulative Perpetual Preferred Stock of Community First Bank shall be converted into the right to receive one share of Series C Non-Cumulative Preferred Stock of Emclaire, liquidation preference $10 per share, and (ii) each share of Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank shall be converted into the right to receive one share of Series D Non-Cumulative Preferred Stock of Emclaire.

Q:
What are the federal income tax consequences of the merger and bank merger?

A:
The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. It is a condition to the completion of the merger that each of Emclaire and Community First receive a written opinion from its respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, we expect the merger generally to be tax-free to Community First shareholders for United States federal income tax purposes with respect to the shares of Emclaire common stock that they receive pursuant to the merger. A Community First shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of  (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received and the fair market value of the Emclaire common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Community First common stock surrendered) and (2) the amount of cash received pursuant to the merger. In addition, Community First shareholders will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares.

The bank merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Holders of preferred stock of Community First Bank who receive preferred stock of Emclaire in the bank merger in exchange for their preferred stock of Community First Bank will not recognize any gain or loss on such exchange.
This tax treatment may not apply to all shareholders of Community First and Community First bank. Determining the actual tax consequences of the merger to Community First shareholders and of the bank merger to Community First Bank preferred shareholders can be complicated. Shareholders of Community First and Community First Bank should consult their own tax advisor for a full understanding of the merger’s tax consequences that are particular to them. Please see “Material United States Federal Income Tax Consequences of the Merger and the Bank Merger” beginning on page 75 for further discussion of the material U.S. federal income tax consequences of the merger.

Q:
Does Community First’s board of directors recommend that Community First shareholders approve and adopt the merger proposal?

A:
Yes. Community First’s board of directors has approved and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Community First’s shareholders. Community First’s board of directors unanimously recommends that Community First’s shareholders vote “FOR” approval and adoption of the merger agreement at the Community First special meeting. Please see “The Merger — Community First’s Reasons for the Merger; Recommendation of the Community First Board of Directors” beginning on page 37 for a more detailed discussion regarding the information and factors considered by Community First’s board of directors in approving the merger and making its recommendation.

Q:
When and where is the Community First special meeting?

A:
The Community First special meeting will be held at the Operations Center of Community First Bank, located at 432 East Main Street, Reynoldsville, Pennsylvania 15851 on            , 2018, at   :    .m. local time.

Q:
Who can vote at the Community First special meeting?

A:
Only holders of record of Community First common stock at the close of business on            , 2018, the record date for the Community First special meeting, will be entitled to vote at the Community First special meeting.

Q:
What do I need to do now?

A:
If you are a shareholder of Community First, after you have carefully read this proxy statement/information statement/prospectus, including the Annexes hereto, and have decided how you wish to vote your shares, please vote your shares promptly. Please vote by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope.

If you are a holder of Community First Bank, you are not being asked to take any action at this time.
Q:
If my shares of Community First common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

A:
No. If you own your shares of Community First common stock in “street name,” your broker, bank or other nominee cannot vote your shares without instructions from you. You should instruct your broker, bank or other nominee as to how to vote your shares of Community First common stock, following the directions your broker, bank or other nominee provides to you. Please check the voting form used by your broker, bank or other nominee.

Q:
What constitutes a quorum for the Community First special meeting?

A:
The presence, in person or by proxy, at the Community First special meeting of shareholders of at least a majority of the issued and outstanding shares of Community First common stock entitled to vote at the special meeting, will constitute a quorum for each respective proposal. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q:
What is the vote required to approve each proposal at the Community First special meeting?

A:
Approval and adoption of the merger proposal requires the affirmative vote of at least 51% of the outstanding shares of Community First common stock. The adjournment proposal requires the affirmative vote of the holders of a majority of the total number of shares of Community First common stock represented and entitled to vote at the Community First special meeting, assuming a quorum is present. If you fail to submit a proxy or vote in person at the special meeting or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, this will have the same effect as a vote “against” approval of the merger agreement and the adjournment proposal, as the case may be.

Please note that if you make no specification on your proxy card as to how you want your Community First shares voted before signing and returning it, your proxy will be voted as recommended by the board of directors of Community First.
Q:
Can I attend the Community First special meeting and vote my shares in person?

A:
All shareholders of Community First may attend the special meeting in person and also may cast their votes at the special meeting. “Street name” shareholders of Community First who wish to vote in person at the Community First special meeting will need to obtain a legal proxy from the institution that holds their shares.

Q:
Can I change my vote?

A:
Yes. A Community First shareholder who has submitted a proxy may revoke it at any time before its exercise at the Community First special meeting by (i) giving written notice of revocation to Community First’s corporate secretary, (ii) properly submitting to Community First a duly executed proxy bearing a later date, (iii) voting again by telephone or the Internet, or (iv) attending the Community First special meeting and voting in person. Any Community First shareholder entitled to vote in person at the Community First special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy. Please note, however, that simply attending the Community First special meeting will not revoke a previously-given proxy — you must cast a new vote at the Community First special meeting in order to revoke your prior vote.

All written notices of revocation and other communications with respect to revocation of Community First proxies should be addressed to Community First as follows: Eugene E. Deible, III, Corporate Secretary, 444 East Main Street, Reynoldsville, Pennsylvania 15851.
Q:
Do I have appraisal or dissenters’ rights?

A:
Under Pennsylvania law, Community First shareholders have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Community First common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent and receive a cash payment for the value of your shares it will be fully taxable to you. Pennsylvania law requires dissenting shareholders to follow certain statutory procedures in order to perfect your dissenters’ rights. Please see “The Merger — Dissenters’ Rights” beginning on page 60 and the Pennsylvania statutory provisions included in Annex C.

Under Pennsylvania banking law, preferred shareholders of Community First Bank do not have dissenters’ or appraisal rights in the bank merger.
Q:
When do you expect to complete the merger and bank merger?

A:
Emclaire and Community First expect to complete the merger and bank merger in the fourth quarter of 2018. However, we cannot assure you when or if the merger will be completed. Among other things, we cannot complete the merger until we obtain the approval of the merger agreement being sought from shareholders of Community First at the Community First special meeting, and until we obtain certain regulatory approvals.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Community First common stock will not receive any consideration for their shares in connection with the merger, and Community First will remain an independent company. If the merger is not completed, the bank merger will not occur, Community First will continue to own Community First Bank as its subsidiary and preferred shareholders of Community First Bank will continue to own their shares of Community First Bank preferred stock.

If the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Community First. Please see “The Merger Agreement — Termination Fee” on page 74 for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:
What happens if I sell my shares of Community First common stock before the special meeting?

A:
The record date is earlier than both the date of the special meeting and the effective time of the merger. If you transfer your shares of Community First common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the effective time of the merger.

Q:
Should I send my share certificates with my proxy card or before the Community First special meeting?

A:
No. You should NOT send your Community First share certificates with your proxy card or at any time prior to the Community First special meeting. Emclaire, through its appointed exchange agent, will send Community First shareholders instructions for exchanging Community First share certificates for the merger consideration following completion of the merger.

In addition, preferred shareholders of Community First Bank will also receive instructions for the exchange of their shares for Emclaire preferred stock following completion of the merger and the bank merger.
Q:
Whom may I contact if I cannot locate my Community First or Community First Bank share certificate(s)?

A:
If you are unable to locate your original share certificate(s), you should contact Eugene E. Deible, III, Corporate Secretary, Community First Bancorp, Inc., 444 East Main Street, Reynoldsville, Pennsylvania 15851 as soon as practicable. Please do not wait until completion of the merger to locate your stock certificate.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 16 of this proxy statement/information statement/prospectus.

Q:
Whom should I call with questions about the special meeting, the proposals or the merger?

A:
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of Community First common stock, or need additional copies of this proxy statement/information statement/prospectus or the enclosed proxy card, please contact Henry H. Deible, President and Chief Executive Officer, or Eugene E. Deible, III, Corporate Secretary, Community First Bancorp, Inc. at (814) 653-8232.

SUMMARY
This summary highlights selected information from this proxy statement/information statement/prospectus. It may not contain all the information that is important to you. You should read carefully the entire document, including the Annexes, and the additional documents we refer you to in order to fully understand the merger agreement, the bank merger agreement and the transactions contemplated thereby, including the merger, the bank merger the proposals to be considered and voted on by Community First shareholders, and the voting procedures for the Community First special meeting of shareholders. Each item included in this summary refers to the page of this proxy statement/information statement/prospectus where that subject is discussed in more detail.
The Parties to the Merger and the Bank Merger (pages 80 and 84)
Emclaire Financial Corp
612 Main Street
Emlenton, Pennsylvania 16373
(844) 767-2311
Emclaire Financial Corp is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating 17 full service offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock County, West Virginia. At March 31, 2018, Emclaire had consolidated assets of  $755.8 million, deposits of  $666.7 million, net loans of  $584.5 million and shareholders’ equity of  $58.9 million.
Emclaire’s common stock is quoted on and traded through the NASDAQ Capital Market under the symbol “EMCF”. For more information, visit Emclaire’s website at “www.emclairefinancial.com”.
Community First Bancorp, Inc.
444 East Main Street
Reynoldsville, Pennsylvania 15851
(814) 653-8232
Community First Bancorp, Inc. is the parent company of Community First Bank, a Pennsylvania chartered bank located in Reynoldsville, Pennsylvania. Community First Bank operates four offices located in Reynoldsville, Sykesville, Punxsutawney and Clarion, Pennsylvania. At March 31, 2018, Community First had assets of approximately $131 million, deposits of approximately $107 million, net loans of approximately $113 million and total equity of approximately $13 million.
Farmers National and Community First Bank are parties to the bank merger, which will occur immediately after the merger of Community First with and into Emclaire.
Neither Community First’s common stock or Community First Bank’s preferred stock is listed on any stock exchange nor quoted on any interdealer quotation system.
The Merger, the Bank Merger, the Merger Agreement and the Bank Merger Agreement (pages 33 and 64)
On May 24, 2018, Emclaire and Community First entered into the merger agreement, which provides for the merger of Community First with and into Emclaire. In addition, Farmers National and Community First Bank will enter into the bank merger agreement, providing for the merger of Community First Bank with and into Farmers National. If the merger is completed, Community First shareholders will be entitled to receive, for each share of Community First common stock they own, 1.2008 shares of Emclaire common stock and $6.95 in cash. In addition, pursuant to the bank merger, each outstanding share of preferred stock of Community First Bank will be exchanged for similar shares of preferred stock of Emclaire. Completion of the merger and the bank merger are subject to a variety of conditions, including adoption and approval of the merger agreement by the shareholders of Community First. We currently expect to complete the merger in the fourth quarter of 2018. The merger agreement and the bank merger agreement are attached to this proxy statement/information statement/prospectus as Annex A and are incorporated by reference herein.

In the Merger, Community First Shareholders Will Receive a Combination of Shares of Emclaire Common Stock and Cash (page 64)
Under the terms of the merger agreement, Community First shareholders will be entitled to receive, for each share of Community First common stock they own, 1.2008 shares of Emclaire common stock and $6.95 in cash. Based on closing sales price of Emclaire common stock on           , 2018, the latest practical trading date prior to this proxy statement/information statement/prospectus, the per share value of the merger consideration is $     and the aggregate value of the merger consideration is $     million. Emclaire expects to issue approximately 419,237 shares of common stock after cancellation of the Community First common shares owned by Emclaire and before taking into account any adjustment for the issuance of cash in lieu of fractional shares.
Emclaire will not issue any fractional shares of its common stock in the merger. Community First shareholders who would otherwise be entitled to a fractional share of Emclaire common stock will instead receive an amount in cash (rounded to the nearest cent), determined by multiplying (1) the fraction of a share (after taking into account all shares of Community First common stock held by such shareholder at the effective time of the merger and rounded to the nearest thousandth) of Emclaire common stock to which such holder would otherwise have been entitled to receive, and (2) the average of the daily closing sales price of a share of Emclaire common stock as reported on the NASDAQ Capital Market for the ten consecutive trading days immediately preceding the fifth day prior to the date that the merger closes. For purposes of determining any fractional share interest, all shares of Community First common stock owned by a Community First shareholder shall be combined so as to calculate the maximum number of whole shares of Emclaire common stock issuable to such Community First shareholder pursuant to the merger agreement.
The market value of the stock consideration will fluctuate with the market price of Emclaire common stock and will not be known at the time Community First shareholders vote at its special meeting. The cash consideration is a fixed amount and will remain fixed regardless of any changes in the market value of the shares of Emclaire common stock.
The table presents the implied value for each share of Community First common stock converted into the merger consideration based upon a range of market price for a share of Emclaire common stock, as determined by multiplying the price of Emclaire common stock by the exchange ratio of 1.2008, and adding the $6.95 cash portion of the merger consideration to such amount. The table does not reflect the fact that cash will be paid instead of fractional shares.
Emclaire Common Stock Hypothetical Closing Prices	Per Share Stock Consideration	Per Share Cash Consideration	Hypothetical Implied Value of a Share of Community First Common Stock(*)
$30.50	$32.62	$6.95	$43.57
31.00	37.22	6.95	44.17
31.50	37.83	6.95	44.78
32.00	38.43	6.95	45.38
32.50	39.03	6.95	45.98
33.00	39.63	6.95	46.58
33.50	40.23	6.95	47.18
34.00	40.83	6.95	47.78
34.25	41.13	6.95	48.08
34.50	41.43	6.95	48.38
35.00	42.03	6.95	48.98
35.50	42.63	6.95	49.58
36.00	43.23	6.95	50.18
36.50	43.83	6.95	50.78

Emclaire Common Stock Hypothetical Closing Prices	Per Share Stock Consideration	Per Share Cash Consideration	Hypothetical Implied Value of a Share of Community First Common Stock(*)
$37.00	$44.43	$6.95	$51.38
37.50	45.03	6.95	51.98
38.00	45.63	6.95	52.58

(*)
Hypothetical implied value based on hypothetical closing price on the NASDAQ Capital Market of Emclaire common stock. The price information in bold reflects the closing stock price of Emclaire common stock on the NASDAQ Capital Market on May 24, 2018, the last full trading day before the execution of the merger agreement.

The examples above are illustrative only. The value of the merger consideration that a Community First shareholder actually receives will be based on the actual closing price on the NASDAQ Capital Market of Emclaire common stock upon completion of the merger, which may be outside the range of the amounts set forth above, and as a result, the actual value of the merger consideration per share of Community First common stock may not be shown in the above table.
The Merger Is Intended to Be Tax-Free to Community First Shareholders and Community First Bank Preferred Shareholders as to the Shares of Emclaire Stock They Receive (page 75)
The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code. One of the conditions to the respective obligations of Emclaire and Community First to complete the merger is that each of Emclaire and Community First receives an opinion from its respective legal counsel to that effect.
We expect the merger generally to be tax-free to Community First shareholders for United States federal income tax purposes with respect to the shares of Emclaire common stock that they receive pursuant to the merger. A Community First shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of  (1) the amount of gain realized (i.e., the excess, if any, of the sum of the cash received and the fair market value of the Emclaire common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Community First common stock surrendered) and (2) the amount of cash received pursuant to the merger. In addition, Community First shareholders will recognize gain or loss with respect to the receipt of cash in lieu of fractional shares.
The bank merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Holders of preferred stock of Community First Bank who receive preferred stock of Emclaire in the bank merger in exchange for their preferred stock of Community First Bank will not recognize any gain or loss on such exchange.
This tax treatment may not apply to all shareholders of Community First and Community First Bank. Determining the actual tax consequences of the merger to Community First shareholders and the bank merger to Community First Bank preferred shareholders can be complicated. Community First shareholders and Community First Bank preferred shareholders should consult their own tax advisor for a full understanding of the tax consequences that are particular to them.
Comparative Market Prices of Securities (page 121)
Emclaire’s common stock trades on the NASDAQ Capital Market under the symbol “EMCF.” Community First’s common stock is not listed on any stock exchange or quoted on any interdealer quotation system. The table below presents the closing prices of Emclaire common stock on May 24, 2018, the last trading day prior to the public announcement of the merger, and on            , 2018, the last practicable trading day before the distribution of this proxy statement/information statement/prospectus. The table also presents the implied value for each share of Community First common stock converted into shares of Emclaire common stock on those dates, as determined by multiplying the closing price of Emclaire common stock on those dates by the exchange ratio of 1.2008, and adding the $6.95 cash portion of the merger consideration to such amount.

	Emclaire Common Stock		Equivalent Value of One Share of Community First Common Stock
At May 24, 2018		$34.25		$48.08
At , 2018	$		$
The market value of Emclaire common stock will fluctuate prior to the merger. Community First shareholders should obtain current market quotations for Emclaire common stock. You can get these quotations from the Internet or by calling your broker.
The Merger Will Be Accounted for as a “Business Combination” (page 74)
The merger will be treated as a “business combination” using the acquisition method of accounting with Emclaire treated as the acquirer under United States generally accepted accounting principles, or GAAP.
Special Meeting of Community First Shareholders (page 29)
Community First plans to hold the Community First special meeting on            , 2018, at   :00 p.m., local time, at its Operations Center located at 432 East Main Street, Reynoldsville, Pennsylvania. At the Community First special meeting, Community First shareholders will be asked to approve and adopt the merger agreement and the transactions contemplated thereby, and to approve a proposal to allow the Community First special meeting to be adjourned or postponed, if necessary or appropriate, to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement.
Community First shareholders may vote at the Community First special meeting if they owned Community First common stock at the close of business on            , 2018, which is the record date for the Community First special meeting. As of that date, there were 367,132 shares of Community First common stock outstanding and entitled to vote. Community First shareholders are entitled to cast one vote for each share of Community First common stock owned on the record date.
Pursuant to Pennsylvania banking law and the terms of the Community First Bank preferred stock, the vote of the holders of the Community First Bank preferred stock is not required. Community First, as the sole holder of the outstanding voting stock of Community First Bank, has approved the bank merger agreement by written consent and, thus, no meeting of shareholders of Community First Bank will be held to approve the bank merger agreement.
Community First’s Board of Directors Recommends That Community First Shareholders Vote “FOR” Approval and Adoption of the Merger Agreement and the Transactions Contemplated Thereby (page 41)
Community First’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Community First shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger, and “FOR” the proposal to allow the Community First special meeting to be adjourned or postponed, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the approval and adoption of the merger agreement.
Community First’s Directors and Executive Officers Have Interests in the Merger that Differ From Your Interests (page 59)
In considering the information contained in this proxy statement/information statement/prospectus, Community First shareholders should be aware that Community First’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Community First’s shareholders. These interests and arrangements may create potential conflicts of interest. These interests include:
•
three executive officers of Community First Bank will receive lump sum cash payments aggregating approximately $1.3 million pursuant to their executive employment agreements with Community First Bank in connection with completion of the merger and the termination of their employment;

•
three executive officers of Community First Bank will receive payments of  $1,000 per month for 20 years pursuant to their supplemental executive retirement plan agreements with Community First Bank, with such payments commencing within 90 days following their termination of employment;

•
two current directors of Community First and Community First Bank will become members of the boards of directors of Emclaire and Farmers National; and

•
provisions in the merger agreement which provide the directors and officers of Community First and its subsidiaries with continued indemnification and directors’ and officers’ liability insurance coverage following completion of the merger.

Community First’s board of directors was aware of these interests and took them into account in its decision to declare advisable the merger agreement and the transactions contemplated thereby, including the merger, and recommend that Community First shareholders approve and adopt the merger agreement. For a more complete description of these interests, see “The Merger — Interests of Community First’s Directors and Executive Officers in the Merger that are Different from Yours” and “The Merger Agreement — Indemnification and Insurance.”
Ownership of Emclaire Common Stock Following the Merger (page 83)
It is currently expected that former shareholders of Community First as a group will receive shares in the merger constituting approximately 15.6% of the shares of Emclaire common stock to be outstanding immediately after completion of the merger. As a result, current shareholders of Emclaire as a group will own approximately 84.4% of the outstanding shares of Emclaire common stock immediately after the completion of the merger.
Community First Shareholders Have Dissenters’ Rights in the Merger (page 60)
Under Pennsylvania law, record holders of Community First shares have the right to dissent from the merger and receive a payment in cash for the “fair value” of their shares of Community First common stock as determined by an appraisal process. To exercise those dissenters’ rights, Community First shareholders must follow exactly the procedures specified under Pennsylvania law. These procedures are summarized in this proxy statement/information statement/prospectus. In addition, the text of the applicable provisions of Pennsylvania law is included as Annex C to this document. Failure to strictly comply with these provisions may result in the loss of dissenters’ rights. The value determined in the appraisal process may be more or less than the value a Community First shareholder would receive in the merger if the shareholder did not dissent.
Under Pennsylvania banking law, preferred shareholders of Community First Bank do not have dissenters’ or appraisal rights in the bank merger.
Community First Has Agreed When and How It Can Consider Third-Party Acquisition Proposals (page 69)
Emclaire and Community First have agreed that Community First will not initiate, solicit, induce or encourage proposals from third parties regarding certain acquisitions of Community First, its shares, or its businesses, take any action or facilitate the making of an acquisition proposal, or engage in related discussions, negotiations or enter into any related agreements. However, Community First may (1) provide information in response to a request from a person who makes an unsolicited acquisition proposal, subject to such person entering into a confidentiality agreement that is no less favorable to Community First than its confidentiality agreement with Emclaire, and (2) engage or participate in discussions or negotiations with a person who makes such an unsolicited acquisition proposal; if, but only if, (A) Community First has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement, (B) prior to taking any such action, Community First’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal compared to the transactions contemplated by the merger agreement, (C) prior to furnishing or affording access to any information or data with respect to Community First or any of its subsidiaries or otherwise relating to the unsolicited acquisition proposal, Community First receives a confidentiality agreement with terms no less favorable to Community First than those contained in the confidentiality agreement between Emclaire and Community First, and (D) the board of directors of Community First determines in good faith, after consultation with its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. Community First is required to provide Emclaire with notice of such determination within three business days after making such determination.
Additionally, prior to the approval of the merger agreement by Community First’s shareholders, upon the determination by Community First’s board of directors that an unsolicited acquisition proposal constitutes a superior proposal compared to the transactions contemplated by the merger agreement, the board of directors of Community First may change its recommendation in favor of the merger agreement (but not terminate the merger agreement) if, prior to changing its recommendation, (1) Community First’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that failure to change its recommendation would be reasonably likely to be inconsistent with its fiduciary duties to Community First’s shareholders, (2) Community First provides Emclaire with notice that Community First’s board of directors intends to or may change its recommendation and provides an opportunity for Emclaire to make an improved proposal, and (3) Community First’s board of directors determines, in good faith, after consultation with its outside legal and financial advisors, that the acquisition proposal constitutes a superior proposal compared to any such improved proposal by Emclaire.
Unless the merger agreement is terminated before the Community First special meeting, Community First is required to submit the merger agreement to its shareholders.
Merger Requires Approval and Adoption of the Merger Agreement by Community First Shareholders (page32)
Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least 51% of the shares of Community First common stock outstanding and entitled to vote at the Community First special meeting of shareholders. Community First’s board of directors and executive officers have agreed to vote in favor of the merger. As of the record date for the Community First special meeting, Community First’s directors and executive officers beneficially owned 117,393 shares, or approximately 32.0% of the outstanding shares of Community First common stock.
Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 72)
Currently, Emclaire and Community First expect to complete the merger in the fourth quarter of 2018. As more fully described elsewhere in this proxy statement/information statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others:
•
the approval and adoption of the merger agreement by the requisite vote of Community First shareholders;

•
the receipt and effectiveness of all governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Emclaire and Community First, and the expiration of all related waiting periods required to complete the merger;

•
the receipt by each of Emclaire and Community First of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•
the absence of any law, statute, rule, regulation, order, decree, injunction or other order by any court or other governmental entity, which enjoins or prohibits completion of the merger or the bank merger;

•
the effectiveness of the registration statement, of which this proxy statement/information statement/prospectus is a part, with respect to the Emclaire common and preferred stock to be issued in connection with the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC or any state securities commissioner (with respect to any applicable state securities laws) for that purpose;

•
the exercise of dissenters’ rights by holders of Community First common stock not exceeding 10.0%;

•
the absence of any change that individually or in the aggregate has a material adverse effect with respect to Emclaire or Community First;

•
Emclaire shall have taken all requisite corporate action in order to elect two current directors of Community First to the boards of directors of Emclaire and Farmers National, effective as of the effective time of the merger;

•
the truth and correctness of the representations and warranties of each other party in the merger agreement, subject to the materiality standards provided in the merger agreement; and

•
the performance by each party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.
Termination of the Merger Agreement (page 73)
The merger agreement can be terminated at any time prior to completion by mutual consent, if authorized by each of the Emclaire and Community First boards of directors, or by either party individually, in the following circumstances:
•
if the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, unless the breach is capable of being cured by February 28, 2019 (the termination date of the merger agreement), and is actually cured within 30 days of notice of the breach;

•
if the merger has not been completed by the termination date of February 28, 2019, unless the failure to complete the merger by that date is due to the breach of the merger agreement by the party seeking to terminate the merger agreement;

•
if Community First’s shareholders fail to approve and adopt the merger agreement at the Community First special meeting;

•
if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or

•
if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger or the bank merger (and such order, decree, ruling or action is final and non-appealable).

In addition, Emclaire’s board of directors may terminate the merger agreement if the Community First board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Emclaire, or has otherwise made a determination to accept such proposal or the board of directors of Community First Bank has terminated the bank merger agreement, withdrawn its recommendation that shareholders of Community First Bank approve the bank merger agreement or if such recommendation is not made or is modified or qualified in a manner adverse to Emclaire.
Further, Community First’s board of directors may terminate the merger agreement if Community First has received a superior proposal and has made a determination to accept such proposal.
Community First may also terminate the merger agreement at any time during the three-day period following the tenth calendar day immediately prior to the effective time of the merger, or if such calendar day is not a trading day on the NASDAQ Capital Market, the trading day immediately preceding such calendar day (the “determination date”), if Community First’s board determines that each of the following have occurred:

•
the average of the daily closing sale prices of a share of Emclaire common stock as reported on NASDAQ Capital Market for the 20 consecutive trading days immediately preceding the determination date is less than $27.0419; and

•
the decrease in the price of Emclaire common stock is 17.5% greater than the decrease in the SNL MicroCap U.S. Bank Index during the same period.

However, if Community First chooses to exercise this termination right, Emclaire has the option, within five business days of receipt of notice from Community First, to adjust the merger consideration and prevent termination under this provision.
Termination Fee (page 74)
Community First will be obligated to pay Emclaire a termination fee of  $750,000 under the following circumstances:
•
if the merger agreement is terminated by Emclaire because Community First has received a superior proposal and Community First entered into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdrew the Community First recommendation to its shareholders, failed to make the Community First recommendation or modified or qualified the Community First recommendation in a manner adverse to Emclaire;

•
if the merger agreement is terminated by Community First because Community First received and made a determination to accept a superior proposal; or

•
if Community First enters into a definitive agreement relating to an acquisition proposal or the consummation of an acquisition proposal involving Community First within twelve (12) months after the occurrence of any of the following: (a) the termination of the merger agreement by Emclaire pursuant to a willful material breach of a representation, warranty, covenant or other agreement by Community First or (b) because of the failure of the shareholders of Community First to approve the merger agreement.

Regulatory Approvals Required for the Merger (page 58)
Each of Emclaire and Community First has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals or non-objections required to complete the transactions contemplated by the merger agreement, including the merger. These include approvals from Office of the Comptroller of the Currency, or OCC, and the Pennsylvania Department of Banking and Securities, or Pennsylvania Department, and notice to and non-objection from the Board of Governors of the Federal Reserve System, or FRB. Emclaire and Community First have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals and non-objections. Although Emclaire and Community First do not know of any reason why these regulatory approvals cannot be obtained in a timely manner, Emclaire and Community First cannot be certain when or if they will be obtained.
The Rights of Community First Shareholders Following the Merger Will Be Different (page 128)
The rights of Emclaire shareholders are governed by Pennsylvania law and by Emclaire’s articles of incorporation and bylaws. The rights of Community First shareholders are governed by Pennsylvania law and by Community First’s articles of incorporation and bylaws. Upon the completion of the merger, the rights of Emclaire’s shareholders will be governed by Pennsylvania law and Emclaire’s articles of incorporation and bylaws. Certain provisions of Emclaire’s articles of incorporation and bylaws provide Emclaire shareholders with different rights than provided by Community First’s articles of incorporation and bylaws.
The Rights of Community First Bank Preferred Shareholders Following the Bank Merger Will Be Different (page 135)
The rights of preferred shareholders of Community First Bank are primarily governed by the terms of the Community First Bank preferred stock. Upon completion of the merger and bank merger, the rights of the preferred shareholders will be primarily governed by the terms of the Emclaire preferred stock, which have certain difference from the terms of the Community First Bank preferred stock.

Risk Factors (page 16)
You should consider all the information contained in this proxy statement/information statement/prospectus in deciding how to vote for the proposals presented in this proxy statement/information statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED FINANCIAL AND OTHER DATA OF EMCLAIRE
The following summary presents Selected Financial and Other Data of Emclaire as of and for the periods indicated. The financial data as of and for the years ended December 31, 2017 and 2016 has been derived from Emclaire’s audited financial statements included in this proxy statement/information statement/prospectus. The information as of and for the years ended December 31, 2015, 2014 and 2013 is derived from Emclaire’s audited financial statements which are not included in this proxy statement/information statement/prospectus. The financial data as of and for the three months ended March 31, 2018 and 2017 has been derived from Emclaire’s unaudited consolidated financial statements which are also included in this proxy statement/information statement/prospectus. The information as of March 31, 2018 and for the three months ended March 31, 2018 and 2017 is unaudited and reflects only normal recurring adjustments that are, in the opinion of Emclaire’s management, necessary for a fair presentation of the result for the interim periods presented. The results of operations for the three months ended March 31, 2018 are not necessarily indicative of the results to be achieved by Emclaire for all of 2018 or for any other period.
(Dollar amounts in thousands, except share data)	As of March 31, 2018	As of December 31,
		2017	2016	2015	2014	2013

Balance Sheet
Total assets	$755,808	$750,084	$692,135	$600,595	$581,909	$525,842
Loans receivable, net	584,481	577,738	515,503	429,891	379,648	352,430
Deposits	666,735	654,643	584,940	489,887	501,819	432,006
Borrowed funds	20,300	26,000	44,000	49,250	21,500	44,150
Stockholders’ equity	58,877	59,091	54,073	52,839	47,990	45,072
Stockholders’ equity per common share	$25.92	$26.02	$25.12	$24.64	$24.14	$22.66
Market value per common share	$33.41	$30.35	$29.25	$24.00	$25.00	$25.14
Common shares outstanding	2,271,139	2,271,139	2,152,358	2,144,808	1,780,658	1,768,658
(Dollar amounts in thousands, except share data)	For the three months ended March 31,		For the year ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Income Statement
Net interest income	$5,845	$5,156	$21,907	$19,480	$17,747	$17,235	$15,921
Noninterest income	899	856	5,022	3,655	4,094	4,087	3,860
Net income	1,362	956	4,277	3,986	4,154	4,017	3,808
Basic earnings per common share	$0.60	$0.44	$1.95	$1.86	$2.06	$2.21	$1.92
Diluted earnings per common share	$0.60	$0.44	$1.93	$1.85	$2.05	$2.20	$1.91
Cash dividends per common share	$0.28	$0.27	$1.08	$1.04	$0.96	$0.88	$0.80
Key Ratios(1)
Return on average assets	0.74%	0.56%	0.59%	0.60%	0.70%	0.70%	0.73%
Return on average equity	9.38%	7.12%	7.52%	7.32%	7.89%	8.47%	7.73%
Return on average common equity	9.38%	7.12%	7.52%	7.32%	8.34%	9.24%	8.32%
Net interest margin	3.41%	3.31%	3.29%	3.23%	3.33%	3.35%	3.40%
Nonperforming assets to total assets	0.53%	0.47%	0.56%	0.52%	0.54%	1.21%	1.01%
Efficiency ratio	68.36%	74.21%	71.49%	72.78%	73.67%	72.13%	70.48%

(1)
Returns are annualized for the three month periods ended March 31, 2018 and 2017.

RISK FACTORS
In addition to general investment risks and the other information contained in this proxy statement/information statement/prospectus, including the matters addressed under the heading “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/information statement/prospectus.
Risk Factors Related to the Merger
Because the market price of Emclaire common stock will fluctuate, Community First shareholders cannot be sure of the exact market value of the Emclaire common stock they may receive.
Upon completion of the merger, each share of Community First common stock will be converted into the right to receive merger consideration consisting of shares of Emclaire common stock and cash pursuant to the terms of the merger agreement. The market value of the Emclaire common stock constituting a portion of the merger consideration may vary from the closing price of Emclaire common stock on the date the parties initially announced the merger, on the date that this proxy statement/information statement/prospectus was first mailed or delivered to Community First shareholders, on the date of the special meeting of the Community First shareholders, on the date the merger is completed and thereafter. Any change in the market price of Emclaire common stock prior to completion of the merger will affect the market value of the portion of the merger consideration consisting of Emclaire shares. Accordingly, at the time of the special meeting of Community First shareholders, Community First shareholders will not know or be able to calculate the market value of the Emclaire common stock constituting the stock portion of the merger consideration that Community First shareholders will receive upon completion of the merger. Except as described in the next sentence, Community First is not permitted to terminate the merger agreement or re-solicit the vote of Community First shareholders solely because of changes in the market prices of Emclaire’s stock. However, Community First may have the right to terminate the merger agreement if both of the following conditions are satisfied: (i) the average closing price of Emclaire common stock for the 20 consecutive trading days ending on the tenth calendar day immediately prior to the effective date of the merger is less than $27.0419, and (ii) the decrease in the price of the Emclaire common stock is 17.5% greater than the decrease in the SNL MicroCap U.S. Bank Index during the same period.
Stock prices may change as a result of a variety of factors, including general market and economic conditions, changes in Emclaire’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Emclaire. You should obtain current market quotations for shares of Emclaire common stock.
The market price of Emclaire common stock following the completion of the merger may be affected by factors different from those currently affecting the shares of Emclaire or Community First.
Upon completion of the merger, holders of Community First common stock will become holders of Emclaire common stock. Emclaire’s business and operations differ in certain important respects from that of Community First and, accordingly, the results of operations of the combined company and the market price of Emclaire common stock following completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Emclaire and Community First.
For a discussion of the business of Community First, see “Information about Community First Bancorp, Inc.” on page 80. For a discussion of the business of Emclaire and of certain factors to consider in connection with that business, see “Information about Emclaire Financial Corp” beginning on page 84.
Community First will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Community First and, consequently, on Emclaire. These uncertainties may impair Community First’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that have business dealings with Community First to seek to terminate or change their existing business relationships with Community First. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart prior to the completion of the merger or decide not to remain with the combined company following completion of the merger, Emclaire’s business following the merger could be adversely affected. In addition, the merger agreement restricts Community First from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Emclaire. These restrictions may prevent Community First from pursuing attractive business opportunities that may arise prior to the completion of the merger.
Please see “The Merger Agreement — Covenants and Agreements” beginning on page 66 for a description of the restrictive covenants to which Community First is subject.
Combining the two companies may be more difficult, costly or time-consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.
Community First has operated and, until the completion of the merger, will continue to operate, independently. The challenges involved in combining the operations of the two companies include, among other things, integrating personnel with diverse business backgrounds, combining different corporate cultures, and retaining key employees. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Emclaire’s and Community First’s ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. The integration of the two companies will likely require the experience and expertise of certain key employees of Community First. Emclaire may not be successful in retaining these employees for the time period necessary to successfully integrate Community First’s operations with those of Emclaire. In addition, as with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits out of Farmers National or Community First Bank. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. Emclaire may not be able to successfully achieve the level of cost savings, revenue enhancements, and other anticipated synergies, and may not be able to capitalize upon the existing customer relationships of Community First to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. If Emclaire is not able to integrate Community First’s operations successfully and in a timely manner, the expected benefits of the merger may not be realized, and this could have an adverse effect on Emclaire’s business, results of operation and stock price.
Regulatory approvals may not be received, may take longer than expected or impose conditions that are not currently anticipated.
Before the transactions contemplated by the merger agreement, including the merger, may be completed, various approvals, consents or non-objections must be obtained from the OCC, the Pennsylvania Department and the FRB. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger agreement. Although Emclaire and Community First do not currently expect that any such conditions or changes will be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the transactions contemplated by the merger agreement or imposing additional costs on or limiting the revenues of Emclaire, any of which might have a material adverse effect on Emclaire following the merger. There can be no assurance as to whether the necessary regulatory approvals will be received, the timing of those approvals, or whether any non-standard and/or non-customary conditions will be imposed.
The merger agreement limits Community First’s ability to pursue alternatives to the merger.
The merger agreement includes provisions that limit Community First’s ability to pursue alternative proposals from third parties to acquire all or a significant part of Community First. Subject to certain specified exceptions, these “no shop” provisions limit Community First’s ability to discuss, facilitate or commit to competing third-party acquisition proposals. In addition, a termination fee would be payable by Community First to Emclaire under certain circumstances, generally involving a determination by

Community First to pursue an alternative transaction. These provisions could discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Community First from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed to be paid by Emclaire to Community First shareholders in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Community First than it might otherwise have proposed to pay.
If the conditions to the merger are not met or waived, the merger will not occur.
Specified conditions in the merger agreement must be satisfied or waived in order to complete the merger, including shareholder approval of the merger agreement by the shareholders of Community First at its special meeting. Emclaire and Community First cannot assure you that each of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the merger will not occur or will be delayed, which could cause some or all of the intended benefits of the merger to be lost and could adversely affect the value of Emclaire’s and/or Community First’s shares.
The merger may be completed even though Emclaire or Community First experiences adverse changes in its business.
In general, either Emclaire or Community First may refuse to complete the merger if the other party suffers a material adverse effect on its business prior to the closing of the merger. However, certain types of changes or occurrences with respect to Emclaire or Community First would not prevent the merger from going forward, even if the change or occurrence would have adverse effects on Emclaire or Community First, including the following:
•
changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or governmental entities, if such changes do not have a disproportionate impact on the affected company;

•
changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, if such changes do not have a disproportionate impact on the affected company;

•
actions and omissions of Emclaire or Community First with the prior written consent of the other party;

•
changes or effects from the announcement of the merger agreement and the transactions contemplated thereby, and compliance by the parties with the merger agreement on the business, financial condition or results of operations of the parties;

•
changes in national or international political or social conditions including the engagement by the United States in hostilities, the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, if such changes do not have a disproportionate impact on the affected company;

•
changes in economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; if such changes do not have a disproportionate impact on the affected company;

•
any legal action asserted or other actions initiated by any Community First or Emclaire shareholder arising out of or related to the merger agreement; and

•
any failure, in and of itself, of Emclaire or Community First to meet any internal projections, forecasts or revenue or earnings projections.

In addition, either Emclaire or Community First could waive the closing condition related to the occurrence of any material adverse effect on the other party and the merger would be completed even if a material adverse effect were to occur of a type that would otherwise allow a party to terminate the merger agreement or refuse to complete the merger.

If the merger is not consummated by February 28, 2019, either Emclaire or Community First may choose not to proceed with the merger.
Either Emclaire or Community First may terminate the merger agreement if the merger has not been completed by February 28, 2019, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations.
Termination of the merger agreement or failure to complete the merger could negatively impact Community First.
If the merger agreement is terminated or the merger is not completed for any reason, there may be various adverse consequences to Community First. For example, Community First’s businesses may have been impacted adversely by the failure to pursue other potentially beneficial opportunities due to the focus of its management team on the merger, without realizing any of the anticipated benefits of completing the merger.
If the merger agreement is terminated and Community First’s board of directors seeks another merger or business combination, Community First shareholders cannot be certain that Community First will be able to find a party willing to pay an equivalent or higher price than the price Emclaire has agreed to pay in the merger. Furthermore, under certain circumstances, Community First will be obligated to pay Emclaire a termination fee of  $750,000 if the merger agreement is terminated.
Please see “The Merger Agreement — Termination of the Merger Agreement” on page 73 and “The Merger Agreement — Termination Fee” on page 74.
Community First’s directors and executive officers have interests in the merger that differ from the interests of Community First’s shareholders generally.
Community First’s shareholders should be aware that Community First’s directors and executive officers have interests in the merger and have arrangements that are different from, or in addition to, those of Community First’s shareholders including (1) the right of three executive officers to receive lump sum cash payments aggregating approximately $1.3 million when their employment is terminated upon completion of the merger, (2) the supplemental retirement payments of  $1,000 per month to be paid to the three executive officers for a period of 20 years, (3) two directors of Community First and Community First Bank will become members of the boards of directors of Emclaire and Farmers National, and (4) provisions in the merger agreement relating to continued indemnification and insurance coverage by Emclaire for acts or omissions occurring prior to the merger. These interests and arrangements may create potential conflicts of interest and may have influenced the directors and executive officers of Community First to support or approve the merger. Community First’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement and recommend that Community First shareholders approve and adopt the merger agreement.
For a more complete description of these interests, please see “The Merger — Interests of Community First’s Directors and Executive Officers in the Merger that are Different From Yours” beginning on page 59.
The shares of Emclaire common stock to be received by Community First shareholders as consideration in the merger will have different rights from the shares of Community First common stock currently held by them.
The rights associated with Community First common stock are different from the rights associated with Emclaire common stock in certain significant respects. Upon completion of the merger, Community First shareholders will become Emclaire shareholders and their rights as shareholders will be governed by Pennsylvania law and the articles of incorporation and bylaws of Emclaire.
Please see “Comparison of Shareholders Rights of Emclaire and Community First Common Stock” beginning on page 128 for a discussion of the different rights associated with Emclaire common stock.
Holders of Community First common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of Community First common stock currently have the right to vote in the election of the board of directors and the power to approve or reject any matters requiring shareholder approval under

Pennsylvania law and Community First’s articles of incorporation and bylaws. Upon completion of the merger, Community First shareholders will become Emclaire shareholders, with a percentage ownership of Emclaire that is considerably smaller than such shareholder’s current percentage ownership of Community First. Based on the number of shares of Community First and Emclaire common stock outstanding on            , 2018 and based on the shares of common stock expected to be issued by Emclaire in the merger, the former shareholders of Community First as a group will receive shares of Emclaire common stock in the merger constituting approximately 15.6% of the outstanding shares of Emclaire common stock immediately following completion of the merger. As a result, current Community First shareholders will have significantly less influence on the management and policies of Emclaire than they now have on the management and policies of Community First.
The merger may fail to qualify as a tax-free reorganization under the Internal Revenue Code.
The merger of Community First into Emclaire has been structured to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. The closing of the merger is conditioned upon the receipt by each of Emclaire and Community First of an opinion of its respective tax advisor, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Emclaire and Community First) which are consistent with the state of facts existing as of the effective date of the merger, the merger constitutes a reorganization under Section 368(a) of the Internal Revenue Code. The tax opinions to be delivered in connection with the merger will not be binding on the Internal Revenue Service, referred to as the IRS, or the courts, and neither Community First nor Emclaire intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. If the merger fails to qualify as a tax-free reorganization, a Community First shareholder would likely recognize gain or loss on each share of Community First exchanged for Emclaire common stock in the amount of the difference between the fair market value of the Emclaire common stock and cash received by the Community First shareholder in the exchange and the shareholder’s basis in the Community First shares surrendered.
For federal income tax purposes, a Community First shareholder who receives a combination of cash and shares of Emclaire common stock in exchange for its Community First common stock generally will not recognize loss, but will recognize gain equal to the lesser of  (1) the excess, if any, of the sum of the cash received and the fair market value of the Emclaire common stock received pursuant to the merger over that shareholder’s adjusted tax basis in his or her shares of Community First common stock surrendered, and (2) the amount of cash consideration received by that shareholder pursuant to the merger.
See “Material United States Federal Income Tax Consequences of the Merger and Bank Merger” beginning on page 75 for a more detailed discussion of the federal income tax consequences of the transaction.
If the merger is not completed, Emclaire and Community First will have incurred substantial expenses without realizing the anticipated benefits of the merger.
Each of Emclaire and Community First has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statement/information statement/prospectus, and all SEC filing fees and other fees payable in connection with the merger. The completion of the merger depends on the satisfaction of a variety of specified conditions, including the receipt of regulatory approvals and the approval of merger agreement by the shareholders of Community First. Neither Emclaire nor Community First can guarantee that these conditions will be met. If the merger is not completed, Emclaire and Community First would have to recognize these expenses without realizing the expected benefits of the merger, and such expenses could have an adverse impact on Emclaire’s and/or Community First’s financial condition and results of operations on a stand-alone basis.
Risks Relating to Emclaire’s Business Following the Merger
Combining the two companies may be more difficult, costly or time-consuming than expected.
Emclaire and Community First have historically operated and, until the effective time of the merger, will continue to operate, independently. The success of the merger will depend, in part, on Emclaire’s ability to successfully combine the businesses of Emclaire and Community First. To realize these anticipated benefits, after the effective time of the merger, Emclaire expects to integrate Community First’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. The loss of key employees could adversely affect Emclaire’s ability to successfully conduct its business in the market in which Community First now operates, which could have an adverse effect on Emclaire’s financial results and the value of its common stock. If Emclaire experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Community First or Emclaire to lose current customers or cause current customers to remove their accounts from Community First Bank or Farmers National and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Community First and Emclaire during this transition period and for an undetermined period after consummation of the merger.
Emclaire may fail to realize the cost savings estimated for the merger.
Emclaire estimates that it will achieve cost savings from the merger when the two companies have been fully integrated. While Emclaire continues to be comfortable with these expectations as of the date of this proxy statement/information statement/prospectus, it is possible that the estimates of the potential cost savings could turn out to be incorrect.
The actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Emclaire expects and may take longer to achieve than anticipated. If Emclaire is not able to adequately address integration challenges, Emclaire may be unable to successfully integrate Emclaire’s and Community First’s operations or to realize the anticipated benefits of the integration of the two companies.
Risks Related to the Ownership of Emclaire Common Stock
The price of Emclaire common stock may fluctuate significantly, which may make it difficult for investors to sell shares of common stock at time or prices they find attractive.
Emclaire’s stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond Emclaire’s control. These factors include, in addition to those described in the section titled “Cautionary Statement About Forward Looking Statements”:
•
actual or anticipated quarterly fluctuations in Emclaire’s operating results and financial condition;

•
changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to Emclaire or other financial institutions;

•
speculation in the press or investment community generally or relating to Emclaire’s reputation or the financial services industry;

•
strategic actions by Emclaire or its competitors, such as acquisitions, restructurings, dispositions or financings;

•
fluctuations in the stock price and operating results of Emclaire’s competitors;

•
future sales of Emclaire’s equity or equity-related securities;

•
proposed or adopted regulatory changes or developments;

•
anticipated or pending investigations, proceedings, or litigation that involve or affect Emclaire;

•
domestic and international economic factors unrelated to Emclaire’s performance; and

•
general market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect Emclaire’s stock price, notwithstanding its operating results. Emclaire expects that the market price of its common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for Emclaire’s common stock in the future.
Emclaire may issue additional equity securities, or engage in other transactions which dilute its book value or affect the priority of its common stock, which may adversely affect the market price of Emclaire common stock.
Emclaire’s board of directors may determine from time to time that it needs to raise additional capital by issuing additional shares of common stock or other securities. Emclaire is not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because Emclaire’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, Emclaire cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common shareholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, Emclaire’s then current common shareholders.
Furthermore, if Emclaire raises additional capital by making additional offerings of debt or preferred equity securities, upon liquidation, holders of its debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of Emclaire’s available assets prior to the holders of Emclaire’s common stock. Additional equity offerings may dilute the holdings of Emclaire’s existing stockholders or reduce the market price of Emclaire common stock, or both. Holders of Emclaire’s common stock are not entitled to preemptive rights or other protections against dilution.
You may not be able to profit from the sale or a merger of Emclaire because of provisions in Emclaire’s charter documents and other laws and regulations.
Emclaire’s articles of incorporation and bylaws contain provisions that may make it difficult for someone to acquire control of Emclaire. These provisions may discourage takeover attempts and prevent you from receiving a premium over the market price of your shares as part of a takeover. See “Description of Emclaire Capital Stock — Anti-Takeover Effects of Certain Provisions of Emclaire’s Charter Documents and Law.”
Risks Related to the Ownership of Emclaire Preferred Stock
The Emclaire preferred stock to be received by preferred shareholders of Community First Bank in the bank merger will not be listed or traded on any exchange.
The preferred stock to be issued by Emclaire to preferred shareholders of Community First Bank in the bank merger will not be listed or traded on any exchange. No market is expected to develop for the Emclaire preferred stock in the foreseeable future and holders of the Emclaire preferred stock may not be able to find a buyer and sell their shares if they desired to do so.
Dividends payable of the Emclaire preferred stock are non-cumulative and are only paid if declared by the Emclaire board of directors.
Dividends on the shares of Emclaire preferred stock to be issued are non-cumulative, as are the shares of Community First Bank preferred stock. If the Emclaire board of directors does not declare a dividend during any dividend period, it never has to be paid. If Emclaire fails to fully pay, or to declare and set apart for full payment, dividends on the shares of any series of Emclaire preferred stock for two dividend periods

(whether consecutive or not), the holders of the series of Emclaire preferred stock will acquire the right, acting as a class together with the holders of any other shares of capital stock then having the right to vote for the election of directors due solely to the failure to pay dividends, to appoint 20% of the total number of directors (rounded to the next whole number) after giving effect to such appointment. In addition, directors appointed by the holders of Emclaire preferred stock will constitute 20% of the total number of members of each of the committees of the board of directors.
Risks Related to Emclaire’s Business
The current economic environment poses significant challenges for Emclaire and could adversely affect Emclaire’s financial condition and results of operations.
Emclaire is operating in a challenging and uncertain economic environment. Financial institutions continue to be affected by constrained financial markets. Dramatic declines in home prices after the financial crisis and increased foreclosures and unemployment, resulted in significant write-downs of asset values by financial institutions. The declines in real estate values, home sales volumes, and financial stress on borrowers as a result of the uncertain economic environment could have an adverse effect on Emclaire’s borrowers or their customers, which could adversely affect Emclaire’s financial condition and results of operations. A worsening of these conditions would likely exacerbate the adverse effects on Emclaire and others in the financial institutions industry. For example, further deterioration in local economic conditions in Emclaire’s market could drive losses beyond that which is provided for in its allowance for loan losses.
Deterioration of economic conditions in Emclaire’s geographic market area could hurt its business.
Emclaire is located in western Pennsylvania and its loans are concentrated in Butler, Clarion, Crawford, Jefferson and Venango Counties, Pennsylvania. Although Emclaire has diversified its loan portfolio into other Pennsylvania counties, and to a lesser extent, into other states, including West Virginia, the vast majority of Emclaire’s loans remain concentrated in the five primary counties. As a result of this geographic concentration, Emclaire’s financial results depend largely upon economic and real estate market conditions in these areas. Deterioration in economic or real estate market conditions in Emclaire’s primary market areas could have a material adverse impact on the quality of its loan portfolio, the demand for its products and services, and Emclaire’s financial condition and results of operations. Non-performing assets totaled $4.0 million or 0.53% of total assets at March 31, 2018 compared to $4.2 million or 0.56% of total assets at December 31, 2017 and $3.6 million or 0.52% at December 31, 2016. Emclaire’s allowance for loan losses was $5.5 million or 1.06% of total loans at December 31, 2016, $6.1 million or 1.05% of total loans at December 31, 2017 and $5.9 million or 1.01% of total loans at March 31, 2018.
Emclaire’s financial condition and results of operations would be adversely affected if its allowance for loan losses is not sufficient to absorb actual losses or if Emclaire was required to increase its allowance for loan losses.
Emclaire has established an allowance for loan losses that Emclaire believes is adequate to offset probable incurred losses on its existing loans. However, experience in the banking industry indicates that a portion of Emclaire’s loans will become delinquent, that some of Emclaire’s loans may only be partially repaid or may never be repaid and we may experience other losses for reasons beyond our control. Despite Emclaire’s underwriting criteria and historical experience, Emclaire may be particularly susceptible to losses due to the geographic concentration of its loans and the concentration of higher risk loans, such as commercial real estate and commercial business loans. As a result, Emclaire may not be able to maintain its current levels of nonperforming assets and charge-offs. Although Emclaire believes that its allowance for loan losses is maintained at a level adequate to absorb probable incurred losses in its loan portfolio, these estimates of loan losses are necessarily subjective and their accuracy depends on the outcome of future events. If Emclaire needs to make significant and unanticipated increases in its loss allowance in the future, Emclaire’s results of operations and financial condition would be materially adversely affected at that time.
Economic conditions and increased uncertainty in the financial markets could adversely affect Emclaire’s ability to accurately assess the allowance for credit losses. Emclaire’s ability to assess the creditworthiness of its customers or to estimate the values of its assets and collateral for loans will be reduced if the models and approaches Emclaire uses become less predictive of future behaviors, valuations, assumptions or estimates. Emclaire estimates probable incurred losses in its loan portfolio, the adequacy of its allowance for loan losses and the values of certain assets by using estimates based on difficult, subjective, and complex judgments, including estimates as to the effects of economic conditions and how these economic conditions might affect the ability of its borrowers to repay their loans or the value of assets.
Emclaire holds certain intangible assets that could be classified as impaired in the future. If these assets are considered to be either partially or fully impaired in the future, Emclaire’s earnings and the book values of these assets would decrease.
Emclaire tests its goodwill and core deposit intangible assets for impairment on an annual basis. The impairment testing process considers a variety of factors, including the current market price of Emclaire’s common shares, the estimated net present value of its assets and liabilities and information concerning the terminal valuation of similarly situated insured depository institutions. It is possible that future impairment testing could result in a partial or full impairment of the value of Emclaire’s goodwill or core deposit intangible assets, or both. If an impairment determination is made in a future reporting period, Emclaire’s earnings and the book value of these intangible assets will be reduced by the amount of the impairment. At March 31, 2018, Emclaire’s goodwill and net core deposit intangibles amounted to $10.3 million and $4.4 million, respectively.
Liquidity risk could impair Emclaire’s ability to fund operations and jeopardize its financial condition.
Liquidity is essential to Emclaire’s business. An inability to raise funds through deposits, borrowings, and other sources, could have a substantial negative effect on its liquidity. Emclaire’s access to funding sources in amounts adequate to finance its activities on terms that are acceptable to it could be impaired by factors that affect Emclaire specifically or the financial services industry or economy in general. Factors that could negatively impact Emclaire’s access to liquidity sources include a decrease in the level of Emclaire’s business activity as a result of a downturn in the markets in which its loans are concentrated, adverse regulatory action against Emclaire, or Emclaire’s inability to attract and retain deposits. Emclaire’s ability to borrow could be impaired by factors that are not specific to it, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of recent turmoil faced by banking organizations and the unstable credit markets.
Emclaire’s continued growth depends on its ability to meet minimum regulatory capital levels. Growth and shareholder returns may be adversely affected if sources of capital are not available to help Emclaire meet them.
As Emclaire grows, it will have to maintain its regulatory capital levels at or above the required minimum levels. If earnings do not meet Emclaire’s current estimates, if Emclaire incurs unanticipated losses or expenses, or if Emclaire grows faster than expected, Emclaire may need to obtain additional capital sooner than expected, through borrowing, additional issuances of debt or equity securities, or otherwise. If Emclaire does not have continued access to sufficient capital, Emclaire may be required to reduce its level of assets or reduce its rate of growth in order to maintain regulatory compliance. Under those circumstances, Emclaire’s net income and the rate of growth of net income may be adversely affected. Additional issuances of equity securities could have a dilutive effect on existing shareholders.
Changes in interest rates and other factors beyond Emclaire’s control could have an adverse impact on its financial performance and results.
By nature, all financial institutions are impacted by changing interest rates. Among other issues, changes in interest rates may affect the following:
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the demand for new loans;

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the value of Emclaire’s interest-earning assets;

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prepayment speeds experienced on various asset classes, particularly residential mortgage loans;

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credit profiles of existing borrowers;

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rates received on loans and securities;

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Emclaire’s ability to obtain and retain deposits in connection with other available investment alternatives; and

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rates paid on deposits and borrowings.

Significant fluctuations in interest rates may have an adverse effect upon Emclaire’s financial condition and results of operations. The rates that Emclaire earns on its assets and the rates that it pays on its liabilities are generally fixed for a contractual period of time. Emclaire, like many financial institutions, has liabilities that generally have shorter contractual maturities than its assets. This imbalance can create significant earnings volatility, because market interest rates change over time. In a period of rising interest rates, the interest income earned on Emclaire’s assets may not increase as rapidly as the interest paid on Emclaire’s liabilities. In a period of declining interest rates, the interest income earned on Emclaire’s assets may decrease more rapidly than the interest paid on Emclaire’s liabilities.
In addition, changes in interest rates can also affect the average life of Emclaire’s loans and mortgage-backed and related securities. A reduction in interest rates results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing cost. This causes reinvestment risk. This means that Emclaire may not be able to reinvest prepayments at rates that are comparable to the rates it earned on the prepaid loans or securities.
There are increased risks involved with commercial real estate and commercial business and consumer lending activities.
Emclaire’s lending activities include loans secured by commercial real estate. Commercial real estate lending generally is considered to involve a higher degree of risk than single-family residential lending due to a variety of factors, including generally larger loan balances and the dependency on successful operation of the project for repayment. Emclaire’s lending activities also include commercial business loans to small to medium businesses, which generally are secured by various equipment, machinery and other corporate assets, and a wide variety of consumer loans, including home equity and second mortgage loans, automobile loans and unsecured loans. Although commercial business loans and consumer loans generally have shorter terms and higher interest rates than mortgage loans, they generally involve more risk than mortgage loans because of the nature of, or in certain cases the absence of, the collateral which secures such loans.
In addition, Emclaire has a concentration of higher balance commercial real estate and commercial business loans with a limited number of borrowers in its market area. As a result, Emclaire has a greater risk of a significant loss due to such concentration and a greater risk of loan defaults in the event of an economic downturn in its market area as adverse economic changes may have a negative effect on the ability of Emclaire’s borrowers to make timely repayment of their loans.
Strong competition within Emclaire’s market area may limit its growth and profitability.
Competition in the banking and financial services industry is intense. In Emclaire’s market area, Emclaire competes with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, and other financial intermediaries operating locally and elsewhere. Some of Emclaire’s competitors have greater name recognition and market presence that benefits them in attracting business and offer certain services that Emclaire does not provide. In addition, larger competitors may be able to price loans and deposits more aggressively than Emclaire does, which could affect Emclaire’s ability to grow and remain profitable on a long term basis. Emclaire’s profitability depends upon its continued ability to successfully compete in its market area.
Emclaire faces significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.
Emclaire operates in diverse markets and relies on the ability of its employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding its customers, employees and others and concerning its own business, operations, plans and strategies. Operational risk is the risk of loss resulting from Emclaire’s operations, including but not limited to, the risk of fraud by employees or persons outside the company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, Emclaire outsources some of its data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if Emclaire has difficulty communicating with them, Emclaire’s ability to adequately process and account for transactions could be affected, and its business operations could be adversely affected.
In the event of a breakdown in Emclaire’s internal control systems, improper operation of systems or improper employee actions, or a breach of security systems, including if confidential or proprietary information were to be mishandled, misused or lost, Emclaire could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to its reputation.
Government regulation will significantly affect Emclaire’s business, and may result in higher costs and lower shareholder returns.
The banking industry is heavily regulated. Banking regulations are primarily intended to protect the federal deposit insurance funds and depositors, not shareholders. Emclaire and Farmers National are subject to extensive regulation, supervision and examination by federal, state and local governmental authorities, including the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the OCC. The burden imposed by federal and state regulations puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, mortgage banking companies and leasing companies. Changes in the laws, regulations and regulatory practices affecting the banking industry may increase Emclaire’s costs of doing business or otherwise adversely affect Emclaire and create competitive advantages for others. Regulations affecting banks and financial services companies undergo continuous change, and Emclaire cannot predict the ultimate effect of these changes, which could have a material adverse effect on its profitability or financial condition. Federal economic and monetary policy may also affect Emclaire’s ability to attract deposits and other funding sources, make loans and investments, and achieve satisfactory interest spreads.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain of the statements contained in this proxy statement/information statement/prospectus herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to Emclaire and Community First, and the possible effects of the proposed merger of Emclaire and Community First. These forward-looking statements include statements with respect to Emclaire’s and Community First’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond Emclaire’s and Community First’s control). The words “may,” “could,” “should,” “would,” “will,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements.
In addition to factors previously disclosed in the reports filed by Emclaire with the SEC and those identified elsewhere in this proxy statement/information statement/prospectus, the following factors, among others, could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:
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the ability to obtain regulatory approvals and satisfy other closing conditions to the merger, including approval by shareholders of Community First and Community First Bank, on the expected terms and schedule;

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delay in closing the merger;

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difficulties and delays in integrating the Community First business or fully realizing anticipated cost savings and other benefits of the merger;

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business disruptions following the merger;

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revenues following the merger may be lower than expected;

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deposit attrition, operating costs, customer loss and business disruption following the merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

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the strength of the United States economy in general and the strength of the local economies in which Emclaire and Community First conduct their operations;

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the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

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the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies;

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inflation, interest rate, market and monetary fluctuations;

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the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

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the willingness of users to substitute competitors’ products and services for Emclaire’s products and services;

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the success of Emclaire in gaining regulatory approval of its products and services, when required;

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the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance);

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technological changes;

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additional acquisitions;

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changes in consumer spending and saving habits;

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the nature, extent, and timing of governmental actions and reforms, including the implementation of Basel III, which may be changed unilaterally and retroactively by legislative or regulatory actions; and

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the success of Emclaire at managing the risks involved in the foregoing.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to directors of Emclaire or Community First or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to within this proxy statement/information statement/prospectus. Forward-looking statements speak only as of the date on which such statements are made. Emclaire and Community First undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this proxy statement/information statement/prospectus might not occur and you should not put undue reliance on any forward-looking statements.
Emclaire and Community First caution that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect Emclaire’s and Community First’s analysis only as of the date of this proxy statement/information statement/prospectus.

COMMUNITY FIRST SPECIAL MEETING
This section contains information from Community First for Community First shareholders about the Community First special meeting. This proxy statement/information statement/prospectus is being mailed to each Community First shareholder on or about            , 2018. Together with this proxy statement/information statement/prospectus, Community First shareholders are also receiving a notice of the special meeting of Community First shareholders and a form of proxy that Community First’s board of directors is soliciting for use at the Community First special meeting and at any adjournments or postponements thereof.
Date, Place and Time of the Meeting
The Community First special meeting will be held on            , 2018, at        .m., local time, at the Operations Center of Community First Bank, located at 432 East Main Street, Reynoldsville, Pennsylvania 15851.
This proxy statement/information statement/prospectus also serves as a prospectus in connection with the issuance of shares of Emclaire common stock to Community First shareholders upon completion of the merger.
Matters to Be Considered at Community First Special Meeting
At the special meeting, Community First shareholders will vote on a proposal to approve and adopt the merger agreement and the transactions contemplated thereby. You also may be asked to vote on a proposal to adjourn or postpone the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.
Recommendation of Community First’s Board of Directors
Community First’s board of directors has approved the merger agreement and the transactions contemplated thereby, including the merger, and unanimously recommends that Community First shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.
Community First’s board of directors also unanimously recommends that Community First shareholders vote “FOR” approval of the proposal to allow the Community First special meeting to be adjourned or postponed, if necessary or appropriate, to permit the solicitation of additional proxies in favor of the merger proposal.
Record Date for Community First Special Meeting
Community First’s board of directors has fixed the close of business on            , 2018 as the record date for determining the Community First shareholders entitled to receive notice of and to vote at the Community First special meeting. Only Community First shareholders of record as of the record date are entitled to vote at the Community First special meeting. As of the record date, 367,132 shares of Community First common stock were issued and outstanding. Community First shareholders are entitled to one vote on each matter considered and voted on at the Community First special meeting for each share of Community First common stock held of record at the close of business on the record date.
Quorum; Vote Required
The presence, in person or by properly executed proxy, of the holders of a majority of the issued and outstanding shares of Community First common stock entitled to vote at the Community First special meeting is necessary to constitute a quorum at the Community First special meeting. For purposes of determining the presence of a quorum, abstentions will be counted as present for the purpose of determining whether a quorum is present.
Approval and adoption of the merger agreement requires the affirmative vote of the holders of at least 51% of the outstanding shares of Community First common stock at the Community First special meeting of shareholders, provided a quorum is present. A failure to vote by a Community First shareholder present at the meeting or an abstention from voting will have the same effect as a vote against the merger proposal.

As of the record date for the Community First special meeting, Community First’s directors and executive officers beneficially owned approximately 117,393 shares, or approximately 32.0%, of the outstanding shares of Community First common stock. In connection with Community First’s entry into the merger agreement, Community First’s directors and executive officers entered into voting and support agreements that require, among other things, the directors and executive officers to vote in favor of the approval of the merger agreement at the Community First special meeting.
As of the record date for the Community First special meeting, Emclaire, its subsidiaries, and its directors and officers and their affiliates owned 18,000 Community First shares, or 4.9% of the outstanding shares of Community First common stock.
Solicitation of Proxies for Community First Special Meeting
Community First’s directors, officers and employees may solicit proxies personally, by telephone, by e-mail and by facsimile. Such directors, officers and employees will not receive any additional compensation for such solicitation activities.
It is important that any shares of Community First common stock you hold be represented at the Community First special meeting. Whether or not you plan to attend the Community First special meeting, Community First’s board of directors asks that all holders of Community First common stock take the time to vote prior to the Community First special meeting by completing, signing, dating and returning the enclosed proxy card as soon as possible in the enclosed postage-paid envelope. If you attend the Community First special meeting and wish to vote in person, your proxy may be revoked at that time. Additional methods of revoking a proxy are described below.
Voting at Community First Special Meeting
Community First shareholders are entitled to one vote on each matter to be considered and voted on at the Community First special meeting for each share of Community First common stock held of record at the close of business on the record date for the Community First special meeting.
Each copy of this proxy statement/information statement/prospectus delivered to Community First shareholders is accompanied by a form of proxy card with instructions for voting. You should complete, sign and return the proxy card accompanying this proxy statement/information statement/prospectus, regardless of whether you plan to attend the Community First special meeting. To ensure your representation at the special meeting, Community First recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.
If you appropriately mark, sign and return the enclosed proxy in time to be voted at the Community First special meeting, the shares represented by the proxy will be voted in accordance with your instructions marked on the proxy. Valid proxies delivered by Community First shareholders that are executed but do not specify a vote on a particular matter will be voted “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to allow the adjournment or postponement of the Community First special meeting, if necessary. No matters other than the matters described in this proxy statement/information statement/prospectus are anticipated to be presented for action at the Community First special meeting or at any adjournment or postponement of the Community First special meeting. However, if other business properly comes before the Community First special meeting, the persons named as proxies on the Community First proxy card will, in their discretion, vote upon such matters in their best judgment.
If you own your shares of Community First common stock in “street name,” your broker, bank or other nominee cannot vote your shares without instructions from you. You should instruct your broker, bank or other nominee as to how to vote your shares of Community First common stock, following the directions your broker, bank or other nominee provides to you. Please check the voting form used by your broker, bank or other nominee.

Signing and returning the enclosed proxy will not affect a Community First shareholder’s right to attend the Community First special meeting and vote in person. If you attend the Community First special meeting and wish to vote in person, your proxy may be revoked at that time. “Street name” shareholders of Community First who wish to vote in person at the Community First special meeting will need to obtain a legal proxy from the institution that holds their shares. Please note, however, that simply attending the Community First special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Community First special meeting in order to revoke your prior vote.
Revocation of Proxies for Community First Special Meeting
A Community First shareholder who has submitted a proxy may revoke it at any time before its exercise at the Community First special meeting by (i) giving written notice of revocation to Community First’s Corporate Secretary, (ii) properly submitting to Community First a duly executed proxy bearing a later date, (iii) voting again by telephone or the Internet or (iv) attending the Community First special meeting and voting in person. Please note, however, that simply attending the Community First special meeting will not revoke a previously-submitted proxy; you must cast a new vote at the Community First special meeting in order to revoke your prior vote. All written notices of revocation and other communications with respect to revocation of Community First proxies should be addressed to Community First as follows: Eugene E. Deible, III, Corporate Secretary, 444 East Main Street, Reynoldsville, Pennsylvania 15851.

COMMUNITY FIRST PROPOSALS
Approval and Adoption of Merger Agreement
Community First is asking its shareholders to approve and adopt the merger agreement and the transactions contemplated thereby. Community First shareholders should read this proxy statement/information statement/prospectus carefully and in its entirety, including the Annexes, for more detailed information concerning the merger agreement, the merger and the issuance of shares of Emclaire common stock in connection with the merger. A copy of the merger agreement and the related bank merger agreement are attached to this proxy statement/information statement/prospectus as Annex A.
Community First’s board of directors unanimously recommends that Community First shareholders vote “FOR” approval and adoption of the merger agreement and the transactions contemplated thereby.
Adjournment Proposal
The Community First special meeting may be adjourned to another time or place or postponed, if necessary or appropriate, to permit further solicitation of proxies if necessary to obtain additional votes in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.
If, at the Community First special meeting, the number of shares of Community First common stock present or represented and voting in favor of approval and adoption of the merger agreement and the transactions contemplated thereby is insufficient to approve the proposal, Community First intends to move to adjourn or postpone the Community First special meeting in order to solicit additional proxies for the approval and adoption of the merger proposal. In that event, Community First will ask its shareholders to vote on the Community First adjournment proposal, but not the proposal to approve and adopt the merger agreement.
In this proposal, Community First is asking its shareholders to authorize the persons named as proxies on the Community First proxy card on a discretionary basis to vote in favor of adjourning or postponing the Community First special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Community First shareholders who have previously voted.
Community First’s board of directors unanimously recommends that Community First shareholders vote “FOR” approval of adjournment or postponement, if necessary or appropriate, of the meeting to permit the solicitation of additional proxies in favor of approval and adoption of the merger agreement and the transactions contemplated thereby.
approval of THE bank MERGER agreement
Community First, as the sole holder of the outstanding voting stock of Community First Bank, has approved the bank merger agreement and bank merger by written consent. Pursuant to Pennsylvania banking law and the terms of the Community First Bank preferred stock, the vote of the holders of the Community First Bank preferred stock is not required.

THE MERGER
Each of the Emclaire board of directors and the Community First board of directors has approved and adopted the merger agreement, which provides for the merger of Community First with and into Emclaire. If the merger is completed, Community First shareholders will be entitled to receive, for each share of Community First common stock they own, 1.2008 shares of Emclaire common stock plus $6.95 in cash.
At the Community First special meeting, Community First’s shareholders will be asked to approve and adopt the merger agreement.
Background of the Merger
The board of directors of Community First has periodically reviewed and discussed Community First’s business, strategic direction, performance, and prospects in the context of developments in the banking industry and competitive landscape. Among other things, these discussions have included discussions about possible strategic directions available to Community First, including possible mergers or business combinations involving other financial institutions.
On May 18, 2017, at the request of the board of directors of Community First, Bybel Rutledge LLP, or Bybel Rutledge, gave a presentation which reviewed, among other things, the current climate of the banking industry with a particular focus on community banking in Pennsylvania, recent developments in merger and acquisition activity among financial institutions, and strategic alternatives that may be available to Community First including acquisition of Community First by certain financial institutions within its market and adjoining markets. The analysis reviewed potential acquisition alternatives, which included a possible acquisition by a number of companies including Emclaire. Community First subsequently engaged Bybel Rutledge to serve as special counsel in order to assist Community First in connection with its evaluation of its strategic alternatives and process to determine whether a possible merger or business combination with a financial institution was in the best interests of Community First and its constituents, including its shareholders.
Based on Community First’s expectation for solid financial performance during the second and third quarters of 2017, its board of directors decided to continue its strategic review and delay the initiation and execution of any process or proposals until at least the fourth quarter of 2017. This delay would allow previously approved strategic initiatives and the anticipated improvement of corporate performance to potentially manifest themselves in order that if the board chose to engage in a process, for that process to obtain the best results and value for Community First’s shareholders.
Throughout November 2017, Community First produced and collected certain materials that were posted to a secure virtual data room but not shared, except with Community First and its counsel.
On November 16, 2017, Community First’s board of directors held a regular meeting. At the board meeting, after assessing the financial institution landscape, the company’s current and anticipated performance, and emerging trends in mergers and acquisitions, the board of directors initiated a strategic evaluation process to seek proposals from financial institutions that may have an interest in a business combination with Community First. The board of directors discussed and reviewed a number of companies they believed would have an interest in Community First based on prior communications of interest and the board’s assessment of those companies and others.
On December 5, 2017, Community First authorized Bybel Rutledge to begin distributing a non-disclosure agreement to a limited number of financial institutions based on their asset size, geographic location, corporate culture, financial attributes, historical performance results, and stock market performance indicia including but not limited to liquidity, dividends, listing, and historical price appreciation. Execution of the non-disclosure agreement would allow the financial institutions to conduct preliminary due diligence on Community First via the secure virtual data room before submitting a non-binding indication of interest. Subsequently, the board of directors engaged Commonwealth Advisors, Inc., or Commonwealth Advisors, a Pennsylvania investment banking firm whose principal business is advising financial institutions in connection with mergers acquisitions and business combinations, in order to assist Community First in preparing the financial facets of a confidential information memorandum.

In December 2017, Bybel Rutledge sent non-disclosure agreements to fifteen financial institutions. In the same month, eight non-disclosure agreements were executed by interested financial institutions. The financial institutions that executed non-disclosure agreements were subsequently granted access to Community First’s due diligence materials through the virtual data room. Each financial institution that executed a non-disclosure agreement also received a confidential information memorandum that outlined the process and recommended items to be addressed in a financial institution’s indication of interest. The deadline for submission of non-binding indications of interest was February 22, 2018.
On February 22, 2018, three financial institutions, including Emclaire, submitted non-binding indications of interest through their financial advisors to acquire Community First. At a regularly scheduled meeting, Community First’s board of directors and Bybel Rutledge discussed and reviewed issues to be considered in connection with a transaction, such as a proposed combination with each of the three financial institutions. The board of directors reviewed certain historical financial information and recent mergers and acquisitions data regarding financial institutions, selective publicly-available financial information regarding the financial institutions, and an analysis of potential transactions and their potential effect on Community First shareholders.
On the same day, Community First’s board of directors contacted Commonwealth Advisors in order to assist Community First with the financial aspects and matters relating to any potential merger or business combination transaction. Commonwealth Advisors was subsequently engaged to act as Community First’s financial advisor.
The first non-binding indication of interest from Company A offered a purchase price range of $29.52  – $31.98 per common share or approximately $10.8 – $11.7 million in the aggregate. The potential acquiror envisioned no less than 75% stock consideration with the remainder in cash. It proposed inviting one director of Community First to join its board and to honor all existing change-in-control and employment agreements. It intended to structure the transaction as a tax-free reorganization. It also intended to retain both Class A and Class B non-cumulative perpetual preferred stock and to continue to accrue and pay dividends in accordance with current rights, although it was also open to redeeming the preferred stock.
The second non-binding indication of interest from Company B offered a purchase price range of $38.00 to $41.00 per common share or approximately $14 – $15.1 million in the aggregate in an all cash transaction. It would require each of the members of Community First’s board of directors to execute support agreements, and it intended to keep the existing 4 branches of Community First in operation. It also intended to honor the severance provisions for any employee with an employment or change-in-control agreement.
Emclaire’s non-binding indication of interest offered $46.50 per share or $17.1 million in the aggregate based on 367,132 common shares of Community First outstanding. The transaction would consist of a combination of common stock and cash with 85% of the consideration paid in stock and 15% of the consideration paid in cash. It proposed inviting Henry H. Deible, president and chief executive officer of Community First, to join its board and to honor all existing change-in-control and employment agreements. Emclaire intended to structure the transaction as a tax-free reorganization. Emclaire proposed a termination fee equal to 4% of the proposed deal value. It intended to exchange both classes of preferred stock of Community First for the preferred stock of the acquiror on substantially equivalent terms.
On March 7, 2018, Company A submitted a revised non-binding indication of interest with substantially similar terms to its original proposal, except in terms of consideration, which increased to a proposed $32.00 per share or approximately $11.7 million in the aggregate.
On March 8, 2018, Community First held a special meeting of the board of directors. The board of directors discussed the attributes of a possible transactions with each of the three financial institutions that submitted non-binding indications of interest to Community First, which included a review of each company, its financial results, stock price, dividend, and liquidity history, and public information regarding such company.
On March 16, 2018, at a special meeting of Community First’s board of directors, Bybel Rutledge and Commonwealth Advisors reviewed with the board of directors the terms of a proposed combination with each of the three financial institutions that submitted non-binding indications of interest. The board of directors, among other matters, reviewed selected financial information for each potential acquiror, each proposal’s value information, historical stock data of the potential acquirors, implied values of a possible merger and their potential impact on Community First shareholders, and background information on each company. After careful consideration of the proposals contained in all three of the non-binding indications of interest by the Community First board of directors, Community First authorized further discussions and negotiations with Emclaire to see if better terms could be obtained from Emclaire.
Later that day, the Community First board of directors met with William C. Marsh, chairman of the board, president and chief executive officer of Emclaire, as well as three directors and one officer of Emclaire to hear a presentation by Emclaire and to discuss Emclaire’s proposal. Emclaire’s presentation to Community First’s board of directors included discussion on the culture of Emclaire, the business and lending philosophy of Emclaire, the composition of Emclaire’s board of directors, the governance of Emclaire’s board of directors, the strategic plan of Emclaire, and the vision for Emclaire’s future. Emclaire’s presentation also included advantages and disadvantages that could result from a potential business combination with Emclaire.
On the same day, following the meeting, Company B submitted a revised non-binding indication of interest increasing its original all cash offer to $43.50 per share of Community First common stock, or $16 million aggregate merger consideration. Company B’s revised non-binding indication of interest was sent to Community First’s board for review.
After the board considered Company B’s revised proposal, it determined that the terms of the revised proposal did not change its initial decision to continue discussions and negotiations with Emclaire.
Subsequent to the March 16, 2018 meeting of Community First’s board of directors, Bybel Rutledge and Commonwealth Advisors continued discussions and negotiations with Emclaire and its advisers on a nonexclusive basis. In addition, Company B was contacted and indicated that it would not change its proposal.
On March 24, 2018, Emclaire provided to Community First an updated non-binding indication of interest revising its initial proposal. Emclaire’s revised proposal offered $48.48 per share of Community First common stock, or $17.8 million in aggregate merger consideration. Each share of Community First common stock would be exchanged for 1.274 shares of Emclaire common stock and $7.27 in cash. In addition, the updated Emclaire proposal provided that, upon acceptance of its terms, Community First was required to exclusively negotiate with Emclaire until May 10, 2018.
On March 26, 2018, Community First’s board of directors reviewed the updated Emclaire proposal. After its review, the Community First board of directors approved and authorized execution of the updated Emclaire proposal, subject to the conditions provided therein.
On the same day, Bybel Rutledge received a due diligence request from Emclaire and its financial advisor, Raymond James & Associates, Inc., or Raymond James, requesting additional information from Community First to which Community First, Bybel Rutledge, and Commonwealth Advisors responded by posting information in the virtual data room.
On March 28, 2018, Bybel Rutledge received a due diligence request from Emclaire and its financial advisor, Raymond James, requesting additional information from Community First to which Community First, Bybel Rutledge, and Commonwealth Advisors responded throughout the remainder of March and April 2018 by supplementing the Community First materials in the virtual data room.
On April 4, 2018, Community First provided to Emclaire a reverse due diligence information request list.
On April 4, 5 and 6, 2018 Emclaire conducted on-site due diligence of Community First at the executive offices of Community First in Reynoldsville, Pennsylvania. Among other aspects of Community First’s business, Emclaire reviewed Community First’s loan portfolio and financial information.
On April 12, 2018, Emclaire interviewed and asked questions of both W. Jay Chamberlin, senior vice president and chief credit officer of Community First and Michael D. Robinson, Sr., PhD, senior vice president and chief financial officer of Community First, in regard to Community First’s loan portfolio and financial information respectively at the executive offices of Emclaire in Emlenton, Pennsylvania. Community First and its legal and financial advisers also conducted on-site reverse due diligence at the executive offices of Emclaire. Emclaire provided to Community First a list of loans which required further discussion. Emclaire also provided a supplemental due diligence request to Community First to which Community First, Bybel Rutledge, and Commonwealth Advisors responded by posting additional materials to the virtual data room over the following week. On the same day, reverse due diligence continued for Community First when Community First and its advisers were granted access to Emclaire’s virtual data room.
On April 16, 2018, following its initial due diligence, Emclaire communicated that it was lowering its proposed price from $17.8 million aggregate merger consideration to $16.5 million aggregate merger consideration based on its assessment of Community First’s loan portfolio and higher than anticipated merger costs. Community First provided additional information regarding its loan portfolio to Emclaire and countered Emclaire’s proposal. Based on additional information and subsequent negotiations, Emclaire raised its proposed transaction price to $16.8 million.
On April 23, 2018, Silver, Freedman, Taff  & Tiernan LLP, or Silver, Freedman, counsel for Emclaire, sent the initial draft of the merger agreement and exhibits to Bybel Rutledge. Following review of the initial drafts of the reorganization agreement and receipt of the initial comments and markup of the draft agreement from counsel, the board of directors of Community First engaged in discussions with representatives of Bybel Rutledge and Commonwealth Advisors to discuss the proposed response to the draft merger agreement. After discussing the amount and structure of the offer, which were consistent with the prior discussions with Emclaire, the participants focused on the provisions regarding the appointment of Community First representatives to Emclaire’s board of directors, certain restrictions on the operations and dividends of Community First and Emclaire pending closing, provisions relating to employee and severed employee compensation, and certain termination provisions and termination payments as the areas of primary concern.
Over the next several weeks, Community First, Bybel Rutledge, and Commonwealth Advisors conferred frequently as they reviewed and discussed revisions to the draft reorganization agreement and ancillary agreements, including the bank merger agreement and director support agreements. Comments were communicated to Emclaire and Silver, Freedman and the terms of the agreements negotiated. On May 2, 2018, Mr. Deible and Mr. Marsh further negotiated the proposed transaction price via telephone and subsequently centered on $17 million as the aggregate merger consideration with the common stock exchange ratio to be calculated based on a 10-day average closing stock price immediately before the execution of a definitive agreement.
On May 3, 2018, Community First received an unsolicited revised non-binding indication of interest from Company B increasing its all cash offer to $47.50 per share of Community First common stock or $17.4 million aggregate merger consideration. The board of directors considered the revised proposal including the tax implications of an all-cash transaction and determined that the post-tax effect aggregate merger consideration was less favorable to the shareholders of Community First than Emclaire’s proposed aggregate merger consideration. The Community First board also concluded that the potential for future appreciation of Emclaire’s common stock was favorable, given current metrics, and sufficiently countered the tax impact of an all cash transaction.
On May 8, 2018, Silver, Freedman provided a revised non-binding indication of interest to Community First modifying its proposed offer and proposing to extend exclusive negotiations until May 25, 2018. The revised offer proposed that each share of Community First common stock outstanding would be exchanged for $39.36 in shares of Emclaire common stock and $6.95 in cash or a per share price of  $46.34 totaling $17 million in aggregate merger consideration with the exchange ratio for the stock consideration to be based upon the average closing price for a share of Emclaire common stock on the NASDAQ Capital Market for the 10 trading days immediately prior to the date of execution of a definitive agreement. After careful consideration of the revised offers from Emclaire and Company B, Community First believed that Emclaire’s offer, its current value, and future prospects were in the best interests of its shareholders. The Community First board of directors authorized and executed Emclaire’s revised non-binding indication of interest the following day.

On May 15, 2018 Silver, Freedman provided Bybel Rutledge with a draft of Emclaire’s disclosure schedules to the merger agreement.
On May 21, 2018, Bybel Rutledge provided Silver, Freedman with a draft of Community First’s disclosure schedules to the merger agreement. On the same day, the parties calculated the exchange ratio based on the average closing stock price of Emclaire common stock for the 10 trading days prior to this date. According to the 10-day average closing stock price, each share of Community First common stock issued and outstanding would receive 1.2008 shares of Emclaire common stock.
Between May 21, 2018 to May 24, 2018 Bybel Rutledge supplemented the disclosure schedules previously provided to Silver, Freedman with additional information from Community First and negotiated additional specific terms of the merger agreement and exhibits to the merger agreement.
On May 23, 2018, the boards of directors of Emclaire and Farmers National met in order to review the proposed merger agreement, bank merger agreement and the merger. The Emclaire and Farmers National boards received a presentation regarding the merger agreement from its legal counsel, Silver, Freedman as well as its financial advisor, Raymond James. Legal counsel and senior management of Emclaire also briefed the boards on the results of the due diligence review conducted on Community First. After discussion and consideration of the merger agreement and the presentations by Emclaire’s legal counsel and financial advisor as well as the interests of Emclaire’s shareholders, customers, employees and the communities served by Emclaire, the board of directors of Emclaire unanimously approved the merger agreement. The board of directors of Farmers National also unanimously approved the bank merger agreement.
On May 24, 2018, the boards of directors of Community First and Community First Bank held a joint meeting of the boards of directors, which was attended by Community First’s executive officers, Bybel Rutledge, and Commonwealth Advisors. The boards heard reports from Community First’s management regarding the proposed transaction including a report on the due diligence review of Emclaire. Commonwealth Advisors reported with respect to certain financial analyses which included an overview of transaction terms, comparable company analysis, comparable transaction pricing, dividend analysis, and overall merger analysis. Bybel Rutledge also reviewed with the board its fiduciary duties. Commonwealth Advisors reviewed with the board of directors its analysis and assumptions thereon and delivered its fairness opinion, subject to limitations, qualifications, and conditions delineated therein. Following the presentations, the boards of directors discussed, considered, approved, and adopted the terms of the transaction and the merger agreement and the exhibits and schedules thereto, and the bank merger agreement and the exhibits and schedules thereto. Voting agreements were executed by board members and executive officers. Under the final merger agreement, each share of Community First common stock issued and outstanding shall receive 1.2008 shares of Emclaire common stock and $6.95 in cash. Based on the closing price of a share of Emclaire’s common stock of  $34.20 on May 23, 2018, the total deal value was approximately $17.6 million or $48.02 per share of Community First common stock. The transaction consideration would be structured as a combination of Emclaire common stock and cash with 85% of the consideration paid in stock and 15% of the consideration paid in cash.
Following the meeting, the merger agreement was executed by both parties. On May 25, 2018, Emclaire and Community First issued a joint press release announcing the proposed merger prior to the open of market trading.
Community First’s Reasons for the Merger; Recommendation of the Community First Board of Directors
Community First’s board of directors has determined that the merger agreement and the merger are fair to and in the best interests of Community First and its shareholders. Accordingly, the Community First board has unanimously approved the merger agreement and recommends that Community First’s shareholders approve the merger agreement.

In the course of making its decision to approve the transaction with Emclaire, Community First’s board of directors consulted with executive management and Community First’s financial and legal advisors. Community First’s board of directors considered, among other things, the following factors:
Strategic Considerations
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The merger of Emclaire and Community First would create a financial institution with approximately $886.4 million in assets. The combined company’s increased size and scale would be better able to absorb increasing regulatory and compliance expenses than Community First would on its own;

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The significant increase in assets, capital, earnings and management depth would create opportunities for future strategic acquisitions, asset growth, earnings growth and increased shareholder value;

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The risks to shareholder value in continued operations, including risks relating to the inherent uncertainties about future growth, performance and economic conditions, management and board succession, the ability for Community First to raise additional capital, and to attract qualified personnel, and the impact and costs of increased regulatory compliance;

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The current environment in the banking and financial services industry, including national and regional economic conditions, continued consolidation, evolving trends and competition, and the likely effect of these factors on Community First in light of, and in the absence of, the merger;

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Emclaire’s business, operations, financial condition, earnings and prospects and Community First’s business, operations, financial condition, earnings and prospects, taking into account the results of the due diligence review of Emclaire by Community First and its financial, legal and other advisors;

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The potential alternatives available to Community First, including other potential extraordinary transactions and the alternative of remaining independent, and the risks and challenges inherent in successfully implementing Community First’s business plans, the value to the shareholders of these alternatives, the timing and likelihood of achieving value from these alternatives; and

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The ability to complete the merger, including, in particular, the likelihood of obtaining regulatory approval and the provisions of the merger agreement regarding the parties’ obligations to pursue the regulatory approvals.

Financial Impact on Shareholders
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The merger’s potential cost savings, as well as the potential for increased revenue opportunities which would provide significant increases in earnings per share over what Community First would have earned per share had it remained independent. The potential cost savings are expected to come from the reduction of duplicate resources and administrative functions as well as the elimination of redundant external contractual services and the standardization of various retirement benefits;

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The potential for the combined company to generate greater earnings per share and tangible book value per share for Community First shareholders, on an as-converted basis, than Community First would have the ability to achieve should it remain independent;

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The exchange ratio of 1.2008 shares of Emclaire common stock and the per share cash consideration, without interest, equal to $6.95 for each share of Community First common stock for an approximate aggregate transaction value of  $17.0 million;

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Emclaire common stock currently pays a dividend rate of  $1.12 per year (or approximately $1.34 per share of Community First common stock), as compared to $0.50 per year on Community First common stock;

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The ability to increase scale and accelerate the achievement of certain of Community First’s strategic goals expanding geographically, and gaining access to personnel, expertise and other resources;

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The expected revenue enhancement and diversification, as well as cost savings and efficiencies; and

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The ability of the combined company to continue to grow, through both its operations and potential future acquisitions.

Effect on Common Stock
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Emclaire common stock is traded on the NASDAQ Capital Market, and has greater liquidity than that of Community First’s common stock; and

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The increased market capitalization of the combined company relative to Community First’s current market capitalization.

Form of Merger Consideration
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1.2008 shares of Emclaire common stock and $6.95 in cash for each share of Community First common stock;

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The expectation that the receipt of Emclaire common stock by Community First shareholders would generally be tax-free for U.S. federal income tax purposes;

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Community First’s shareholders would have the ability to continue to participate in the growth of the combined company and potential long-term shareholder value appreciation; and

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Holders of Community First Bank Series A and Series B Non-Cumulative Perpetual Preferred Stock would receive similar shares of preferred stock from Emclaire.

Value of Merger Consideration
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The premium to the market value of Community First’s common stock represented by the value of the merger consideration;

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The historical and current market prices of Emclaire common stock and Community First common stock;

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The prices, multiples of earnings per share and premiums on core deposits in other recent acquisitions of financial institutions, as compared to the price, multiples and premiums in the merger;

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The pro forma financial effects of the merger, including the potential cost savings (resulting from back office efficiencies, consolidations and other cost savings) and the possibility of enhanced revenue from the merger and the effects of the merger on the risk-based and leverage capital ratios of the combined company and the prospects of enhanced earnings per share growth attained by a merger with Emclaire; and

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The financial analysis conducted by Commonwealth Advisors, Inc. and its opinion to the board of directors that, as of the date of the merger agreement, the merger consideration is fair, from a financial point of view, to holders of Community First common stock.

No Shop, Termination and Break-Up Fee
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The restrictions imposed on Community First from soliciting alternative transactions;

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The fact that Community First’s board of directors may withdraw, qualify or modify its recommendation that its shareholders approve the merger if the board of directors, after consulting its outside legal counsel and its financial advisors determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties;

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The provisions permitting the Community First board of directors to terminate the merger agreement if the value of Emclaire common stock were to decline by more than 17.5% from its price after the announcement of the merger agreement; and underperform the SNL MicroCap U.S. Bank Index by more than 17.5% during such time period;

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The termination fee of  $750,000 that Community First would be required to pay to Emclaire if the merger agreement is terminated under certain circumstances and Community First subsequently merges, is acquired or liquidates;

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The fact that the termination fee provision of the merger agreement could have the effect of discouraging other acquisition proposals for a business combination between Community First and a third party; and

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The fact that Community First or Emclaire may terminate the merger agreement upon a material breach by the other party and receive reimbursement of any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights under the Agreement and Plan of Merger by and between Emclaire and Community First.

Directors and Officers
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The agreement to add Henry H. Deible and Henry H. Deible, II to the board of directors of Emclaire and The Farmers National Bank of Emlenton after the merger; and

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The existence and nature of the voting agreements to be obtained from the directors and executive officers of Community First in support of the merger.

Other Constituencies
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The possible effects of the merger on Community First’s employees, customers, suppliers and creditors and on the communities in which Community First’s facilities are located;

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Management’s belief that Community First’s customers would benefit from a merger with Emclaire due to the combined company’s enhanced ability to serve its customers more broadly and effectively because of the combined company’s greater scale, lending capabilities and range of financial products and services; and

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The complexity and risks involved in successfully integrating Emclaire and Community First in a timely manner, and the potential impact of integration on various constituencies.

Community First’s board of directors reviewed the totality of the future prospects opportunities of Community First, its needs, the environment relative to the terms of the merger and its anticipated effects and concluded that the merger and its terms with the prospects of enhanced earnings, dividends, liquidity, with stronger, broader and deeper management while retaining operational focus were in the best long-term interests of Community First and its shareholders.
Community First’s board of directors also considered the following risks:
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The risk that integration of Community First and Emclaire will not occur as desired and the potential impact of integration if not successful on the expected benefits of the merger;

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The potential challenges associated with obtaining regulatory approvals required to complete the transaction in a timely manner;

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The fact that, pursuant to the merger agreement, Community First must generally conduct its business in the ordinary course and Community First is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement, which may delay or prevent Community First undertaking business opportunities which may arise pending completion of the merger;

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The risk that potential benefits (strategic, operational, financial), cost benefits and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Community First and Emclaire;

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The interests of certain executive officers and directors of Community First with respect to the merger apart from their interest as holders of Community First common stock, and the risk that these interests might influence their decision with respect to the merger;

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The risk that certain tax attributes of Community First and Emclaire may be affected by the transaction; and

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The potential for diversion of management and employee attention and for employee attrition during the period prior to the completion of the merger and the potential effect on Community First’s business and relations with customers, service providers and other stakeholders whether or not the merger is consummated.

The foregoing discussion of the factors considered by the Community First board of directors in evaluating the merger agreement is not intended to be exhaustive, but, rather, includes all material factors considered by the Community First board of directors. Community First’s board of directors evaluated the factors described above, including asking questions of Community First’s legal and financial advisors. In reaching its decision to approve the agreement and the merger, the Community First board of directors did not quantify or assign relative values to the factors considered, and individual directors may have given different weights to different factors. The Community First board of directors relied on its due diligence review of Emclaire, the experience and expertise of its board of directors and legal advisors regarding the structure of the merger and the terms of the merger agreement and the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger.
Community First board of directors realizes that there can be no assurance about future results, including results expected or considered in the factors listed above. The Community First board of directors considered all of the above factors as a whole, and on an overall basis considered them to be favorable to, and support, its determination to enter into the merger agreement.
Community First’s board of directors unanimously recommends that Community First’s shareholders vote “FOR” the approval and adoption of the merger agreement and “FOR” the adjournment proposal. Community First shareholders should be aware that Community First’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Community First shareholders. The Community First board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Community First. See “Description of the Merger — Interests of Community First’s Officers and Directors in the Merger that are Different from Yours.”
This summary of the reasoning of Community First’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
Opinion of Community First’s Financial Advisor
Community First retained Commonwealth Advisors, Inc., or Commonwealth Advisors, to act as financial advisor to Community First’s board of directors in connection with Community First’s consideration of a possible business combination. In the ordinary course of its financial advisory business, Commonwealth Advisors is regularly engaged in the valuation of financial institutions in connection with mergers, acquisitions and other corporate transactions. Community First selected Commonwealth Advisors to act as its financial advisor based on Commonwealth Advisors’ experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

At the May 24, 2018 meeting at which Community First’s board of directors considered and discussed the terms of the merger agreement and the merger, Commonwealth Advisors delivered a written opinion dated May 24, 2018 to the Community First board of directors that as of such date and subject to the various considerations set forth in the opinion, the consideration to be received by Community First’s common shareholders was fair from a financial point of view. The issuance of Commonwealth Advisor’s opinion was approved by Commonwealth Advisors Fairness Opinion Committee.
The full text of Commonwealth Advisors’ opinion is attached as Annex B to this proxy statement/information statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Commonwealth Advisors in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Community First common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Commonwealth Advisors’ opinion speaks only as of the date of the opinion. The opinion was directed to Community First’s board of directors in connection with its consideration of the merger agreement and the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Community First’s common stock and does not address the allocation of the merger consideration between cash and Emclaire Common Stock or the relative fairness of the per share stock consideration and the per share cash consideration. Commonwealth Advisors’ opinion does not constitute a recommendation to any shareholder of Community First as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval and adoption of the merger agreement and the merger. Commonwealth Advisors’ opinion does not address the underlying business decision of Community First to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Community First or the effect of any other transaction in which Community First might engage. Commonwealth Advisors did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any of Community First’s or Emclaire’s officers, directors or employees, or any class of such persons, if any, relative to the compensation to be received in the merger by any other shareholder, including the merger consideration to be received by the holders of Community First common stock.
In arriving at its opinion, Commonwealth Advisors has among other things:
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reviewed the historical financial performances, current financial positions and general prospects of Emclaire and Community First and reviewed certain internal financial analyses and forecasts prepared by the managements of Emclaire and Community First;

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reviewed the merger agreement;

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reviewed and analyzed the stock market performance and limited trading history of Emclaire and Community First;

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studied and analyzed the consolidated financial and operating data of Emclaire and Community First;

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reviewed the pro forma financial impact of the proposed merger on Emclaire, based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of Emclaire and Community First;

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considered the financial terms of the proposed merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

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met and/or communicated with certain members of Emclaire’s and Community First’s senior management to discuss their respective operations, historical financial statements and future prospects; and

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conducted such other financial analyses, studies and investigations as Commonwealth Advisors deemed appropriate.

Commonwealth Advisors’ opinion was given in reliance on information and representations made or given by Emclaire and Community First, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by Emclaire and Community First including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Commonwealth Advisors has not independently verified the information concerning Emclaire and Community First nor other data which it has considered in its review and, for purposes of the opinion, Commonwealth Advisors has assumed and relied upon the accuracy and completeness of all such information and data. Commonwealth Advisors has assumed that all forecasts and projections provided to Commonwealth Advisors have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the managements of Emclaire and Community First as to their most likely future financial performance. Commonwealth Advisors expressed no opinion as to the validity or accuracy of any analyses, forecasts, estimates or projections or the assumptions on which they are based. Commonwealth Advisors has assumed that the proposed merger contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement. Commonwealth Advisors has not conducted any valuation or appraisal of any assets or liabilities of Community First or Emclaire, nor have any such valuations or appraisals been provided to it. Additionally, Commonwealth Advisors assumed that the proposed merger is, in all respects, lawful under applicable law. Commonwealth Advisors is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to Community First with respect to such issues. Commonwealth Advisors did not render any legal, regulatory or tax advice or opinions.
With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of Emclaire and Community First, Commonwealth Advisors has assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the managements of Emclaire and Community First as to their most likely future performance. Commonwealth Advisors has further relied on the assurances of the managements of Emclaire and Community First that they are not aware of (i) any fact, circumstance or other information that would make any of the foregoing information or any information provided to it in connection with the proposed merger to be misleading, inaccurate or incomplete, or (ii) any omission to provide information that would be necessary in order to make any information provided under (i) above not misleading, inaccurate or incomplete. Commonwealth Advisors has not been asked to and has not undertaken an independent verification of any of such information and it does not assume any responsibility or liability for the accuracy or completeness thereof. Commonwealth Advisors has not reviewed or sampled any loan files of Emclaire, Community First or their respective subsidiaries and it did not make an independent evaluation or appraisal of any specific assets (including any individual loan or portfolio of loans) or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of Emclaire or Community First or any of their respective subsidiaries, and it was not furnished with any evaluations or appraisals of any of the foregoing. Commonwealth Advisors is not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for loan and lease losses in general or on behalf of either Emclaire or Community First. As a result, Commonwealth Advisors has not been asked to and it has not assumed any responsibility to make an independent evaluation of any asset, investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of Emclaire or Community First, and it has assumed, with Community First’s consent, that the aggregate allowances for loan and lease losses of Emclaire and Community First are adequate to cover such losses and comply fully with applicable law and regulatory policy, including sound banking practice and policy principles of bank and trust regulatory bodies and the statutes and regulations applicable to SEC filings that are required or contemplated in connection with the proposed merger.
Commonwealth Advisors has assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are satisfied and not waived. Also, in rendering its opinion, Commonwealth Advisors has assumed without independent investigation, and with Community First’s consent, that (i) in the course of obtaining the necessary regulatory approvals for the consummation of the proposed merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the proposed merger, including the cost savings and related expenses expected to result from the proposed merger or Emclaire’s ability to pay future dividends consistent with current dividend amounts and timing thereof, (ii) no appraisal rights will be perfected under law in connection with the proposed merger, (iii) there is no financial adjustment to the merger consideration under the terms detailed in the merger agreement, and (iv) all regulatory and other approvals and third party consents required for the consummation of the proposed merger will be obtained timely.
Commonwealth Advisors’ opinion is based upon information provided to it by the managements of Emclaire and Community First, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Commonwealth Advisors has not undertaken to reaffirm or revise in the future the opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Commonwealth Advisors’ opinion does not address the relative merits of the proposed merger and the other business strategies that Community First’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of Community First’s Board of Directors to proceed with the proposed merger. Commonwealth Advisors did not recommend to Community First or its Board of Directors or management any of the merger consideration (or any of the terms or conditions of the merger consideration), each of which was determined through negotiations between Emclaire and Community First. Commonwealth Advisors expressed no opinion as to the prices at which Emclaire’s common stock may trade when issued to holders of issued and outstanding Community First common stock pursuant to the merger agreement or the prices at which Emclaire’s common stock may trade at any time. Commonwealth Advisor’s opinion is for the information of Community First’s Board of Directors in connection with its evaluation of the proposed merger and does not constitute a recommendation to the Board of Directors or any shareholder of Community First concerning how to act or vote in connection with the proposed merger. The opinion should not be construed as creating any fiduciary duty on Commonwealth Advisor’s part to any party or person.
The opinion was approved by Commonwealth Advisor’s fairness opinion committee. Commonwealth Advisors does not express any opinion as to the fairness of the amount or nature of the compensation to be received (i) in connection with or subsequent to the proposed merger by the officers, directors, or employees of any party to the merger agreement, or (ii) by any class of such persons, relative to the consideration to be received by the holders of common stock in the proposed merger.
In rendering its opinion, Commonwealth Advisors performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Commonwealth Advisors’ opinion or the presentation made by Commonwealth Advisors to Community First’s board of directors but is a summary of all material analyses performed and presented by Commonwealth Advisors. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Commonwealth Advisors believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Commonwealth Advisors’ comparative analyses described below is identical to Community First or Emclaire and no transaction is identical to the proposed merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Community First and Emclaire and the companies to which they are being compared. In arriving at its opinion, Commonwealth Advisors did not attribute any particular weight to any analysis or factor that it considered. Rather, Commonwealth Advisors made qualitative judgments as to the significance and relevance of each analysis and factor. Commonwealth Advisors did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather, Commonwealth Advisors made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Commonwealth Advisors also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Community First, Emclaire and Commonwealth Advisors. The analyses performed by Commonwealth Advisors are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Commonwealth Advisors prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Community First’s board of directors at its May 24, 2018 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty, and actual values may be materially different. Accordingly, Commonwealth Advisors’ analyses do not necessarily reflect the value of Community First common stock or the prices at which Community First common stock or Emclaire common stock may be sold at any time. The analyses of Commonwealth Advisors and its opinion were among a number of factors taken into consideration by Community First’s board of directors in making its determination to approve the merger agreement, and the analyses described below should not be viewed as determinative of the decision of Community First’s board of directors or management with respect to the fairness of the merger.
Summary of Proposed Merger Consideration and Implied Transaction Metrics.   Commonwealth Advisors reviewed the financial terms of the proposed merger. Commonwealth Advisors calculated an implied transaction price per share using the 10 Day Average Closing Trade Price of Emclaire common stock as of May 21, 2018, (the date used to determine the merger consideration) of  $46.31, or an aggregate implied transaction value of approximately $17.0 million, consisting of  (i) per share stock consideration of 1.2008 shares of Emclaire common stock and (ii) the per share cash consideration of  $6.95. As of May 23, 2018, the day before signing the definitive agreement, the implied transaction price per share using the closing price of Emclaire common stock on May 23, 2018, was $48.02, or an aggregate implied transaction value of approximately $17.63 million. Based upon financial information for Community First as of March 31, 2018, Commonwealth Advisors calculated the following implied transaction metrics:
Implied Transaction Price Per Share/Earnings Per Share:	23.1x
Implied Transaction Price Per Share/Book Value Per Share:	1.92x
Implied Transaction Price Per Share/Tangible Book Value Per Share:	1.92x
Price to Assets:	13.58%
Stock Trading History.   Commonwealth Advisors reviewed the historical share price performance of Community First common shares and Emclaire common shares for both the year-to-date and five-year period ended May 14, 2018. Commonwealth Advisors then compared the relationship between the share price performance of Community First’s common shares and Emclaire’s common shares, respectively, to share price movements in certain share indices.
Community First Year-to-Date Share Price Performance
	Beginning January 1, 2018	Ending May 14, 2018
Community First	100%	103%
NASDAQ Bank Index	100%	106%
S&P 500 Index	100%	102%

Community First Five-Year Share Price Performance
	Beginning May 27, 2013	Ending May 14, 2018
Community First	100%	159%
NASDAQ Bank Index	100%	195%
S&P 500 Index	100%	165%
Emclaire Year-to-Date Share Price Performance
	Beginning January 1, 2018	Ending May 14, 2018
Emclaire	100%	101%
NASDAQ Bank Index	100%	106%
S&P 500 Index	100%	102%
Emclaire Five-Year Share Price Performance
	Beginning May 27, 2013	Ending May 14, 2018
Emclaire	100%	146%
NASDAQ Bank Index	100%	195%
S&P 500 Index	100%	165%
Share price performance for Community First and Emclaire were compared using data compiled from annual reports from 2012 to 2017. These values were also compared to a custom peer group composed of banking institutions in the Mid-Atlantic region, a bank index of entities greater than $500 million, and the NASDAQ bank index.
2012 – 2017 Share Price Performance
	Beginning 12/31/12	12/31/13	12/31/14	12/31/15	12/31/16	Ending 12/31/17
SNL US Bank NASDAQ Index	100%	144%	149%	161%	223%	236%
SNL Bank Pink > $500M Index	100%	122%	142%	158%	184%	230%
Mid Atlantic Custom Peer Group	100%	114%	124%	133%	148%	181%
EMCF	100%	117%	117%	114%	135%	142%
CMFP	100%	86%	112%	127%	149%	162%
Comparable Company Analyses.   Commonwealth Advisors used publicly available information to compare selected financial information for Community First with a group of financial institutions selected by Commonwealth Advisors, or the Community First Peer Group. The Community First Peer Group consisted of Pennsylvania commercial banks with assets between $150 million and $300 million as of April 2018. The Community First Peer Group consisted of the following companies:
Community Banker’s Corporation	JTNB Bancorp Inc.
Enterprise Financial Services	Mercersburg Financial Corp.
First Resources Bank	Apollo Bancorp Inc.
Fleetwood Bank Corp.	Clarion County Community Bank
The analysis compared financial information for Community First provided by Community First with the corresponding publicly available data for the Community First Peer Group. The table below sets forth the data for Community First and the median, mean, high and low data for the Community First Peer Group.

Community First Comparable Company Analysis
	CMFP	CMFP Peer Group Median	CMFP Peer Group Mean	CMFP Peer Group High	CMFP Peer Group Low
Total Assets (in Millions)	$128	$226	$222	$293	$157
Market Value (in millions)	—	$20	$20	$31	$11
LTM ROAA(1)	0.44%	0.44%	0.57%	1.15%	0.30%
LTM ROAE(1)	4.64%	4.39%	5.48%	9.06%	3.37%
Efficiency Ratio	86.65%	75.80%	75.00%	80.23%	65.84%
Net interest margin	3.84%	3.80%	3.56%	4.10%	2.90%
Dividend Yield	2.46%	2.82%	2.72%	4.43%	0.00%
Price/LTM Earnings per share(1)	12.46x	18.52x	19.81x	27.48x	12.50x
Price/Tangible book value	65.40%	99.65%	105.47%	132.20%	87.80%
Tangible equity/Tangible assets	7.14%	9.48%	9.96%	11.79%	8.55%
Loan loss reserves/Loans	1.10%	0.98%	0.92%	1.08%	0.49%
Net charge offs/Loans	0.02%	0.03%	0.04%	0.08%	0.02%
Non-performing assets + 90 days/Assets	0.64%	0.41%	0.81%	2.10%	0.20%
Reserves/Nonperforming assets + 90 days	—	160.38%	152.13%	280.78%	34.93%

(1)
LTM was calculated between April 2017 and April 2018.

Commonwealth Advisors used publicly available information to perform a similar analysis for Emclaire and a group of financial institutions as selected by Commonwealth Advisors, or the Emclaire Peer Group. The Emclaire Peer Group consisted of Pennsylvania Commercial banks with assets between $500 million and $1.0 billion as of April 2018. The Emclaire Peer Group consisted of the following companies:
First Keystone Corp.	Honat Bancorp
CB Financial Services Inc.	First Priority Financial Corp.
FNB Bancorp Inc.	Centric Financial Corp.
Fidelity D&D Bancorp Inc.	American Bank Inc.
Meridian Bank	Juniata Valley Financial Corp.
Kish Bancorp Inc.	Jonestown Bank and Trust Co.
CCFNB Bancorp Inc.	Northumberland Bancorp
Dimeco Inc.	First Community Financial Corp.
The analysis reviewed market price to 2017 earnings per share and market price to 2018 earnings per share multiples of the Emclaire Peer Group. The table below sets forth the data for Emclaire and the median, mean, high and low data for the Emclaire Peer Group.

Emclaire Comparable Company Analysis
	EMCF	EMCF Peer Group Median	EMCF Peer Group Mean	EMCF Peer Group High	EMCF Peer Group Low
Total Assets (in Millions)	$756	$645	$719	$1,001	$506
Market Value (in millions)	$76	$93	$104	$193	$45
LTM ROAA(1)	0.63%	0.78%	0.75%	1.08%	0.40%
LTM ROAE(1)	8.07%	7.37%	7.40%	11.23%	3.85%
Efficiency Ratio	68.28%	67.92%	65.07%	84.68%	6.19%
Net interest margin	3.30%	3.35%	3.36%	4.00%	2.70%
Dividend Yield	3.36%	2.72%	2.79%	4.29%	1.55%
Price/LTM Earnings per share(1)	15.97x	20.80x	20.32x	38.10x	13.03x
Price/Tangible book value	157.30%	139.00%	140.51%	219.10%	56.80%
Tangible equity/Tangible assets	6.47%	8.90%	9.50%	14.88%	6.60%
Loan loss reserves/Loans	1.02%	1.20%	1.22%	1.82%	0.67%
Net charge offs/Loans	0.04%	0.06%	0.09%	0.38%	0.01%
Nonperforming assets + 90 days/Assets	0.53%	0.79%	0.83%	1.49%	0.42%
Reserves/Nonperforming assets + 90 days	—	122.68%	135.61%	323.71%	49.03%

(1)
LTM was calculated between April 2017 and April 2018.

Selected Merger Transactions Analyses.   Commonwealth Advisors reviewed a nationwide group of selected merger and acquisition transactions, or the Nationwide Precedent Transactions, consisting of transactions announced between May 13, 2017 and May 18, 2018 involving banks, bank holding companies and thrifts. The list of institutions involved include the following:
Buyer	Seller	State
Citizens Bancshares Corp.	Regional Bankshares Inc.	SC
Cadence Bancorp.	State Bank Financial Corp	TX, GA
FVC Bancorp Inc.	Colombo Bank	VA, MD
Coastal South Bancshares Inc.	First Citizens Financial Corp	SC, GA
Salem Five Bancorp	Sage Bank	MA
National Commerce Corp.	Landmark Bancshares Inc.	AL, GA
Center State Bank Corp.	Charter Financial Corp.	FL, GA
RBB Bancorp	First American International Corp.	CA, NY
Premier Financial Bancorp Inc.	First Bank of Charleston Inc.	WV
First US Bancshares Inc	Peoples Bank	AL, VA
Private Investors – David Bolger	Beach Community Bank	FL
Sunstate Bank	Intercontinental Bankshares LLC	FL
Renasant Corp.	Brand Group Holdings Inc.	MS, GA
LGE Community CU	Georgia Heritage Bank	GA
National Commerce Corp.	Premier Community Bank of FL	AL, FL
Harborne Bancorp Inc (MHC)	Coastway Bancorp, Inc.	MA, RI
Seneca-Cayuga Bancorp Inc. (MHC)	Medina S&LA	NY
Parkway Acquisition Corp	Great State Bank	VA, NC
Achieva CU	Preferred Community Bank	FL

Buyer	Seller	State
Private Investors	Brickell Bank	NA, FL
Ameris Bancorp	Hamilton State Bancshares	GA
Park National Corp.	New Dominion Bank	OH, NC
Mid Penn Bancorp Inc.	First Priority Financial Corp	PA
First Commonwealth Financial	Garfield Acquisition Corp.	PA, OH
Juniata Valley Financial Corp.	Liverpool Community Bank	PA
LCNB Corp.	Columbus First Bancorp Inc.	OH, NC
First Citizens BancShares Inc.	HomeBancorp Inc.	NC, FL
South Atlantic Bancshares Inc.	Atlantic Bancshares Inc.	SC, NA
MFB Acquisition Corporation	Maryland Financial BK	MD
William Penn Bancorp Inc. (MHC)	Audubon SB	PA, NJ
First Bancshares Inc.	Sunshine Financial Inc	MS, FL
Banco de Credito e Inversiones	TotalBank	NA, FL
SRP FCU	Southern Bank	SC, GA
FCB Financial Holdings Inc.	Floridian Community Holdings Inc.	FL
Ameris Bancorp	Atlantic Coast Financial Corp.	GA, FL
CB Financial Services Inc.	First WV Bancorp Inc.	PA, WV
WesBanco Inc.	First Sentry Bancshares Inc.	WV
Georgia’s Own CU	State Bank of Georgia	GA
First Federal Bancorp MHC	Coastal Banking Co.	FL, SC
1st Constitution Bancorp	New Jersey Community Bank	NJ
Spencer Savings Bank SLA	Wawel Bank (MHC)	NJ
Kearny Financial Corp.	Clifton Bancorp Inc	NJ
Old Point Financial Corp.	Citizens National Bank	VA
Peoples Bancorp Inc.	ASB Financial Corp.	OH
IBERIABANK Corp.	Gibraltar Private B&TC	LA, FL
First Bank	Delanco Bancorp Inc.	NJ
Old Line Bancshares Inc.	Bay Bancorp Inc.	MD
First Reliance Bankshares	Independence Bancshares Inc.	SC
Brookline Bancorp Inc.	First Commons Bank NA	MA
Fidelity MHC	Colonial Co-operative Bank	MA
National Commerce Corp.	First Atlantic Financial Holdings Inc	AL, FL
Howard Bancorp Inc.	1st Mariner Bank	MD
Center State Banc Corp.	Sunshine Bancorp Inc	FL
Center State Banc Corp.	HCBF Holding Co.	FL
Lake Michigan CU	Encore Bank	MI, FL
Patriot National Bancorp Inc.	Prime Bank	CT
Atlantic Community Bankshares Inc.	BBN Financial Corporation	PA, CT
Southern Hills Community Bank	Adams County Building & LN Co.	OH
PB Financial Corp	CB Financial Corp.	NA, NC
Valley National Bancorp	US AmeriBancorp Inc.	NJ, FL
Atlantic Bay Mortgage Group LLC	Virginia Community Bank	VA
Delmar Bancorp	Liberty Bell Bank	MD, NJ

Buyer	Seller	State
Select Bancorp Inc.	Premara Financial Inc.	NC,
South Shore Bancorp MHC	Braintree Bancorp MHC	MA
Advantage Bank	First Bank of Lilly	PA
OceanFirst Financial Corp.	Sun Bancorp Inc.	NJ
Bank of McKenney	CCB Bankshares Inc.	VA
United Community Banks Inc.	Four Oaks Fincorp Inc.	GA, NC
Entegra Financial	Chattahoochee Bank of Georgia	NC, GA
Meridian Bancorp Inc.	Meetinghouse Bancorp Inc.	MA
WB&T Bankshares Inc.	Pellham Banking Co.	GA
Private investor – Ying Li	Global Bank	NY
Carolina Financial Corp.	First South Bancorp	SC, NC
BCB Bancorp Inc.	IA Bancorp	NJ
Penn Community Mutual Holdings	Chelten Hills Savings Bank	PA
Charter Financial Corp.	Resurgens Bancorp	GA
Union Bankshares Corp	Xenith Bankshares Inc.	VA
Berkshire Hills Bancorp Inc.	Commerce Bancshares Corp.	MA
Seacoast Banking Corp of FL	NorthStar Banking Corp.	FL
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc.	MD, VA
Using the latest publicly available information prior to the announcement of the relevant transaction, Commonwealth Advisors reviewed the following transaction metrics (to the extent publicly available): transaction price to last-twelve-months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and price to assets. Commonwealth Advisors compared the indicated transaction multiples for the merger to the median, mean, high and low multiples of the Nationwide Precedent Transactions group.
National M&A Transaction Comparisons
	EMCF/CMFP(2)	Nationwide Precedent Transaction Median	Nationwide Precedent Transaction Mean	Nationwide Precedent Transaction High	Nationwide Precedent Transaction Low
Transaction price/LTM earnings per share:(1)	22.5x	26.3x	30.0x	65.9x	7.8x
Transaction price/Book value per share:	185%	157.3%	152.5%	244.2%	5.9%
Transaction price/Tangible book value per share:	185%	157.9%	157.9%	261.3%	6.1%
Price/Assets:	13.2%	15.9%	16.3%	44.6%	0.2%

(1)
LTM varied depending on the date of the transaction.

(2)
Indicative price of  $46.31 per share and 3/31/18 financial information.

Commonwealth Advisors also reviewed a regional group of selected merger and acquisition transactions, or the Regional Precedent Transactions. The Regional Precedent Transactions group consisted of transactions with announced deal values announced between January 1, 2015 and May 18, 2018 involving bank holding companies and banks in the Mid-Atlantic Region. The list of institutions involved include the following:
Buyer	Seller	State
FVC Bankcorp Inc.	Colombo Bank	VA, MD
Premier Financial Bancorp Inc.	First Bank of Charleston Inc.	WV
Mid Penn Bancorp Inc.	First Priority Financial Corp	PA
First Commonwealth Financial	Garfield Acquisition Corp	PA, OH
Juniata Valley Financial Corp.	Liverpool Community Bank	PA
MFB Acquisition Corporation	Maryland Financial BK	MD
CB Financial Services Inc.	First WV Bancorp Inc.	PA, WV
WesBanco Inc.	First Sentry Bancshares Inc.	WV
1st Constitution Bancorp	New Jersey Community Bank	NJ
Howard Bancorp Inc.	1st Mariner Bank	MD
Atlantic Community Bancshares Inc.	BBN Financial Corporation	PA, CT
Valley National Bancorp	USAmeriBancorp Inc.	NJ, FL
Delmar Bancorp	Liberty Bell Bank	MD, NJ
Advantage Bank	First Bank of Lilly	PA
OceanFirst Financial Corp.	Sun Bancorp Inc.	NJ
BCB Bancorp Inc.	IA Bancorp	NJ
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc.	MD, VA
Emclaire Financial Corp	Northern Hancock Bank & Trust Company	PA, WV
Riverview Financial Corporation	CBT Financial Corporation	PA
Sussex Bancorp	Community Bank of Bergen County	NJ
First Bank	Bucks County Bank	NJ, PA
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company	PA
Old Line Bancshares, Inc	DCB Bancshares, Inc.	MD
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.	PA
NextTier Incorporated	Manor Bank	PA
ACNB Corporation	New Windsor Bancorp, Inc.	PA, MD
Standard Financial Corp.	Allegheny Valley Bancorp, Inc.	PA
United Bankshares, Inc.	Cardinal Financial Corporation	WV, VA
FNB Corporation	Yadkin Financial Corporation	PA, NC
Summit Financial Group, Inc.	First Century Bankshares, Inc.	WV
Investors Bancorp, Inc.	Bank of Princeton	NJ
Revere Bank	Monument Bank	MD
First Sentry Bancshares, Inc	Rock Branch Community Bank, Inc.	WV
Norwood Financial Corp	Delaware Bancshares, Inc.	PA, NY
Summit Financial Group, Inc.	Highland County Bankshares, Inc	WV, VA
Lakeland Bancorp, Inc.	Harmony Bank	NJ
CNB Financial Corp.	Lake National Bank	PA, OH
WSFS Financial Corp.	Penn Liberty Financial Corp.	DE, PA

Buyer	Seller	State
United Bankshares, Inc.	Bank of Georgetown	WV, DC
Regal Bank	Community First Bank	NJ
Revere Bank	BlueRidge Bank	MD
Northfield Bancorp, Inc.	Hopewell Valley Community Bank	NJ
BB&T Corp.	National Penn Bancshares Inc.	NC, PA
Old Line Bancshares, Inc	Regal Bancorp, Inc.	MD
Lakeland Bancorp, Inc.	Pascack Bancorp Inc.	NJ
FNB Corporation	Metro Bancorp Inc.	PA
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.	PA
Premier Financial Bancorp Inc.	First National Bankshares Corp	WV
Citizens Financial Services, Inc.	First National Bank of Fredericksburg	PA
Juniata Valley Financial Corp	FNBPA Bancorp, Inc.	PA
First Commonwealth Financial	First Community Bank	PA, OH
Hamilton Bancorp, Inc.	Fairmount Bancorp, Inc.	MD
Andover Bancorp, Inc.	Community National Bank of Northwest PA	OH, PA
Delmarva Bancshares, Inc.	Easton Bancorp, Inc.	MD
Howard Bancorp, Inc.	Patapsco Bancorp, Inc.	MD
OceanFirst Financial Corp.	Colonial American Bank	NJ
Using the latest publicly available information prior to the announcement of the relevant transaction, Commonwealth Advisors reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and price to assets. Commonwealth Advisors compared the indicated transaction multiples for the merger to the median, mean, high and low multiples of the Regional Precedent Transactions group.
Regional M&A Transaction Comparisons
	EMCF/CMFP(2)	Regional Precedent Transaction Median	Regional Precedent Transaction Mean	Regional Precedent Transaction High	Regional Precedent Transaction Low
Transaction price/LTM earnings per share:(1)	22.5x	22.4x	23.4x	38.1x	7.8x
Transaction price/Book value per share:	185%	137.0%	140.7%	244.2%	60%
Transaction price/Tangible book value per share:	185%	140.5%	147.2%	261.3%	60%
Price/Assets:	13.2%	13.9%	14.6%	44.6%	4.1%

(1)
LTM varied depending on the date of the transaction.

(2)
Indicative price of  $46.31 per share and 3/31/18 financial information.

Commonwealth Advisors also reviewed a statewide group of merger and acquisition transactions, or the Pennsylvania Precedent Transactions. The Pennsylvania Precedent Transactions group consisted of transactions announced between January 1, 2015 and May 18, 2018 involving bank holding companies and banks in Pennsylvania. The list of institutions includes the following:
Buyer	Seller
Mid Penn Bancorp Inc.	First Priority Financial Corp
First Commonwealth Financial	Garfield Acquisition Corp
Juniata Valley Financial Corp.	Liverpool Community Bank
CB Financial Services Inc.	First WV Bancorp Inc.
Atlantic Community Bancshares Inc.	BBN Financial Corporation
Advantage Bank	First Bank of Lilly
Emclaire Financial Corp	Northern Hancock Bank & Trust Company
Riverview Financial Corporation	CBT Financial Corporation
First Bank	Bucks County Bank
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
Bryn Mawr Bank Corporation	Royal Bancshares of Pennsylvania, Inc.
NextTier Incorporated	Manor Bank
ACNB Corporation	New Windsor Bancorp, Inc.
Standard Financial Corp.	Allegheny Valley Bancorp, Inc.
FNB Corporation	Yadkin Financial Corporation
Norwood Financial Corp	Delaware Bancshares, Inc.
CNB Financial Corp.	Lake National Bank
WSFS Financial Corp.	Penn Liberty Financial Corp.
BB&T Corp.	National Penn Bancshares Inc.
FNB Corporation	Metro Bancorp Inc.
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.
Citizens Financial Services, Inc.	First National Bank of Fredericksburg
Juniata Valley Financial Corp	FNBPA Bancorp, Inc.
First Commonwealth Financial	First Community Bank
Andover Bancorp, Inc.	Community National Bank of Northwest PA
Using the latest publicly available information prior to the announcement of the relevant transaction, Commonwealth Advisors reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and price to assets. Commonwealth Advisors compared the indicated transaction multiples for the merger to the median, mean, high and low multiples of the Pennsylvania Precedent Transactions group.

Pennsylvania M&A Transaction Comparisons
	EMCF/CMFP(2)	Pennsylvania Precedent Transaction Median	Pennsylvania Precedent Transaction Mean	Pennsylvania Precedent Transaction High	Pennsylvania Precedent Transaction Low
Transaction price/LTM earnings per share:(1)	22.5x	22.7x	24.9x	38.1x	13.5x
Transaction price/Book value per share:	185%	130%	137.2%	241%	60%
Transaction price/Tangible book value per share:	185%	130%	148%	241%	60%
Price/Assets:	13.2%	14.7%	15.9%	44.6%	4.1%

(1)
LTM varied depending on the date of the transaction.

(2)
Indicative price of  $46.31 and 3/31/18 financial information.

Commonwealth Advisors also reviewed a statewide group of selected merger and acquisition transactions, or the Pennsylvania Select Precedent Transactions. The Pennsylvania Precedent Transactions group consisted of transactions announced between January 1, 2015 and May 18, 2018 involving bank holding companies and banks in Pennsylvania with target assets less than $350 million. The list of selected institutions includes the following:
Buyer	Seller
First Commonwealth Financial	Garfield Acquisition Corp
Juniata Valley Financial Corp.	Liverpool Community Bank
CB Financial Services Inc.	First WV Bancorp Inc.
Atlantic Community Bancshares Inc.	BBN Financial Corporation
Advantage Bank	First Bank of Lilly
Emclaire Financial Corp	Northern Hancock Bank & Trust Company
First Bank	Bucks County Bank
Mid Penn Bancorp, Inc.	Scottdale Bank & Trust Company
NextTier Incorporated	Manor Bank
ACNB Corporation	New Windsor Bancorp, Inc.
CNB Financial Corp.	Lake National Bank
ESSA Bancorp, Inc.	Eagle National Bancorp, Inc.
Citizens Financial Services, Inc.	First National Bank of Fredericksburg
Juniata Valley Financial Corp	FNBPA Bancorp, Inc.
First Commonwealth Financial	First Community Bank
Andover Bancorp, Inc.	Community National Bank of Northwest PA
Using the latest publicly available information prior to the announcement of the relevant transaction, Commonwealth Advisors reviewed the following transaction metrics: transaction price to last twelve months earnings per share, transaction price to book value per share, transaction price to tangible book value per share, and price to assets. Commonwealth Advisors compared the indicated transaction multiples for the merger to the median, mean, high and low multiples of the Pennsylvania Precedent Transactions group.

Pennsylvania Select M&A Transaction Comparisons
	EMCF/CMFP(2)	PA Select Precedent Transaction Median	PA Select Precedent Transaction Mean	PA Select Precedent Transaction High	PA Select Precedent Transaction Low
Transaction price/LTM earnings per share:(1)	22.5x	27.4x	27.1x	38.1x	17.2x
Transaction price/Book value per share:	185%	127.1%	128.3%	214.5%	60%
Transaction price/Tangible book value per share:	185%	127.1%	129.9%	214.5%	60%
Price/Assets:	13.2%	14.5%	16.6%	44.6%	5.8%

(1)
LTM varied depending on the date of the transaction.

(2)
Indicative price of  $46.31 and 3/31/18 financial information.

Net Present Value Analyses.   Commonwealth Advisors performed an analysis that estimated the net present value per share of Community First common stock assuming Community First performed in accordance with internal financial projections of Community First as provided by the senior management of Community First. To approximate the terminal value of Community First common stock at December 31, 2022, Commonwealth Advisors applied price to 2022 earnings per share multiples ranging from 9.0x to 16.5x and multiples of December 31, 2022 tangible book value per share ranging from 70% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Community First common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Community First common shares of  $20.52 to $44.98 when applying multiples of earnings per share and $14.48 to $29.68 when applying multiples of tangible book value per share.
Earnings Per Share Multiples
Discount Rate	9.0	10.5	12.0	13.5	15.0	16.5
10%	$24.53	$28.62	$32.71	$36.80	$40.89	$44.98
11%	$23.45	$27.36	$31.26	$35.17	$39.08	$42.99
12%	$22.42	$26.16	$29.89	$33.63	$37.37	$41.10
13%	$21.44	$25.02	$28.59	$32.17	$35.74	$39.31
14%	$20.52	$23.94	$27.36	$30.78	$34.20	$37.62
Tangible Book Value Per Share Multiples
Discount Rate	70%	80%	90%	100%	110%	120%
10%	$17.31	$19.79	$22.26	$24.73	$27.20	$29.68
11%	$16.55	$18.91	$21.27	$23.64	$26.00	$28.36
12%	$15.82	$18.08	$20.34	$22.60	$24.86	$27.12
13%	$15.13	$17.29	$19.46	$21.62	$23.78	$25.94
14%	$14.48	$16.55	$18.62	$20.69	$22.76	$24.82
Commonwealth Advisors also performed an analysis that estimated the net present value per share of Emclaire common stock assuming that Emclaire performed in accordance with internal financial projections of Emclaire as provided by the senior management of Emclaire. To approximate the terminal value of Emclaire common stock at December 31, 2022, Commonwealth Advisors applied price to 2022 earnings per share multiples ranging from 9.0x to 16.5x and multiples of December 31, 2022 tangible book value per share ranging from 70% to 120%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Emclaire common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Emclaire common shares of  $14.49 to $31.76 when applying earnings per share multiples and $10.75 to $22.04 when applying multiples of tangible book value per share.
Earnings Per Share Multiples
Discount Rate	9.0	10.5	12.0	13.5	15.0	16.5
10%	$17.32	$20.21	$23.10	$25.99	$28.87	$31.76
11%	$16.56	$19.32	$22.08	$24.84	$27.60	$30.36
12%	$15.83	$18.47	$21.11	$23.75	$26.39	$29.02
13%	$15.14	$17.67	$20.19	$22.71	$25.24	$27.76
14%	$14.49	$16.91	$19.32	$21.74	$24.15	$26.57
Tangible Book Value Per Share Multiples
Discount Rate	70%	80%	90%	100%	110%	120%
10%	$12.86	$14.69	$16.53	$18.37	$20.20	$22.04
11%	$12.29	$14.04	$15.80	$17.55	$19.31	$21.07
12%	$11.75	$13.43	$15.11	$16.78	$18.46	$20.14
13%	$11.24	$12.84	$14.45	$16.05	$17.66	$19.27
14%	$10.75	$12.29	$13.83	$15.36	$16.90	$18.44
Commonwealth Advisors noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Commonwealth Advisors analyzed certain potential pro forma effects of the merger, assuming the merger closes in the fourth calendar quarter of 2018. In performing this analysis, Commonwealth Advisors utilized the following information and assumptions: (i) certain internal financial projections for Community First as provided by the senior management of Community First; (ii) certain internal financial projections for Emclaire as provided by the senior management of Emclaire; and (iii) certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Emclaire. The analysis indicated that the merger could be accretive to Emclaire’s earnings per share in the first full year of combined operations, excluding one-time charges.
In connection with this analysis, Commonwealth Advisors considered and discussed with the Community First board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Contribution Analysis.   Commonwealth Advisors reviewed relative financial information relating to Community First and Emclaire as of March 31, 2018 to understand the relative contribution of net assets and operations to the combined entity. Relative contribution amounts are as follows:
	Emclaire	Community First
Total Assets	85%	15%
Total Net Loans	84%	16%
Total Deposits	85%	15%
Common Equity	84%	16%
Tangible Common Equity	88%	12%
Estimated Net Income	92%	8%

Dividend Analysis.   Commonwealth Advisors also reviewed the effect on the merger to the pro forma dividends which may be payable to shareholders of the combined entity.
	2017	2018
CMFP Common Shares Outstanding:	367,132	367,132
CMFP Common Annual Dividend:	$0.46	$0.50
EMCF Common Stock Conversion:	1.2	1.2
EMCF Common Annual Dividends:	$1.08	$1.12
Dividend w/o Merger	$168,880.72	$183,566.00
Dividend w/Merger	$475,803.07	$493,425.41
Aggregate Dividend Pickup	$306,922.35	$309,859.41
Dividend Pickup (%)	181.74%	168.80%
Commonwealth Advisors’ Relationship.   Commonwealth Advisors has acted as financial advisor to Community First in connection with the merger and received a fee for such services in an amount equal to $30,000 paid when Community First executed the definitive agreement and may receive a contingent fee of $30,000 payable on the day the transaction closes. Community First has also agreed to indemnify Commonwealth Advisors and its affiliates and their respective partners, directors, officers, employees and agents against certain expenses and liabilities, including liabilities under applicable federal or state law.
Commonwealth Advisors has not had any investment banking relationship with Emclaire or Community First during the past two years, or any other business relationship, in which compensation was received or was intended to be received as a result of the relationship between it, Community First and Emclaire. Commonwealth Advisors may provide services to Emclaire in the future (and/or to Community First if the proposed merger is not consummated), although as of the date of the opinion there was no agreement to do so nor any mutual understanding that such services are contemplated. Commonwealth Advisors is indirectly owned by certain partners of Bybel Rutledge LLP. Bybel Rutledge LLP is serving as special counsel to Community First with respect to the proposed merger and is being compensated at market rates for its legal services.
Emclaire’s Reasons for the Merger
Emclaire believes that the acquisition of Community First provides an excellent opportunity to expand its banking footprint into Clarion and Jefferson Counties in western Pennsylvania. In approving the merger agreement, Emclaire’s board of directors considered the following factors as generally supporting its decision to enter into the merger agreement:
•
its understanding of Emclaire’s business, operations, financial condition, earnings and prospects and of Community First’s business, operations, financial condition, earnings and prospects;

•
its understanding of the current and prospective environment in which Emclaire and Community First operate, including regional and local economic conditions, the competitive environment for financial institutions generally and continuing consolidation in the financial services industry, and the future growth prospects for its market area and surrounding areas to provide sustained business development opportunities;

•
the nature of the respective customer bases, products and skills of Emclaire and Community First that could result in opportunities to obtain synergies as products are distributed over a broader customer base;

•
the scale, scope, strength and diversity of operations, product lines and delivery systems that combining Emclaire and Community First could achieve;

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the review by Emclaire’s board of directors, with the assistance of its financial and legal advisors and Emclaire’s management, of the structure and terms of the merger, including the exchange ratio;

•
the likelihood that Emclaire will obtain the regulatory approvals it needs to complete the merger; and

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that the merger will result in a combined entity with total consolidated assets of approximately $900.0 million and a market capitalization of approximately $90.0 million.

The foregoing discussion of the information and factors considered by Emclaire’s board of directors is not intended to be exhaustive, but includes the material factors considered by the Emclaire board of directors. The Emclaire board of directors did not consider it practicable, and did not attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Emclaire’s board of directors viewed its position as being based on all of the information and the factors presented to and considered by it. In addition, individual directors may have given different weights to different information and factors.
Board of Directors and Management of Emclaire Following Completion of the Merger
Following completion of the merger, the then-current directors and executive officers of Emclaire will continue in office. In connection with the closing of the merger, the merger agreement provides that Emclaire and Farmers National Bank will expand the size of their respective boards of directors by two members and, effective as of the effective time of the merger, will appoint Henry H. Deible and Henry H. Deible, II, each of whom currently serve as directors of Community First and Community First Bank, to serve as directors of Emclaire and Farmers National Bank. Messrs. Henry H. Deible and Henry H. Deible, II, will be appointed to the classes whose terms will expire at the respective 2021 and 2019 annual meetings of shareholders.
Under the terms of the merger agreement, at the end of the initial term of Messrs. Henry H. Deible and Henry H. Deible, II, each of them will be re-nominated for at least one additional term, subject to the fiduciary duties of Emclaire’s board of directors and any applicable eligibility requirements set forth in Emclaire’s or Farmers National Bank’s, as the case may be, articles of incorporation, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard. In the event either of Messrs. Henry H. Deible or Henry H. Deible, II is unable or unwilling to serve as a director, then Emclaire and Community First shall mutually agree upon another current member of the board of directors of Community First’s to serve in his stead, so long as such person meets the eligibility requirements for a director under Emclaire’s bylaws and corporate governance policies.
Trading Markets for Emclaire and Community First Common Stock
Emclaire common stock trades on the NASDAQ Capital Market under the symbol “EMCF.” There is no trading market for shares of Community First common stock. The shares of Emclaire common stock issuable to holders of Community First common stock in the merger will be listed on the NASDAQ Capital Market.
Regulatory Approvals Required for the Merger
Each of Emclaire and Community First has agreed to cooperate with the other and use all reasonable efforts to obtain all regulatory approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger. These approvals include approvals from the OCC and the Pennsylvania Department and a notice to and the non-objection of the FRB as well as various other regulatory authorities. Emclaire and Community First have completed, or will complete, the filing of applications and notifications to obtain the required regulatory approvals.
Emclaire’s and Community First’s obligations to complete the transactions contemplated by the merger agreement the receipt of all regulatory consents and approvals required to consummate the transactions contemplated by the merger agreement, without conditions (excluding standard conditions that are normally imposed in bank merger transactions) that would, in the good faith reasonable judgment of the Emclaire or Community First board of directors, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Emclaire and Community First or materially impair the value of Community First to Emclaire.

Emclaire and Community First cannot assure you that all of the regulatory approvals described above will be obtained, and, if obtained, Emclaire and Community First cannot assure you as to the date of any approvals or the absence of any litigation challenging such approvals.
Neither Emclaire nor Community First is aware of any material governmental approvals or actions that are required for completion of the transactions other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Pursuant to the Bank Merger Act, a transaction approved by the OCC may not be completed until 30 days after approval is received, during which time the Antitrust Division of the Department of Justice may challenge the transactions on antitrust grounds. The commencement of an antitrust action would suspend the effectiveness of an approval unless a court were to order specifically otherwise. With the approval of the OCC and the concurrence of the Antitrust Division, the waiting period may be reduced to no less than 15 days.
Interests of Community First’s Directors and Executive Officers in the Merger that are Different from Yours
In considering the recommendation of the Community First board of directors with respect to the merger agreement, Community First shareholders should be aware that the directors and executive officers of Community First have interests in the merger that are in addition to their interests as shareholders of Community First generally. The Community First board of directors was aware of these interests as well as others and considered them in adopting the merger agreement and the transactions contemplated thereby. As described in more detail below, these interests include (1) the right of three executive officers to receive lump sum cash payments aggregating approximately $1.3 million when their employment is terminated upon completion of the merger, (2) the supplemental retirement payments of  $1,000 per month to be paid to the three executive officers for a period of 20 years, and (3) provisions in the merger agreement relating to continued indemnification and insurance coverage by Emclaire for acts or omissions occurring prior to the merger.
Executive Employment Agreements.   Community First Bank is party to an executive employment agreement with each of Henry H. Deible, its President and Chief Executive Officer, W. Jay Chamberlin, its Senior Vice President and Chief Credit Officer, and Michael D. Robinson, Sr., its Senior Vice President and Chief Financial Officer. These agreements provide that if the executive’s employment is terminated within 24 months after a change in control absent certain specified reasons and the executive executes a general release of all claims within 45 days after his termination of employment, then the executive will receive a lump sum cash payment equal to the sum of the following amounts: (a) two times his then current base salary, (b) two times his then current cash bonus target amount, (c) the cost of COBRA coverage until the executive and his dependents, including his spouse, become eligible for Medicare coverage, and (d) a tax gross-up to cover the taxes owed on the amounts set forth in clauses (a), (b) and (c). Assuming the executives execute the required general release of claims, Messrs. Deible, Chamberlin and Robinson will receive lump sum cash payments equal to $464,171, $405,887 and $435,800, respectively, in connection with completion of the merger and the termination of their employment.
Each of the executive employment agreements also provide for the continuation of life insurance for the remainder of the executive’s life, except that such continued life insurance was waived by Mr. Robinson. Each agreement also provides that the executive’s severance payments will be reduced to the executive’s Code Section 280G threshold i.e., 2.99 times the executive’s five-year average compensation) if such reduction would result in the executive receiving a greater net after-tax benefit than the net after-tax benefit he would have received if he received his full severance benefits and paid the 20% excise tax imposed by Section 4999 of the Code as a result of exceeding his Section 280G threshold. Each of the executives is expected to be below his respective Code Section 280G threshold.
Supplemental Executive Retirement Plan Agreements.   Community First Bank is a party to a supplemental executive retirement plan agreement (“SERP”) with each of Messrs. Deible, Chamberlin and Robinson. Each SERP provides that the executive will receive supplemental retirement benefits beginning at age 66 in the amount of  $1,000 per month for 20 years. However, if the executive’s employment is terminated after a change in control and before the executive reaches age 66, then the monthly payments for 20 years will commence within 90 days after the termination of the executive’s employment. As of the date of this proxy statement/information statement/prospectus, Messrs. Deible, Chamberlin and Robinson are age 63, age 64 and age 62, respectively. As a result, the commencement of their SERP benefits will be accelerated in connection with completion of the merger and the termination of their employment.
Boards of Directors.   The merger agreement provides that Emclaire and Farmers National Bank will expand the size of their respective boards of directors by two members and, effective as of the effective time of the merger, will appoint Henry H. Deible and Henry H. Deible, II, each of whom currently serve as directors of Community First and Community First Bank, to serve as directors of Emclaire and Farmers National Bank.
Indemnification and Continued Director and Officer Liability Coverage.   For a period of six years after the effective time of the merger, Emclaire has agreed to indemnify and hold harmless each person who is now, or who has been at any time before the effective time of the merger, an officer or director or employee of Community First and its subsidiaries against all losses, costs, damages or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as Community First currently provides for indemnification of its officers and directors. In addition, Emclaire has agreed to provide directors’ and offices’ liability insurance coverage for a period of up to six years following the effective time of the merger to the directors and officers of Community First immediately before the effective time of the merger under the directors’ and officers’ liability insurance policy currently maintained by Community First or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Emclaire is not required to incur an expense greater than $45,000.
Voting and Support Agreements
In connection with Community First’s entry into the merger agreement, Community First’s directors and executive officers entered into voting and support agreements whereby the directors and executive officers, in their capacities as shareholders of Community First and/or Community First Bank, have agreed to vote in favor of the approval of the merger agreement at the Community First special meeting, among other things. In the voting and support agreements, the directors and executive officers of Community First have also agreed that, during the one-year period following consummation of the merger they will not, with certain exceptions, solicit the banking business of former customers of Community First within the Commonwealth of Pennsylvania, solicit for employment any employee of Emclaire or Farmers National, as the surviving entities of the merger and the bank merger, or make disparaging remarks about Emclaire, Farmers National or any of their affiliates, directors or employees. The Community First directors and executive officers who entered into the voting and support agreements own an aggregate of 117,393 shares, or approximately 32.0% of the outstanding shares, of Community First common stock.
The form of voting and support agreement is attached as Exhibit B to the merger agreement, which is attached to this proxy statement/information statement/prospectus as Annex A.
Dissenters’ Rights
General.   Pennsylvania law provides that Community First shareholders are entitled to object to and dissent from the merger agreement and demand payment for the otherwise determined fair value of their shares of Community First common stock in accordance with the procedures under Subchapter D of the PBCL.
If you are a shareholder of Community First and you are considering exercising your right to dissent, you should read carefully the provisions of Subchapter D of Chapter 15 of the PBCL, which is attached to this proxy statement/information statement/prospectus as Annex C. A discussion of the material provisions of the statute follows here. This discussion is qualified in its entirety by reference to the applicable dissenters’ rights provisions of Pennsylvania law. The discussion describes the steps that you must take if you want to exercise your right to dissent. You should read this summary and the full text of the law. You are advised to consult legal counsel if you are considering the exercise of your dissenters’ rights. Failure to strictly comply with these procedures may result in the loss of these dissenters’ rights.

Before the day of the Community First shareholders meeting, send any written notice or demand required concerning your exercise of dissenters’ rights to:
Community First Bancorp, Inc.
444 East Main Street
Reynoldsville, PA 15851
Attention: Eugene E. Deible, III, Corporate Secretary
Fair Value.   The term “fair value” means the value of a share of Community First stock immediately before the day of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.
Notice of Intention to Dissent.   If you wish to dissent, you must:
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file a written notice with Community First of your intention to demand payment of the fair value of your shares if the merger is completed, prior to the vote of shareholders on the merger at the meeting;

•
make no change in your beneficial ownership of stock from the date you give notice through the day of completion of the merger; and

•
refrain from voting your shares to approve and adopt the merger agreement (a failure to vote against approval and adoption of the merger agreement, however, will not constitute a waiver of dissenters’ rights).

Shareholders considering exercising dissenters’ rights should recognize that the fair value could be more than, the same as or less than the merger consideration offered by Emclaire that they would be entitled to receive under the terms of the merger if they do not exercise dissenters’ rights with respect to their shares.
Opinions of investment banking firms as to the fairness from a financial point of view of consideration received in a merger do not address, and are not necessarily determinative of, fair value under the PBCL.
Only a record holder of shares of Community First stock is entitled to assert dissenters’ rights with respect to the shares registered in such holder’s name. A beneficial owner who is not a record holder and who wishes to exercise dissenters’ rights may do so only if he or she submits a written consent of the record holder with his or her demand for payment (the demand for payment is described below). Accordingly, beneficial owners are advised to consult promptly with the appropriate record holder as to the timely exercise of dissenters’ rights.
A record holder, such as a broker or depository nominee, who holds shares as a nominee for others may exercise dissenters’ rights with respect to all of the shares held for one or more beneficial owners, while not exercising such rights for other beneficial owners. The demand for payment (which is described below) must show the name and address of the person or persons on whose behalf the dissenters’ rights are being exercised. A beneficial owner may not assert dissenters’ rights with respect to some but less than all shares owned by him or her, whether or not all of the shares so owned by him or her are registered in his or her name.
Neither delivery of a proxy nor a vote against approval and adoption of the merger agreement satisfies the necessary written notice of intention to dissent.
Notice to Demand Payment.   If the merger is approved by the required vote of shareholders, Community First will mail a notice to all dissenters who gave due notice of intention to demand payment and who did not vote for approval and adoption of the merger agreement. The notice will state where and when you must deliver a written demand for payment and where you must deposit certificates for stock in order to obtain payment. The notice will include a form for demanding payment and a copy of the law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Notice to Demand Payment, etc.   You must take each step in the order above and in strict compliance with the statute to maintain your dissenters’ rights. If you fail to follow the steps, you will lose your right to dissent and your shares of Community First common stock will be converted into the right to receive the merger consideration in accordance with the merger agreement.
Payment of Fair Value of Shares.   Promptly after the approval of the merger by shareholders of Community First, or upon timely receipt of demand for payment if the merger already has taken place, Emclaire, as successor to Community First, will send dissenters who have deposited their stock certificates the amount that Emclaire estimates to be the fair value of the shares or give written notice that no remittance will be made. The remittance or notice will be accompanied by:
•
a closing balance sheet and statement of income of Community First for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements;

•
a statement of Emclaire’s estimate of the fair value of the Community First stock; and

•
a notice of the right of the dissenter to demand supplemental payment, accompanied by a copy of the law.

If Emclaire does not remit the amount of its estimate of the fair value of the shares as provided above, it will return all stock certificates that have been deposited. Emclaire, may make a notation on any such certificate that a demand for payment has been made. If shares with respect to which notation has been so made are transferred, a transferee of such shares will not acquire by such transfer any rights other than those that the original dissenter had after making demand for payment.
Estimate by Dissenter of Fair Value of Shares.   If a dissenter believes that the amount stated or remitted by Emclaire is less than the fair value of the shares, the dissenter may send his or her estimate of the fair value of the shares to Emclaire, which will be deemed a demand for payment of the amount of the deficiency. If Emclaire remits payment or sends notice to the dissenter of the estimated value of a dissenters’ shares and the dissenter does not file his or her own estimate within 30 days after the mailing by Emclaire of its remittance or notice, the dissenter will be entitled to no more than the amount stated in the notice or remitted by Emclaire.
Valuation Proceeding.   If any demands for payment remain unsettled within 60 days after the latest to occur of:
•
timely receipt by Emclaire, as Community First’s successor of any demands for payment; or

•
timely receipt by Emclaire, as Community First’s successor of any estimates by dissenters of the fair value, then, Emclaire may file an application in court requesting that the court determine the fair value of the stock. If this happens, all dissenters, no matter where they reside, whose demands have not been settled, shall be made parties to the proceeding. In addition, a copy of the application will be delivered to each dissenter.

If a shareholder is a nonresident, the copy will be served in the manner provided or prescribed by or under applicable provisions of Pennsylvania law relating to bases of jurisdiction and interstate and international procedure. The jurisdiction of the court will be plenary and exclusive. Such court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser will have such power and authority as may be specified in the order of appointment or in any amendment thereof. Each dissenter who is made a party will be entitled to recover the amount by which the fair value of his or her shares is found to exceed the amount, if any, previously remitted, plus interest.
Interest from the effective time of the merger until the date of payment will be at such rate as is fair and equitable under all of the circumstances, taking into account all relevant factors.
If Emclaire fails to file the application, then any dissenter may file an application at any time within a period of 30 days following the expiration of the 60-day period and request that the court determine the fair value of the shares. The fair value determined by the court may, but need not, equal the dissenters’

estimates of fair value and may be higher or lower than the consideration payable to Community First shareholders. If no dissenter files an application, then each dissenter entitled to do so shall be paid Emclaire’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
Emclaire intends to negotiate in good faith with any dissenting shareholders. If, after negotiation, a claim cannot be settled, then Emclaire intends to file an application requesting that the fair value of the stock be determined by the court.
Costs and Expenses.   The costs and expenses of any valuation proceeding, including the reasonable compensation and expenses of any appraiser appointed by the court, will be determined by the court and assessed against Emclaire, except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenting shareholders who are parties and whose action in demanding the payment or supplemental payment in accordance with their estimate of the fair value of their shares, as described above, the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against Emclaire, as Community First’s successor, and in favor of any or all dissenting shareholders if Community First failed to comply substantially with the requirements of Subchapter D of Chapter 15 of the PBCL, and may be assessed against either Emclaire, as Community First’s successor, or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by Subchapter D.
If the court finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated and should not be assessed against Community First, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenting shareholders who were benefited.
From and after the effective time of the merger, dissenting shareholders are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on their shares.
Community First Bank Preferred Shareholders.   Under Pennsylvania banking law, preferred shareholders of Community First Bank do not have dissenters’ or appraisal rights in the bank merger.

THE MERGER AGREEMENT
The following describes certain aspects of the merger and bank merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/information statement/prospectus as Annex A and is incorporated by reference into this proxy statement/information statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.
Terms of the Merger
Each of the Emclaire board of directors and the Community First board of directors has adopted and approved the agreement and plan of merger by and between Emclaire and Community First, which provides for Emclaire’s acquisition of Community First and the merger of Community First with and into Emclaire. Each share of Emclaire common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Emclaire. Each share of Community First common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below and shares of Community First common stock owned by shareholders exercising their dissenters’ rights) will be converted into the right to receive 1.2008 shares of Emclaire common stock plus $6.95 in cash, as described below. See “— Consideration to Be Received in the Merger.” Company-Owned Stock means shares of Community First held in treasury by Community First or any shares of Community First held by Emclaire immediately prior to the effective time of the merger (other than shares held in trust, managed, custodial, fiduciary, nominee or similar accounts or in connection with debts previously contracted). Each share of Community First common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange for Company-Owned Stock. As of the date of this document, Emclaire owns 18,000 Community First shares, or 4.9% of the outstanding Community First common stock, which are deemed to be Company-Owned Stock and will be canceled upon consummation of the merger.
The Emclaire articles of incorporation and bylaws of Emclaire as in effect at the time of the merger will be the articles of incorporation and bylaws of Emclaire as the surviving entity after the completion of the merger. The merger agreement provides that Emclaire may change the method of effecting the merger. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax consequences to Community First shareholders, or materially jeopardize or delay obtaining consents or regulatory approvals relating to the merger, satisfaction of a closing condition or otherwise adversely affect Community First or Community First shareholders.
Immediately following the merger, Community First Bank will merge with and into Farmers National pursuant to the bank merger agreement. Upon completion of the bank merger, each outstanding share of preferred stock of Community First Bank will be exchanged for one share of preferred stock of Emclaire. A copy of the form of bank merger agreement is included as Exhibit A to the merger agreement, which is attached to this proxy statement/information statement/prospectus as Annex A.
Closing and Effective Time of the Merger
The merger will be completed no later than the twentieth calendar day following the satisfaction or waiver of all conditions to the merger discussed in this proxy statement/information statement/prospectus and set forth in the merger agreement, or on such other date as may be agreed to in writing by the parties. See “— Conditions to Complete the Merger.” It is currently anticipated that the effective time of the merger will occur in the fourth quarter of 2018, but Emclaire and Community First cannot guarantee when or if the merger will be completed.
Consideration to be Received in the Merger
As a result of the merger, each Community First shareholder will have the right, with respect to each share of Community First common stock held (excluding Company-Owned Stock and shares of Community First common stock owned by shareholders exercising their dissenters’ rights), to receive 1.2008 shares of Emclaire common stock plus $6.95 in cash.

Conversion of Shares; Letter of Transmittal; Exchange of Certificates
The conversion of Community First common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five (5) business days, the exchange agent will mail to each Community First shareholder a letter of transmittal with instructions on how to exchange certificates representing shares of Community First common stock for the merger consideration, to be received in the merger pursuant to the terms of the merger agreement. You will be required to submit your certificates before you will receive your merger consideration. If a certificate for Community First common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. American Stock Transfer & Trust Company, Emclaire’s transfer agent and registrar, will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.
Withholding
Each of Emclaire and the exchange agent will be entitled to deduct and withhold from the consideration payable to any Community First shareholder such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If either of them withholds any such amounts, these amounts will be treated for all purposes of the merger as having been paid to the shareholders from whom they were withheld.
Dissenters’ Rights
The shares of Community First stock that are held by a Community First shareholder who has perfected his or her right to dissent under applicable law will not be converted into, nor represent a right to receive, the merger consideration. Instead, such dissenting shareholder will be entitled to the rights granted by Pennsylvania law. If any dissenting Community First shareholder withdraws or loses his or her rights under Pennsylvania law, the shares of Community First common stock held by such shareholder will be converted into the right to receive the merger consideration in accordance with the merger agreement.
Dividends and Distributions
Until Community First common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Emclaire common stock into which shares of Community First common stock may have been converted will accrue but will not be paid. Emclaire will pay to former Community First shareholders any unpaid dividends or other distributions, without interest, only after they have surrendered their Community First stock certificates.
Pursuant to the merger agreement, prior to the effective time of the merger, Community First and its subsidiaries may not declare or pay any dividend or distribution on its capital stock other than its normal semi-annual or quarterly cash dividend on its common stock and the normal dividends on the preferred stock of Community First Bank.
Representations and Warranties
The merger agreement contains customary representations and warranties of Community First and Emclaire relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and at the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Emclaire and Community First has made representations and warranties to the other regarding, among other things:
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corporate matters, including due organization and qualification;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

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required governmental filings and consents;

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financial statements and the absence of undisclosed liabilities;

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tax matters;

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the absence of circumstances and events reasonably likely to have a material adverse effect on the respective business of Emclaire and Community First;

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legal proceedings;

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the validity of their rights to possess and use the intellectual property utilized by each of them;

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labor matters;

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its loan portfolio;

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its ownership of property and insurance coverage;

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employee benefit plans and the administration of those plans;

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environmental matters;

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compliance with applicable law;

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brokers, finders and financial advisors; and

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information supplied.

Community First has also made additional representations and warranties to Emclaire regarding deposits, material contracts and its bank regulatory report.
Emclaire also has made representations and warranties to Community First regarding its common stock and its reports and proxy statements filed with the SEC.
The representations and warranties described above and included in the merger agreement were made by Emclaire and Community First to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Emclaire and Community First in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Emclaire and Community First rather than to establish matters as facts. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/information statement/prospectus.
Covenants and Agreements
Each of Community First and Emclaire has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Emclaire and Community First has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, Community First has agreed, with certain exceptions and except with Emclaire’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), that Community First will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:
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amend its articles of incorporation or its bylaws or appoint any new directors;

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change the number of authorized or issued shares of its capital stock, issue any shares of Community First common stock, make any grant or award any options, warrants or similar instruments, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (other than Community First’s regular semi-annual cash dividend of  $0.25 per share on its common stock and a quarterly cash dividend of  $0.125 per share on its common stock in September 2018 and except for normal dividends on the outstanding shares of Community First Bank preferred stock), or redeem or otherwise acquire any shares of capital stock;

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enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation), or waive, release, grant or transfer any material rights of value except in the ordinary course of business;

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make application for the opening or closing of any, or open or close any, branch or automated banking facility;

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grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees other than normal salary increases to non-contract employees not exceeding 3%;

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enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

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merge or consolidate with any other entity, sell or lease all or a substantial portion of its assets or business or acquire all or a substantial portion of the assets or business or any other entity;

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issue any equity or debt securities or sell or dispose of any material asset other than in the ordinary course consistent with past practice;

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materially change any method, practice or principle of accounting;

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purchase any equity securities, or purchase any securities other than securities of the U.S. government and government agencies with maturities of three years or less;

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make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of  $250,000 for a commercial loan, or in excess of  $417,000 for a non-conforming residential loan. In addition, the prior approval of the Company is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of  $150,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of  $417,000 for any non-conforming residential mortgage loan (or $150,000 with respect to HELOCs) to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; (iii) any new unsecured loan in excess of $25,000; and (iv) any new loan or loan commitment to any Community First director or executive officer;

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enter into, renew, extend or modify any transaction with an affiliate;

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enter into any futures contract or other hedge;

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make any material change in existing banking policies, such as lending, the establishment of reserves, asset/liability management, deposit pricing;

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make any capital expenditures or in excess of  $10,000 individually or $25,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

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purchase or otherwise acquire, or sell or otherwise dispose of, any material assets or incur any material liabilities other than in the ordinary course of business consistent with past practices and policies;

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enter into any lease, contract or other commitment for its account, other than in the ordinary course, involving a payment of more than $5,000 annually, or containing any financial commitment in excess of  $15,000 in the aggregate and extending beyond 24 months from the date of the merger agreement;

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pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $10,000 individually or $25,000 in the aggregate;

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foreclose upon any commercial real estate before conducting a Phase I environmental assessment;

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purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

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sell any loan participation interest, other than in the ordinary course of business consistent with past practice; or

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sell any OREO (unless net book loss does not exceed $10,000).

Community First and its subsidiaries also agreed to take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Emclaire, Farmers National, the merger, the merger agreement and the transactions contemplated by the merger agreement from any provisions of an anti-takeover nature contained in Community First’s or its subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.
Each of Emclaire and Community First has agreed to additional covenants which include, among other things, commitments to provide certain financial and regulatory information upon request and maintain insurance in reasonable amounts.
Emclaire has further agreed that Emclaire will:
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take all reasonable action so that Community First employees continuing after the merger are entitled to participate in the Emclaire compensation and benefit plans to the same extent as similarly situated employees of Emclaire, as further detailed in the merger agreement;

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Emclaire shall make available to continuing employees benefit plans of Emclaire on the same basis it provides coverage to Emclaire employees, as further detailed in the merger agreement;

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for determining eligibility and vesting for certain Emclaire employee benefit plans (and not for benefit accrual purposes except with respect to vacation, leave policies or programs and for calculating severance benefits), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Community First or any predecessor of Community First;

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establish a retention bonus pool for employees of Community First who are selected and who remain employed through a specified date, provided that the aggregate amount of such retention bonuses shall not exceed $50,000;

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to indemnify, defend and hold harmless all current and former officers and directors of Community First against all claims that arise out of the fact that such person is or was a director or officer of Community First or its subsidiaries and that relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Community First under Pennsylvania law and under Community First’s articles of incorporation and bylaws;

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maintain, for six years following the merger, Community First’s current directors’ and officers’ liability insurance policies covering the officers and directors of Community First with respect to matters occurring at or prior to the merger, except that Emclaire may substitute similar policies, and that Emclaire is not required spend more than $45,000 in order to obtain this insurance; and

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reserve a sufficient number of shares of its common stock and maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger.

The merger agreement also contains mutual covenants relating to the preparation of this proxy statement/information statement/prospectus, the regulatory applications and the holding of the special meetings of shareholders of Community First and Community First Bank, access to information of Community First and public announcements with respect to the transactions contemplated by the merger agreement. Community First and Emclaire also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement and to not take any action that would or could reasonably be expected to disqualify the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
Shareholder Meeting
Community First has agreed to hold a meeting of its shareholders as soon as is promptly practicable after the SEC has declared the merger registration statement, of which this proxy statement/information statement/prospectus is a part, effective. Community First’s board of directors has agreed to recommend that its shareholders vote in favor of the approval and adoption of the merger agreement.
Agreement Not to Solicit Other Offers
Community First has agreed that it, its subsidiaries and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates or other agents will not, directly or indirectly, (a) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an “acquisition proposal” as defined in the merger agreement; (b) participate in any discussions or negotiations regarding any acquisition proposal or furnish, or otherwise afford access, to any person (other than Emclaire) any information or data with respect to Community First or any of its subsidiaries or otherwise relating to an acquisition proposal; (c) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Community First is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal or approve or resolve to approve any acquisition proposal or any agreement, agreement in principle or letter of intent relating to an acquisition proposal. Any violation of the foregoing restrictions by Community First or any Community First representative, whether or not such representative is so authorized and whether or not such representative is purporting to act on behalf of Community First or otherwise, shall be deemed to be a breach of the merger agreement by Community First. The merger agreement required Community First and its subsidiaries to, and to cause each of Community First representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential acquisition proposal.
In the merger agreement:
“acquisition proposal” means any inquiry, offer or proposal (other than an inquiry, offer or proposal from Emclaire), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an “acquisition transaction.”

“acquisition transaction” means (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Community First or any of its subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Community First or any of its subsidiaries representing, in the aggregate, 25% or more of the assets of Community First and its subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 25% or more of the votes attached to the outstanding securities of Community First or any of its subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 25% or more of any class of equity securities of Community First or any of its subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
Community First may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:
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Community First has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

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the board of directors of Community First determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that such acquisition proposal constitutes a “superior proposal;”

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prior to furnishing or affording access to any information or data with respect to Community First or any of its subsidiaries or otherwise relating to an acquisition proposal, Community First receives from such person a confidentiality agreement with terms no less favorable to Community First than those contained in the confidentiality agreements between Community First and Emclaire; and

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the board of directors of Community First determines in good faith, after consultation with its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws.

Community First has also agreed to promptly provide to Emclaire any non-public information about Community First that it provides to the third party making the proposal, to the extent such information was not previously provided to Emclaire.
In the merger agreement:
“superior proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified made by a third party to enter into an acquisition transaction on terms that the board of directors of Community First reasonably determines in its good faith judgment, after consultation with outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Community First common stock or all, or substantially all, of the assets of Community First and its subsidiaries on a consolidated basis; (b) would result in a transaction that (i) involves consideration to the holders of the shares of Community First common stock that is more favorable than the merger consideration to be paid to Community First’s shareholders pursuant to the merger agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing of the proposed transaction in addition to those specifically contemplated by the merger agreement, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to Community First than the merger and the transactions contemplated by the merger agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

In addition, Community First has agreed that it will not:
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withdraw, qualify or modify in a manner adverse to Emclaire, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below; or

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approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Emclaire merger.

Up until the time of the Community First shareholder meeting, however, Community First may withdraw, qualify or modify its recommendation to Community First shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if, but only if:
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the Community First board of directors has reasonably determined in good faith, after consultation with its outside legal counsel and financial advisor that the failure to take such actions would be reasonably likely to result in a violation of the board’s fiduciary duties to Community First’s shareholders under applicable law;

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it has provided at least three business days’ prior notice to Emclaire of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Community First in response to an acquisition proposal, the latest material terms and conditions of, and the identity of the third party making, any such acquisition proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances); and

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after taking into account any adjusted, modified or amended terms as may have been committed to by Emclaire in writing, the Community First board of directors has again in good faith determined that it would nevertheless be reasonably likely to result in a violation of the board of directors’ fiduciary duties under applicable law to continue to recommend the merger agreement.

Expenses and Fees
In general, each of Emclaire and Community First will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.
Indemnification and Insurance
The merger agreement requires Emclaire to indemnify Community First’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under applicable law and the Community First articles of incorporation or the Community First bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, cause of action, proceeding or investigation in which any person who is or has been a director or officer of Community First or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director or officer of Community First or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Emclaire will defend against and respond thereto.
Emclaire has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Emclaire provide advancement of expenses to, all past and present officers, directors and employees of Community First and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by Pennsylvania law and Community First’s articles of incorporation and bylaws.

The merger agreement provides that Emclaire will maintain for a period of six years after completion of the merger Community First’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Emclaire is not required to incur an aggregate expense greater than $45,000.
Conditions to Complete the Merger
Completion of the merger is subject to the fulfillment of certain conditions, none of which may be waived, including:
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the approval and adoption of the merger agreement by Community First’s shareholders and the approval of the bank merger agreement by Community First as the sole voting shareholder of Community First Bank (which has already been received) and by Emclaire as the sole shareholder of Farmers National;

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the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the merger or the bank merger;

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the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Emclaire and Community First, and the expiration of all related waiting periods required to complete the merger;

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the effectiveness of the registration statement of which this proxy statement/information statement/prospectus is a part with respect to the Emclaire common stock to be issued in the merger and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

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the receipt by each of Emclaire and Community First of a legal opinion with respect to certain United States federal income tax consequences of the merger; and

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the approval for listing on the NASDAQ Capital Market of the shares of common stock of Emclaire to be issued in the merger.

Each of Emclaire’s and Community First’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:
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the absence of a material adverse effect on the other party;

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the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

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performance of all obligations in all material respects;

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obtaining all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the merger;

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holders of no more than ten percent (10.0%) of the issued and outstanding shares of Community First common stock shall have exercised their statutory appraisal or dissenters’ rights;

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Emclaire shall have taken all requisite corporate action in order to elect the two Community First representatives to the boards of director of Emclaire and Farmers National effective as of the effective time of the merger; and

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Emclaire having delivered the merger consideration to the exchange agent.

Emclaire and Community First cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/information statement/prospectus, Emclaire and Community First have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:
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if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

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if the merger has not been completed by February 28, 2019, unless the failure to complete the merger by that date was due to the terminating party’s action or inaction;

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if the shareholders of Community First fail to provide the requisite shareholder approval of the merger agreement;

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if any of the required regulatory approvals are denied (and the denial is final and non-appealable); or

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if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action restraining, enjoining or otherwise prohibiting the merger or the bank merger (and such order, decree, ruling or action is final and non-appealable).

In addition, Emclaire’s board of directors may terminate the merger agreement if the Community First board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Emclaire, or has otherwise made a determination to accept such proposal.
Further, Community First’s board of directors may terminate the merger agreement if Community First has received a superior proposal and has made a determination to accept such proposal.
Community First may also terminate the merger agreement at any time during the three-day period following the tenth calendar day immediately prior to the effective time of the merger, or if such calendar day is not a trading day on the NASDAQ Capital Market, the trading day immediately preceding such calendar day (the “determination date”), if Community First’s board determines that each of the following have occurred:
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the average of the daily closing sale prices of a share of Emclaire common stock as reported on the NASDAQ Capital Market for the 20 consecutive trading days immediately preceding the determination date is less than $27.0419; and

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the decrease in the price of Emclaire common stock is 17.5% greater than the decrease in the SNL MicroCap U.S. Bank Index during the same period.

However, if Community First chooses to exercise this termination right, Emclaire has the option, within five business days of receipt of notice from Community First, to adjust the merger consideration and prevent termination under this provision.
If the merger agreement is terminated, it will become void, and there will be no liability on the part of Emclaire or Community First, except that both Emclaire and Community First will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee
Community First will pay Emclaire a termination fee of  $750,000 in the event that the merger agreement is terminated:
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by Emclaire because Community First has received a superior proposal and Community First entered into an acquisition agreement with respect to the superior proposal, terminated the merger agreement, or withdrew the Community First recommendation to its shareholders, failed to make the Community First recommendation or modified or qualified the Community First recommendation in a manner adverse to Emclaire;

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by Community First because Community First received and made a determination to accept a superior proposal; or

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where Community First enters into a definitive agreement relating to an acquisition proposal or the consummation of an acquisition proposal involving Community First within twelve (12) months after the occurrence of any of the following: (a) the termination of the merger agreement by Emclaire pursuant to a willful material breach of a representation, warranty, covenant or other agreement by Community First or (b) because of the failure of the shareholders of Community First to approve the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement
Subject to applicable law, the parties may amend the merger agreement by written agreement between Community First and Emclaire executed in the same manner as the merger agreement.
At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:
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extend the time for the performance of any of the obligations or other acts of the other party;

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waive any inaccuracies in the representations and warranties of the other party; or

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waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of merger agreement by the shareholders of Community First, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to Community First shareholders.
ACCOUNTING TREATMENT
The merger will be accounted for as a “business combination,” as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes, with Emclaire treated as the acquiror. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Community First as of the effective time of the merger will be recorded at their respective fair values and added to those of Emclaire. Any excess of purchase price over the fair values of net identifiable, tangible and intangible assets and liabilities is recorded as goodwill. Consolidated financial statements of Emclaire issued after the merger would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Community First.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
OF THE MERGER AND BANK MERGER
The following discussion addresses the material United States federal income tax consequences of the merger to U.S. holders of Community First common stock and of the bank merger to U.S. holders of Community First Bank preferred stock. The term “U.S. holder” means a beneficial owner of shares of Community First common stock or Community First Bank preferred stock that is, for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia;

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a trust if  (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 20, 1996, and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or

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an estate that is subject to U.S. federal income taxation on its income regardless of its source.

The discussion is based on the Code, the U.S. Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service, and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to Community First shareholders that hold their Community First common stock as a capital asset within the meaning of Section 1221 of the Code. and to Community First Bank preferred shareholders that hold their Community First Bank preferred stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal taxation that may be relevant to a particular shareholder in light of its personal circumstances or to shareholders subject to special treatment under the United States federal income tax laws, including without limitation the following:
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banks and other financial institutions,

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tax-exempt organizations,

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insurance companies,

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retirement plans, individual retirement accounts or other tax-deferred accounts,

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dealers or brokers in securities or currencies,

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traders in securities who elect to use the mark-to-market method of accounting,

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S corporations, partnerships and other pass-through entities and investors in any such entities,

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real estate investment trusts,

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regulated investment companies,

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mutual funds,

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controlled foreign corporations or passive foreign investment companies,

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persons that are not a U.S. holder,

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U.S. expatriates or former citizens or residents of the United States,

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U.S. holders whose functional currency is not the U.S. dollar,

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shareholders who received their Community First common stock through the exercise of employee stock options, holders of options to acquire Community First common stock, or holders who acquired their Community First common stock through a tax-qualified retirement plan or otherwise as compensation, and

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shareholders who hold Community First common stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger or bank merger, or under any U.S. federal laws other than those pertaining to the income tax, nor does it address any considerations in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto).
Each holder of Community First common stock and each holder or Community First Bank preferred stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.
In connection with the filing with the SEC of the registration statement on Form S-4 of which this joint proxy statement/information statement/prospectus is a part, Silver, Freedman, tax counsel to Emclaire, has rendered its tax opinion to Emclaire and Bybel Rutledge, tax counsel to Community First, has rendered its tax opinion to Community First addressing the U.S. federal income tax consequences of the merger as described below. In rendering their respective tax opinions, each counsel relied upon representations and covenants, including those contained in certificates of officers of Emclaire and Community First, reasonably satisfactory in form and substance to each such counsel. If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger and bank merger could be adversely affected. Copies of the tax opinions are attached as Exhibits 8.1 and 8.2 to the registration statement on Form S-4.
The merger is conditioned upon receipt at closing by Emclaire of a legal opinion from Silver, Freedman and upon receipt at closing by Community First of a legal opinion from Bybel Rutledge, in each case dated the closing date of the merger and to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. Neither of these opinions will be binding on the Internal Revenue Service or the courts, and neither Emclaire nor Community First intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below.
The opinions of Silver, Freedman and Bybel Rutledge to be issued at closing will rely on certain assumptions that customarily are made with respect to transactions of this kind. The opinions also will rely on certain factual representations contained in officers’ certificates of Emclaire and Community First. Silver, Freedman and Bybel Rutledge will assume such representations to be true, correct and complete. If any such representation cannot be made on the effective date of the merger, or any such representation or assumption is incorrect, then Silver, Freedman and Bybel Rutledge may be unable to render the opinions upon which the closing is conditioned.
In the opinion of Silver, Freedman and Bybel Rutledge, in reliance on representation letters provided by Emclaire and Community First and upon customary factual assumptions, as well as certain covenants and undertakings of Emclaire and Community First, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The discussion below of the material U.S. federal income tax consequences of the merger serves, insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, as the opinion of each of Silver, Freedman and Bybel Rutledge as to the material U.S. federal income tax consequences of the merger to the U.S. holders of Community First common stock.
Receipt of Emclaire Common Stock and Cash
Gain But No Loss.   A U.S. holder of Community First common stock will recognize gain, but not loss, in an amount equal to the lesser of:
•
the amount of gain realized with respect to the Community First common stock surrendered in the exchange; and

•
the amount of cash received (other than cash received in lieu of a fractional share of Emclaire common stock, which will be taxed as discussed below under “— Cash Received in Lieu of a Fractional Share of Emclaire Common Stock”).

The amount of gain realized with respect to the Community First common stock exchanged will equal the excess, if any, of:
•
the sum of the cash received plus the fair market value of Emclaire common stock received over

•
the Community First shareholder’s adjusted tax basis in such Community First common stock.

For this purpose, gain or loss must be calculated separately for each identifiable block of shares of Community First common stock surrendered in the merger, and a loss with respect to one block of shares may not be used to offset a gain realized on another block of shares. Holders should consult their tax advisors regarding the manner in which gain or loss should be determined for each identifiable block of Community First common stock surrendered in the merger. In addition, for purposes of calculating gain or loss, the fair market value of Emclaire common stock is based on the trading price of that stock on the date of completion of the merger.
For purposes of determining the character of this gain, such Community First shareholder will be treated as having received only Emclaire common stock in exchange for such shareholder’s Community First common stock, and as having immediately redeemed a portion of such Emclaire common stock for the cash received. Unless this deemed redemption is treated as a dividend (as described below in “— Possible Treatment of Cash as a Dividend”) to the extent of such shareholder’s ratable share of accumulated earnings and profits of Community First, the gain will be capital gain if the Community First common stock is held by such shareholder as a capital asset at the time of the merger. Any capital gain will be long-term capital gain if, as of the date the merger is completed, the holding period for such Community First common stock is more than one year.
Tax Basis.   The aggregate adjusted tax basis of Emclaire common stock received in the merger generally will be equal to the aggregate adjusted tax basis of the shares of Community First common stock surrendered in the merger, reduced by the amount of cash received by the holder in the merger (excluding any cash received in lieu of a fractional share), and increased by the amount of any gain recognized by the holder in the merger (including any portion of the gain that is treated as a dividend, as described below under “— Possible Treatment of Cash as a Dividend,” but excluding any gain or loss resulting from the deemed issuance and redemption of fractional shares as described below under “— Cash Received in Lieu of a Fractional Share of Emclaire Common Stock”).
Holding Period.   The holding period of Emclaire common stock received in the merger (including fractional shares of Emclaire common stock deemed received and redeemed as described below) will include the holding period of the Community First common stock exchanged therefor.
Taxation of Capital Gain.   Except as described under “— Possible Treatment of Cash as a Dividend” below, gain that holders of Community First common stock recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held (or are treated as having held) their Community First common stock for more than one year as of the effective date of the merger. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates compared to ordinary income rates.
Possible Treatment of Cash as a Dividend.   In general, the determination of whether gain recognized by a U.S. holder of Community First common stock who exchanges its shares of Community First common stock for a combination of Emclaire common stock and cash will be treated as capital gain or as a dividend distribution will depend on whether, and to what extent, the merger reduces the holder’s deemed percentage ownership in Emclaire. For purposes of this determination, each U.S. holder of Community First common stock is treated as if it first exchanged all of its shares of Community First common stock solely for Emclaire common stock and then Emclaire immediately redeemed a portion of the Emclaire common stock in exchange for the cash the holder actually received. The gain recognized in this deemed redemption will be treated as capital gain and not as a dividend equivalent if the deemed redemption is (1) “substantially disproportionate” with respect to the holder, or (2) “not essentially equivalent to a dividend” (i.e., the deemed redemption results in a “meaningful reduction” in the Community First shareholder’s interest in Emclaire common stock). The exchange will be substantially disproportionate with respect to the holder if the holder’s percentage interest in Emclaire common stock (including stock constructively owned by the holder) immediately after the merger is less than 80% of what the percentage interest would have been if, hypothetically, the holder had received solely Emclaire common stock in exchange for all Community First common stock owned or constructively owned by the holder before the merger. Whether an exchange would result in a meaningful reduction depends on the particular Community First shareholder’s facts and circumstances. The Internal Revenue Service has ruled that a shareholder in a publicly-held corporation whose stock interest is minimal (e.g., less than 1%) and who exercises no control with respect to corporate affairs can be considered to have a “meaningful reduction” if that shareholder has a minor reduction in its percentage stock ownership in the deemed redemption. Accordingly, the gain recognized in the deemed exchange by such a shareholder would be treated as capital gain. In determining a Community First shareholder’s interest in Emclaire common stock, the Community First shareholder may be deemed to own any shares of Emclaire common stock owned, or constructively owned, by certain persons related to such Community First shareholder or that are subject to an option held by the Community First shareholder or a related person.
These rules are complex and dependent upon the specific factual circumstances particular to each Community First shareholder. Consequently, each holder should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder. Community First shareholders that are corporations should consult their tax advisors regarding their eligibility for a dividends received deduction and the treatment of the dividend as an “extraordinary dividend” under Section 1059 of the Code.
Cash Received in Lieu of a Fractional Share of Emclaire Common Stock
A U.S. holder of Community First common stock who receives cash instead of a fractional share of Emclaire common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of that fractional share by Emclaire. Unless the receipt of such cash is treated as a dividend under the principles discussed above under “— Possible Treatment of Cash as a Dividend,” a U.S. holder of Community First common stock generally will recognize gain or loss equal to the difference between the amount of cash received and the Community First shareholder’s portion of such shareholder’s aggregate adjusted tax basis of the shares of Community First common stock exchanged in the merger which is allocable to the fractional share. Such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is more than one year. The deductibility of capital losses is subject to limitations.
Dissenting Shareholders
If you are a U.S. holder of Community First common stock and you perfect your dissenters’ rights with respect to your shares of such stock, you will generally recognize capital gain or loss equal to the difference between the amount of cash received in exchange for those shares and your tax basis in those shares. Any taxable gain or loss to a U.S. holder on the exchange of Community First common stock will generally be treated as either long-term or short-term capital gain or loss depending on such shareholder’s holding period for such stock. The tax consequences of cash received may vary depending upon your individual circumstances. Each U.S. holder of Community First stock who contemplates exercising statutory dissenters’ rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.
Net Investment Income Tax
A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of: (i) his or her “net investment income” for the relevant taxable year; or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). Estates and trusts are subject to similar rules. Net investment income generally would include any capital gain recognized in connection with the merger (including any gain treated as a dividend), as well as, among other items, other interest, dividends, capital gains and rental or royalty income received by such individual. Holders should consult their tax advisors as to the application of this additional tax to their circumstances.

Backup Withholding and Information Reporting
Backup withholding at the applicable rate (currently 24%) will generally apply to merger consideration that includes cash if the exchanging Community First shareholder fails to properly certify that it is not subject to backup withholding, generally on Internal Revenue Service Form W-9. Certain holders, including, among others, United States corporations, are not subject to backup withholding, but they may still need to furnish a Form W-9 or otherwise establish an exemption. Any amounts withheld from payments to a Community First shareholder under the backup withholding rules are not additional taxes and will be allowed as a refund or credit against the shareholder’s United States federal income tax liability, provided that the required information is timely furnished to the Internal Revenue Service.
A U.S. holder of Community First common stock who receives Emclaire common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of Community First common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Emclaire common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis (determined immediately prior to the exchange) in the Community First common stock surrendered and the fair market value (determined immediately prior to the exchange) of the Community First common stock that is exchanged by such significant holder. A “significant holder” is a holder of Community First common stock who, immediately before the merger, owned at least 1% of the outstanding stock of Community First or securities of Community First with a basis for federal income taxes of at least $1.0 million.
Material U.S. Federal Income Tax Consequences if the Merger Fails to Qualify as a Reorganization
If the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Community First common stock generally will recognize capital gain or loss equal to the difference between (a) the sum of the fair market value of the shares of Emclaire common stock received by such U.S. holder in the merger and the amount of cash received by such U.S. holder in the merger and (b) its adjusted tax basis in the shares of Community First common stock surrendered in exchange therefor.
Receipt of Emclaire Preferred Stock
A U.S. holder of Community First Bank preferred stock who receives Emclaire preferred stock in exchange for shares of Community First Bank preferred stock in the bank merger will not recognize any gain or loss on such exchange. The aggregate basis of the new Emclaire preferred stock received in the bank merger will be the same as the aggregate basis of the Community First Bank preferred stock for which it is exchanged, and the holding period of the new Emclaire preferred stock received in the bank merger will include the holding period of the Community First Bank preferred stock for which it is exchanged.
If the bank merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder of Community First Bank preferred stock generally will recognize capital gain or loss equal to the difference between (a) the fair market value of the shares of Emclaire preferred stock received by such U.S. holder in the bank merger and (b) its adjusted tax basis in the shares of Community First Bank preferred stock surrendered in exchange therefor.
This discussion does not address U.S. federal income tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger or the bank merger. Tax matters are very complicated, and the tax consequences of the merger or the bank merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences to you of the merger and the bank merger.

INFORMATION ABOUT COMMUNITY FIRST BANCORP, INC.
General
Community First is the parent company of Community First Bank, a Pennsylvania chartered bank. Both Community First and Community First Bank maintain their headquarters in Reynoldsville, Pennsylvania.
Description of Community First Bancorp, Inc.
Community First was incorporated on September 25, 1995. It is a registered bank holding company pursuant to the BHCA and, as such, is subject to examination and regulation by the Federal Reserve Board and the Pennsylvania Department. Community First’s principal activity consists of owning and supervising Community First Bank. Community First’s net income is largely derived from the business of Community First Bank. At March 31, 2018, Community First had assets of approximately $131 million and total equity of  $13 million.
Community First’s common stock is not listed on any stock exchange or quoted on any interdealer quotation system.
Description of Community First Bank
Community First Bank was originally chartered as a National Association (N.A.) in 1893 under the name The First National Bank of Reynoldsville. In 1995, it changed its name to Community First Bank, N.A.
Community First Bank became a wholly owned subsidiary of Community First in 1995 and converted from a national bank to a Pennsylvania state-chartered commercial bank on May 1, 2006.
Community First Bank is a community bank serving customers in Clearfield, Jefferson and Clarion counties, providing a full range of financial services, including accepting time, demand and savings deposits and providing loans for one-to-four family residential mortgages, agriculture loans, consumer loans, and loans to small to medium sized businesses. It operates four offices located in Reynoldsville, Sykesville, Punxsutawney and Clarion, Pennsylvania.
Community First Bank is subject to examination and comprehensive regulation by the Pennsylvania Department, and the FDIC, which insures customer deposits held by Community First to the full extent provided by law. Community First is a member of the Federal Home Loan Bank of Pittsburgh. At March 31, 2018, Community First Bank had assets of approximately $128 million, deposits of $107 million, net loans of  $113 million and total equity of  $12 million. For the three months ended March 31, 2018, Community First recognized net income of  $138,000.
As of May 31, 2018, Community First Bank had 36 full-time employees and three part time employees. Management considers relations with its employees to be good. Community First Bank is not a party to any collective bargaining agreement.
INFORMATION ABOUT COMMUNITY FIRST DIRECTOR DESIGNEES
TO THE BOARDS OF DIRECTORS OF EMCLAIRE FINANCIAL CORP
AND THE FARMERS NATIONAL BANK OF EMLENTON
This section provides information as of            , 2018, about Henry H. Deible and Henry H. Deible, II, current directors of Community First and Community First Bank, each of whom are to be appointed to the boards of directors of Emclaire and Farmers National upon consummation of the merger. The information presented includes information each director has provided about his age, all positions he holds, and principal occupation(s) for the past five years. The following also includes individual qualifications or skills that are expected to contribute to the effectiveness of the boards of directors of Emclaire and Farmers National as a whole. Community First believes that each director has a reputation for integrity and maintains high ethical standards both personally and professionally. They each have a profound understanding of the banking industry and an ability to exercise sound judgement. Messrs. Deible have keen insight into the duties and responsibilities associated with bank board membership, and a demonstrated commitment to the communities in which they serve.
Henry H. Deible, 64, has been a director of Community First and Community First Bank since July 17, 1979. Mr. Deible has served as President and Chief Executive Officer of Community First and Community First Bank for a significant portion of his professional career and has seen the bank through many years of service to the Reynoldsville, Sykesville, Punxsutawney, and Clarion, Pennsylvania communities.
Henry H. Deible, II, 35, has been a director of Community First and Community First Bank since December 18, 2014. Mr. Deible, II employs his community banking roots as both a businessman and real estate investor. He is the owner of Forestland Investments, LLC, and a Forester at Sustainable Forestry Consultants, LLC, both headquartered in Reynoldsville, Pennsylvania.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF COMMUNITY FIRST
Principal Owners
The following table sets forth, as of             , 2018, the name and address of each person who owns of record or who is known by Community First’s board of directors to be the beneficial owner of more than five percent (5%) of Community First’s outstanding common stock, the number of shares beneficially owned by such persons, and the percentage of Community First’s outstanding common stock so owned.
Name and Address	Shares Beneficially Owned	Percent of Outstanding Common Stock Beneficially Owned(1)
Henry H. Deible 200 Lewis Street Reynoldsville, PA 15851	60,058(2)	16.36%
Mary M. Deible 200 Lewis Street Reynoldsville, PA 15851	49,341(3)	13.44%
Eugene E. Deible, III 815 Thompson Street Reynoldsville, PA 15851	40,029(4)	10.90%
Patricia E. Beach 21 Washington Street Landing, NJ 07850	39,142(5)	10.66%
Donald Beach 21 Washington Street Landing, NJ 07850	36,142(6)	9.84%

(1)
Represents percentage of 367,162 shares of Community First common stock issued and outstanding as of             , 2018.

(2)
Includes 2,500 shares of Community First common stock held individually by Henry H. Deible, 49,341 shares of Community First common stock held jointly with his spouse, Mary M. Deible, 2,250 shares of Community First common stock held individually in a self-directed IRA, and 5,967 shares of Community First common stock held by Northern Horizons, LLC of which Mr. Deible is the owner.

(3)
Includes 49,341 shares of Community First common stock held jointly with her spouse, Henry H. Deible.

(4)
Includes 10,377 shares of Community First common stock held individually by Eugene E. Deible, III and 29,692 shares of Community First common stock held by the Eugene E. Deible, III Dynasty Protector Trust for which Mr. Deible is trustee.

(5)
Includes 36,142 shares of Community First common stock held jointly with her spouse, Donald Beach, 1,500 shares of Community First common stock held jointly with her son, Christopher Beach, and 1,500 shares held jointly with her son, Timothy Beach.

(6)
Includes 36,142 shares of Community First common stock held jointly with his spouse, Patricia E. Beach.

Beneficial Ownership by Directors and Executive Officers
The following table sets forth, as of             , 2018, the amount and percentage of common stock of Community First beneficially owned by each director, each executive officer, and all directors and executive officers of Community First as a group.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Outstanding Common Stock Beneficially Owned(3)
Directors
Eugene E. Deible, III	40,029(4)	10.90%
Henry H. Deible	60,058(5)	16.36%
Henry H. Deible, II	320	—
Dr. Harry E. Kunselman	2,800	—
Robert M. Hanak, Esquire	7,417(6)	2.02%
Eugene V. Zanot	6,000	1.63%
Executive Officers who are not Directors
W. Jay Chamberlin Sr. Vice President, Lending and Credit Administration and Chief Credit Officer	619	—
Michael D. Robinson, Sr., PhD Sr. Vice President, Finance and Operations and Chief Financial Officer	150	—
All Directors and Executive Officers as a Group (8 persons)	117,393	31.97%

(1)
The securities “beneficially owned” by an individual are determined in accordance with the definitions of  “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after            , 2018. Beneficial ownership may be disclaimed as to certain of the securities.

(2)
Information furnished by the directors and Community First.

(3)
Represents percentage of 367,162 shares of Community First common stock issued and outstanding as of             , 2018. Less than one percent unless otherwise specified.

(4)
Includes 10,377 shares of Community First common stock held individually by Eugene E. Deible, III and 29,692 shares of Community First common stock held by the Eugene E. Deible, III Dynasty Protector Trust for which Mr. Deible is trustee.

(5)
Includes 2,500 shares of Community First common stock held individually by Henry H. Deible, 49,341 shares of Community First common stock held jointly with his spouse, Mary M. Deible, 2,250 shares of Community First common stock held individually in a self-directed IRA, and 5,967 shares of Community First common stock held by Northern Horizons, LLC of which Mr. Deible is the owner.

(6)
Includes 2,500 shares of Community First common stock held individually by Mr. Hanak, 2,917 shares of Community First common stock individually held by his spouse, 1,000 shares of Community First common stock held individually by his spouse in street name, and 1,000 shares of Community First common stock held jointly with his spouse.

It is currently expected that former shareholders of Community First as a group will receive shares in the merger constituting approximately 15.6% of the outstanding shares of Emclaire common stock immediately after completion of the merger. As a result, current shareholders of Emclaire as a group will own approximately 84.4% of the outstanding shares of Emclaire common stock immediately after the completion of the merger.

INFORMATION ABOUT EMCLAIRE FINANCIAL CORP
General
Emclaire Financial Corp is a Pennsylvania corporation and financial holding company that provides a full range of retail and commercial financial products and services to customers in western Pennsylvania through its wholly owned subsidiary bank, The Farmers National Bank of Emlenton. Emclaire also provides real estate settlement services through its subsidiary, Emclaire Settlement Services, LLC, or the Title Company.
Farmers National was organized in 1900 as a national banking association and is a financial intermediary whose principal business consists of attracting deposits from the general public and investing such funds in real estate loans secured by liens on residential and commercial properties, consumer loans, commercial business loans, marketable securities and interest-earning deposits. Farmers National currently operates through a network of seventeen retail branch offices in Venango, Allegheny, Butler, Clarion, Clearfield, Crawford, Elk, Jefferson and Mercer counties, Pennsylvania and Hancock county, West Virginia. Emclaire and Farmers National are headquartered in Emlenton, Pennsylvania.
Farmers National is subject to examination and comprehensive regulation by the Office of the Comptroller of the Currency, or OCC, which is Farmers National’s chartering authority, and the Federal Deposit Insurance Corporation, or FDIC, which insures customer deposits held by Farmers National to the full extent provided by law. Farmers National is a member of the Federal Reserve Bank of Cleveland and the Federal Home Loan Bank of Pittsburgh, or FHLB. Emclaire is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended, or BHCA, and a financial holding company under the Gramm-Leach Bliley Act of 1999.
On September 30, 2017, Emclaire completed the acquisition of Northern Hancock Bank and Trust Co., or Northern Hancock, in accordance with the terms of an agreement and plan of merger, dated as of May 4, 2017, in exchange for 54,445 shares of common stock valued at $1.7 million and $22,000 in cash. In addition, on April 30, 2016, Emclaire completed its acquisition of United American Savings Bank, or United American, in accordance with the terms of an agreement and plan of merger, dated December 30, 2015, in exchange for cash consideration of  $13.2 million. These acquisitions expanded Emclaire’s franchise into new markets and increased Emclaire’s consolidated total assets, loans and deposits.
At March 31, 2018, Emclaire had $755.8 million in total assets, $58.9 million in stockholders’ equity, $666.7 million in net loans and $584.5 million in total deposits.
Lending Activities
General.   The principal lending activities of Emclaire are the origination of residential mortgage, commercial mortgage, commercial business and consumer loans. Nearly all of Emclaire’s loans are originated in and secured by property within Emclaire’s primary market area.
One-to-Four Family Mortgage Loans.   Emclaire offers first mortgage loans secured by one-to-four family residences located mainly in Emclaire’s primary lending area. One-to-four family mortgage loans amounted to 38.1% of the total loan portfolio at March 31, 2018 and 38.1% at December 31, 2017. Typically such residences are single-family owner occupied units. Emclaire is an approved, qualified lender for the Federal Home Loan Mortgage Corporation, or FHLMC, and the FHLB. As a result, Emclaire may sell loans to and service loans for the FHLMC and FHLB in market conditions and circumstances where this is advantageous in managing interest rate risk.
Home Equity Loans.   Emclaire originates home equity loans secured by single-family residences. Home equity loans amounted to 17.0% of the total loan portfolio at March 31, 2018 and 17.1% at December 31, 2017. These loans may be either a single advance fixed-rate loan with a term of up to 20 years or a variable rate revolving line of credit. These loans are made only on owner-occupied single-family residences.
Commercial Business and Commercial Real Estate Loans.   Commercial lending constitutes a significant portion of Emclaire’s lending activities. Commercial business and commercial real estate loans amounted to 43.4% of the total loan portfolio at March 31, 2018 and 43.2% at December 31, 2017.

Commercial real estate loans generally consist of loans granted for commercial purposes secured by commercial or other nonresidential real estate. Commercial loans consist of secured and unsecured loans for such items as capital assets, inventory, operations and other commercial purposes.
Consumer Loans.   Consumer loans generally consist of fixed-rate term loans for automobile purchases, home improvements not secured by real estate, capital and other personal expenditures. Emclaire also offers unsecured revolving personal lines of credit and overdraft protection. Consumer loans amounted to 1.6% of the total loan portfolio at March 31, 2018 and 1.6% at December 31, 2017.
Loans to One Borrower.   National banks are subject to limits on the amount of credit that they can extend to one borrower. Under current law, loans to one borrower are limited to an amount equal to 15% of unimpaired capital and surplus on an unsecured basis, and an additional amount equal to 10% of unimpaired capital and surplus if the loan is secured by readily marketable collateral. At March 31, Farmers National’s loans to one borrower limit based upon 15% of unimpaired capital was $9.7 million. Farmers National may grant credit to borrowers in excess of the legal lending limit as part of the Legal Lending Limit Pilot Program approved by the OCC which allows Farmers National to exceed its legal lending limit within certain parameters. At March 31, 2018, the bank’s largest single lending relationship had an outstanding balance of  $7.8 million.
Loan Portfolio.   The following table sets forth the composition and percentage of Emclaire’s loans receivable in dollar amounts and in percentages of the portfolio as of the dates indicated:
	As of March 31, 2018		As of December 31,
			2017		2016		2015		2014		2013
(Dollar amounts in thousands)	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%	Dollar Amount	%
Mortgage loans on real estate:
Residential mortgages	$224,690	38.1%	$221,823	38.1%	$198,167	38.0%	$139,305	32.0%	$107,173	27.8%	$105,541	29.5%
Home equity loans and lines of credit	100,241	17.0%	99,940	17.1%	91,359	17.5%	87,410	20.1%	89,106	23.2%	87,928	24.6%
Commercial real estate	196,788	33.3%	193,068	33.1%	166,994	32.1%	129,691	29.8%	110,810	28.8%	101,499	28.5%
Total real estate loans	521,719	88.4%	514,831	88.3%	456,520	87.6%	356,406	81.9%	307,089	79.8%	294,968	82.6%
Other loans:
Commercial business	59,200	10.0%	58,941	10.1%	57,788	11.1%	71,948	16.5%	70,185	18.2%	53,214	14.9%
Consumer	9,258	1.6%	9,589	1.6%	6,672	1.3%	6,742	1.6%	7,598	2.0%	9,117	2.6%
Total other loans	68,458	11.6%	68,530	11.7%	64,460	12.4%	78,690	18.1%	77,783	20.2%	62,331	17.4%
Total loans receivable		100.0%	583,361	100.0%	520,980	100.0%	435,096	100.0%	384,872	100.0%	357,299	100.0%
Less:
Allowance for loan losses	5,935		6,127		5,545		5,205		5,224		4,869
Net loans receivable	$584,242		$577,234		$515,435		$429,891		$379,648		$352,430

The following table sets forth the final maturity of loans in Emclaire’s portfolio as of March 31, 2018. Demand loans having no stated schedule of repayment and no stated maturity are reported as due within one year.
(Dollar amounts in thousands)	Due in one year or less	Due from one to five years	Due from five to ten years	Due after ten years	Total
Residential mortgages	$2,114	$3,425	$14,178	$204,973	$224,690
Home equity loans and lines of credit	645	10,113	23,015	66,468	100,241
Commercial real estate	1,522	26,090	64,743	104,433	196,788
Commercial business	1,139	13,296	17,099	27,666	59,200
Consumer	222	5,233	2,399	1,404	9,258
	$5,642	$58,157	$121,434	$404,944	$590,177

The following table sets forth the final maturity of loans in Emclaire’s portfolio as of December 31, 2017. Demand loans having no stated schedule of repayment and no stated maturity are reported as due within one year.
(Dollar amounts in thousands)	Due in one year or less	Due from one to five years	Due from five to ten years	Due after ten years	Total
Residential mortgages	$6,870	$3,601	$13,704	$197,648	$221,823
Home equity loans and lines of credit	697	10,396	23,769	65,078	99,940
Commercial real estate	1,170	24,230	64,773	102,895	193,068
Commercial business	968	13,254	18,305	26,414	58,941
Consumer	271	5,179	2,678	1,461	9,589
	$9,976	$56,660	$123,229	$393,496	$583,361

The following table sets forth the dollar amount of Emclaire’s fixed and adjustable rate loans with maturities greater than one year as of March 31, 2018:
(Dollar amounts in thousands)	Fixed rates	Adjustable rates
Residential mortgages	$211,590	$10,986
Home equity loans and lines of credit	87,726	11,870
Commercial real estate	31,435	163,831
Commercial business	23,809	34,252
Consumer	7,419	1,617
	$361,979	$222,556

The following table sets forth the dollar amount of Emclaire’s fixed and adjustable rate loans with maturities greater than one year as of December 31, 2017:
(Dollar amounts in thousands)	Fixed rates	Adjustable rates
Residential mortgages	$203,556	$11,397
Home equity loans and lines of credit	85,010	14,233
Commercial real estate	60,390	131,508
Commercial business	25,667	32,306
Consumer	7,605	1,713
	$382,228	$191,157

Contractual maturities of loans do not reflect the actual term of Emclaire’s loan portfolio. The average life of mortgage loans is substantially less than their contractual terms because of loan prepayments and enforcement of due-on-sale clauses, which give Emclaire the right to declare a loan immediately payable in the event, among other things, that the borrower sells the real property subject to the mortgage. Scheduled principal amortization also reduces the average life of the loan portfolio. The average life of mortgage loans tends to increase when current market mortgage rates substantially exceed rates on existing mortgages and conversely, decrease when rates on existing mortgages substantially exceed current market interest rates.
Delinquencies and Classified Assets
Delinquent Loans and Other Real Estate Acquired Through Foreclosure (OREO).   Typically, a loan is considered past due and a late charge is assessed when the borrower has not made a payment within 15 days from the payment due date. When a borrower fails to make a required payment on a loan, Emclaire attempts to cure the deficiency by contacting the borrower. The initial contact with the borrower is made shortly after the 17th day following the due date for which a payment was not received. In most cases, delinquencies are cured promptly.

If the delinquency exceeds 60 days, Emclaire works with the borrower to set up a satisfactory repayment schedule. Typically, loans are considered nonaccruing upon reaching 90 days delinquent unless the credit is well secured and in the process of collection, although Emclaire may be receiving partial payments of interest and partial repayments of principal on such loans. When a loan is placed in nonaccrual status, previously accrued but unpaid interest is deducted from interest income. Emclaire institutes foreclosure action on secured loans only if all other remedies have been exhausted. If an action to foreclose is instituted and the loan is not reinstated or paid in full, the property is sold at a judicial or trustee’s sale at which Emclaire may be the buyer.
Real estate properties acquired through, or in lieu of, foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure less costs to sell, thereby establishing a new cost basis. After foreclosure, management periodically performs valuations and the real estate is carried at the lower of carrying amount or fair value less the cost to sell the property. Revenue and expenses from operations and changes in the valuation allowance are included in the loss on foreclosed real estate. Emclaire generally attempts to sell its OREO properties as soon as practical upon receipt of clear title.
As of March 31, 2018, Emclaire’s nonperforming assets were $4.0 million, or 0.53% of Emclaire’s total assets, compared to $4.2 million, or 0.56% of Emclaire’s total assets, at December 31, 2017 and $3.6 million, or 0.52% of Emclaire’s total assets, at December 31, 2016. Nonperforming assets at March 31, 2018 included nonaccrual loans and OREO of  $2.7 million and $820,000, respectively, and $486,000 of loans 90 days or more past due and still accruing interest. Included in nonaccrual loans at March 31, 2018 were four loans totaling $427,000 considered to be troubled debt restructurings, or TDRs.
Classified Assets.   Regulations applicable to insured institutions require the classification of problem assets as “substandard,” “doubtful,” or “loss” depending upon the existence of certain characteristics as discussed below. A category designated “special mention” must also be maintained for assets currently not requiring the above classifications but having potential weakness or risk characteristics that could result in future problems. An asset is classified as substandard if not adequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. A substandard asset is characterized by the distinct possibility that Emclaire will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all the weaknesses inherent in those classified as substandard and these weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable or improbable. Assets classified as loss are considered uncollectible and of such little value that their continuance as assets is not warranted.
Emclaire’s classification of assets policy requires the establishment of valuation allowances for loan losses in an amount deemed prudent by management. Valuation allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities. When Emclaire classifies a problem asset as a loss, the portion of the asset deemed uncollectible is charged off immediately.
Emclaire regularly reviews the problem loans and other assets in its portfolio to determine whether any require classification in accordance with Emclaire’s policy and applicable regulations. As of March 31, 2018, Emclaire’s classified and criticized assets amounted to $15.6 million or 2.1% of total assets, with $4.6 million identified as special mention and $11.0 million classified as substandard compared to $14.8 million or 2.0% of total assets, with $3.2 million identified as special mention and $11.6 million classified as substandard at December 31, 2017.
Included in classified and criticized assets at March 31, 2018 are three large loan relationships exhibiting credit deterioration that may impact the ability of the borrowers to comply with their present loan repayment terms on a timely basis.
The first relationship, with an outstanding balance of  $3.4 million at March 31, 2018, consists of two commercial mortgages originated to refinance existing debt related to two separate commercial properties. The first commercial mortgage is secured by a hotel which has recently been renovated, however the financial performance has deteriorated due to increased competition from nearby newly constructed hotels and a decrease in natural gas-related construction activity. Management has committed to reducing costs to improve cash flow and is considering the sale of unrelated assets as a means to reduce debt service requirements. All contractual payments have been made in a timely manner. The second commercial mortgage is secured with a vacant parcel adjacent to the hotel. The parcel was previously acquired for future expansion, however the borrowers are considering the sale of the vacant parcel, the proceeds of which could be utilized to reduce the debt of the hotel and the related debt service requirements. All contractual payments have been made in a timely manner. Both loans are guaranteed by the three principals, all of which have reasonable liquidity and strong net worth positions. Ultimately due to the estimated value of the hotel and vacant parcel, and the willingness and ability of the guarantors to support the loans, Emclaire does not currently expect to incur a loss on the loans in this relationship.
The second relationship, with an outstanding balance of  $2.5 million at March 31, 2018, consists of one commercial mortgage originated for the construction of a hotel, restaurant and retail plaza secured by such property and the borrower’s personal residence. The hotel, restaurant and retail plaza are complete and operational; however, cash flows from operations have not been consistent and are impacted by the seasonal nature of the hotel. In addition, the borrower has limited liquidity. As a result, the borrower has listed substantial real estate holdings for sale. At March 31, 2018, the loan was performing and classified as substandard. Ultimately, due to the estimated value of the borrower’s significant real estate holdings, most of which are pledged as collateral for the subject loan, Emclaire does not currently expect to incur a loss on this loan.
The third relationship, with an outstanding balance of  $2.1 million at March 31, 2018, consists of one commercial mortgage originated for the construction of a hotel and is secured by the hotel and all related furniture, fixtures and equipment. The hotel is complete and operational; however, cash flow from the first year of operations significantly lagged management’s projections, and as such, was insufficient for debt service requirements. Although results continue to evidence improvement in operating performance, cash flow remains deficient. The loan is guaranteed by the three principals, all of whom have significant net worth positions and the ability to support the operations of the hotel until stabilization can be achieved. At March 31, 2018, the loan was performing and classified as substandard. Ultimately, due to the estimated value of the hotel and the willingness and ability of the guarantors to support the loan, Emclaire does not currently expect to incur a loss on this loan.
The following table sets forth information regarding Emclaire’s nonperforming assets as of the dates indicated:
	As of March 31, 2018	As of December 31,
(Dollar amounts in thousands)		2017	2016	2015	2014	2013
Nonperforming loans	$3,157	$3,693	$3,323	$3,069	$6,942	$5,207
Total as a percentage of gross loans	0.56%	0.63%	0.64%	0.71%	1.80%	1.46%
Repossessions	27	—	—	—	—	—
Real estate acquired through foreclosure	820	492	291	160	124	107
Total as a percentage of total assets	847	0.07%	0.04%	0.03%	0.02%	0.02%
Total nonperforming assets	$4,004	$4,185	$3,614	$3,229	$7,066	$5,314
Total nonperforming assets as a percentage of total assets	0.53%	0.56%	0.52%	0.54%	1.21%	1.01%
Allowance for loan losses as a percentage of nonperforming loans	187.99%	165.91%	166.87%	169.60%	75.25%	93.51%

Allowance for Loan Losses.   Management establishes allowances for estimated losses on loans based upon its evaluation of the pertinent factors underlying the types and quality of loans; historical loss experience based on volume and types of loans; trend in portfolio volume and composition; level and trend of nonperforming assets; detailed analysis of individual loans for which full collectability may not be assured; determination of the existence and realizable value of the collateral and guarantees securing such loans and the current economic conditions affecting the collectability of loans in the portfolio. Emclaire analyzes its loan portfolio at least quarterly for valuation purposes and to determine the adequacy of its allowance for loan losses. Based upon the factors discussed above, management believes that Emclaire’s allowance for loan losses as of March 31, 2018 of  $5.9 million was adequate to cover probable incurred losses in the portfolio at such time.

The following table sets forth an analysis of the allowance for losses on loans receivable for the periods indicated:
	Three Months ended March 31, 2018	Year ended December 31,
(Dollar amounts in thousands)		2017	2016	2015	2014	2013
Balance at beginning of period	$6,127	$5,545	$5,205	$5,224	$4,869	$5,350
Provision for loan losses	380	903	464	381	670	580
Charge-offs:
Residential mortgages	(62)	(40)	(101)	(79)	(134)	(36)
Home equity loans and lines of credit	(19)	(114)	(118)	(221)	(72)	(68)
Commercial real estate	(385)	(127)	(18)	(35)	(2)	(941)
Commercial business	(—)	(14)	(11)	(182)	(17)	—
Consumer loans	(119)	(71)	(48)	(50)	(139)	(85)
	(585)	(366)	(296)	(567)	(364)	(1,130)
Recoveries:
Residential mortgages	3	—	—	—	—	1
Home equity loans and lines of credit	1	23	3	30	1	—
Commercial real estate	2	8	158	88	18	8
Commercial business	1	2	—	31	7	18
Consumer loans	6	12	11	18	23	42
	13	45	172	167	49	69
Net charge-offs	(572)	(321)	(124)	(400)	(315)	(1,061)
Balance at end of period	$5,935	$6,127	$5,545	$5,205	$5,224	$4,869
Ratio of net charge-offs to average loans outstanding	0.10%	0.06%	0.03%	0.10%	0.08%	0.30%
Ratio of allowance to total loans at end of period	1.01%	1.05%	1.06%	1.20%	1.36%	1.36%

The following table provides a breakdown of the allowance for loan losses by major loan category as of March 31 of the year indicated:
	2018		2017
(Dollar amounts in thousands) Loan Categories:	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans
Residential mortgages	$1,919	38.1%	$1,956	38.8%
Home equity loans and lines of credit	651	17.0%	648	16.7%
Commercial real estate	2,751	33.3%	2,449	32.9%
Commercial business	560	10.0%	583	10.3%
Consumer loans	54	1.6%	52	1.3%
	$5,935	100%	$5,688	100%

The following table provides a breakdown of the allowance for loan losses by major loan category as of December 31 of the year indicated:
	2017		2016		2015		2014		2013
(Dollar amounts in thousands) Loan Categories:	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans	Dollar Amount	Percent of loans in each category to total loans
Residential mortgages	$2,090	38.1%	$1,846	32.0%	$1,429	27.8%	$955	29.5%	$923	28.7%
Home equity loans and lines of credit	646	17.1%	633	20.1%	586	23.2%	543	24.6%	625	25.2%
Commercial real estate	2,753	33.1%	2,314	29.8%	2,185	28.8%	2,338	28.4%	2,450	29.2%
Commercial business	585	10.1%	700	16.5%	960	18.2%	1,336	14.9%	822	13.4%
Consumer loans	53	1.6%	52	1.6%	45	2.0%	52	2.6%	49	3.5%
	$6,127	100%	$5,545	100%	$5,205	100%	$5,224	100%	$4,869	100%

Investment Activities
General.   Emclaire maintains an investment portfolio of securities such as U.S. government agencies, mortgage-backed securities, municipal and equity securities.
Investment decisions are made within policy guidelines as established by the Board of Directors. This policy is aimed at maintaining a diversified investment portfolio, which complements the overall asset/liability and liquidity objectives of Emclaire, while limiting the related credit risk to an acceptable level.
The following table sets forth certain information regarding the fair value, weighted average yields and contractual maturities of Emclaire’s securities as of March 31, 2018:
(Dollar amounts in thousands)	Due in 1 year or less	Due from 1 to 3 years	Due from 3 to 5 years	Due from 5 to 10 years	Due after 10 years	No scheduled maturity	Total
U.S. Treasury	$—	$1,469	$2,958	$—	$—	$—	$4,427
U.S. government sponsored entities and agencies	1,986	978	8,346	2,429	—	—	13,739
U.S. agency mortgage-backed securities: residential	—	—	—	—	23,466	—	23,466
U.S. agency collateralized mortgage obligations: residential	—	—	—	3,599	17,734	—	21,333
Corporate securities	999	492	1,954	5,011	—	—	8,456
State and political subdivision	350	2,839	7,195	11,015	3396	—	24,795
Equity securities	—	—	—	—	—	659	659
Estimated fair value	$3,335	$5,788	$20,453	$22,054	$44,596	$659	$98,785
Weighted average yield(1)	1.45%	1.97%	2.07%	3.21%	2.24%	2.78%	2.38%

(1)
Taxable equivalent adjustments have been made in calculating yields on state and political subdivision securities.

The following table sets forth certain information regarding the fair value, weighted average yields and contractual maturities of Emclaire’s securities as of December 31, 2017:
(Dollar amounts in thousands)	Due in 1 year or less	Due from 1 to 3 years	Due from 3 to 5 years	Due from 5 to 10 years	Due after 10 years	No scheduled maturity	Total
U.S. Treasury	$—	$1,475	$2,997	$—	$—	$—	$4,472
U.S. government sponsored entities and agencies	—	1,985	9,462	2,479	—	—	13,926
U.S. agency mortgage-backed securities: residential	—	—	—	—	20,758	—	20,758
U.S. agency collateralized mortgage obligations: residential	—	—	—	2,136	19,788	—	21,924
Corporate securities	1,499	—	2,493	4,538	500	—	9,030
State and political subdivision	350	4,112	9,767	11,509	3,502	—	29,240
Equity securities	—	—	—	—	—	1,817	1,817
Estimated fair value	$1,849	$7,572	$24,719	$20,662	$44,548	$1,817	$101,167
Weighted average yield(1)	1.60%	1.98%	2.07%	3.26%	2.14%	3.43%	2.35%

(1)
Taxable equivalent adjustments have been made in calculating yields on state and political subdivision securities.

The following table sets forth the fair value of Emclaire’s investment securities as of the dates indicated:
	As of March 31, 2018	As of December 31,
(Dollar amounts in thousands)		2017	2016	2015
U.S. Treasury	$4,427	$4,472	$4,500	$1,466
U.S. government sponsored entities and agencies	13,739	13,926	8,998	8,953
U.S. agency mortgage-backed securities: residential	23,466	20,758	25,626	33,150
U.S. agency collateralized mortgage obligations: residential	21,333	21,924	24,706	31,440
Corporate securities	8,456	9,030	7,932	7,487
State and political subdivision	24,795	29,240	27,608	28,591
Equity securities	659	1,817	2,190	1,894
	$96,875	$101,167	$101,560	$112,981

For additional information regarding Emclaire’s investment portfolio see “Note 2 — Securities” to the consolidated financial statements included elsewhere in this proxy statement/information statement/prospectus.
Sources of Funds
General.   Deposits are the primary source of Emclaire’s funds for lending and investing activities. Secondary sources of funds are derived from loan repayments, investment maturities and borrowed funds. Loan repayments can be considered a relatively stable funding source, while deposit activity is greatly influenced by interest rates and general market conditions. Emclaire also has access to funds through other various sources. For additional information about Emclaire’s sources of funds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity.”
Deposits.   Emclaire offers a wide variety of deposit account products to both consumer and commercial deposit customers, including time deposits, noninterest bearing and interest bearing demand deposit accounts, savings deposits and money market accounts.

Deposit products are promoted in periodic newspaper, radio and other forms of advertisements, along with notices provided in customer account statements. Emclaire’s marketing strategy is based on its reputation as a community bank that provides quality products and personalized customer service.
Emclaire sets interest rates on its interest bearing deposit products that are competitive with rates offered by other financial institutions in its market area. Management reviews interest rates on deposits bi-weekly and considers a number of factors, including: (1) Emclaire’s internal cost of funds; (2) rates offered by competing financial institutions; (3) investing and lending opportunities; and (4) Emclaire’s liquidity position.
The following table summarizes Emclaire’s deposits as of the dates indicated:
	As of March 31, 2018			As of December 31,
				2017			2016
(Dollar amounts in thousands) Type of accounts	Weighted average rate	Amount	%	Weighted Average rate	Amount	%	Weighted Average rate	Amount	%
Non-interest bearing deposits	—	$129,159	19.4%	—	$126,263	19.3%	—	$123,717	21.2%
Interest bearing demand deposits	0.49%	366,371	54.9%	0.44%	357,693	54.6%	0.21%	304,265	52.0%
Time deposits	1.61%	171,205	25.7%	1.58%	170,687	26.1%	1.44%	156,958	26.8%
	0.68%	$666,735	100%	0.65%	$654,643	100.0%	0.50%	$584,940	100.0%

The following table sets forth maturities of Emclaire’s time deposits of  $100,000 or more at March 31, 2018 by time remaining to maturity:
(Dollar amounts in thousands)	Amount
Three months or less	$6,115
Over three months to six months	7,956
Over six months to twelve months	9,919
Over twelve months	68,889
$92,879

The following table sets forth maturities of Emclaire’s time deposits of  $100,000 or more at December 31, 2017 by time remaining to maturity:
(Dollar amounts in thousands)	Amount
Three months or less	$6,426
Over three months to six months	6,025
Over six months to twelve months	11,063
Over twelve months	69,186
$92,700

Borrowings.   Borrowings may be used to compensate for reductions in deposit inflows or net deposit outflows, or to support lending and investment activities. These borrowings include FHLB advances, federal funds, repurchase agreements, advances from the Federal Reserve Discount Window and lines of credit at Farmers National and Emclaire with other correspondent banks. The following table summarizes information with respect to borrowings at or for the periods indicated:
(Dollar amounts in thousands)	For the Three Months Ended March 31, 2018	For the Year Ended December 31,
		2017	2016
Ending balance	$20,300	$26,000	$44,000
Average balance	24,581	40,537	37,482
Maximum balance	36,750	54,250	52,750
Average rate	2.61%	3.00%	3.08%
For additional information regarding Emclaire’s deposit base and borrowed funds, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Deposits and Borrowed Funds” and “Note 8 — Deposits” and “Note 9 — Borrowed Funds” of the consolidated financial statements included elsewhere in this proxy statement/information statement/prospectus.
Subsidiary Activity
Emclaire has two wholly owned subsidiaries, Farmers National and the Title Company. The Title Company provides real estate settlement services to Farmers National and other customers. As of March 31, 2018, Farmers National and the Title Company had no subsidiaries.
Personnel
At March 31, 2018, Emclaire had 133 full time equivalent employees compared to 137 at December 31, 2017 and 131 at December 31, 2016. There is no collective bargaining agreement between Emclaire and its employees, and Emclaire believes its relationship with its employees is satisfactory.
Competition
Emclaire competes for loans, deposits and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions and other nonbank financial service providers.
Supervision and Regulation
General.   Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain provisions of certain laws that relate to the regulation of Emclaire and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.
Emclaire.   Emclaire is a registered bank holding company and subject to regulation and examination by the FRB under the BHCA. Emclaire is required to file periodic reports with the FRB and such additional information as the FRB may require. Recent changes to BHCA rating system emphasize risk management and evaluation of the potential impact of non-depository entities on safety and soundness.
The FRB may require Emclaire to terminate an activity or terminate control of or liquidate or divest certain subsidiaries, affiliates or investments when the FRB believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The FRB also has the authority to regulate provisions of certain bank holding company debt, including the authority to impose interest rate ceilings and reserve requirements on such debt. Under certain circumstances, Emclaire must file written notice and obtain FRB approval prior to purchasing or redeeming its equity securities.

Emclaire is required to obtain prior FRB approval for the acquisition of more than 5% of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior FRB approval is also required for the merger or consolidation of Emclaire and another bank holding company.
The BHCA generally prohibits a bank holding company from acquiring direct or indirect ownership or control of more than 5% of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or furnishing services to its subsidiaries. However, subject to the prior FRB approval, a bank holding company may engage in any, or acquire shares of companies engaged in, activities that the FRB deems to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.
The BHCA also authorizes bank holding companies to engage in securities, insurance and other activities that are financial in nature or incidental to a financial activity. In order to undertake these activities, a bank holding company must become a financial holding company by submitting to the appropriate FRB a declaration that the company elects to be a financial holding company and a certification that all of the depository institutions controlled by the company are well capitalized and well managed. Emclaire submitted a declaration of election to become a financial holding company with the FRB which became effective in March 2007. Federal legislation also directed federal regulators to require depository institution holding companies to serve as a source of strength for their depository institution subsidiaries.
Under FRB regulations, Emclaire is required to serve as a source of financial and managerial strength to Farmers National and may not conduct operations in an unsafe or unsound manner. In addition, it is the FRB’s policy that a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company’s failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the FRB to be an unsafe and unsound banking practice or a violation of FRB regulations or both.
Emclaire is also a bank holding company within the meaning of the Pennsylvania Banking Code. As such, Emclaire and its subsidiaries are subject to examination by, and may be required to file reports with, the Pennsylvania Department of Banking and Securities.
Emclaire’s securities are registered with the SEC under the Exchange Act. As such, Emclaire is subject to the information, proxy solicitation, insider trading, corporate governance, and other requirements and restrictions of the Exchange Act. The public may obtain all forms and information filed with the SEC through its website http://www.sec.gov.
In December 2013, federal regulators adopted final rules to implement the provisions of the Dodd Frank Act commonly referred to as the Volcker Rule and established July 21, 2015 as the end of the conformance period. The regulations contain prohibitions and restrictions on the ability of financial institutions, holding companies and their affiliates to engage in proprietary trading and to hold certain interests in, or to have certain relationships with, various types of investment funds, including hedge funds and private equity funds.
Farmers National.   As a national banking association, Farmers National is subject to primary supervision, examination and regulation by the OCC. Farmers National is also subject to regulations of the FDIC as administrator of the Deposit Insurance Fund, or DIF, and the FRB. If, as a result of an examination of Farmers National, the OCC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the bank’s operations are unsatisfactory or that Farmers National is violating or has violated any law or regulation, various remedies are available to the OCC. Such remedies include the power to enjoin “unsafe or unsound practices,” to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the bank’s growth, to assess civil monetary penalties, and to remove officers and directors. The FDIC has similar enforcement authority, in addition to its authority to terminate the bank’s deposit insurance in the absence of action by the OCC and upon a finding that Farmers National is operating in an unsafe or unsound condition, is engaging in unsafe or unsound activities, or that the bank’s conduct poses a risk to the deposit insurance fund or may prejudice the interest of its depositors.
A national bank may have a financial subsidiary engaged in any activity authorized for national banks directly or certain permissible activities. Generally, a financial subsidiary is permitted to engage in activities that are “financial in nature” or incidental thereto, even though they are not permissible for the national bank itself. The definition of  “financial in nature” includes, among other items, underwriting, dealing in or making a market in securities, including, for example, distributing shares of mutual funds. The subsidiary may not, however, engage as principal in underwriting insurance, issue annuities or engage in real estate development or investment or merchant banking.
The Sarbanes-Oxley Act of 2002.   The Sarbanes-Oxley Act of 2002 established a comprehensive framework to modernize and reform the oversight of public company auditing, improve the quality and transparency of financial reporting by those companies and strengthen the independence of auditors. Among other things, the legislation (i) created a public company accounting oversight board that is empowered to set auditing, quality control and ethics standards, to inspect registered public accounting firms, to conduct investigations and to take disciplinary actions, subject to SEC oversight and review; (ii) strengthened auditor independence from corporate management by limiting the scope of consulting services that auditors can offer their public company audit clients; (iii) heightened the responsibility of public company directors and senior managers for the quality of the financial reporting and disclosure made by their companies; (iv) adopted a number of provisions to deter wrongdoing by corporate management; (v) imposed a number of new corporate disclosure requirements; (vi) adopted provisions which generally seek to limit and expose to public view possible conflicts of interest affecting securities analysis; and (vii) imposed a range of new criminal penalties for fraud and other wrongful acts and extended the period during which certain types of lawsuits can be brought against a company or its insiders.
2010 Regulatory Reform.   On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law. The goals of the Dodd-Frank Act included restoring public confidence in the financial system following the financial crisis, preventing another financial crisis and permitting regulators to identify shortfalls in the system before another financial crisis can occur. The Dodd Frank Act is also intended to promote a fundamental restructuring of federal banking regulation by taking a systemic view of regulation rather than focusing on regulation of individual financial institutions.
Many of the provisions in the Dodd Frank Act require that regulatory agencies draft implementing regulations. Implementation of the Dodd Frank Act has had and will continue to have a broad impact on the financial services industry by introducing significant regulatory and compliance changes including, among other things: (i) changing the assessment base for federal deposit insurance from the amount of insured deposits to average consolidated total assets less average tangible equity, eliminating the ceiling and increasing the size of the floor of the DIF and offsetting the impact of the increase in the minimum floor on institutions with less than $10 billion in assets; (ii) making permanent the $250,000 limit for federal deposit insurance and increasing the cash limit of Securities Investor Protection Corporation protection to $250,000; (iii) eliminating the requirement that the FDIC pay dividends from the DIF when the reserve ratio is between 1.35% and 1.50%, but continuing the FDIC’s authority to declare dividends when the reserve ratio at the end of a calendar year is at least 1.50%; however, the FDIC is granted sole discretion in determining whether to suspend or limit the declaration or payment of dividends; (iv) repealing the federal prohibition on payment of interest on demand deposits, thereby permitting depository institutions to pay interest on business transaction and other accounts; (v) implementing certain corporate governance revisions that apply to all public companies, including regulations that require publicly traded companies to give shareholders a non-binding advisory vote to approve executive compensation, commonly referred to as a “say-on-pay” vote and an advisory role on so-called “golden parachute” payments in connection with approvals of mergers and acquisitions; new director independence requirements and considerations to be taken into account by compensation committees and their advisers relating to executive compensation; additional executive compensation disclosures; and a requirement that companies adopt a policy providing for the recovery of executive compensation in the event of a restatement of its financial statements, commonly referred to as a “clawback” policy; (vi) centralizing responsibility for consumer financial protection by creating a new independent federal agency, the Consumer Financial Protection Bureau, or CFPB, responsible for implementing federal consumer protection laws to be applicable to all depository institutions; (vii) imposing new requirements for mortgage lending, including new minimum underwriting standards, limitations on prepayment penalties and imposition of new mandated disclosures to mortgage borrowers; (viii) imposing new limits on affiliate transactions and causing derivative transactions to be subject to lending limits and other restrictions including adoption of the “Volcker Rule” regulating transactions in derivative securities; (ix) limiting debit card interchange fees that financial institutions with $10 billion or more in assets are permitted to charge their customers; and (x) implementing regulations to incentivize and protect individuals, commonly referred to as whistleblowers to report violations of federal securities laws.
Many aspects of the Dodd Frank Act continue to be subject to rulemaking and will take effect over several additional years, making it difficult to anticipate the overall financial impact on us or across the industry. The changes resulting from the Dodd Frank Act may impact the profitability of our business activities, require changes to certain of our business practices, impose upon us more stringent capital, liquidity and leverage requirements or otherwise adversely affect our business.
Anti-Money Laundering.   All financial institutions, including national banks, are subject to federal laws that are designed to prevent the use of the U.S. financial system to fund terrorist activities. Financial institutions operating in the United States must develop anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such compliance programs are intended to supplement compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. Farmers National has established policies and procedures to ensure compliance with these provisions.
Privacy.   Federal banking rules limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. Pursuant to these rules, financial institutions must provide (i) initial notices to customers about their privacy policies, describing conditions under which they may disclose nonpublic personal information to nonaffiliated third parties and affiliates; (ii) annual notices of their privacy policies to current customers and (iii) a reasonable method for customers to “opt out” of disclosures to nonaffiliated third parties. These privacy provisions affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. Emclaire’s privacy policies have been implemented in accordance with the law.
Dividends and Other Transfers of Funds.   Dividends from Farmers National constitute the principal source of income to Emclaire. Emclaire is a legal entity separate and distinct from Farmers National. Farmers National is subject to various statutory and regulatory restrictions on its ability to pay dividends to Emclaire. In addition, the bank’s regulators have the authority to prohibit Farmers National from paying dividends, depending upon the bank’s financial condition, if such payment is deemed to constitute an unsafe or unsound practice.
Limitations on Transactions with Affiliates.   Transactions between national banks and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a national bank includes any company or entity which controls the national bank or that is controlled by a company that controls the national bank. In a holding company context, the holding company of a national bank (such as Emclaire) and any companies which are controlled by such holding company are affiliates of the national bank. Generally, Section 23A limits the extent to which the national bank of its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such bank’s capital stock and surplus, and contains an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus. Section 23B applies to “covered transactions” as well as certain other transactions and requires that all transactions be on terms substantially the same, or at least as favorable, to the national bank as those provided to a non-affiliate. The term “covered transaction” includes the making of loans to, purchase of assets from and issuance of a guarantee to an affiliate and similar transactions. Section 23B transactions also include the provision of services and the sale of assets by a national bank to an affiliate.
In addition, Sections 22(g) and (h) of the Federal Reserve Act place restrictions on loans to executive officers, directors and principal shareholders of the national bank and its affiliates. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% shareholder of a national bank, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the national bank’s loans to one borrower limit (generally equal to 15% of the bank’s unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal shareholders be made on terms substantially the same as offered in comparable transactions to other persons unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of Farmers National and (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the national bank. Section 22(h) also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a national bank to all insiders cannot exceed the bank’s unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. Farmers National currently is subject to Sections 22(g) and (h) of the Federal Reserve Act and at December 31, 2017, was in compliance with the above restrictions.
Loans to One Borrower Limitations.   With certain limited exceptions, the maximum amount that a national bank may lend to any borrower (including certain related entities of the borrower) at one time may not exceed 15% of the unimpaired capital and surplus of the institution, plus an additional 10% of unimpaired capital and surplus for loans fully secured by readily marketable collateral. At March 31, 2018, Farmers National’s loans-to-one-borrower limit was $9.7 million based upon the 15% of unimpaired capital and surplus measurement. Farmers National may grant credit to borrowers in excess of the legal lending limit as part of the Legal Lending Limit Pilot Program approved by the OCC which allows Farmers National to exceed its legal lending limit within certain parameters. At March 31, 2018, Farmers National’s largest single lending relationship had an outstanding balance of  $7.8 million.
Capital Standards.    Farmers National is required to comply with applicable capital adequacy standards established by the federal banking agencies. Beginning on January 1, 2015, Farmers National became subject to a new comprehensive capital framework for U.S. banking organizations. In July 2013, the Federal Reserve Board, FDIC and OCC adopted a final rule that implements the Basel III changes to the international regulatory capital framework. The Basel III rules include requirements contemplated by the Dodd Frank Act as well as certain standards initially adopted by the Basel Committee on Banking Supervision in December 2010.
The Basel III rules include new risk-based and leverage capital ratio requirements that refine the definition of what constitutes “capital” for purposes of calculating those ratios. The minimum capital level requirements are (i) a new common equity Tier 1 risk-based capital ratio of 4.5%; (ii) a Tier 1 risk-based capital ratio of 6% (increased from 4%); (iii) a total risk-based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% for all institutions. Common equity Tier 1 capital will consist of retained earnings and common stock instruments, subject to certain adjustments.
The Basel III rules also establish a fully-phased “capital conservation buffer” of 2.5% above the new regulatory minimum risk-based capital requirements. The conversation buffer, when added to the capital requirements, results in the following minimum ratios: (i) a common equity Tier 1 risk-based capital ratio of 7.0%, (ii) a Tier 1 risk-based capital ratio of 8.5% and (iii) a total risk-based capital ratio of 10.5%. The new capital conservation buffer requirement is to be phased in beginning January 2016 at 0.625% of risk-weighted assets and will increase by that amount each year until fully implemented in January 2019. An institution is subject to limitations on certain activities including payment of dividends, share repurchases and discretionary bonuses to executive officers if its capital level is below the buffer amount.
The Basel III rules also revise the prompt corrective action framework, which is designed to place restrictions on insured depository institutions if their capital levels do not meet certain thresholds. These revisions were effective January 1, 2015. The prompt corrective action rules were modified to include a common equity Tier 1 capital component and to increase certain other capital requirements for the various thresholds. Under the proposed prompt corrective action rules, insured depository institutions are required to meet the following capital levels in order to qualify as “well capitalized”: (i) a new common equity Tier 1 risk-based capital ratio of 6.5%; (ii) a Tier 1 risk-based capital ratio of 8% (increased from 6%); (iii) a total risk-based capital ratio of 10% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 5% (unchanged from previous rules).
The Basel III rules set forth certain changes in the methods of calculating risk-weighted assets, which in turn affect the calculation of risk based ratios. Under the Basel III rules, higher or more sensitive risk weights are assigned to various categories of assets including certain credit facilities that finance the acquisition, development or construction of real property, certain exposures of credits that are 90 days past due or on nonaccrual, foreign exposures and certain corporate exposures. In addition, Basel III rules include (i) alternate standards of credit worthiness consistent with the Dodd Frank Act; (ii) greater recognition of collateral guarantees and (iii) revised capital treatment for derivatives and repo-style transactions.
In addition, the final rule includes certain exemptions to address concerns about the regulatory burden on community banks. Banking organizations with less than $15 billion in consolidated assets as of December 31, 2009 are permitted to include in Tier 1 capital trust preferred securities and cumulative perpetual preferred stock issued and included in Tier 1 capital prior to May 19, 2010 on a permanent basis without any phase out. Community banks were required to make this election by their March 31, 2015 quarterly filings with the appropriate federal regulator to opt-out of the requirement to include most accumulated other comprehensive income (AOCI) components in the calculation of common equity Tier 1 capital and in effect retain the AOCI treatment under the current capital rules. Farmers National made in its March 31, 2015 quarterly filing a one-time permanent election to continue to exclude accumulated other comprehensive income from capital. If it would not have made this election, unrealized gains and losses would have been included in the calculation of its regulatory capital.
The Basel III rules generally became effective beginning January 1, 2015; however, certain calculations under the Basel III rules have phase-in periods. In 2015, the Board of Governors of the Federal Reserve System amended its Small Bank Holding Company Policy Statement by increasing the policy’s consolidated assets threshold from $500 million to $1 billion. The primary benefit of being deemed a “small bank holding company” is the exemption from the requirement to maintain consolidated regulatory capital ratios; instead, regulatory capital ratios only apply at the subsidiary bank level.
The following table sets forth certain information concerning regulatory capital ratios of Farmers National as of the dates presented. The capital adequacy ratios disclosed below are exclusive of the capital conservation buffer.
	March 31, 2018		December 31,
			2017		2016
(Dollar amounts in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Actual	$64,463	12.96%	$64,221	12.96%	$58,605	13.23%
For capital adequacy purposes	39,797	8.00%	39,630	8.00%	35,424	8.00%
To be well capitalized	49,746	10.00%	49,537	10.00%	44,280	10.00%
Tier 1 capital to risk-weighted assets:
Actual	$58,528	11.77%	$58,088	11.73%	$53,050	11.98%
For capital adequacy purposes	29,848	6.00%	29,722	6.00%	26,568	6.00%
To be well capitalized	39,797	8.00%	39,630	8.00%	35,424	8.00%
Common Equity Tier 1 capital to risk-weighted assets:
Actual	$58,528	11.77%	$58,088	11.73%	$53,050	11.98%
For capital adequacy purposes	22,386	4.50%	22,292	4.50%	19,926	4.50%
To be well capitalized	32,335	6.50%	32,199	6.50%	28,782	6.50%
Tier 1 capital to average assets:
Actual	$58,528	7.92%	$58,088	7.71%	$53,050	7.84%
For capital adequacy purposes	29,571	4.00%	30,117	4.00%	27,081	4.00%
To be well capitalized	36,964	5.00%	37,647	5.00%	33,852	5.00%
Prompt Corrective Action and Other Enforcement Mechanisms.   Federal banking agencies possess broad powers to take corrective and other supervisory action to resolve the problems of insured depository institutions, including but not limited to those institutions that fall below one or more prescribed minimum capital ratios. Each federal banking agency has promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At March 31, 2018, Farmers National exceeded the required ratios for classification as “well capitalized.”
An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat a significantly undercapitalized institution as critically undercapitalized.
In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation, or any condition imposed in writing by the agency or any written agreement with the agency. Finally, pursuant to an interagency agreement, the FDIC can examine any institution that has a substandard regulatory examination score or is considered undercapitalized — without the permission of the institution’s primary regulator.
Safety and Soundness Standards.   The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, an insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets, (ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.
Insurance of Accounts.   Deposit accounts are currently insured by the DIF generally up to a maximum of  $250,000 per separately insured depositor. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, insured institutions. It also may prohibit any insured institution from engaging in any activity determined by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against insured institutions.
The Dodd Frank Act raises the minimum reserve ratio of the DIF from 1.15% to 1.35% and requires the FDIC to offset the effect of this increase on insured institutions with assets of less than $10 billion (small institutions). In March 2016, the FDIC adopted a rule to accomplish this by imposing a surcharge on larger institutions commencing when the reserve ratio reaches 1.15% and ending when it reaches 1.35%. The reserve ratio reached 1.15% effective as of June 30, 2016. The surcharge period began effective July 1, 2016 and is expected to end by December 31, 2018. Small institutions will receive credits for the portion of their regular assessments that contributed to growth in the reserve ratio between 1.15% and 1.35%. The credits will apply to reduce regular assessments by 2.0 basis points for quarters when the reserve ratio is at least 1.38%.
Effective July 1, 2016, the FDIC adopted changes that eliminated its risk-based premium system. Under the new premium system, the FDIC assesses deposit insurance premiums on the assessment base of a depository institution, which is its average total assets reduced by the amount of its average tangible equity. For a small institution (one with assets of less than $10 billion) that has been federally insured for at least five years, effective July 1, 2016, the initial base assessment rate ranges from 3 to 30 basis points, based on the institution’s CAMELS composite and component ratings and certain financial ratios; its leverage ratio; its ratio of net income before taxes to total assets; its ratio of nonperforming loans and leases to gross assets; its ratio of other real estate owned to gross assets; its brokered deposits ratio (excluding reciprocal deposits if the institution is well capitalized and has a CAMELS composite rating of 1 or 2); its one year asset growth ratio (which penalizes growth adjusted for mergers in excess of 10%); and its loan mix index (which penalizes higher risk loans based on historical industry charge off rates). The initial base assessment rate is subject to downward adjustment (not below 1.5%) based on the ratio of unsecured debt the institution has issued to its assessment base, and to upward adjustment (which can cause the rate to exceed 30 basis points) based on its holdings of unsecured debt issued by other insured institutions. Institutions with assets of  $10 billion or more are assessed using a scorecard method.
In addition, all FDIC insured institutions are required to pay assessments to the FDIC at an annual rate of approximately six tenths of a basis point of insured deposits to fund interest payments on bonds issued by the Financing Corporation, an agency of the federal government established to recapitalize the predecessor to the Savings Association Insurance Fund. These assessments will continue until the Financing Corporation bonds mature in 2017 through 2019.
Under the Federal Deposit Insurance Act, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule order or condition imposed by the FDIC.
Interstate Banking and Branching.   Banks have the ability, subject to certain state restrictions, to acquire, by acquisition or merger, branches outside its home state. In addition, federal legislation permits a bank headquartered in Pennsylvania to enter another state through de novo branching (as compared to an acquisition) if under the state law in the state which the proposed branch is to be located a state-chartered institution would be permitted to establish the branch. Interstate branches are subject to certain laws of the states in which they are located. Competition may increase further as banks branch across state lines and enter new markets.
Consumer Protection Laws and Regulations.   Farmers National regulatory agencies are focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with such laws and regulations. Farmers National is subject to many federal consumer protection statutes and regulations, some of which are discussed below.
The Community Reinvestment Act, or CRA, is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess a bank’s record of helping meet the credit needs of its entire community, including low- and moderate-income neighborhoods, in a manner consistent with safe and sound banking practices. CRA regulations (i) establish the definition of  “Intermediate Small Bank” as an institution with total assets of  $250 million to $1 billion, without regard to any holding company; and (ii) take into account abusive lending practices by a bank or its affiliates in determining a bank’s CRA rating. The CRA further requires the agencies to take a financial institution’s record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, mergers or acquisitions, or holding company formations. The agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of  “outstanding” to a low of  “substantial noncompliance.” In its last examination for CRA compliance, as of September 10, 2015, Farmers National was rated “satisfactory.”
The Fair Credit Reporting Act, or FCRA, as amended by the Fair and Accurate Credit Transactions Act of 2003, or FACTA, requires financial firms to help deter identity theft, including developing appropriate fraud response programs, and give consumers more control of their credit data. It also reauthorizes a federal ban on state laws that interfere with corporate credit granting and marketing practices. In connection with the FACTA, financial institution regulatory agencies proposed rules that would prohibit an institution from using certain information about a consumer it received from an affiliate to make a solicitation to the consumer, unless the consumer has been notified and given a chance to opt out of such solicitations. A consumer’s election to opt out would be applicable for at least five years.
The Federal Trade Commission, or FTC, the federal bank regulatory agencies and the National Credit Union Administration, or NCUA, have issued regulations (the Red Flag Rules) requiring financial institutions and creditors to develop and implement written identity theft prevention programs as part of the FACTA. The programs must provide for the identification, detection and response to patterns, practices or specific activities — known as red flags — that could indicate identity theft. These red flags may include unusual account activity, fraud alerts on a consumer report or attempted use of suspicious account application documents. The program must also describe appropriate responses that would prevent and mitigate the crime and detail a plan to update the program. The program must be managed by the Board of Directors or senior employees of the institution or creditor, include appropriate staff training and provide oversight of any service providers.
The Check Clearing for the 21st Century Act, or Check 21, facilitates check truncation and electronic check exchange by authorizing a new negotiable instrument called a “substitute check,” which is the legal equivalent of an original check. Check 21 does not require banks to create substitute checks or accept checks electronically; however, it does require banks to accept a legally equivalent substitute check in place of an original.
The Equal Credit Opportunity Act, or ECOA, generally prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act.
The Truth in Lending Act, or TILA, is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology to express rates and payments, including the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule, among other things.
The Fair Housing Act, or FHA, regulates many practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap or familial status. A number of lending practices have been found by the courts to be, or may be considered, illegal under the FHA, including some that are not specifically mentioned in the FHA itself.
The Home Mortgage Disclosure Act, or HMDA, grew out of public concern over credit shortages in certain urban neighborhoods and provides public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The HMDA also includes a “fair lending” aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes.
The term “predatory lending,” much like the terms “safety and soundness” and “unfair and deceptive practices,” is far-reaching and covers a potentially broad range of behavior. As such, it does not lend itself to a concise or a comprehensive definition. Generally speaking, predatory lending involves at least one, and perhaps all three, of the following elements (i) making unaffordable loans based on the assets of the borrower rather than on the borrower’s ability to repay an obligation (“asset-based lending”); (ii) inducing a borrower to refinance a loan repeatedly in order to charge high points and fees each time the loan is refinanced (“loan flipping”); and (iii) engaging in fraud or deception to conceal the true nature of the loan obligation from an unsuspecting or unsophisticated borrower.
FRB regulations aimed at curbing such lending significantly widened the pool of high-cost home-secured loans covered by the Home Ownership and Equity Protection Act of 1994, a federal law that requires extra disclosures and consumer protections to borrowers. Lenders that violate the rules face cancellation of loans and penalties equal to the finance charges paid.

OCC guidelines require national banks and their operating subsidiaries to comply with certain standards when making or purchasing loans to avoid predatory or abusive residential mortgage lending practices. Failure to comply with the guidelines could be deemed an unsafe and unsound or unfair or deceptive practice, subjecting Farmers National to supervisory enforcement actions.
Finally, the Real Estate Settlement Procedures Act, or RESPA, requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Penalties under the above laws may include fines, reimbursements and other penalties. Due to heightened regulatory concern related to compliance with the CRA, FACTA, TILA, FHA, ECOA, HMDA and RESPA generally, Farmers National may incur additional compliance costs or be required to expend additional funds for investments in its local community.
Federal Home Loan Bank System.   Farmers National is a member of the FHLB. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the Board of Directors of the individual FHLB. As an FHLB member, Farmers National is required to own a certain amount of capital stock in the FHLB. At March 31, 2018, Farmers National was in compliance with the stock requirements.
Federal Reserve System.   The FRB requires all depository institutions to maintain noninterest bearing reserves at specified levels against their transaction accounts (primarily checking) and non-personal time deposits. At March 31, 2018, Farmers National was in compliance with these requirements.
Properties
Emclaire owns no real property but utilizes the main office of Farmers National, which is owned by Farmers National. Emclaire’s and Farmers National’s executive offices are located at 612 Main Street, Emlenton, Pennsylvania. Emclaire pays no rent or other form of consideration for the use of this facility.
Farmers National owns and leases numerous other premises for use in conducting business activities. Farmers National considers these facilities owned or occupied under lease to be adequate. For additional information regarding the bank’s properties, see “Note 7 — Premises and Equipment” to Emclaire’s consolidated financial statements included elsewhere in this proxy statement/information statement/prospectus.
Legal Proceedings
Neither Emclaire nor Farmers National is involved in any material legal proceedings. Farmers National, from time to time, is party to litigation that arises in the ordinary course of business, such as claims to enforce liens, claims involving the origination and servicing of loans, and other issues related to the business of the bank. In the opinion of management, the resolution of any such issues would not have a material adverse impact on the financial position, results of operation, or liquidity of Farmers National or Emclaire.

EMCLAIRE’S MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis represents a review of Emclaire’s consolidated financial condition and results of operations for the three months ended March 31, 2018 and 2017 and years ended December 31, 2017 and 2016. This review should be read in conjunction with the consolidated financial statements included elsewhere in this proxy statement/information statement/prospectus.
Overview
Emclaire reported consolidated net income of  $1.4 million, or $0.60 per common share, for the three months ended March 31, 2018, an increase of  $406,000 or 42.5%, from $956,000, or $0.44 per common share, for the three months ended March 31, 2017. Net income for the three months ended March 31, 2018 was impacted by the following:
•
Net interest income increased $689,000, or 13.4%, to $5.8 million for the three months ended March 31, 2018 from $5.2 million for the same period in 2017. The increase in net interest income resulted from an increase in interest income of  $822,000, or 13.3%, as Emclaire experienced a $50.0 million increase in the average balance of loans, which was partially offset by an increase in interest expense of  $133,000, or 13.1%, as Emclaire’s average balance of interest-bearing deposits increased $67.0 million, partially offset by a $20.1 million decrease in the average balance of borrowed funds.

•
Noninterest income increased $43,000, or 5.0%, to $899,000 for the three months ended March 31, 2018. Fees and service charges increased $29,000 as overdraft charges outpaced the prior year period and other income increased $29,000 due to increased interchange fee income.

•
Noninterest expense increased $115,000, or 2.5%, to $4.7 million for the three months ended March 31, 2018 from $4.6 million for the same period in 2017. The increase primarily related to increases in compensation and benefits expense and federal deposit insurance of  $130,000 and $29,000, respectively.

•
The provision for loan losses increased $218,000, or 134.6%, to $380,000 for the three months ended March 31, 2018 from $162,000 for the same period in 2017 due to a general increase in Emclaire’s loan portfolio and higher than normal loan charge-offs experienced in the first quarter of 2018.

Emclaire reported consolidated net income of  $4.3 million, or $1.93 per diluted common share for 2017, compared to $4.0 million, or $1.85 per diluted common share for 2016. Net income for 2017 was impacted by the following:
•
Net interest income increased $2.4 million, or 12.5%, in 2017. This increase primarily related to an increase in interest income of  $3.0 million, or 12.7%, partially offset by an increase in interest expense of  $548,000, or 13.9%. Driving the increase in interest income was a $69.7 million increase in the average balance of loans. The increase in interest expense was driven by increases in Emclaire’s average balances of interest-bearing deposits and borrowed funds of  $53.2 million and $3.1 million, respectively. The increases in Emclaire’s interest-earning assets and interest-bearing liabilities includes the impact of the acquisition of Northern Hancock in September 2017, which added $18.5 million in loans and $19.7 million in deposits at the time of the acquisition.

•
Noninterest income increased $1.4 million, or 37.4%, in 2017. This increase was primarily from a $1.3 million bargain purchase gain related to the acquisition of Northern Hancock. Also during 2017, Emclaire recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment, partially offset by securities gains of  $346,000 realized during the same period.

•
Noninterest expense increased $2.2 million, or 12.6%, to $19.6 million for the year ended December 31, 2017 from $17.4 million for 2016. The increase primarily related to increases in acquisition costs, other noninterest expense, compensation and benefits and premises and equipment of  $718,000, $714,000, $628,000 and $126,000, respectively. Acquisition costs related to the Northern Hancock acquisition totaled $1.1 million in 2017. Also contributing to the increases in noninterest expense were operating costs associated with this new office from the Northern Hancock acquisition as well as the full-year operation of two banking offices added during 2016.
•
Provision for income taxes increased $866,000, or 69.4%, to $2.1 million for the year ended December 31, 2017 from $1.2 million for 2016. This increase was primarily from an $827,000 write down of net deferred tax assets resulting from the enactment of the Tax Cuts and Jobs Act in December 2017.

Changes in Financial Condition
December 31, 2017 to March 31, 2018
Total assets increased $5.7 million to $755.8 million at March 31, 2018 from $750.1 million at December 31, 2017. Asset growth was driven by increases in net loans receivable and cash and equivalents of  $7.0 million and $2.8 million, respectively, partially offset by a decrease in investment securities of $4.3 million. Total liabilities increased $5.9 million to $696.9 million at March 31, 2018 from $691.0 million at December 31, 2017, resulting primarily from a $12.1 million, or 1.9%, increase in customer deposits, partially offset by a $5.7 million decrease in borrowed funds. Deposit growth consisted of a $9.2 million, or 1.7%, increase in interest bearing deposits and a $2.9 million, or 2.3%, increase in non-interest bearing deposits.
Stockholders’ equity decreased $214,000 to $58.9 million at March 31, 2018 from $59.1 million at December 31, 2017 primarily due to a $1.2 million decrease in accumulated other comprehensive income, partially offset by a $913,000 increase in retained earnings as a result of  $1.4 million of net income, partially offset by $636,000 of common dividends paid. Emclaire remains well capitalized and is positioned for continued growth with total stockholders’ equity at 7.8% of total assets. Tangible book value per common share was $21.21 at March 31, 2018, compared to $21.28 at December 31, 2017.
At March 31, 2018, Farmer National was considered “well-capitalized” with a Tier 1 leverage ratio, Common Equity Tier 1 ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio of 7.92%, 11.77%, 11.77% and 12.96%, respectively. Farmers National was also considered “well-capitalized” at December 31, 2017 with a Tier 1 leverage ratio, Common Equity Tier 1 ratio, Tier 1 risk-based capital ratio and total risk-based capital ratio of 7.71%, 11.73%, 11.73% and 12.96%, respectively.
December 31, 2016 to December 31, 2017
Total assets increased $57.9 million, or 8.4%, to $750.1 million at December 31, 2017 from $692.1 million at December 31, 2016. This increase primarily related to an increase in net loans receivable of $61.8 million, partially offset by a decrease in cash and cash equivalents of  $3.2 million. Liabilities increased $52.9 million, or 8.3%, to $691.0 million at December 31, 2017 from $638.1 million at December 31, 2016 due to an increase in customer deposits of  $69.7 million, partially offset by an $18.0 million decrease in borrowed funds. Loans and deposits acquired from Northern Hancock totaled $18.5 million and $19.7 million, respectively, at the time of the acquisition in September 2017.
Cash and cash equivalents.   Cash and cash equivalents decreased $3.2 million, or 18.2%, to $14.4 million at December 31, 2017 from $17.6 million at December 31, 2016. This decrease primarily resulted from the funding of loans and the repayment of borrowed funds, partially offset by an increase in customer deposits.
Securities.   Securities decreased $393,000 to $101.2 million at December 31, 2017 from $101.6 million at December 31, 2016. This decrease primarily resulted from investment security sales, maturities, calls and repayments totaling $29.8 million, partially offset by purchases totaling $29.5 million during the year.
Loans receivable.   Net loans receivable increased $61.8 million, or 12.1%, to $577.2 million at December 31, 2017 from $515.4 million at December 31, 2016. The increase was driven by growth in Emclaire’s commercial mortgage, residential mortgage, home equity, consumer and commercial business portfolios of  $26.1 million, $23.7 million, $8.6 million, $2.9 million and $1.2 million, respectively. Loans acquired from Northern Hancock totaled $18.5 million at the time of the acquisition in September 2017 and $17.4 million at December 31, 2017.

Nonperforming assets.   Nonperforming assets include nonaccrual loans, loans 90 days past due and still accruing, repossessions and real estate owned. Nonperforming assets were $4.2 million, or 0.56% of total assets, at December 31, 2017 compared to $3.6 million, or 0.52% of total assets, at December 31, 2016. Nonperforming assets consisted of nonperforming loans and real estate owned of  $3.6 million and $492,000, respectively, at December 31, 2017 and $3.3 million and $291,000, respectively, at December 31, 2016. At December 31, 2017, nonperforming loans consisted primarily of residential mortgage, commercial mortgage and commercial business loans.
Federal bank stocks.   Federal bank stocks were comprised of FHLB stock and FRB stock of $3.3 million and $1.4 million, respectively, at December 31, 2017. These stocks are purchased and redeemed at par as directed by the federal banks and levels maintained are based primarily on borrowing and other correspondent relationships between Emclaire and the federal banks.
Bank-owned life insurance (BOLI).   Emclaire maintains single premium life insurance policies on certain current and former officers and employees of Farmers National. In addition to providing life insurance coverage, whereby Farmers National as well as the officers and employees receive life insurance benefits, the appreciation of the cash surrender value of the BOLI will serve to offset and finance existing and future employee benefit costs. Increases in this account are typically associated with an increase in the cash surrender value of the policies, partially offset by certain administrative expenses. BOLI increased $334,000, or 2.9%, to $11.7 million at December 31, 2017 from $11.4 million at December 31, 2016.
Premises and equipment.   Premises and equipment decreased $272,000, or 1.5%, to $18.0 million at December 31, 2017 from $18.3 million at December 31, 2016. The overall decrease in premises and equipment during the year was due to depreciation and amortization of  $1.2 million, partially offset by capital expenditures of  $204,000. Additions for 2017 also included $708,000 of fixed assets acquired from Northern Hancock.
Goodwill.   Goodwill remained unchanged from $10.3 million at December 31, 2017 and December 31, 2016. Goodwill represents the excess of the total purchase price paid for the acquisition over the fair value of the identifiable assets acquired, net of the fair value of the liabilities assumed. Goodwill is evaluated for impairment at least annually and more frequently if events and circumstances indicate that the asset might be impaired. Management evaluated goodwill and concluded that no impairment existed at December 31, 2017.
Core deposit intangible.   The core deposit intangible was $481,000 at December 31, 2017, compared to $560,000 at December 31, 2016. During 2017, Emclaire recorded a core deposit intangible of  $167,000 related to the Northern Hancock acquisition. The core deposit intangible also includes amounts associated with the assumption of deposits in the acquisition of United American Savings bank, which we refer to as United American, in 2016 and the 2009 Titusville branch acquisition. This asset represents the long-term value of the core deposits acquired. In each instance, the fair value was determined using a third-party valuation expert specializing in estimating fair values of core deposit intangibles. The fair value was derived using an industry standard present value methodology. All-in costs and runoff balances by year were discounted by comparable term FHLB advance rates, used as an alternative cost of funds measure. This intangible asset amortizes utilizing the double declining balance method of amortization over a weighted average estimated life of the related deposits. The core deposit intangible asset is not estimated to have a significant residual value. Emclaire recorded $246,000 and $226,000 of intangible amortization in 2017 and 2016, respectively.
Deposits.   Total deposits increased $69.7 million, or 11.9%, to $654.6 million at December 31, 2017 from $584.9 million at December 31, 2016. Noninterest bearing deposits increased $2.5 million, or 2.1%, during the year while interest bearing deposits increased $67.2 million, or 14.6%. Deposits assumed from Northern Hancock totaled $19.7 million at the time of the acquisition in September 2017 and $17.2 million at December 31, 2017.
Borrowed funds.   Borrowed funds decreased $18.0 million, or 40.9%, to $26.0 million at December 31, 2017 from $44.0 million at December 31, 2016 primarily as Emclaire repaid $15.0 million of FHLB borrowings which matured in November 2017. Borrowed funds at December 31, 2017 consisted of short-term borrowings of  $2.5 million and long-term borrowings of  $23.5 million. Long-term advances are utilized primarily to fund loan growth and short-term advances are utilized primarily to compensate for the normal deposit fluctuations.

Stockholders’ equity.   Stockholders’ equity increased $5.0 million, or 9.3%, to $59.1 million at December 31, 2017 from $54.1 million at December 31, 2016. The increase was primarily due to proceeds from the exercise of stock options of  $1.4 million, $1.7 million of common stock issued in connection with the acquisition of Northern Hancock and net income of  $4.3 million for 2017, offset by common stock dividends paid of  $2.4 million.
Changes in Results of Operations
Emclaire reported net income of  $1.4 million and $956,000 for the three months ended March 31, 2018 and 2017 and $4.3 million and $4.0 million in 2017 and 2016, respectively. The following “Average Balance Sheet and Yield/Rate Analysis” and “Analysis of Changes in Net Interest Income” tables should be utilized in conjunction with the discussion of the interest income and interest expense components of net interest income.

Average Balance Sheet and Yield/Rate Analysis.   The following tables sets forth, for the periods indicated, information concerning the total dollar amounts of interest income from interest-earning assets and the resulting average yields, the total dollar amounts of interest expense on interest-bearing liabilities and the resulting average costs, net interest income, interest rate spread and the net interest margin earned on average interest-earning assets. For purposes of this table, average loan balances include nonaccrual loans and exclude the allowance for loan losses and interest income includes accretion of net deferred loan fees. Interest and yields on tax-exempt loans and securities (tax-exempt for federal income tax purposes) are shown on a fully tax equivalent basis. The information is based on average daily balances during the periods presented.
	Three months ended March 31,
	2018			2017
(Dollar amounts in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans, taxable	$562,925	$6,173	4.45%	$510,752	$5,374	4.27%
Loans, tax exempt	21,656	194	3.64%	23,782	272	4.64%
Total loans receivable	584,581	6,367	4.42%	534,534	5,646	4.28%
Securities, taxable	72,118	408	2.29%	73,288	395	2.19%
Securities, tax exempt	27,376	175	2.60%	26,585	197	3.00%
Total securities	99,494	583	2.38%	99,873	592	2.40%
Interest-earning deposits with banks	12,172	33	1.10%	9,085	16	0.71%
Federal bank stocks	4,554	64	5.70%	4,936	53	4.35%
Total interest-earning cash equivalents	16,726	97	2.35%	14,021	69	2.00%
Total interest-earning assets	700,801	7,047	4.08%	648,428	6,307	3.94%
Cash and due from banks	2,652			2,646
Other noninterest-earning assets	45,690			46,599
Total Assets	$749,143			$697,673
Interest-bearing liabilities:
Interest-bearing demand deposits	$361,712	$402	0.45%	$305,637	$171	0.23%
Time deposits	170,691	589	1.40%	159,778	532	1.35%
Total interest-bearing deposits	532,403	991	0.75%	465,415	703	0.61%
Borrowed funds, short-term	4,362	37	3.45%	10,423	42	1.63%
Borrowed funds, long-term	20,219	121	2.43%	34,256	272	3.21%
Total borrowed funds	24,581	158	2.61%	44,679	314	2.85%
Total interest-bearing liabilities	556,984	1,149	0.84%	510,094	1,017	0.81%
Noninterest-bearing demand deposits	122,859	—	—	123,814	—	—
Funding and cost of funds	679,843	1,149	0.69%	633,908	1,017	0.65%
Other noninterest-bearing liabilities	10,420			9,323
Total Liabilities	690,263			643,231
Stockholders’ Equity	58,880			54,442
Total Liabilities and Stockholders’ Equity	$749,143			$697,673
Net interest income		$5,898			$5,290
Interest rate spread (difference between weighted average rate on interest-earning assets and interest-bearing liabilities)			3.24%			3.13%
Net interest margin (net interest income as a percentage of average interest-earning assets)			3.41%			3.31%

	For the year ended December 31,
	2017			2016
(Dollar amounts in thousands)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans, taxable	$531,228	$22,973	4.32%	$459,253	$19,966	4.35%
Loans, tax-exempt	23,637	1,088	4.60%	25,893	1,206	4.66%
Total loans receivable	554,865	24,061	4.34%	485,146	21,172	4.36%
Securities, taxable	73,914	1,615	2.18%	78,767	1,662	2.11%
Securities, tax-exempt	26,338	784	2.98%	28,453	865	3.04%
Total securities	100,252	2,399	2.39%	107,220	2,527	2.36%
Federal bank stocks	4,848	242	4.99%	3,758	186	4.95%
Interest-earning deposits with banks	22,321	235	1.05%	25,563	135	0.53%
Total interest-earning cash equivalents	27,169	477	1.76%	29,321	321	1.09%
Total interest-earning assets	682,286	26,937	3.95%	621,687	24,020	3.86%
Cash and due from banks	2,741			2,577
Other noninterest-earning assets	45,968			42,490
Total Assets	$730,995			$666,754
Interest-bearing liabilities:
Interest-bearing demand deposits	$331,157	1,075	0.32%	$290,559	607	0.21%
Time deposits	165,828	2,200	1.33%	153,268	2,184	1.42%
Total interest-bearing deposits	496,985	3,275	0.66%	443,827	2,791	0.63%
Borrowed funds, short-term	4,588	130	2.82%	2,341	78	3.34%
Borrowed funds, long-term	35,949	1,088	3.03%	35,141	1,076	3.06%
Total borrowed funds	40,537	1,218	3.00%	37,482	1,154	3.08%
Total interest-bearing liabilities	537,522	4,493	0.84%	481,309	3,945	0.82%
Noninterest-bearing demand deposits	126,808	—	—	122,181	—	—
Funding and cost of funds	664,330	4,493	0.68%	603,490	3,945	0.65%
Other noninterest-bearing liabilities	9,793			8,832
Total Liabilities	674,123			612,322
Stockholders’ Equity	56,872			54,432
Total Liabilities and Stockholders’ Equity	$730,995			$666,754
Net interest income		$22,444			$20,075
Interest rate spread (difference between weighted average rate on interest-earning assets and interest-bearing liabilities)			3.11%			3.04%
Net interest margin (net interest income as a percentage of average interest-earning assets)			3.29%			3.23%

Analysis of Changes in Net Interest Income.   The following tables analyze the changes in interest income and interest expense in terms of: (1) changes in volume of interest-earning assets and interest-bearing liabilities and (2) changes in yields and rates. The table reflects the extent to which changes in Emclaire’s interest income and interest expense are attributable to changes in rate (change in rate multiplied by prior year volume), changes in volume (changes in volume multiplied by prior year rate) and changes attributable to the combined impact of volume/rate (change in rate multiplied by change in volume). The changes attributable to the combined impact of volume/rate are allocated on a consistent basis between the volume and rate variances. Changes in interest income on loans and securities reflect the changes in interest income on a fully tax equivalent basis.
(Dollar amounts in thousands)	Three months ended March 31, 2018 versus 2017 Increase (Decrease) due to
	Volume	Rate	Total
Interest income:
Loans	$541	$180	$721
Securities	(2)	(7)	(9)
Interest-earning deposits with banks	6	11	17
Federal bank stocks	(4)	15	11
Total interest-earning assets	541	199	740
Interest expense:
Interest-bearing deposits	110	178	288
Borrowed funds, short-term	(34)	29	(5)
Borrowed funds, long-term	(94)	(57)	(151)
Total interest-bearing liabilities	(18)	150	132
Net interest income	$559	$49	$608

(Dollar amounts in thousands)	2017 versus 2016 Increase (Decrease) due to
	Volume	Rate	Total
Interest income:
Loans	$3,024	$(135)	$2,889
Securities	(166)	38	(128)
Federal bank stocks	54	2	56
Interest-earning deposits with banks	(19)	119	100
Total interest-earning assets	2,893	24	2,917
Interest expense:
Deposits	345	139	484
Borrowed funds, short term	65	(13)	52
Borrowed funds, long term	25	(13)	12
Total interest-bearing liabilities	435	113	548
Net interest income	$2,458	$(89)	$2,369

Comparison of the Results of Operations for the Three Months Ended March 31, 2018 and 2017
General.   Net income increased $406,000, or 42.5%, to $1.4 million for the three months ended March 31, 2018 from $956,000 for the same period in 2017. This increase was the result of increases in net interest income and noninterest income $689,000 and $43,000, respectively, and a decrease of  $7,000 in the provision for income taxes, partially offset by increases in the provision for loan losses and noninterest expense of  $218,000 and $115,000, respectively.
Net interest income.   Tax equivalent net interest income increased $608,000, or 11.50%, to $5.9 million for the three months ended March 31, 2018 from $5.3 million for the three months ended March 31, 2017. This increase was attributed to an increase in tax equivalent interest income of  $740,000, partially offset by an increase in interest expense of  $132,000.
Interest income.   Tax equivalent interest income increased $740,000, or 11.7%, to $7.0 million for the three months ended March 31, 2018 from $6.3 million for the same period in 2017. This increase was attributed to increases in interest earned on loans and interest-earning deposits with banks and dividends on federal bank stocks of  $721,000, $17,000 and $11,000, respectively, partially offset by a decrease in interest earned on securities of  $9,000.
Tax equivalent interest earned on loans receivable increased $721,000, or 12.8%, to $6.4 million for the three months ended March 31, 2018 compared to $5.6 million for the same period in 2017. This increase resulted from a $50.0 million, or 9.4%, increase in average loans, accounting for an increase of  $541,000 in interest income. The increase in loans receivable was related to the acquisition of Northern Hancock in September 2017 and strong loan growth achieved in late 2017 and the first three months of 2018. Adding to this favorable volume variance, the average yield on loans increased 14 basis points to 4.42% for the three months ended March 31, 2018, versus 4.28% for the same period in 2017. This favorable yield variance accounted for a $180,000 increase in interest income.
Tax equivalent interest earned on securities decreased $9,000, or 1.5%, to $583,000 for the three months ended March 31, 2018 compared to $592,000 for the three months ended March 31, 2017. This decrease resulted from a 2 basis point decrease in the average yield on securities to 2.38% for the three months ended March 31, 2018 versus 2.40% for the same period in 2017. This unfavorable yield variance accounted for a $7,000 decrease in interest income. Furthermore, the average balance of securities decreased $379,000, accounting for an additional $2,000 decrease in interest income.
Interest earned on deposits with banks increased $17,000 to $33,000 for the three months ended March 31, 2018 compared to $16,000 for the three months ended March 31, 2017. This increase resulted from a 39 basis point increase in the average yield on these accounts to 1.10% for the three months ended March 31, 2018, versus 0.71% for the same period in 2017, accounting for an $11,000 increase in interest income. Additionally, the average balance of interest-earning deposits increased $3.1 million, or 34.0%, accounting for an increase of  $6,000 in interest income.
Dividends on federal bank stocks increased $11,000, or 20.8%, to $64,000 for the three months ended March 31, 2018 from $53,000 for the same period in 2017. This increase was primarily due to an increase of 135 basis points in the average yield on federal bank stocks to 5.70% for the three months ended March 31, 2018, versus 4.35% for the same period in 2017, accounting for a $15,000 increase in interest income. Partially offsetting the favorable yield variance, the average balance of federal bank stocks decreased $382,000, or 7.7%, accounting for a $4,000 decrease in interest income.
Interest expense.   Interest expense increased $132,000, or 13.0%, to $1.1 million for the three months ended March 31, 2018 from $1.0 million for the same period in 2017. This increase in interest expense can be attributed to a $288,000 increase in interest incurred on deposits, partially offset by a decrease of $156,000 in interest incurred on borrowed funds.
Interest expense incurred on deposits increased $288,000, or 41.0%, to $991,000 for the three months ended March 31, 2018 compared to $703,000 for the same period in 2017. The average cost of interest-bearing deposits increased 14 basis points to 0.75% for the three months ended March 31, 2018, versus 0.61% for the same period in 2017, accounting for a $178,000 increase in interest expense. Additionally, the average balance of interest-bearing deposits increased $67.0 million, or 14.4%, to

$532.4 million for the three months ended March 31, 2018, compared to $465.4 million for the same period in 2017 causing a $110,000 increase in interest expense. This increase was primarily due to the acquisition of Northern Hancock in September 2017 and strong deposit growth during late 2017 and the first three months of 2018.
Interest expense incurred on borrowed funds decreased $156,000, or 49.7%, to $158,000 for the three months ended March 31, 2018, compared to $314,000 for the same period in the prior year. The average balance of borrowed funds decreased $20.1 million, or 45.0%, to $24.6 million for the three months ended March 31, 2018, compared to $44.7 million for the same period in 2017 causing a $128,000 increase in interest expense. The reduction in the outstanding balance of borrowed funds resulted from the payoff of maturing FHLB long-term notes of  $15.0 million in November 2017 and the early payoff of a $5.0 million FHLB long-term note in February 2018. Partially offsetting the volume variance, the average cost of borrowed funds decreased 24 basis points to 2.61% for the three months ended March 31, 2018 compared to 2.85% for the same period in 2017 causing a $28,000 decrease in interest expense.
Provision for loan losses.   Emclaire records provisions for loan losses to maintain a level of total allowance for loan losses that management believes, to the best of its knowledge, covers all probable incurred losses estimable at each reporting date. Management considers historical loss experience, the present and prospective financial condition of borrowers, current conditions (particularly as they relate to markets where Emclaire originates loans), the status of nonperforming assets, the estimated underlying value of the collateral and other factors related to the collectability of the loan portfolio.
Nonperforming loans decreased $536,000, or 14.5%, to $3.2 million at March 31, 2018 from $3.7 million at December 31, 2017. This decrease was primarily due to a commercial mortgage loan in the amount of  $559,000 which was transferred to OREO during the three months ended March 31, 2018. Of the $3.2 million in nonperforming loans, $1.3 million were not 30 days or more past due at March 31, 2018.
As of March 31, 2018, Emclaire’s classified and criticized assets amounted to $15.6 million, or 2.1% of total assets, with $11.0 million classified as substandard and $4.6 million identified as special mention. This compares to classified and criticized assets of  $14.8 million, or 2.0% of total assets, with $11.6 million classified as substandard and $3.2 million identified as special mention at December 31, 2017. This increase was primarily related to the risk rating downgrades of two commercial loan relationships totaling $3.8 million to special mention, partially offset by the risk rating upgrade of one $1.9 million commercial loan relationship to pass and the aforementioned $559,000 loan transferred to OREO.
The provision for loan losses increased $218,000 to $380,000 for the three months ended March 31, 2018 from $162,000 for the same period in 2017 due primarily to general growth in the loan portfolio and portfolio charge-offs.
Noninterest income.   Noninterest income increased $43,000, or 5.0%, to $899,000 for the three months ended March 31, 2018, compared to $856,000 for the same period in 2017. This increase resulted primarily from increases in interchange fees, overdraft fees and gains on sale of loans of  $45,000, $29,000 and $16,000, respectively, for the first quarter of 2018 compared to that of the same quarter in 2017. Partially offsetting these increases, Emclaire incurred $29,000 in losses on the sale of securities during the first quarter of 2018.
Noninterest expense.   Noninterest expense increased $115,000, or 2.5%, to $4.7 million for the three months ended March 31, 2018 compared to $4.6 million for the same period in 2017. This increase in noninterest expense can be attributed to increases in compensation and benefits, federal deposit insurance, professional fees, premises and equipment and intangible asset amortization of  $130,000, $29,000, $14,000, $12,000 and $9,000, respectively, partially offset by a $79,000 decrease in other expenses.
Compensation and employee benefits increased $130,000, or 5.6%, to $2.5 million for the three months ended March 31, 2018 compared to $2.3 million for the same period in 2017. This increase was primarily the result of increases in insurance benefits, salaries, stock compensation expense and incentive expense of $47,000, $34,000, $20,000 and $16,000, respectively. These increases are primarily related to costs associated with the operation of the new full-service banking office in Chester, West Virginia which was acquired from Northern Hancock, increased health insurance costs and normal salary and benefit increases.

Other noninterest expense decreased $79,000, or 6.8%, to $1.1 million for the three months ended March 31, 2018 compared to $1.2 million for the same period in the prior year. This decrease was primarily the result of a $50,000 reversal of expense related to an accrual for a previously anticipated loss which will not be incurred and a $30,000 vendor refund for overcharged telecommunication services.
Provision for income taxes.   The provision for income taxes decreased $7,000, or 2.6%, to $266,000 for the three months ended March 31, 2018 compared to $273,000 for the same period in the prior year. This related to a decrease in Emclaire’s effective tax rate to 16.3% for the three months ended March 31, 2018 compared to 22.2% for the same period in 2017, partially offset by an increase in net income before income taxes. The decrease in Emclaire’s effective tax rate was due to the enactment of the Tax Cuts and Job Act in December 2017 and the reduction of the corporate income tax rate from a maximum of 35% to a flat 21%.
Comparison of the Results of Operations for the Years Ended December 31, 2017 and 2016
Emclaire reported net income of  $4.3 million and $4.0 million for 2017 and 2016, respectively. The $291,000, or 7.3%, increase in net income was attributed to increases in net interest income and noninterest income of  $2.4 million and $1.4 million, respectively, partially offset by increases in noninterest expense, the provision for income taxes and the provision for loan losses of  $2.2 million, $866,000 and $439,000, respectively. Returns on average equity and assets were 7.52% and 0.59%, respectively, for 2017, compared to 7.32% and 0.60%, respectively, for 2016.
Net interest income.   The primary source of Emclaire’s revenue is net interest income. Net interest income is the difference between interest income on earning assets, such as loans and securities, and interest expense on liabilities, such as deposits and borrowed funds, used to fund the earning assets. Net interest income is impacted by the volume and composition of interest-earning assets and interest-bearing liabilities, and changes in the level of interest rates. Tax equivalent net interest income increased $2.4 million to $22.4 million for 2017, compared to $20.1 million for 2016. This increase in net interest income can be attributed to an increase in tax equivalent interest income of  $2.9 million, partially offset by an increase in interest expense of  $548,000.
Interest income.   Tax equivalent interest income increased $2.9 million, or 12.1%, to $26.9 million for 2017, compared to $24.0 million for 2016. This increase can be attributed to increases in interest earned on loans, deposits with banks and dividends received on federal bank stocks of  $2.9 million, $100,000 and $56,000, respectively, partially offset by a decrease in interest earned on securities of  $128,000.
Tax equivalent interest earned on loans receivable increased $2.9 million, or 13.6%, to $24.1 million for 2017, compared to $21.2 million for 2016. The average balance of loans increased $69.7 million, or 14.4%, generating $3.0 million of additional interest income on loans. Offsetting this favorable variance, the average yield on loans decreased 2 basis points to 4.34% for 2017, versus 4.36% for 2016 causing a $135,000 decrease in interest income.
Tax equivalent interest earned on securities decreased $128,000, or 5.1%, to $2.4 million for 2017, compared to $2.5 million for 2016. The average balance of securities decreased $7.0 million, or 6.5%, causing a $166,000 decrease in interest income. Partially offsetting the unfavorable volume variance, the average yield on securities increased 3 basis points to 2.39% for 2017 versus 2.36% for 2016 causing a $38,000 increase in interest income.
Interest earned on interest-earning deposit accounts increased $100,000, or 74.1%, to $235,000 for 2017, compared to $135,000 for 2016. The average yield on these accounts increased 52 basis points to 1.05% for 2017 versus 0.53% for 2016 causing a $119,000 increase in interest income. Offsetting this favorable variance, the average balance of interest-earning deposits decreased $3.2 million causing a $19,000 decrease in interest income.
Interest earned on federal bank stocks increased $56,000, or 30.1%, to $242,000 for 2017, compared to $186,000 for 2016. The average balance of federal bank stocks increased $1.1 million, or 29.0%, generating a $54,000 increase in interest income. Enhancing this favorable variance, the average yield on these accounts increased 4 basis points to 4.99% for 2017 versus 4.95% for 2016 causing a $2,000 increase in interest income.

Interest expense.   Interest expense increased $548,000, or 13.9%, to $4.5 million for 2017, compared to $3.9 million for 2016. This increase can be attributed to increases in interest expense on interest-bearing deposits and borrowed funds of  $484,000 and $64,000, respectively.
Interest expense on deposits increased $484,000, or 17.3%, to $3.3 million for 2017, compared to $2.8 million for 2016. The average balance of interest-bearing deposits increased $53.2 million, or 12.0%, causing a $345,000 increase in interest expense. The average rate on interest-bearing deposits increased by 3 basis points to 0.66% for 2017 versus 0.63% for 2016 causing a $139,000 increase in interest expense.
Interest expense on borrowed funds increased $64,000, or 5.5%, to $1.2 million for 2017, compared to $1.2 million for 2016. The average balance of borrowed funds increased $3.1 million, or 8.2%, to $40.5 million for 2017, compared to $37.5 million for 2016 causing a $90,000 increase in interest expense. Partially offsetting this unfavorable variance, the average cost of borrowed funds decreased 8 basis points to 3.00% for 2017 versus 3.08% for 2016 causing a $26,000 decrease in interest expense.
Provision for loan losses.   Emclaire records provisions for loan losses to maintain a level of total allowance for loan losses that management believes, to the best of its knowledge, covers all probable incurred losses estimable at each reporting date. Management considers historical loss experience, the present and prospective financial condition of borrowers, current conditions (particularly as they relate to markets where Emclaire originates loans), the status of nonperforming assets, the estimated underlying value of the collateral and other factors related to the collectability of the loan portfolio.
Nonperforming loans increased $370,000, or 11.1%, to $3.7 million at December 31, 2017 from $3.3 million at December 31, 2016. The increase in nonperforming loans was primarily related to a $646,000 increase in loans past due more than 90 days, partially offset by the payoff of two residential mortgage loans which were previously on nonaccrual status totaling $391,000.
The provision for loan losses increased $439,000, or 94.6%, to $903,000 for 2017 from $464,000 for 2016. Emclaire’s allowance for loan losses amounted to $6.1 million, or 1.05% of Emclaire’s total loan portfolio at December 31, 2017 compared to $5.5 million or 1.06% of total loans at December 31, 2016. The allowance for loan losses, as a percentage of nonperforming loans at December 31, 2017 and 2016, was 165.9% and 166.9%, respectively. The allocation of the allowance for loan losses related to residential mortgage loans and commercial mortgage loans increased during the year as a result of growth in the loan portfolios, while the allocation related to commercial business loans decreased as the portfolio remained flat. At December 31, 2017, there was no provision for loan losses allocated to loans acquired from United American or Northern Hancock.
Noninterest income.   Noninterest income includes revenue that is related to services rendered and activities conducted in the financial services industry, including fees on depository accounts, general transaction and service fees, commissions on financial services, title premiums, security and loan sale gains and losses, and earnings on bank-owned life insurance (BOLI). Noninterest income increased $1.4 million, or 37.4%, to $5.0 million in 2017 from $3.7 million in 2016. The increase in noninterest income is primarily due to a $1.3 million bargain purchase gain related to the acquisition of Northern Hancock at September 30, 2017. Also during 2017, Emclaire recorded a $508,000 other-than-temporary impairment charge on a subordinated debt investment issued by First NBC Bank Holding Company. On April 28, 2017, the Louisiana Office of Financial Institutions closed First NBC Bank, the wholly owned banking subsidiary of First NBC Bank Holding Company, and named the FDIC as receiver for the bank. Partially offsetting this impairment charge, Emclaire realized securities gains of  $346,000 during 2017, compared to $82,000 during the same period in 2016. Additionally, gains on the sale of loans totaled $248,000 for 2017 compared to $119,000 during the same period in 2016 and customer service fees increased $133,000 as overdraft charges during 2017 outpaced the same period last year.
Noninterest expense.   Noninterest expense increased $2.2 million, or 12.6%, to $19.6 million for 2017, compared to $17.4 million for 2016. This increase was primarily related to increases in acquisition costs, other noninterest expense, compensation and employee benefits, premises and equipment expense and intangible asset amortization.
Acquisition costs increased $718,000 to $1.1 million for 2017, compared to $401,000 for 2016. Acquisition costs for 2017 were related to the acquisition of Northern Hancock and included system conversion costs, contract termination fees, legal fees, employee severance costs, accounting and auditing fees and other costs of  $421,000, $279,000, $173,000, $108,000, $55,000 and $84,000. Acquisition costs for 2016 were related to the acquisition of United American and included legal fees, system conversion costs and other costs of  $194,000, $132,000 and $75,000, respectively.
Other noninterest expense increased $714,000, or 17.7%, to $4.8 million for 2017, compared to $4.0 million for 2016. Contributing to the increase were increases in bad checks and other losses, Pennsylvania share tax, overdraft privilege program administration fees, debit card processing expenses, subscriptions, correspondent banking fees, travel and entertainment expenses and telecommunications expenses. These increases were due, in part, to full-year operating costs associated with two new branches opened in 2016 and a partial year of costs associated with the Northern Hancock office acquired on September 30, 2017.
Compensation and employee benefits expense increased $628,000, or 7.3%, to $9.3 million for 2017, compared to $8.6 million for 2016. This increase primarily related to normal wage and salary increases and an increase in retirement benefits expense as well as the addition of the new branch offices.
Premises and equipment expense increased $126,000, or 4.4%, to $3.0 million for 2017, compared to $2.8 million for 2016. This increase primarily related to expenses associated with Farmers National’s new branch offices.
Emclaire recognized $246,000 of intangible amortization in 2017, compared to $226,000 in 2016 associated with core deposit intangible assets that were recorded in connection with the 2009 Titusville branch acquisition, the 2016 United American acquisition and the 2017 Northern Hancock acquisition.
The provision for income taxes increased $866,000, or 69.4%, to $2.1 million for 2017, compared to $1.2 million for 2016 primarily due to an additional tax expense of  $827,000 recorded for the revaluation of deferred tax assets as required by the Tax Cut and Jobs Act signed into law during December 2017. As a result of this additional tax expense, Emclaire’s effective tax rate for 2017 was 33.1%, compared to 23.8% for 2016.
Market Risk Management
Market risk for Emclaire consists primarily of interest rate risk exposure and liquidity risk. Emclaire is not subject to currency exchange risk or commodity price risk, and has no trading portfolio, and therefore, is not subject to any trading risk. In addition, Emclaire does not participate in hedging transactions such as interest rate swaps and caps. Changes in interest rates will impact both income and expense recorded and also the market value of long-term interest-earning assets.
The primary objective of Emclaire’s asset liability management function is to maximize Emclaire’s net interest income while simultaneously maintaining an acceptable level of interest rate risk given Emclaire’s operating environment, capital and liquidity requirements, balance sheet mix, performance objectives and overall business focus. One of the primary measures of the exposure of Emclaire’s earnings to interest rate risk is the timing difference between the repricing or maturity of interest-earning assets and the repricing or maturity of its interest-bearing liabilities.
Emclaire’s board of directors has established a finance committee, consisting of four outside directors, the president and chief executive officer (CEO), the treasurer and chief financial officer (CFO), the chief risk & strategy officer (CRSO) and the chief operating officer (COO), to monitor market risk, including primarily interest rate risk. This committee, which meets at least quarterly, generally establishes and monitors the investment, interest rate risk and asset liability management policies of Emclaire.
In order to minimize the potential for adverse affects of material and prolonged changes in interest rates on Emclaire’s results of operations, Emclaire’s management team has implemented and continues to monitor asset liability management policies to better match the maturities and repricing terms of Emclaire’s interest-earning assets and interest-bearing liabilities. Such policies have consisted primarily of (i) originating adjustable-rate mortgage loans; (ii) originating short-term secured commercial loans with the rate on the loan tied to the prime rate or reset features in which the rate changes at determined intervals; (iii) emphasizing investment in shorter-term (expected duration of five years or less) investment securities; (iv) selling longer-term (30-year) fixed-rate residential mortgage loans in the secondary market;

(v) maintaining a high level of liquid assets (including securities classified as available for sale) that can be readily reinvested in higher yielding investments should interest rates rise; (vi) emphasizing the retention of lower-costing savings accounts and other core deposits; and (vii) lengthening liabilities and locking in lower borrowing rates with longer terms whenever possible.
Interest Rate Sensitivity Gap Analysis
The implementation of asset and liability initiatives and strategies and compliance with related policies, combined with other external factors such as demand for Emclaire s products and economic and interest rate environments in general, has resulted in Emclaire maintaining a one-year cumulative interest rate sensitivity gap within internal policy limits of between a positive and negative 15% of total assets. The one-year interest rate sensitivity gap is identified as the difference between Emclaire’s interest-earning assets that are scheduled to mature or reprice within one year and its interest-bearing liabilities that are scheduled to mature or reprice within one year.
The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities, and is considered negative when the amount of interest rate-sensitive liabilities exceeds the amount of interest rate-sensitive assets. Generally, during a period of rising interest rates, a negative gap would adversely affect net interest income while a positive gap would result in an increase in net interest income. Conversely, during a period of falling interest rates, a negative gap would result in an increase in net interest income and a positive gap would adversely affect net interest income. The closer to zero, or more neutral, that gap is maintained, generally, the lesser the impact of market interest rate changes on net interest income.
Based on certain assumptions derived from Emclaire’s historical experience, at December 31, 2017, Emclaire’s interest-earning assets maturing or repricing within one year totaled $194.1 million while Emclaire’s interest-bearing liabilities maturing or repricing within one year totaled $166.8 million, providing an excess of interest-earning assets over interest-bearing liabilities of  $27.2 million or 3.6% of total assets. At December 31, 2017, the percentage of Emclaire’s assets to liabilities maturing or repricing within one year was 116.3%.
The following table presents the amounts of interest-earning assets and interest-bearing liabilities outstanding as of December 31, 2017 which are expected to mature, prepay or reprice in each of the future time periods presented:
(Dollar amounts in thousands)	Six months or less	Six months to one year	One to three years	Three to four years	Over four years	Total
Total interest-earning assets	$142,748	$51,325	$160,987	$72,420	$268,326	$695,806
Total interest-bearing liabilities	83,869	82,971	242,626	59,326	82,089	550,881
Interest rate sensitivity gap	$58,879	$(31,646)	$(81,639)	$13,094	$186,237	$144,925
Cumulative rate sensitivity gap	$58,879	$27,233	$(54,406)	$(41,312)	$144,925
Ratio of gap during the period to total interest earning assets	8.46%	(4.55)%	(11.73)%	1.88%	26.77%
Ratio of cumulative gap to total interest earning assets	8.46%	3.91%	(7.82)%	(5.94)%	20.83%

Although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market interest rates. In the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. The ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Interest Rate Sensitivity Simulation Analysis
Emclaire also utilizes income simulation modeling in measuring its interest rate risk and managing its interest rate sensitivity. The finance committee of the board of directors believes that simulation modeling enables Emclaire to more accurately evaluate and manage the possible effects on net interest income due to the exposure to changing market interest rates and different loan and security prepayment and deposit decay assumptions under various interest rate scenarios.
As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of cash flows are critical in net portfolio equity valuation analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are based on Emclaire’s historical experience.
Emclaire has established the following guidelines for assessing interest rate risk:
Net interest income simulation.   Given a 200 basis point immediate increase or decrease in market interest rates, net interest income may not change by more than 15% for a one-year period.
Economic value of equity simulation.   Economic value of equity is the present value of Emclaire’s existing assets less the present value of Emclaire’s existing liabilities. Given a 200 basis point immediate and permanent increase or decrease in market interest rates, economic value of equity may not correspondingly decrease or increase by more than 20%.
These guidelines take into consideration the current interest rate environment, Emclaire’s financial asset and financial liability product mix and characteristics and liquidity sources among other factors. Given the current rate environment, a drop in short-term market interest rates of 200 basis points immediately or over a one-year horizon would seem unlikely. This should be considered in evaluating modeling results outlined in the table below.
The following table presents the simulated impact of a 100 basis point or 200 basis point upward or downward shift of market interest rates on net interest income for the years ended December 31, 2017 and 2016, respectively. This analysis was done assuming that the interest-earning asset and interest-bearing liability levels at December 31, 2017 remained constant. The impact of the market rate movements on net interest income was developed by simulating the effects of rates changing immediately for a one-year period from the December 31, 2017 levels for net interest income.
	Increase		Decrease
	+100 BP	+200 BP	-100 BP	-200 BP
2017 Net interest income – increase (decrease)	0.78%	0.90%	0.55%	(2.96)%
2016 Net interest income – increase (decrease)	(0.77)%	(1.90)%	(2.56)%	(6.48)%
The expected increase in 2017 net interest income in the rising rate scenarios shown in the table above resulted from Emclaire having an excess of immediately repricing interest-earning assets over immediately repricing interest-bearing liabilities. The expected decrease in 2016 net interest income in the rising rate scenarios resulted from Emclaire having overnight borrowings of  $7.0 million at December 31, 2016. In a rising rate environment, these borrowings would be immediately repricing, therefore causing increased interest expense.
Impact of Inflation and Changing Prices
The consolidated financial statements of Emclaire and related notes presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) which require the measurement of financial condition and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.
Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution’s performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services since such prices are affected by inflation to a larger degree than interest rates. In the current interest rate environment, liquidity and the maturity structure of Emclaire’s assets and liabilities are critical to the maintenance of acceptable performance levels.
Capital Resources
Total stockholders’ equity totaled $58.9 million at March 31, 2018 compared to $59.1 million at December 31, 2017 and $54.1 million at December 31, 2016. Net income was $1.4 million for three months ended March 31, 2018, $4.3 million in 2017 and $4.0 million in 2016.
Emclaire’s capital to assets (leverage) ratio was 7.8% at March 31, 2018 compared to 7.9% at December 31, 2017 and 7.8% at December 31, 2016. While continuing to sustain a strong capital position, dividends paid on common stock was $636,000 during the three months ended March 31, 2018 and $2.4 million in 2017 and $2.2 million in 2016. In addition, stockholders have taken part in Emclaire’s dividend reinvestment plan introduced during 2003 with 50% of registered shareholder accounts active in the plan at March 31, 2018. Dividend reinvestment is achieved through the purchase of common shares on the secondary market.
Capital adequacy is intended to enhance Emclaire’s ability to support growth while protecting the interest of stockholders and depositors and to ensure that capital ratios are in compliance with regulatory minimum requirements. Regulatory agencies have developed certain capital ratio requirements that are used to assist them in monitoring the safety and soundness of financial institutions. At March 31, 2018, Farmers National was in excess of all regulatory capital requirements. See Note 10 Emclaire’s consolidated financial statements included elsewhere in this proxy statement/information statement/prospectus.
Liquidity
Emclaire’s primary sources of funds generally have been deposits obtained through the offices of Farmers National, borrowings from the FHLB, and amortization and prepayments of outstanding loans and maturing securities. During the three months ended March 31, 2018, Emclaire used its sources of funds primarily to fund loan advances and repay long-term borrowed funds. As of March 31, 2018, Emclaire had outstanding loan commitments, including undisbursed loans and amounts available under credit lines, totaling $92.9 million, and standby letters of credit totaling $199,000, net of collateral maintained by Farmers National. During 2017, Emclaire used its sources of funds primarily to fund loan commitments and repay borrowed funds. As of December 31, 2017, Emclaire had outstanding loan commitments, including undisbursed loans and amounts available under credit lines, totaling $89.7 million, and standby letters of credit totaling $156,000, net of cash collateral maintained by Farmers National. Farmers National is required by the OCC to establish policies to monitor and manage liquidity levels to ensure its ability to meet demands for customer withdrawals and the repayment of short-term borrowings, and at December 31, 2017, Farmers National was in compliance with all liquidity policy limits.
At March 31, 2018, time deposits amounted to $171.2 million, or 25.6% of Emclaire’s total consolidated deposits, including approximately $46.4 million of which are scheduled to mature within the next year. At December 31, 2017, time deposits amounted to $170.7 million, or 26.1%, of Emclaire’s total consolidated deposits, including approximately $46.9 million scheduled to mature within the next year. Management believes that Emclaire has adequate resources to fund all of its commitments, that all of its commitments will be funded as required by related maturity dates and that, based upon past experience and current pricing policies, it can adjust the rates of time deposits to retain a substantial portion of maturing liabilities.
Aside from liquidity available from customer deposits or through sales and maturities of securities, Emclaire and Farmers National have alternative sources of funds. These sources include a line of credit for Emclaire with a correspondent bank, Farmers National’s line of credit and term borrowing capacity from the FHLB and, to a more limited extent, through the sale of loans. At March 31, 2018, Emclaire had borrowed funds of  $20.3 million consisting of  $15.0 million of long-term FHLB advances, a $3.2 million long-term advance with a correspondent bank and $2.1 million outstanding on a line of credit with a correspondent bank. At March 31, 2018, Farmers National’s borrowing capacity with the FHLB, net of funds borrowed and irrevocable standby letters of credit issue to secure certain deposit accounts, was $186.7 million. At December 31, 2017, Farmers National’s borrowing capacity with the FHLB, net of funds borrowed and irrevocable standby letters of credit issued to secure certain deposit accounts, was $177.9 million.
Emclaire pays a regular quarterly cash dividend. Emclaire paid dividends of  $0.27 and $0.26 per common share for each of the four quarters of 2017 and 2016, respectively. For the first two quarters of 2018, Emclaire declared a quarterly dividend of  $0.28 per common share. The determination of future dividends on Emclaire’s common stock will depend on conditions existing at that time with consideration given to Emclaire’s earnings, capital and liquidity needs, among other factors.
Management of Emclaire is not aware of any conditions, including any regulatory recommendations or requirements, which would adversely impact its liquidity or its ability to meet funding needs in the ordinary course of business.
Critical Accounting Policies
Emclaire’s consolidated financial statements are prepared in accordance with GAAP and follow general practices within the industry in which it operates. Application of these principles requires management to make estimates or judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates are based on information available as of the date of the financial statements; accordingly, as this information changes, the financial statements could reflect different estimates or judgments. Certain policies inherently have a greater reliance on the use of estimates, and as such, have a greater possibility of producing results that could be materially different than originally reported. Estimates or judgments are necessary when assets and liabilities are required to be recorded at fair value, when a decline in the value of an asset not carried on the financial statements at fair value warrants an impairment write-down or valuation reserve to be established, or when an asset or liability needs to be recorded contingent upon a future event. Carrying assets and liabilities at fair value inherently results in more financial statement volatility. The fair values and the information used to record valuation adjustments for certain assets and liabilities are based either on quoted market prices or are provided by third-party sources, when available. When third-party information is not available, valuation adjustments are estimated in good faith by management primarily through the use of internal cash flow modeling techniques.
The most significant accounting policies followed by Emclaire are presented in Note 1 to the consolidated financial statements appearing elsewhere in this proxy statement/information statement/prospectus. These policies, along with the disclosures presented in the other financial statement notes, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined. Management views critical accounting policies to be those which are highly dependent on subjective or complex judgments, estimates and assumptions, and where changes in those estimates and assumptions could have a significant impact on the financial statements. Management has identified the following as critical accounting policies:
Allowance for loan losses.   Emclaire considers that the determination of the allowance for loan losses involves a higher degree of judgment and complexity than other significant accounting policies. The balance in the allowance for loan losses is determined based on management’s review and evaluation of the loan portfolio in relation to past loss experience, the size and composition of the portfolio, current economic events and conditions and other pertinent factors, including management’s assumptions as to future delinquencies, recoveries and losses. All of these factors may be susceptible to significant change. Among the many factors affecting the allowance for loan losses, some are quantitative while others require qualitative judgment. Although management believes its process for determining the allowance adequately considers all of the potential factors that could potentially result in credit losses, the process includes subjective elements and may be susceptible to significant change. To the extent actual outcomes differ from management’s estimates, additional provisions for loan losses may be required that would adversely impact Emclaire’s financial condition or earnings in future periods.
Other-than-temporary impairment.   Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic, market or other concerns warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether Emclaire has the intent to sell the security or more likely than not will be required to sell the security before its anticipated recovery.
Goodwill and intangible assets.   Goodwill represents the excess cost over fair value of assets acquired in a business combination. Goodwill and intangible assets acquired in a purchase business combination and determined to have an indefinite useful life are not amortized, but instead tested for impairment at least annually. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives to their estimated residual values. Goodwill is subject to ongoing periodic impairment tests based on the fair value of the reporting unit compared to its carrying amount, including goodwill. Impairment exists when a reporting unit’s carrying amount exceeds its fair value. At November 30, 2017, the required annual impairment test of goodwill was performed and no impairment existed as of the valuation date. If for any future period it is determined that there has been impairment in the carrying value of our goodwill balances, Emclaire will record a charge to earnings, which could have a material adverse effect on net income, but not risk based capital ratios.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF EMCLAIRE FINANCIAL CORP
Persons and groups owning in excess of 5% of the Emclaire common stock are required to file certain reports regarding such ownership pursuant to the Exchange Act. The following table sets forth, as of March 1, 2018, certain information as to the Emclaire common stock beneficially owned by (i) persons or groups who own more than 5% of the common stock, (ii) the directors of Emclaire, (iii) certain named executive officers of Emclaire, and (iv) all directors and executive officers of Emclaire as a group. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of Emclaire common stock as of March 1, 2018.
Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Outstanding Common Stock Beneficially Owned
The Banc Funds Company, L.L.C. 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	117,207(2)	5.16%
Directors:
Robert L. Hunter	89,792(3)	3.95%
Robert W. Freeman	43,661(4)	1.92%
William C. Marsh	40,646	1.79%
John B. Mason	39,042	1.72%
Nicholas D. Varischetti	34,143	1.50%
James M. Crooks	27,832(5)	1.23%
Milissa S. Bauer	25,375(6)	1.12%
David L. Cox	18,830(7)	*
Mark A. Freemer	17,100	*
Deanna K. McCarrier	16,544	*
Named Executive Officers:
Matthew J. Lucco	6,627	*
Jennifer A. Roxbury	1,805	*
All directors and executive officers as a group (13 persons)	362,922	15.98%

*
Represents less than 1% of the outstanding Emclaire common stock.

(1)
Based upon information provided by the respective beneficial owners and filings with the SEC made pursuant to the Exchange Act. For purposes of this table, pursuant to rules promulgated under the Exchange Act, a person or entity is considered to beneficially own shares of common stock if they directly or indirectly has or shares (1) voting power, which includes the power to vote or to direct the voting of the shares, or (2) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, a person or entity has sole voting power and sole investment power with respect to the indicated shares.

(2)
According to a Schedule 13G filed jointly by Banc Fund VI L.P. (“BF VI”), an Illinois Limited Partnership, Banc Fund VII L.P. (“BF VII”), an Illinois Limited Partnership, Banc Fund VIII L.P. (“BF VIII”), and Illinois Limited Partnership, Banc Fund IX L.P. (“BF IX”), an Illinois limited partnership. The general partner of BF VI is MidBanc VI L.P. (“MidBanc VI”), whose principal business is to be a general partner of BF VI. The general partner of BF VII is MidBanc VII L.P. (“MidBanc VII”), whose principal business is to be a general partner of BF VII. The general partner of BF VIII is MidBanc VIII L.P. (“MidBanc VIII”), whose principal business is to be a general partner of BF VIII. The general partner of BF IX is MidBanc IX L.P. (“MidBanc IX”), whose principal business is to be a general partner of BF IX. MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX are

Illinois limited partnerships. The general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX is The Banc Funds Company, LLC, whose principal business is to be a general partner of MidBanc VI, MidBanc VII, MidBanc VIII, and MidBanc IX. The Banc Funds Company, LLC (“The Banc Funds”) is an Illinois corporation whose principal shareholder is Charles J. Moore. Mr. Moore has been the manager of BF VI, BF VII, BF VIII, and BF IX, since their respective inceptions. As manager, Mr. Moore has voting and dispositive power over the securities held by each of those entities. As the controlling member of The Banc Funds, Mr. Moore controls The Banc Funds, and therefore each of the partnership entities directly and indirectly controlled by The Banc Funds.
(3)
Of the 89,792 shares beneficially owned by Mr. Hunter, 6,766 shares are owned individually by his spouse.

(4)
Of the 43,661 shares beneficially owned by Mr. Freeman, 1,085 shares are owned individually by his spouse.

(5)
Of the 27,832 shares beneficially owned by Mr. Crooks, 3,273 shares are owned jointly with his spouse and 635 shares are owned individually by his spouse.

(6)
Of the 25,4375 shares beneficially owned by Ms. Bauer, 5,399 shares are owned jointly with her spouse and 9,178 shares are owned individually by her spouse.

(7)
Of the 18,830 shares beneficially owned by Mr. Cox, 500 shares are owned individually by his spouse and 17,330 are owned jointly with his spouse.

EMCLAIRE’S MARKET PRICE AND DIVIDENDS
Stock Prices
Emclaire’s common stock is traded on the NASDAQ Capital Market under the symbol “EMCF”. The listed market makers for Emclaire’s common stock include:
Boenning and Scattergood, Inc. 4 Tower Bridge 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428 Telephone: (800) 883-1212	Janney Montgomery Scott LLC 1717 Arch Street Philadelphia, PA 19103 Telephone: (215) 665-6000	Raymond James & Associates, Inc. 222 South Riverside Plaza Suite 2680 Chicago, IL 60606 Telephone: (312) 471-5100
The following table sets forth the high and low sale and quarter-end closing market prices of the Emclaire common stock as reported by the NASDAQ Capital Market as well as cash dividends paid for the quarterly periods presented.
	Market Price						Cash Dividend
	High		Low		Close
2018:
Third quarter (through , 2018)	$		$		$		$—
Second quarter		35.76		31.05		34.30	0.28
First quarter		33.98		29.70		33.41	0.28
2017:
Fourth quarter		$31.75		$27.86		$30.35	$0.27
Third quarter		29.00		27.83		28.65	0.27
Second quarter		29.71		26.50		27.88	0.27
First quarter		31.50		26.13		29.25	0.27
2016:
Fourth quarter		$30.00		$24.02		$29.25	$0.26
Third quarter		24.95		23.29		24.62	0.26
Second quarter		25.00		23.61		23.94	0.26
First quarter		25.00		22.73		25.00	0.26

As of March 1, 2018, there were approximately 602 stockholders of record and 2,271,139 shares of Emclaire common stock entitled to vote, receive dividends and considered outstanding for financial reporting purposes. The number of stockholders of record does not include the number of persons or entities who hold their stock in nominee or “street” name.
Community First shareholders are advised to obtain current market quotations for Emclaire common stock. The market price of Emclaire common stock will fluctuate between the date of this proxy statement/information statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Emclaire common stock before or after the effective date of the merger.
On May 24, 2018, the last trading day prior to the public announcement of the merger, the closing sale price of a share of Emclaire common stock as reported on the NASDAQ Capital Market was $34.25. On            , 2018, the last practicable trading day before the distribution of this proxy statement/information statement/prospectus the closing sale price of a share of Emclaire common stock as reported on the NASDAQ Capital Market was $    .
Dividends
Emclaire has traditionally paid regular quarterly cash dividends. Future dividends will be determined by the board of directors after giving consideration to Emclaire’s financial condition, results of operations, tax status, industry standards, economic conditions, regulatory requirements and other factors.
Whenever a dividend or other distribution is declared by Emclaire on Emclaire common stock, the record date for which is at or after the effective time of the merger, the declaration will include dividends or other distributions on all shares of Emclaire common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered its Community First common stock certificates in accordance with the merger agreement.
DESCRIPTION OF Emclaire CAPITAL STOCK
As a result of the merger, Community First shareholders will receive shares of Emclaire common stock in the merger and become shareholders of Emclaire. Your rights as shareholders of Emclaire will be governed by Pennsylvania law and the articles of incorporation and bylaws of Emclaire. The following description of the material terms of Emclaire’s common stock to be issued in the merger, reflects the anticipated state of affairs upon completion of the merger. Emclaire and Community First urge you to read the applicable provisions of Pennsylvania law, Emclaire’s articles of incorporation and bylaws, and federal law governing bank holding companies carefully and in their entirety. Copies of Emclaire’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”
General
Emclaire is authorized to issue 12,000,000 shares of common stock, $1.25 par value per share, and 3,000,000 shares of serial preferred stock, $1.00 par value per share. Each share of Emclaire common stock has the same relative rights and is identical in all respects to each other share of Emclaire common stock.
The common stock of Emclaire represents nonwithdrawable capital, is not a deposit account of any type, and is not insured by the FDIC or any other government agency.
Common Stock
Voting Rights.   The holders of shares of Emclaire common stock have exclusive voting rights in Emclaire. They elect Emclaire’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law or as are otherwise presented to them by the board of directors. Except as discussed in “Anti-Takeover Effects of Certain Provisions of Emclaire’s Documents and Law,” each holder of shares of Emclaire common stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If we issue any shares of preferred stock, holders of the preferred stock may also possess voting rights.

Dividends.   Emclaire may pay dividends if, as and when declared by its board of directors. The payment of dividends is limited by law and applicable regulation. See “Market for Common Stock and Dividend Policy — Dividend Policy.” The holders of shares of Emclaire common stock will be entitled to receive and share equally in dividends declared by the board of directors. The holders of any preferred stock that Emclaire issues may have a priority over the holders of Emclaire common stock with respect to dividends.
Liquidation Rights.   In the event of any liquidation, dissolution or winding up of Farmers National, Emclaire, as the sole holder of Farmers National’s capital stock, would be entitled to receive all of the assets of Farmers National available for distribution, after payment or provision for payment of all debts and liabilities of Farmers National, including all deposit accounts and accrued interest, and after distribution of the balance in the liquidation account to eligible account holders and supplemental eligible account holders.
In the event of any liquidation, dissolution or winding up of Emclaire, the holders of shares of common stock would be entitled to receive all of the assets of Emclaire available for distribution, after payment or provision for payment of all debts and liabilities. The holders of any preferred stock that Emclaire issues may have a priority over the holders of the common stock upon liquidation or dissolution.
Preemptive Rights.   Holders of shares of common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.
Transfer Agent and Registrar.   The transfer agent and registrar for the Emclaire common stock is American Stock Transfer & Trust Company, LLC, Brooklyn, New York.
Preferred Stock
Emclaire is authorized to issue up to 3,000,000 shares of serial preferred stock. Emclaire’s board of directors has the authority to fix and determine the voting rights, designations, preferences and other special rights of the preferred stock. Emclaire’s board of directors can, without shareholder approval, authorize shares of preferred stock to be issued with voting, dividend, liquidation and conversion rights that rank higher to the rights of the common stock. The issuance of preferred stock, therefore, could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
Pursuant to the merger and bank merger, all of the approximately $4.2 million of outstanding shares of Community First Bank’s preferred stock will be exchanged on a one-for-one basis for shares of two newly created series of Emclaire preferred stock. Upon completion of merger (i) each share of Series A Non-Cumulative Perpetual Preferred Stock of Community First Bank, shall be converted into the right to receive one share of Series C Non-Cumulative Preferred Stock of Emclaire, liquidation preference $10 per share, which we refer to as the Series C Preferred Stock, and (ii) each share of Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank, shall be converted into the right to receive one share of Series D Non-Cumulative Preferred Stock of Emclaire, which we refer to as the Series D Preferred Stock. The Series C Preferred Stock and the Series D Preferred Stock are referred to collectively as the Emclaire Preferred Stock.
Upon completion of the merger, Emclaire will issue up to 286,888 shares of Series C Preferred Stock and up to 133,705 shares of Series D Preferred Stock. The terms of the Series C Preferred Stock and the Series D Preferred Stock are the same except as described below.
Rank.   The Emclaire Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up, rank:
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senior to Emclaire’s common stock, and to all classes or series of equity securities issued by us which provide that the terms of the equity securities shall rank junior to the Emclaire Preferred Stock;

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junior to all classes or series of equity securities issued by us which provide that the terms of the equity securities shall rank senior to the Emclaire Preferred Stock;

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equally with all other classes or series of equity securities; and

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junior to our subordinated debt, including capital notes and trust preferred securities.

The Series C Preferred Stock will rank senior to the Series D Preferred Stock. The rights of holders of the Emclaire Preferred Stock may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Emclaire’s board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Any changes to the rights of the holders of the Emclaire Preferred Stock or the creation of a class or series of preferred stock senior to the Emclaire Preferred Stock requires the approval of at least two-thirds of the outstanding shares of Preferred Stock. The creation of a class or series of preferred stock ranking equal to the Emclaire Preferred Stock requires the approval of a majority of the outstanding shares of Preferred Stock.
Preemptive Rights.   Holders of Emclaire Preferred Stock will not have any preemptive or subscription rights to acquire any other shares of our capital stock.
Dividends.   Holders of the Emclaire Preferred Stock will be entitled to receive cash dividends, when and if declared by our Board of Directors out of funds legally available for dividends.
The Series C Preferred Stock provides for the payment of semi-annual dividends as follows: at a rate of 4.50% per annum until June 1, 2021 and variable thereafter at 2.00% above the five year Treasury yield, with a minimum interest rate of 5.00% and a maximum interest rate not to exceed 8.00%.
The Series D Preferred Stock provides for the payment of semi-annual dividends as follows: at a rate of 4.00% per annum until June 1, 2020, at a rate of 4.50% from June 1, 2020 until June 1, 2025 and variable thereafter at 2.00% above the five year Treasury yield, with a minimum interest rate of 5.00% and a maximum interest rate not to exceed 8.00%.
Dividends on any shares of Emclaire Preferred Stock are non-cumulative and will be payable semi-annually. If the Emclaire board of directors does not declare a dividend during a semi-annual period, it never has to be paid. Emclaire may not declare, pay or set apart for payment, cash, stock or non-stock dividends or make other payments on its common stock or any of its other stock ranking junior to the Emclaire Preferred Stock unless full dividends on all shares of Emclaire Preferred Stock have been paid or set apart for payment for the immediately preceding five dividend periods and for the current dividend period. Dividends may only be paid from legally available funds. No interest will be paid for or on account of any unpaid dividends.
Voting Rights.   The Emclaire Preferred Stock has no voting rights except as set forth below or except as required by Pennsylvania law. Specifically, the following voting rights are afforded the shares of Emclaire Preferred Stock:
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If Emclaire fails to fully pay, or to declare and set apart for full payment, dividends on the shares of any series of Emclaire Preferred Stock for two dividend periods (whether consecutive or not), the holders of the series of Emclaire Preferred Stock will acquire the right, acting as a class together with the holders of any of our other shares of capital stock then having the right to vote for the election of directors due solely to our failure to pay dividends, to appoint 20% of the total number of directors (rounded to the next whole number) after giving effect to such appointment. In addition, directors appointed by the holders of Emclaire Preferred Stock will constitute 20% of the total number of members of each of the committees of the board of directors.

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These voting rights will continue until Emclaire has fully paid dividends on all outstanding shares of Emclaire Preferred Stock for at least two consecutive semi-annual dividend periods. Provided the voting rights of all other holders of any other shares of Emclaire’s capital stock then having the right to vote for the election of directors due solely to Emclaire’s failure to pay dividends have also terminated, the terms of any directors appointed by the holders of Emclaire Preferred Stock will immediately terminate, and the number of directors will be reduced by the number of such terminating directors. However, the holders of Emclaire Preferred Stock will regain these voting rights in the event of each and every time Emclaire subsequently fail to pay a semi-annual dividend.

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At any time the Emclaire Preferred Stock has rights to appoint directors, as described above, the following actions can only be taken with the approval of that number of directors otherwise required for such action, plus at least one director appointed by the holders of Emclaire Preferred Stock whose vote is not included in determining the approval in accordance with the otherwise required standard:

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Any issuance of debt or equity securities by Emclaire, provided that such approval is not required for (i) the issuance for cash of non-voting securities subordinate as to dividends and distributions whether upon liquidation, dissolution, or otherwise, to the Emclaire Preferred Stock, or (ii) borrowings in the ordinary course of business, not involving capital instruments, by a bank subsidiary;

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Any merger, acquisition, or sale of all or substantially all of the assets involving us or any of our subsidiaries; or

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Any grant of options, warrants or other rights to acquire our equity securities.

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Emclaire will not, without the affirmative vote of the holders of at least two-thirds of the then outstanding shares of Emclaire Preferred Stock (i) create or increase the authorized number of shares of any class or series of stock having a preference as to dividends or distributions, whether upon liquidation, dissolution, or otherwise, that is senior to the shares of Emclaire Preferred Stock; or (ii) change the preferences, qualifications, privileges, limitations, restrictions or special or relative rights granted to or imposed upon the shares of Emclaire Preferred Stock in any respect.

Emclaire will not, without the affirmative vote of the holders of at least a majority of the then outstanding shares of Emclaire Preferred Stock, create or increase the authorized number of any shares of any class or series of stock having a preference as to dividends or distributions, whether upon liquidation, dissolution, or otherwise, that is equal to the shares of Emclaire Preferred Stock.
Redemption.   Emclaire may redeem the shares of Emclaire Preferred Stock at any time. The holders of Emclaire Preferred Stock may not require Emclaire to redeem the Emclaire Preferred Stock.
The Emclaire Preferred Stock is not redeemable at the option of the holder. If, however, Emclaire receives an unsolicited written request for redemption of shares from any holder, Emclaire may, from time to time, in its sole discretion, consider redemption of these shares by tender, in privately negotiated transactions or otherwise.
Conversion Provisions.   The Emclaire Preferred Stock is not convertible into or exchangeable for any of Emclaire’s other property or securities.
Change in Control.   In the event of a change in control of Emclaire, and the Emclaire Preferred Stock is still outstanding, then the terms of any such agreement with the acquirer for the merger or business combination shall govern the treatment of the Emclaire Preferred Stock with respect to the relevant change in control. However, if such agreement does not provide for the treatment of the Emclaire Preferred Stock in a change in control, the Emclaire Preferred Stock shall be converted into or exchanged for preference securities of the surviving or resulting entity on similar terms the outstanding Preferred Stock.
Liquidation Rights.   If any voluntary or involuntary liquidation, dissolution or winding up of the Emclaire occurs, the holders of Emclaire Preferred Stock pursuant to the respective Statement of Rights will be entitled to receive liquidating distributions, in the amount of  $10.00 per share, plus an amount equal to declared and unpaid dividends and dividends which would have been payable in prior semi-annual dividend periods had the full amount of dividends been declared.
The voluntary sale, lease or conveyance of all or substantially all of our property or assets to, or our consolidation or merger with, any other corporation will not be deemed to be a liquidation, dissolution or winding up. If the aggregate liquidation preference payable with respect to the Emclaire Preferred Stock, and any other shares of our capital stock ranking equally with the Emclaire Preferred Stock with respect to liquidation, are not paid in full upon any voluntary or involuntary liquidation, dissolution or winding up then the holders of Emclaire Preferred Stock and of these other shares will share ratably in any distribution of assets in proportion to the full respective preferential amounts they are entitled to receive. After payment of the full amount of the liquidating distribution they are entitled to receive, the holders of Emclaire Preferred Stock will not be entitled to any further participation in any distribution of our assets.
Exchange Listing.   The Emclaire Preferred Stock will not be listed on any exchange.
Transfer Agent and Registrar.   American Stock Transfer & Trust Company, LLC will act as the transfer agent and registrar for the Emclaire Preferred Stock.
Anti-Takeover Effects of Certain Provisions of Emclaire’s Charter Documents and Law
The following discussion is a general summary of certain provisions of federal and Pennsylvania law and Emclaire’s articles of incorporation and bylaws that may be deemed to have an “anti-takeover” effect. For a complete description, we refer you to the applicable federal and Pennsylvania law and Emclaire’s amended and restated articles of incorporation and bylaws. For copies of Emclaire’s amended and restated articles of incorporation, see “Where You Can Find Additional Information.”
Emclaire’s Amended and Restated Articles of Incorporation and Bylaws.   Emclaire’s amended and restated articles of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might be deemed to have a potential anti-takeover effect. In addition, these provisions will also render the removal of Emclaire’s board of directors or management more difficult.
Directors.   Emclaire’s board of directors is classified into three classes. The members of each class are elected for a term of three years, and only one class of directors is elected annually. Therefore, it takes at least two annual elections to replace a majority of the board.
Shareholder Nominations.   Shareholders who would like to nominate candidates for election to Emclaire’s board of directors at an annual meeting of shareholders must give advance notice and provide certain information to Emclaire.
Special Meetings.   Special meetings of our shareholders may only be called by the president of Emclaire, or the majority of the board of directors or the board’s executive committee.
Cumulative Voting.   Cumulative voting rights do not exist with respect to the election of directors.
Preferred Stock.   Emclaire’s board of directors has the authority to issue shares of preferred stock, without shareholder approval, with voting, dividend, liquidation and conversion rights that rank higher to the rights of Emclaire common stock and that could impede an attempt to gain control of Emclaire.
Merger, Consolidation, Liquidation or Dissolution.   A merger, consolidation, liquidation or dissolution of Emclaire, or any action that would result in the sale or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of the holders of at least two-thirds of the shares of common stock, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof. Provided, however, this two-thirds vote requirement shall not apply if the merger or other transaction is first approved by a majority of the board of directors then in office then the merger or consolidation will only require such affirmative vote as may be required by applicable law.
Amendment to Articles of Incorporation and Bylaws.   Under Pennsylvania law, amendment of Emclaire’s amended and restated articles of incorporation, except for certain provisions, requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the matter.
Amendment of Emclaire’s bylaws requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock or a majority vote of the members of the board of directors. Any amendment of the bylaws by a majority vote of the board may be changed by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock.

Pennsylvania Business Corporation Law.   The Pennsylvania Business Corporation Law (the “PBCL”) also contains certain applicable provisions that may have the effect of deterring or discouraging an attempt to take control of Emclaire. These provisions, among other things:
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Require that, following any acquisition by any person or group of 20% of a public corporation’s voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the “fair value” of the shares, including an increment representing a proportion of any value payable for control of the corporation;

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Prohibit for five years, subject to certain exceptions, a “business combination,” which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets with a person or group beneficially owning 20% or more of a public corporation’s voting power;

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Prevent a person or group acquiring different levels of voting power (20%, 33% and 50%) from voting any shares over the applicable threshold, unless “disinterested shareholders” approve such voting rights;

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Require any person or group that publicly announces that it may acquire control of a corporation, or that acquires or publicly discloses an intent to acquire 20% or more of the voting power of a corporation, to disgorge to the corporation any profits that it receives from sales of the corporation’s equity securities purchased over the prior 18 months;

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Expand the factors and groups, including shareholders, which a corporation’s board of directors can consider in determining whether an action is in the best interests of the corporation;

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Provide that a corporation’s board of directors need not consider the interests of any particular group as dominant or controlling;

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Provide that a corporation’s directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control;

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Provide that actions relating to acquisitions of control that are approved by a majority of “disinterested directors” are presumed to satisfy the directors’ fiduciary duty, unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and

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Provide that the fiduciary duty of a corporation’s directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly.

Pennsylvania-chartered corporations may exempt themselves from these anti-takeover provisions. Emclaire’s articles of incorporation do not provide for an exemption from any of these provisions.
Change in Control Regulations.   Under applicable regulations of the Federal Reserve Board, any person, which includes an individual or an entity, acting directly or indirectly, or through or in concert with one or more persons, must give the Federal Reserve Board at least 60 days prior written notice before acquiring control of a bank or bank holding company. Control is considered to exist when a person, among other things, acquires ownership, control, or power to vote 25 percent or more of the outstanding shares of any class of voting securities of the financial institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a bank or bank holding company, where certain enumerated control factors are also present in the acquisition.
Pennsylvania law has a similar statute except that control is considered to have been acquired when a person, among other things, has acquired more than 10 percent (or 5 percent in certain circumstances) of any class of the outstanding shares of an institution or corporation or the ability to control the election of a majority of the directors of an institution or corporation.

COMPARISON OF SHAREHOLDER RIGHTS OF EMCLAIRE
AND COMMUNITY FIRST COMMON STOCK
The rights of Emclaire’s shareholders are currently governed by the PBCL and Emclaire’s articles of incorporation and bylaws, and will continue to be governed by the PBCL and Emclaire’s articles of incorporation and bylaws following completion of the merger. The rights of Community First’s shareholders are currently governed by the PBCL and Community First’s articles of incorporation and bylaws. Following completion of the merger, the rights of Community First’s shareholders who receive shares of Emclaire common stock as merger consideration will be governed by the PBCL and Emclaire’s articles of incorporation and bylaws.
The following discussion summarizes the material differences between the rights of Community First’s shareholders and the rights of Emclaire’s shareholders. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to the PBCL, Emclaire’s articles of incorporation and bylaws and Community First’s articles of incorporation and bylaws and the applicable provisions of federal law governing bank holding companies. Emclaire and Community First urge you to read those documents carefully and in their entirety.
Authorized Capital Stock
Emclaire.   Emclaire’s authorized capital stock consists of 12,000,000 shares of common stock, par value $1.25 per share, and 3,000,000 shares of preferred stock, par value $1.00 per share. The number of Emclaire’s authorized shares of common stock is greater than what is currently outstanding and what it will issue in the merger. This provides Emclaire’s board of directors with greater flexibility to effect, among other things, financings, acquisitions, stock dividends, stock splits and employee stock options.
Emclaire’s articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences
Community First.   The authorized capital stock of Community First consists of 2,000,000 shares of common stock, par value $0.50 per share.
Preemptive Rights
Neither the articles of incorporation nor the bylaws of both Emclaire and Community First provide for preemptive rights to shareholders in connection with the issuance of capital stock.
Dividends
The PBCL generally provides that, unless otherwise restricted in a corporation’s bylaws, a corporation’s board of directors may authorize and a corporation may pay dividends to shareholders. However, a distribution may not be made if, after giving effect thereto:
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the corporation would be unable to pay its debts as they become due in the usual course of its business; or

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the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in its articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of the corporation of shareholders whose preferential rights are superior to those receiving the distribution.

Emclaire.   Under Emclaire’s bylaws, the board of directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of Emclaire in cash, property or shares of Emclaire, so long as any dividend shall not be in violation of laws and Emclaire’s articles of incorporation.
The ability of Farmers National to pay dividends on its capital stock is restricted by federal banking laws and regulations. Although Emclaire is not subject to these restrictions as a Pennsylvania corporation, such restrictions indirectly affect it because dividends from Farmers National is a primary source of funds for the payment of dividends to shareholders.

Community First.   Under Community First’s bylaws, the board of directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of Community First in cash, property or shares of Community First, so long as any dividend shall not be in violation of laws and Community First’s articles of incorporation.
The ability of Community First Bank to pay dividends on its capital stock is restricted by Pennsylvania and federal banking laws and regulations. Although Community First is not subject to these restrictions as a Pennsylvania corporation, such restrictions indirectly affect it because dividends from Community First Bank is a primary source of funds for the payment of dividends to shareholders.
Board of Directors
Emclaire.   The bylaws of Emclaire require the board of directors to be divided into three classes as nearly equal in number as possible and that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. Under Emclaire’s bylaws, any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, shall be filled by a majority vote of the remaining directors, whether or not a quorum is present, and any director so chosen shall hold office until the expiration of the class of directors to which he was appointed.
The bylaws of Emclaire provide that upon application of any shareholder or director, the court may remove from office any director in case of fraudulent or dishonest act, or gross abuse of authority or discretion with respect to Emclaire, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court.
Community First.   Community First’s bylaws provide that the number of directors that shall constitute the board of directors shall be not less than five nor more than 25. The board of directors shall be classified into three classes, each class to be elected for a term of three years. At each annual meeting of shareholders, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. The board of directors shall have the sole discretion to increase the number of directors that shall constitute the board of directors; provided however, that the total number of directors in each class remains relatively proportionate to the others.
The bylaws further provided that the board of directors may declare vacant the office of a director who has been judicially declared of unsound mind or who has been convicted of an offense punishable by imprisonment for a term of more than one year or for any other proper cause or if, within sixty days or such other time after notice of his selection, he does not accept the office either in writing or by attending a meeting of the board of directors and fulfill such other requirements of qualification. Upon application of any shareholder or director, the court may remove from office any director in case of fraudulent or dishonest acts, or gross abuse of authority or discretion with reference to Community First, or for any other proper cause, and may bar from office any director so removed for a period prescribed by the court. Vacancies on the board of directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the board of directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed.
Discharge of Duties.
The PBCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the following:
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the effects of any action upon any and all groups affected by such action, including shareholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located;

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the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation;

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the resources, intent and conduct (past, stated and potential) or any person seeking to acquire control of the corporation; and

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all other pertinent factors.

The board of directors, committees of the board and individual directors shall not be required, in considering the best interests of the corporation or the effects of any such action, to regard any corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.
Emclaire.   The bylaws of Emclaire that the business and affairs of the corporation shall be managed by its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or bylaws directed or required to be exercised and done by the shareholders. Emclaire’s bylaws further provide that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board of directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports of statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (a) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented, (b) counsel, public accountants or other persons as to matters which the director reasonable believes to be within the professional or expert competence of such persons, (c) a committee of the board of directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.
Emclaire’s bylaws further provide that a director shall not be considered to be acting in good faith if he has knowledge concerning matter in question that would cause his reliance to be unwarranted. In discharging the duties of their respective positions, the board of directors, committees of the board of directors and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which officers or other establishments of the corporation are located, and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.
Community First.   Community First’s bylaws provide that the business and affairs of the corporation shall be managed by its board of directors, which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the articles of incorporation or by bylaws directed or required to be exercised and done by the shareholders.
The bylaws further provide that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board of directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following: (a) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented; (b) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such persons; (c) a committee of the board of directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

The bylaws further provide that in discharging the duties of their respective positions, the board of Directors, committees of the board of directors and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon shareholders, employees, upon suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located, and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the corporation.
Cumulative Voting
Emclaire.   The articles of incorporation of Emclaire prohibit cumulative voting by shareholders in elections of directors.
Community First.   Neither the articles of incorporation nor the bylaws of Community First provide for cumulative voting in the election of directors.
Nomination of Director Candidates by Shareholders and Shareholder Proposals
Emclaire.   The bylaws of Emclaire requires all nominations for election to the board of directors by a shareholder to be made pursuant to timely notice in writing to the secretary of Emclaire. To be timely, a shareholders’ notice must be received by Emclaire not later than 60 days prior to the annual meeting called for the election of directors. Each written notice of a shareholder nomination must set forth certain information specified in the bylaws. Any nomination of any person not made in compliance with the procedures set forth in the bylaws shall be disregarded by the presiding officer of the meeting and any votes for such nominee shall be disregarded.
Emclaire’s bylaws also provide that only such business as shall have been properly brought before an annual meeting of shareholders shall be conducted at the annual meeting. Business proposals and nominations for directors other than those to be included in Emclaire’s proxy materials following the procedures described in Rule 14a-8 under the Exchange Act, may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains specified required information such as (a) the name and address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of the Corporation owned by each proposed nominee; (e) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and (g) the number of shares of the Corporation owned by the notifying shareholder.
Community First.   Community First’s bylaws provide that any shareholder who intends to nominate or to cause to have nominated any candidate for election to the board of directors (other than any candidate proposed by the Corporation’s then existing board of directors) shall so notify the Secretary of the Corporation in writing not less than sixty days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder: (a) the name and address of each proposed nominee; (b) the age of each proposed nominee; (c) the principal occupation of each proposed nominee; (d) the number of shares of the Corporation owned by each proposed nominee; (e) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee; (f) the name and residence address of the notifying shareholder; and (g) the number of shares of the Corporation owned by the notifying shareholder.
Calling Special Meetings of Shareholders
Emclaire.   The bylaws of Emclaire provide that special meetings of shareholders only may be called by the president of Emclaire, a majority of the board of directors or its executive committee.
Community First.   Under Community First’s articles of incorporation and bylaws special meetings of the shareholders may be called at any time by the chairman of the board, the president, a majority of the board of directors or by its executive committee or by one or more shareholders entitled to cast at least forty percent of the votes which all shareholders are entitled to cast a particular meeting.

Shareholder Action Without a Meeting
Emclaire.   Emclaire’s bylaws provide that any action permitted to be taken by the shareholders at a meeting may be taken without a meeting if a written consent setting forth the action so taken is signed by all of the shareholders entitled to vote at a meeting for such purpose.
Community First.   Neither the articles of incorporation nor the bylaws of Community First provide for action by shareholders without a meeting. However, the PBCL provides that unless otherwise restricted in the bylaws, any action required or permitted to be taken at a meeting of the shareholders or of a class of shareholders of a business corporation may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the shareholders who would be entitled to vote at a meeting for such purpose shall be filed with the secretary of the corporation.
Indemnification of Directors and Officers and Limitation of Liability
Under the PBCL, unless otherwise restricted in its bylaws, a corporation has the power to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending, or completed action or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Further, a corporation may pay expenses incurred in defending any action or proceeding in advance of the final disposition of action upon receipt of an undertaking by or on behalf of the representative to repay the amount if it is ultimately determined that the representative is not entitled to indemnification from the corporation.
Under the PBCL, the statutory provisions for indemnification and advancement of expenses are not deemed to be exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, or vote of shareholders or disinterested directors. A corporation may establish a fund to secure or insure in any manner its indemnification obligations. However, indemnification is prohibited in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
Under the PBCL, unless otherwise restricted in its bylaws, a corporation may purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability.
Emclaire.   Emclaire’s bylaws provide that Emclaire will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire, or is or was serving at the request of Emclaire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, excise taxes, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Emclaire’s bylaws also provide that advances of expenses may be paid to a director, officer, or employee or agent of Emclaire in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay the advance if it is ultimately determined that the person is not entitled to be indemnified by Emclaire.

Emclaire’s bylaws provide that Emclaire may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Emclaire, or is or was serving at the request of Emclaire as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not Emclaire would have the power to indemnify such person against such liability.
The bylaws of Emclaire provide that a director shall not be personally liable for monetary damages for any action taken, or any failure to take action, unless: (a) the director has breached or failed to perform the duties of his office in accordance with the bylaws; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness
Community First.   Community First’s bylaws provide that the corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-(or-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had reasonable cause to believe that his conduct was unlawful.
The bylaws further provide that the corporation shall have power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. Indemnification shall not be made in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.
To the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding referred above (relating to third party actions relating to derivative actions) or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.
The bylaws further provide that expenses (including attorneys’ fees) incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the corporation. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the bylaws.

The bylaws also provide that a director shall not be personally liable, as such, for monetary damages for any action taken, or any failure to take any action, unless: (a) the director has breached or failed to perform the duties of his office under bylaws; and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The foregoing provisions shall not apply to: (a) the responsibility or liability of a director pursuant to any criminal statute; or (b) the liability of a director for the payment of taxes pursuant to local, state or federal law.
Amendments to Articles of Incorporation and Bylaws
Emclaire.   The articles of incorporation of Emclaire may be amended in accordance with the PBCL which generally provides that and amendment of the articles of incorporation may be made if it is first approved by the board of directors and thereafter approved by the holders of a majority of the shares entitled to vote generally in an election of directors, voting together as a single class, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof.
The bylaws of Emclaire may be amended by the majority vote of the board of directors at a regular or special meeting of the board of directors or the affirmative vote of two-thirds of the outstanding shares of common stock at a regular or special meeting of shareholders convened for such purpose.
Community First.   The articles of incorporation of Community First provide that articles 7 (related to the shareholder vote required to approve mergers, consolidations, liquidation or dissolution), 8 (related to lack of cumulative voting rights for the election of directors), 9 (related to opposition of tender offers), 10 (related to calling of special meeting of shareholders), 11 (related to opting out of the control transactions subchapter of the PBCL), 12 (related to opting out of the business combinations subchapter of the PBCL), 13 (related to opting out of the control share acquisitions subchapter of the PBCL), 14 (related to opting out of the disgorgement by certain controlling shareholders following attempts to acquire control), and 15 (related to vote of shareholders required to amended the specified articles) of the articles shall not be amended unless first approved by the affirmative vote of: (a) the holders of at least 80% of the outstanding shares of common stock of the corporation; or (b) the holders of at least 51% of the outstanding shares of common stock of the corporation, provided that such transaction has received the prior approval of at least five directors when the number of directors that constitutes the whole board of directors is seven or less, or such transaction has received the prior approval of at least seventy percent of all the members of the board of directors, rounded to the nearest whole number, when such number of directors that constitutes the board of directors is eight or more.
The bylaws of Community First may be altered, amended or repealed by the affirmative vote of the holders of at least 50% of the outstanding shares of common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or by a majority vote of the members of the board of directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the board of directors by the affirmative vote of the holders of 50% of the outstanding shares of common stock.
Mergers, Consolidations and Sales of Assets
For a merger, consolidation, sale of assets or other similar transaction to occur, the PBCL generally requires the approval of the board of directors and the affirmative vote of the holders of a majority of the votes cast by all shareholders entitled to vote thereon. In addition, if any class or series of shares is entitled to vote thereon as a class, the PBCL requires the affirmative vote of a majority of the votes cast in each class for any plan of merger or consolidation. The PBCL also provides that unless otherwise required by a corporation’s governing instruments, a plan of merger or consolidation shall not require the approval of the shareholders if:
•
whether or not the constituent corporation, in this case, Emclaire, is the surviving corporation (a) the surviving or new corporation is a Pennsylvania business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for specified changes which may be adopted by a board of directors without shareholder action, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;
•
immediately prior to adoption of the plan and at all times prior to its effective date, another corporation that is a party to the merger or consolidation owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or

•
no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

Emclaire.   Under Emclaire’s articles of incorporation, a merger, consolidation, liquidation or dissolution of Emclaire, or any action that would result in the sale or other disposition of all or substantially all of our assets, must be approved by the affirmative vote of the holders of at least two-thirds of the shares of common stock, as well as such additional vote of the preferred stock as may be required by the provisions of any series thereof. Provided, however, this two-thirds vote requirement shall not apply if the merger or other transaction is first approved by a majority of the board of directors then in office then the merger or consolidation will only require such affirmative vote as may be required by applicable law
Community First.   The articles of incorporation of Community First provide that a merger, consolidation, liquidation or dissolution of the corporation, or any action that would result in the sale or other disposition of all or substantially all of the assets of the corporation must first be approved by the affirmative vote of: (a) the holders of at least 80% of the outstanding shares of common stock of the corporation; or (b) the holders of at least 51% of the outstanding shares of common stock of the corporation, provided that such transaction has received the prior approval of at least five directors when the number of directors that constitutes the whole board of directors is seven or less, or such transaction has received the prior approval of at least seventy percent of all the members of the board of directors, rounded to the nearest number, when such number of directors that constitutes the whole board of directors is eight or more.
Anti-Takeover Provisions
Pennsylvania Law.   Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies), including those related to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Emclaire is a registered corporation under the PBCL.
Please see “Description of Emclaire Common Stock — Certain Anti-takeover Provisions” for a description of anti-takeover provisions applicable to Emclaire. Community First has opted out of each of these provisions of the PCBL.
comparison of shareholder rights of emclaire PREFERRED STOCK
AND community first bank preferred stock
The rights of preferred shareholders of Community First Bank are primarily governed by the terms of the preferred stock set forth in the Statement With Respect to Shares for each series of the preferred stock. Upon completion of the merger and bank merger, the rights of the shareholders who receive Emclaire Preferred Stock will be primarily governed by the terms of the Emclaire Preferred Stock set forth in the Statement with Respect to Shares for each series of Preferred Stock. which, except as described below, are substantially similar to the terms of the Community First Bank preferred stock.
The shares of each series of Emclaire Preferred Stock to be issued is substantially similar to the currently outstanding Community First Bank preferred stock except that (i) the Emclaire Preferred Stock will be redeemable by Emclaire at any time, while the Community First Bank preferred stock is non-redeemable, and (ii) the terms of the Emclaire Preferred Stock clarifies the treatment of the Emclaire

Preferred Stock in the event of a change in control of Emclaire, while the terms of the Community Bank preferred stock were silent in this regard. For a complete description of the rights and terms of the Emclaire Preferred Stock, see “Description of Emclaire Capital Stock — Preferred Stock.”
The rights of Community First Bank preferred shareholders are governed to a lesser extent by the Pennsylvania banking code and Community First Bank’s articles of incorporation and bylaws and following completion of the merger and bank merger, the rights of the Emclaire preferred shareholders will be also be governed by the PBCL and Emclaire’s articles of incorporation and bylaws.
LEGAL MATTERS
The validity of the shares of Emclaire common and preferred stock to be issued in connection with the merger has been passed upon for Emclaire by Silver, Freedman, Taff  & Tiernan LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Emclaire by Silver, Freedman, Taff & Tiernan LLP and for Community First by Bybel Rutledge LLP.
EXPERTS
The consolidated financial statements of Emclaire as of December 31, 2017 and 2016, and for each of the years ended December 31, 2017 and 2016, have been included in this proxy statement/information statement/prospectus in reliance upon the report of Crowe LLP, Independent Registered Public Accounting Firm, and upon the authority of said firm as experts in auditing and accounting.
OTHER MATTERS
As of the date of this proxy statement/information statement/prospectus, Community First’s board of directors does not know of any matters that will be presented for consideration at its special meeting other than those described in this proxy statement/information statement/prospectus. As discussed elsewhere herein, Community First’s shareholders may, however, be asked to vote on a proposal to adjourn or postpone its special meeting to allow more time to solicit votes for the approval and adoption of the merger agreement. If any other matters properly come before the Community First special meeting, or any adjournment or postponement of such meeting and such matters are voted upon, your returned proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by these proxies as to any of these matters, in their discretion. The individuals named as proxies on the Community First proxy card intend to vote or not to vote on any such matters in accordance with the recommendation of Community First’s board of directors.
SOLICITATION OF PROXIES
The cost of the solicitation of proxies for the Community First special meeting will be borne by Community First. Community First will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by it in sending the proxy materials to the beneficial owners of Community First’s common stock, if any.
WHERE YOU CAN FIND MORE INFORMATION
Emclaire has filed a registration statement with the SEC under the Securities Act that registers the issuance of the shares of Emclaire common stock to be issued in the merger to Community First shareholders and the issuance of shares of Emclaire Preferred Stock in the bank merger. This proxy statement/information statement/prospectus is a part of that registration statement and constitutes the prospectus of Emclaire. The registration statement, including the proxy statement/information statement/prospectus and attached exhibits and schedules, contains additional relevant information about Emclaire, its common stock and preferred stock, Community First and the combined company.
In addition, Emclaire files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at l-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at

prescribed rates, or from commercial document retrieval services. The SEC also maintains an Internet site that contains reports, proxy statements and other information about issuers, like Emclaire, that file electronically with the SEC. The address of that site is http://www.sec.gov. Emclaire’s internet address is http://www.emclairefinancial.com. The information on Emclaire’s internet site is not a part of this proxy statement/information statement/prospectus.
You may also request copies of these documents at no cost by contacting Emclaire at the following address:
Emclaire Financial Corp
612 Main Street
Emlenton, Pennsylvania 16373
(844) 767-2311
Attention: Matthew J. Lucco, Corporate Secretary
You will not be charged for any of these documents that you request.
Except where the context otherwise indicates, Emclaire has supplied all information contained in this proxy statement/information statement/prospectus relating to Emclaire, and Community First has supplied all such information relating to Community First.
If you have any questions concerning the merger or this proxy statement/information statement/prospectus, would like additional copies of this proxy statement/information statement/prospectus or need help voting your shares of Community First common stock, please contact Henry H. Deible, President and Chief Executive Officer, or Eugene E. Deible, III, Corporate Secretary, Community First Bancorp, Inc. at (814) 653-8232.
Neither Emclaire nor Community First has authorized anyone to give any information or make any representation about the merger or Emclaire or Community First that is different from, or in addition to, that contained in this proxy statement/information statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/information statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/information statement/prospectus does not extend to you. The information contained in this proxy statement/information statement/prospectus speaks only as of the date of this proxy statement/information statement/prospectus unless the information specifically indicates that another date applies.

Report of Independent Registered Public Accounting Firm
Shareholders and the Board of Directors of Emclaire Financial Corp
Emlenton, Pennsylvania
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Emclaire Financial Corp (the “Corporation”) as of December 31, 2017 and 2016, the related consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Corporation as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Corporation is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control over financial reporting. Accordingly, we express no such opinion in accordance with the standards of the PCAOB.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Crowe LLP
We have served as the Corporation’s auditor since 2010.
Cleveland, Ohio
March 21, 2018

Consolidated Balance Sheets
(Dollar amounts in thousands, except share and per share data)
	December 31,
	2017	2016
Assets
Cash and due from banks	$3,072	$2,758
Interest earning deposits with banks	11,302	14,810
Total cash and cash equivalents	14,374	17,568
Securities available for sale	101,167	101,560
Loans receivable, net of allowance for loan losses of $6,127 and $5,545	577,234	515,435
Loans held for sale	504	68
Federal bank stocks, at cost	4,662	4,861
Bank-owned life insurance	11,724	11,390
Accrued interest receivable	2,217	1,815
Premises and equipment, net	18,010	18,282
Goodwill	10,288	10,288
Core deposit intangible, net	481	560
Prepaid expenses and other assets	9,423	10,308
Total Assets	$750,084	$692,135
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Non-interest bearing	$126,263	$123,717
Interest bearing	528,380	461,223
Total deposits	654,643	584,940
Borrowed funds	26,000	44,000
Accrued interest payable	413	239
Accrued expenses and other liabilities	9,937	8,883
Total Liabilities	690,993	638,062
Commitments and Contingent Liabilities (Note 13)
Stockholders’ Equity
Common stock, $1.25 par value, 12,000,000 shares authorized; 2,373,156 and 2,254,375 shares issued; 2,271,139 and 2,152,358 shares outstanding	2,966	2,818
Additional paid-in capital	31,031	27,900
Treasury stock, at cost; 102,017 shares	(2,114)	(2,114)
Retained earnings	32,726	29,960
Accumulated other comprehensive loss	(5,518)	(4,491)
Total Stockholders’ Equity	59,091	54,073
Total Liabilities and Stockholders’ Equity	$750,084	$692,135

See accompanying notes to consolidated financial statements.

Consolidated Statements of Net Income
(Dollar amounts in thousands, except share and per share data)
	Year ended December 31,
	2017	2016
Interest and dividend income
Loans receivable, including fees	$23,738	$20,814
Securities:
Taxable	1,615	1,662
Exempt from federal income tax	570	628
Federal bank stocks	242	186
Deposits with banks	235	135
Total interest and dividend income	26,400	23,425
Interest expense
Deposits	3,275	2,791
Short-term borrowed funds	130	78
Long-term borrowed funds	1,088	1,076
Total interest expense	4,493	3,945
Net interest income	21,907	19,480
Provision for loan losses	903	464
Net interest income after provision for loan losses	21,004	19,016
Noninterest income
Fees and service charges	1,749	1,616
Net gain on sales of available for sale securities	346	82
Net gain on sales of loans	248	119
Other than temporary impairment loss	(508)	—
Earnings on bank-owned life insurance	412	406
Gain on bargain purchase	1,316	—
Other	1,459	1,432
Total noninterest income	5,022	3,655
Noninterest expense
Compensation and employee benefits	9,258	8,630
Premises and equipment	2,975	2,849
Intangible asset amortization	246	226
Professional fees	841	876
Federal deposit insurance	443	416
Acquisition costs	1,119	401
Other	4,753	4,039
Total noninterest expense	19,635	17,437
Income before provision for income taxes	6,391	5,234
Provision for income taxes	2,114	1,248
Net income	$4,277	$3,986
Earnings per common share
Basic	$1.95	$1.86
Diluted	$1.93	$1.85
See accompanying notes to consolidated financial statements.

Consolidated Statements of Comprehensive Income
(Dollar amounts in thousands)
	Year ended December 31,
	2017	2016
Net income	$4,277	$3,986
Other comprehensive loss
Unrealized gains/(losses) on securities:
Unrealized holding gain (loss) arising during the period	6	(571)
Reclassification adjustment for other than temporary impairment included in net income	508	—
Reclassification adjustment for gains included in net income	(346)	(82)
	168	(653)
Tax effect	(56)	222
Net of tax	112	(431)
Defined benefit pension plans:
Net loss arising during the period	(588)	(671)
Reclassification adjustment for amortization of prior service benefit and net loss included in net periodic pension cost	239	220
	(349)	(451)
Tax effect	73	153
Net of tax	(276)	(298)
Total other comprehensive loss	(164)	(729)
Comprehensive income	$4,113	$3,257

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders’ Equity
(Dollar amounts in thousands, except share and per share data)
	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2016	$2,808	$27,701	$(2,114)	$28,206	$(3,762)	$52,839
Net income				3,986		3,986
Other comprehensive loss					(729)	(729)
Stock compensation expense		205				205
Issuance of common stock for restricted stock awards (7,550 shares), including tax benefit	10	(6)				4
Cash dividends declared on common stock ($1.04 per share)				(2,232)		(2,232)
Balance at December 31, 2016	2,818	27,900	(2,114)	29,960	(4,491)	54,073
Net income				4,277		4,277
Other comprehensive loss					(164)	(164)
Stock compensation expense		230				230
Exercise of stock options (53,586 shares)	67	1,308				1,375
Issuance of common stock (58,445 shares)	73	1,601				1,674
Issuance of common stock for restricted stock awards (6,750 shares)	8	(8)				—
Reclassification of disproportionate tax effects				863	(863)	—
Cash dividends declared on common stock ($1.08 per share)				(2,374)		(2,374)
Balance at December 31, 2017	$2,966	$31,031	$(2,114)	$32,726	$(5,518)	$59,091

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except share and per share data)
	Year ended December 31,
	2017	2016
Cash flows from operating activities
Net income	$4,277	$3,986
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	1,163	1,133
Provision for loan losses	903	464
Amortization/accretion of premiums, discounts and deferred costs and fees, net	488	434
Amortization of intangible assets and mortgage servicing rights	295	246
Securities impairment loss recognized in earnings	508	—
Realized gains on sales of available for sale securities, net	(346)	(82)
Net gains on sales of loans	(248)	(119)
Net gains on foreclosed real estate	(32)	(22)
Net loss on sales of bank premises and equipment	16	10
Loans originated for sale	(5,783)	(2,224)
Proceeds from the sale of loans originated for sale	6,007	2,198
Gain on bargain purchase	(1,316)	—
Restricted stock and stock option compensation	230	205
Increase in bank-owned life insurance, net	(334)	(334)
Increase in accrued interest receivable	(299)	(127)
Decrease in deferred taxes	691	203
(Increase) decrease in prepaid expenses and other assets	1,055	(141)
Increase in accrued interest payable	168	31
Increase (decrease) in accrued expenses and other liabilities	771	(201)
Net cash provided by operating activities	8,214	5,660
Cash flows from investing activities
Loan originations and principal collections, net	(47,231)	(15,466)
Purchase of residential mortgage loans	—	(6,911)
Proceeds from sales of loans held for sale previously classified as portfolio loans	1,790	1,739
Available for sale securities:
Sales	18,360	6,618
Maturities, repayments and calls	11,453	22,790
Purchases	(29,474)	(18,522)
Net cash received (paid) for acquisition	2,517	(3,309)
Redemption of federal bank stocks, net	210	357
Proceeds from the sale of bank premises and equipment	5	—
Purchases of premises and equipment	(204)	(2,142)
Proceeds from the sale of foreclosed real estate	210	333
Net cash used in investing activities	(42,364)	(14,513)
Cash flows from financing activities
Net increase in deposits	49,955	22,353
Proceeds from long-term debt	5,000	5,000
Repayments on long-term debt	(16,000)	(5,500)
Net change in short-term borrowings	(7,000)	(4,750)
Proceeds from issuance of common stock	—	4
Proceeds from exercise of stock options	1,375	—
Dividends paid	(2,374)	(2,232)
Net cash provided by financing activities	30,956	14,875
Net increase (decrease) in cash and cash equivalents	(3,194)	6,022
Cash and cash equivalents at beginning of period	17,568	11,546
Cash and cash equivalents at end of period	$14,374	$17,568
Supplemental information:
Interest paid	$4,319	$3,885
Income taxes paid	1,325	600
Supplemental noncash disclosures:
Transfers from loans to foreclosed real estate	379	442
Transfers from portfolio loans to loans held for sale	2,202	1,662
See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
1.   Summary of Significant Accounting Policies
Basis of Presentation and Consolidation.   The consolidated financial statements include the accounts of Emclaire Financial Corp (the Corporation) and its wholly owned subsidiaries, The Farmers National Bank of Emlenton (the Bank) and Emclaire Settlement Services, LLC (the Title Company). All significant intercompany balances and transactions have been eliminated in consolidation.
Nature of Operations.   The Corporation provides a variety of financial services to individuals and businesses through its offices in Western Pennsylvania. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgages, commercial business loans and consumer loans.
Use of Estimates and Classifications.   In preparing consolidated financial statements in conformity with U.S. generally accepted accounting principles (GAAP), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain amounts previously reported may have been reclassified to conform to the current year financial statement presentation. Such reclassifications did not affect net income or stockholders’ equity.
Significant Group Concentrations of Credit Risk.   Most of the Corporation’s activities are with customers located within the Western Pennsylvania region of the country. Note 2 discusses the type of securities that the Corporation invests in. Note 3 discusses the types of lending the Corporation engages in. The Corporation does not have any significant concentrations to any one industry or customer.
Cash and Cash Equivalents.   For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, cash items, interest-earning deposits with other financial institutions and federal funds sold and due from correspondent banks. Interest-earning deposits are generally short-term in nature and are carried at cost. Federal funds are generally sold or purchased for one day periods. Net cash flows are reported for loan and deposit transactions, short term borrowings and purchases and redemptions of federal bank stocks.
Dividend Restrictions.   Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to stockholders.
Securities Available for Sale.   Debt securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.
Interest income from securities includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized using the level yield method over the term of the securities. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
Management evaluates securities for other-than-temporary impairment (OTTI) at least on a quarterly basis, and more frequently when economic, market or other concerns warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether the Corporation has the intent to sell the security or more likely than not will be required to sell the security before the recovery of its amortized cost basis. If the Corporation intends to sell an impaired security, or if it is more likely than not the Corporation will be required to sell the security before its anticipated recovery, the Corporation records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost through earnings. Otherwise, only the credit portion of the estimated loss on debt securities is recognized in earnings, with the other portion of the loss recognized in other comprehensive income. For equity securities determined to be other-than-temporarily impaired, the entire amount of impairment is recognized through earnings.

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies – (continued)

Loans Receivable.   The Corporation grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by loans collateralized by real estate located throughout Western Pennsylvania. The ability of the Corporation’s debtors to honor their contracts is dependent upon real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans or premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, and premiums and discounts are deferred and recognized in interest income as an adjustment of the related loan yield using the interest method.
The accrual of interest on all classes of loans is typically discontinued at the time the loan is 90 days past due unless the credit is well secured and in the process of collection. At 120 days past due, all loans are considered nonaccrual. Loans are placed on nonaccrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified as impaired loans. All interest accrued but not collected for loans that are placed on nonaccrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for a return to accrual status. Loans are returned to accrual status when all principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses.   The allowance for loan losses is established for probable incurred credit losses through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are typically credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of loans in light of historic experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, prevailing economic conditions and other factors. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (TDR) and classified as impaired.
Factors considered by management in determining impairment on all loan classes include demonstrated ability to repay, payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
Impairment is measured on a loan by loan basis for commercial loans by either the present value of expected future cash flows discounted at the loans effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Large groups of small balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential mortgage loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies – (continued)

TDR’s are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a TDR is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of collateral. For TDR’s that subsequently default, the Corporation determines the amount of reserves in accordance with accounting policies for the allowance for loan losses.
The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. The general component covers non-impaired loans and is based on historical loss experience adjusted for qualitative factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Corporation over the prior 12 quarters. Qualitative factors considered by management include national and local economic and business conditions, changes in the nature and volume of the loan portfolio, quality of loan review systems, and changes in trends, volume and severity of past due, nonaccrual and classified loans, and loss and recovery trends. The Corporation’s portfolio segments are as follows:
Residential mortgages:   Residential mortgage loans are loans to consumers utilized for the purchase, refinance or construction of a residence. Changes in interest rates or market conditions may impact a borrower’s ability to meet contractual principal and interest payments.
Home equity loans and lines of credit:   Home equity loans and lines of credit are credit facilities extended to homeowners who wish to utilize the equity in their property in order to borrow funds for almost any consumer purpose. Property values may fluctuate due to economic and other factors.
Commercial real estate:   Commercial real estate loans are subject to underwriting standards and processes similar to commercial loans. These loans are viewed primarily as cash flow loans and the repayment of these loans is largely dependent on the successful operation of the property. Loan performance may be adversely affected by factors impacting the general economy or conditions specific to real estate markets such as geographic location and property type.
Commercial business:   Commercial credit is extended to business customers for use in normal operations to finance working capital needs, equipment purchases or other projects. The majority of these borrowers are customers doing business within our geographic region. These loans are generally underwritten individually and secured with the assets of the company and the personal guarantee of the business owners. Commercial loans are made based primarily on the historical and projected cash flow of the borrower and the underlying collateral provided by the borrower. The cash flows of borrowers, however, may not behave as forecasted and collateral securing loans may fluctuate in value due to economic or individual performance factors.
Consumer:   Consumer loans are loans to an individual for non-business purposes such as automobile purchases or debt consolidation. These loans are originated based primarily on credit scores and debt-to-income ratios which may be adversely affected by economic or individual performance factors.
Loans Held for Sale.   Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Mortgage loans held for sale are generally sold with servicing retained. The carrying value of mortgage loans sold is reduced by the amount allocated to the servicing right. Gains and losses on sales of mortgages are based on the difference between the selling price and the carrying value of the related loan sold.
Federal Bank Stocks.   The Bank is a member of the Federal Home Loan Bank of Pittsburgh (FHLB) and the Federal Reserve Bank of Cleveland (FRB). As a member of these federal banking systems, the Bank maintains an investment in the capital stock of the respective regional banks. These stocks are held at cost and classified as restricted stock. These stocks are purchased and redeemed at par as directed by the

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies – (continued)

federal banks and levels maintained are based primarily on borrowing and other correspondent relationships. These stocks are periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.
Bank-Owned Life Insurance (BOLI).   The Bank purchased life insurance policies on certain key officers and employees. BOLI is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts due that are probable at settlement.
Premises and Equipment.   Land is carried at cost. Premises, furniture and equipment, and leasehold improvements are carried at cost less accumulated depreciation or amortization. Depreciation is calculated on a straight-line basis over the estimated useful lives of the related assets, which are twenty-five years to forty years for buildings and three to ten years for furniture and equipment. Amortization of leasehold improvements is computed using the straight-line method over the shorter of their estimated useful life or the expected term of the leases. Expected terms include lease option periods to the extent that the exercise of such option is reasonably assured. Premises and equipment are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, assets are recorded at fair value.
Goodwill and Intangible Assets.   Goodwill results from business acquisitions and represents the excess of the purchase price over the fair value of acquired assets and liabilities. Core deposit intangible assets arise from whole bank or branch acquisitions and are measured at fair value and then are amortized over their estimated useful lives. Customer relationship intangible assets arise from the purchase of a customer list from another company or individual and then are amortized on a straight-line basis over two years. Goodwill is not amortized but is assessed at least annually for impairment. Any such impairment will be recognized in the period identified. The Corporation has selected November 30 as the date to perform the annual impairment test. Goodwill is the only intangible asset with an indefinite life on the Corporation’s balance sheet.
Servicing Assets.   Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping.
Other Real Estate Acquired Through Foreclosure (OREO).   Real estate properties acquired through foreclosure are initially recorded at fair value less cost to sell when acquired, thereby establishing a new cost basis for the asset. These assets are subsequently accounted for at the lower of carrying amount or fair value less cost to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Revenue and expenses from operations of the properties, gains and losses on sales and additions to the valuation allowance are included in operating results. Real estate acquired through foreclosure is classified in prepaid expenses and other assets and totaled $492,000 and $291,000 at December 31, 2017 and 2016, respectively. Loans secured by residential real estate properties for which formal foreclosure proceedings are in process totaled $948,000 and $1.5 million at December 31, 2017 and 2016, respectively.
Treasury Stock.   Common stock purchased for treasury is recorded at cost. At the date of subsequent reissue, the treasury stock account is reduced by the cost of such stock on the first-in, first-out basis.
Income Taxes.   Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies – (continued)

amount expected to be realized. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Corporation recognizes interest and/or penalties related to income tax matters in income tax expense.
Earnings Per Common Share (EPS).   Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the dilutive effect of additional potential common shares issuable under stock options and restricted stock awards.
Comprehensive Income.   Comprehensive income includes net income and other comprehensive income. Other comprehensive income (loss) is comprised of unrealized holding gains and losses on securities available for sale and changes in the funded status of pension which are also recognized as separate components of equity.
Operating Segments.   Operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, all financial services operations are considered by management to be aggregated in one reportable operating segment.
Retirement Plans.   The Corporation maintains a noncontributory defined benefit plan covering eligible employees and officers. Effective January 1, 2009 the plan was closed to new participants. The Corporation provided the requisite notice to plan participants on March 12, 2013 of the determination to freeze the plan (curtailment). While the freeze was not effective until April 30, 2013, the Corporation determined that participants would not satisfy, within the provisions of the plan, 2013 eligibility requirements based on minimum hours worked for 2013. Therefore, employees ceased to earn benefits as of January 1, 2013. This amendment to the plan will not affect benefits earned by the participant prior to the date of the freeze. The Corporation also maintains a 401(k) plan, which covers substantially all employees, and a supplemental executive retirement plan for key executive officers.
Stock Compensation Plans.   Compensation expense is recognized for stock options and restricted stock awards issued based on the fair value of these awards at the date of grant. A Black-Scholes model is utilized to estimate the fair value of stock options, while the market price of the Corporation’s common stock at the date of grant is used for restricted stock awards. Compensation expense is recognized over the required service period, generally defined as the vesting period. It is the Corporation’s policy to issue shares on the vesting date for restricted stock awards. Unvested restricted stock awards do not receive dividends declared by the Corporation.
Transfers of Financial Assets.   Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Corporation, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Corporation does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Off-Balance Sheet Financial Instruments.    In the ordinary course of business, the Corporation has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commitments under line of credit lending arrangements and letters of credit. Such financial instruments are recorded in the financial statements when they are funded.
Fair Value of Financial Instruments.    Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect these estimates.

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies – (continued)

Loss Contingencies.   Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there currently are such matters that will have a material effect on the financial statements.
Newly Issued Not Yet Effective Accounting Standards.   In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-9 “Revenue from Contracts with Customers”. ASU 2014-9 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance does not apply to revenue associated with financial instruments, including loans and securities. Management has evaluated revenue streams within noninterest income, specifically service charges on deposits and other fees, to assess the applicability of this guidance. The adoption of this guidance on January 1, 2018 did not have a material impact on the Corporation’s financial statements; however, the adoption of this standard will result in additional disclosures beginning with the first quarter 2018 Form 10-Q.
In January 2016, the FASB issued ASU 2016-1 “Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-1 revises the accounting for the classification and measurement of investments in equity securities and revises the presentation of certain fair value changes for financial liabilities measured at fair value. For equity securities, the guidance in ASU 2016-1 requires equity investments to be measured at fair value with changes in fair value recognized in net income. For financial liabilities that are measured at fair value in accordance with the fair value option, the guidance requires presenting in other comprehensive income the change in fair value that relates to a change in instrument-specific credit risk. ASU 2016-1 also eliminates the disclosure assumptions used to estimate fair value for financial instruments measured at amortized cost and requires disclosure of an exit price notion in determining the fair value of financial instruments measured at amortized cost. ASU 2016-1 is effective for interim and annual periods beginning after December 15, 2017. The adoption of this guidance on January 1, 2018 did not have a material impact on the Corporation’s financial statements; however, the adoption of this standard will impact fair value disclosures beginning with the first quarter 2018 Form 10-Q.
In February 2016, the FASB issued ASU 2016-02 “Leases”. This ASU requires lessees to record most leases on their balance sheet but recognize expenses in the income statement in a manner similar to current accounting treatment. This ASU changes the guidance on sale-leaseback transactions, initial direct costs and lease execution costs, and, for lessors, modifies the classification criteria and the accounting for sales-type and direct financing leases. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, and interim periods therein. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Corporation is currently evaluating the impact of ASU 2016-02 on its financial statements.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of the financial instruments. The main provisions of the guidance include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for available-for-sale debt securities rather than reduce the carrying amount of the investments, as is required by the other-than-temporary impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. The ASU is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. Management is currently in the developmental stages of collecting available historical information in order to assess the expected credit losses and determine the impact of the adoption of ASU 2016-13 on the Corporation’s financial statements.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force”.

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies – (continued)

ASU 2016-15 clarifies the presentation of specific types of cash flow receipts and payments, including the payment of debt prepayment or debt extinguishment costs, contingent consideration cash payments paid subsequent to the acquisition date and proceeds from settlement of BOLI policies. This guidance is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, and is to be applied under a retrospective approach, if practicable. The Corporation is evaluating the impact of ASU 2016-15 on its financial statements and disclosures.
In January 2017, FASB ASU 2017-04, “Simplifying the Test for Goodwill Impairment”. This ASU simplifies the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit. The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Corporation has goodwill from prior business combinations and performs an annual impairment test or more frequently if changes or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Corporation’s most recent annual impairment assessment determined that the Corporation’s goodwill was not impaired. Although the Corporation cannot anticipate future goodwill impairment assessments, based on the most recent assessment it is unlikely that an impairment amount would need to be calculated and, therefore, does not anticipate a material impact from these amendments to the Corporation’s financial position and results of operations. The current accounting policies and processes are not anticipated to change, except for the elimination of the Step 2 analysis.
In March 2017, the FASB issued ASU 2017-07, “Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The amendments in this update require that an employer disaggregate the service cost component from the other components of net benefit cost. The amendments also provide explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization. The amendments in this update improve the consistency, transparency, and usefulness of financial information to users that have communicated that the service cost component generally is analyzed differently from the other components of net benefit cost. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The Corporation is currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.
In March 2017, the FASB issued ASU 2017-08, “Receivable — Nonrefundable Fees and Other Costs (Subtopic 310-20) Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 amends guidance on the amortization period of premiums on certain purchased callable debt securities to shorten the amortization period of premiums on certain purchased callable debt securities to the earliest call date. The amendments are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. The Corporation is currently evaluating the potential impact of ASU 2016-02 on its financial statements and disclosures.
In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities.” The amendments in this Update are to better reflect the economic results of hedging in the financial statements along with simplification of certain hedge accounting requirements. Specifically, the entire change in the fair value of the hedging instrument is required to be presented in the same income statement line as and in the same period that the earnings effect of the hedged item is recognized. Therefore, hedge ineffectiveness will not be reported separately or in

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies – (continued)

a different period. In addition, hedge effectiveness can be determined qualitatively in periods following inception. The amendments permit an entity to measure the change in fair value of the hedged item on the basis of the benchmark rate component. They also permit an entity to measure the hedged item in a partial-term fair value hedge of interest rate risk by assuming the hedged item has a term that reflects only the designated cash flows being hedged. For a closed portfolio of prepayable financial assets, an entity is permitted to designate the amount that is not expected to be affected by prepayments or defaults as the hedged item. For public business entities, the new guidance is effective for fiscal years beginning after December 15, 2018, and interim periods therein. Early adoption is permitted. The Corporation is currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.
Adoption of New Accounting Policies.   In the first quarter of 2017, the Corporation adopted ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting”. ASU 2016-09 simplifies certain aspects of the accounting for employee share-based payment transactions, including the income tax consequences, classifications of awards either as equity or liabilities, and classifications on the statement of cash flows. This ASU did not have a material impact on the Corporation’s financial statements and disclosures.
In February 2018, the FASB issued ASU 2018-02, “Reclassification of Certain Tax Effects From Accumulated Other Comprehensive Income.” ASU 2018-02 allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act (the Act). Consequently, the amendments eliminated the stranded tax effects resulting from the Act and will improve the usefulness of information reported to financial statement users. The amendments only relate to the reclassification of the income tax effects of the Act, the underlying guidance that requires that the effect of a change in tax laws or rates be included in income from continuing operations is not effected. The amendments in this update also require certain disclosures about stranded tax effects. The guidance in this ASU will become effective for reporting periods beginning after December 15, 2018, with early adoption permitted, and will be applied either in the period of the adoption or retrospectively to each period in which the effect of the tax change in the U.S. federal corporate income tax rate in the Act is recognized. The Corporation early adopted this ASU and, as a result, reclassified $863,000 from accumulated other comprehensive income to retained earnings as of December 31, 2017.
2.   Securities
The following table summarizes the Corporation’s securities as of December 31:
(Dollar amounts in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
December 31, 2017:
U.S. Treasury	$4,541	$—	$(69)	$4,472
U.S. government sponsored entities and agencies	14,136	2	(212)	13,926
U.S. agency mortgage-backed securities: residential	20,904	7	(153)	20,758
U.S. agency collateralized mortgage obligations: residential	22,607	25	(708)	21,924
State and political subdivision	29,249	87	(96)	29,240
Corporate debt securities	9,009	38	(17)	9,030
Equity securities	1,580	255	(18)	1,817
	$102,026	$414	$(1,273)	$101,167

Notes to Consolidated Financial Statements

2.   Securities – (continued)

(Dollar amounts in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2016:
U.S. Treasury	$4,550	$—	$(50)	$4,500
U.S. government sponsored entities and agencies	9,186	—	(188)	8,998
U.S. agency mortgage-backed securities: residential	25,790	32	(196)	25,626
U.S. agency collateralized mortgage obligations: residential	25,367	23	(684)	24,706
State and political subdivision	27,853	17	(262)	27,608
Corporate debt securities	8,012	5	(85)	7,932
Equity securities	1,829	373	(12)	2,190
	$102,587	$450	$(1,477)	$101,560

Securities with carrying values of  $21.8 million and $24.6 million as of December 31, 2017 and 2016, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.
Gains on sales of available for sale securities for the years ended December 31 were as follows:
(Dollar amounts in thousands)	2017	2016
Proceeds	$18,360	$6,618
Gains	350	108
Losses	(4)	(26)
Tax provision related to gains	118	28
During 2017, management determined that an other than temporary impairment existed on a corporate debt security due to deterioration in the credit quality of the issuer that would likely result in the non-collection of contractual principal and interest. This security was written down to its fair market value and the resulting impairment loss of  $508,000 was recognized in earnings.
The following table summarizes scheduled maturities of the Corporation’s debt securities as of December 31, 2017. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are not due at a single maturity and are shown separately.
	Available for sale
(Dollar amounts in thousands)	Amortized Cost	Fair Value
Due in one year or less	$1,851	$1,849
Due after one year through five years	32,578	32,291
Due after five through ten years	18,512	18,526
Due after ten years	3,994	4,002
U.S. agency mortgage-backed securities: residential	20,904	20,758
U.S. agency collateralized mortgage obligations: residential	22,607	21,924
	$100,446	$99,350

Notes to Consolidated Financial Statements

2.   Securities – (continued)

Information pertaining to securities with gross unrealized losses at December 31, 2017 and 2016 aggregated by investment category and length of time that individual securities have been in a continuous loss position are included in the table below:
(Dollar amounts in thousands) Description of Securities	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2017:
U.S. Treasury	$—	$—	$4,472	$(69)	$4,472	$(69)
U.S. government sponsored entities and agencies	3,447	(42)	8,975	(170)	12,422	(212)
U.S. agency mortgage-backed securities: residential	9,659	(48)	6,581	(105)	16,240	(153)
U.S. agency collateralized mortgage obligations: residential	954	(16)	19,147	(692)	20,101	(708)
State and political subdivision	10,510	(60)	3,487	(36)	13,997	(96)
Corporate debt securities	2,992	(16)	999	(1)	3,991	(17)
Equity securities	—	—	231	(18)	231	(18)
	$27,562	$(182)	$43,892	$(1,091)	$71,454	$(1,273)
December 31, 2016:
U.S. Treasury	$4,500	$(50)	$—	$—	$4,500	$(50)
U.S. government sponsored entities and agencies	8,998	(188)	—	—	8,998	(188)
U.S. agency mortgage-backed securities: residential	23,279	(196)	—	—	23,279	(196)
U.S. agency collateralized mortgage obligations: residential	13,568	(438)	9,317	(246)	22,885	(684)
State and political subdivision	21,924	(262)	—	—	21,924	(262)
Corporate debt securities	3,927	(85)	—	—	3,927	(85)
Equity securities	—	—	237	(12)	237	(12)
	$76,196	$(1,219)	$9,554	$(258)	$85,750	$(1,477)

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic, market or other conditions warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether the Corporation has the intent to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis. If the Corporation intends to sell an impaired security, or if it is more likely than not the Corporation will be required to sell the security before its anticipated recovery, the Corporation records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. Otherwise, only the credit portion of the estimated loss on debt securities is recognized in earnings, with the other portion of the loss recognized in other comprehensive income. For equity securities determined to be other-than-temporarily impaired, the entire amount of impairment is recognized through earnings.
There was one equity security in an unrealized loss position for more than 12 months as of December 31, 2017. Equity securities owned by the Corporation consist of common stock of various financial service providers. This investment security is in unrealized loss positions as a result of the illiquid

Notes to Consolidated Financial Statements

2.   Securities – (continued)

nature of the stock. The Corporation does not invest in these securities with the intent to sell them for a profit in the near term. For investments in equity securities, in addition to the general factors mentioned above for determining whether the decline in market value is other-than-temporary, the analysis of whether an equity security is other-than-temporarily impaired includes a review of the profitability, capital adequacy and other relevant information available to determine the financial position and near term prospects of each issuer. The results of analyzing the aforementioned metrics and financial fundamentals suggest recovery of amortized cost in the near future. Based on that evaluation, and given that the Corporation’s current intention is not to sell any impaired security and it is more likely than not it will not be required to sell this security before the recovery of its amortized cost basis, the Corporation does not consider the equity security with an unrealized loss as of December 31, 2017 to be other-than-temporarily impaired.
There were 101 debt securities in an unrealized loss position as of December 31, 2017, of which 55 were in an unrealized loss position for more than 12 months. Of these 101 securities, 41 were state and political subdivisions securities, 25 were collateralized mortgage obligations (issued by U.S. government sponsored entities), 12 were U.S. government sponsored entities and agencies securities, 10 were mortgage-backed securities, 8 were corporate securities and 5 were U.S. Treasury securities. The unrealized losses associated with these securities were not due to the deterioration in the credit quality of the issuer that is likely to result in the non-collection of contractual principal and interest, but rather have been caused by a rise in interest rates from the time the securities were purchased. Based on that evaluation and other general considerations, and given that the Corporation’s current intention is not to sell any impaired securities and it is more likely than not it will not be required to sell these securities before the recovery of its amortized cost basis, the Corporation does not consider the debt securities with unrealized losses as of December 31, 2017 to be other-than-temporarily impaired.
3.   Loans Receivable and Related Allowance for Loan Losses
The following table summarizes the Corporation’s loans receivable as of December 31:
(Dollar amounts in thousands)	2017	2016
Mortgage loans on real estate:
Residential first mortgages	$221,823	$198,167
Home equity loans and lines of credit	99,940	91,359
Commercial real estate	193,068	166,994
	514,831	456,520
Other loans:
Commercial business	58,941	57,788
Consumer	9,589	6,672
	68,530	64,460
Total loans, gross	583,361	520,980
Less allowance for loan losses	6,127	5,545
Total loans, net	$577,234	$515,435

During 2016, the Corporation purchased a pool of residential mortgage loans totaling $6.9 million.
Included in total loans above are net deferred costs of  $1.5 million and $1.3 million at December 31, 2017 and 2016, respectively.
An allowance for loan losses (ALL) is maintained to absorb probable incurred losses from the loan portfolio. The ALL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience and the amount of nonperforming loans.

Notes to Consolidated Financial Statements

3.   Loans Receivable and Related Allowance for Loan Losses – (continued)

Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALL.
Following is an analysis of the changes in the ALL for the years ended December 31:
(Dollar amounts in thousands)	2017	2016
Balance at the beginning of the year	$5,545	$5,205
Provision for loan losses	903	464
Charge-offs	(366)	(296)
Recoveries	45	172
Balance at the end of the year	$6,127	$5,545

The following table details activity in the ALL and the recorded investment by portfolio segment based on impairment method at December 31, 2017 and 2016:
(Dollar amounts in thousands)	Residential Mortgages	Home Equity & Lines of Credit	Commercial Real Estate	Commercial Business	Consumer	Total
December 31, 2017:
Beginning Balance	$1,846	$633	$2,314	$700	$52	$5,545
Charge-offs	(40)	(114)	(127)	(14)	(71)	(366)
Recoveries	—	23	8	2	12	45
Provision	284	104	558	(103)	60	903
Ending Balance	$2,090	$646	$2,753	$585	$53	$6,127
Ending ALL balance attributable to loans:
Individually evaluated for impairment	$7	$—	$—	$—	$—	$7
Acquired loans	—	—	—	—	—	—
Collectively evaluated for impairment	2,083	646	2,753	585	53	6,120
Total	$2,090	$646	$2,753	$585	$53	$6,127
Total loans:
Individually evaluated for impairment	$425	$8	$914	$569	$—	$1,916
Acquired loans	20,300	10,873	27,404	1,451	2,893	62,921
Collectively evaluated for impairment	201,098	89,059	164,750	56,921	6,696	518,524
Total	$221,823	$99,940	$193,068	$58,941	$9,589	$583,361
December 31, 2016:
Beginning Balance	$1,429	$586	$2,185	$960	$45	$5,205
Charge-offs	(101)	(118)	(18)	(11)	(48)	(296)
Recoveries	—	3	158	—	11	172
Provision	518	162	(11)	(249)	44	464
Ending Balance	$1,846	$633	$2,314	$700	$52	$5,545

Notes to Consolidated Financial Statements

3.   Loans Receivable and Related Allowance for Loan Losses – (continued)

(Dollar amounts in thousands)	Residential Mortgages	Home Equity & Lines of Credit	Commercial Real Estate	Commercial Business	Consumer	Total
Ending ALL balance attributable to loans:
Individually evaluated for impairment	$19	$—	$95	$6	$—	$120
Acquired loans	—	—	—	—	—	—
Collectively evaluated for impairment	1,827	633	2,219	694	52	5,425
Total	$1,846	$633	$2,314	$700	$52	$5,545
Total loans:
Individually evaluated for impairment	$135	$—	$1,014	$684	$—	$1,833
Acquired loans	25,024	5,225	27,492	1,182	13	58,936
Collectively evaluated for impairment	173,008	86,134	138,488	55,922	6,659	460,211
Total	$198,167	$91,359	$166,994	$57,788	$6,672	$520,980

The allowance for loan losses is based on estimates, and actual losses will vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALL that is representative of the risk found in the components of the portfolio at any given date.
At December 31, 2017 and 2016, there was no allowance for loan losses allocated to loans acquired in the acquisition of Northern Hancock Bank and Trust Co. in September 2017 or United American Savings Bank in April 2016 (see Note 20).
The following tables present impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of December 31:
	Impaired Loans with Specific Allowance
	As of December 31, 2017			For the year ended December 31, 2017
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$75	$75	$7	$88	$3	$3
Home equity and lines of credit	8	8	—	2	—	—
Commercial real estate	—	—	—	111	—	—
Commercial business	—	—	—	118	—	—
Consumer	—	—	—	—	—	—
Total	$83	$83	$7	$319	$3	$3

Notes to Consolidated Financial Statements

3.   Loans Receivable and Related Allowance for Loan Losses – (continued)

	Impaired Loans with No Specific Allowance
	As of December 31, 2017			For the year ended December 31, 2017
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$461	$350	$289	$8	$8
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	1,089	914	855	3	3
Commercial business	569	569	498	3	3
Consumer	—	—	—	—	—
Total	$2,119	$1,833	$1,642	$14	$14

	Impaired Loans with Specific Allowance
	As of December 31, 2016			For the year ended December 31, 2016
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$168	$135	$19	$119	$6	$6
Home equity and lines of credit	—	—	—	—	—	—
Commercial real estate	557	557	95	130	23	—
Commercial business	588	588	6	428	—	—
Consumer	—	—	—	—	—	—
Total	$1,313	$1,280	$120	$677	$29	$6

	Impaired Loans with No Specific Allowance
	As of December 31, 2016			For the year ended December 31, 2016
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$—	$—	$23	$—	$—
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	631	457	735	3	3
Commercial business	96	96	322	2	2
Consumer	—	—	—	—	—
Total	$727	$553	$1,080	$5	$5

Unpaid principal balance includes any loans that have been partially charged off but not forgiven. Accrued interest is not included in the recorded investment in loans presented above or in the tables that follow based on the amounts not being material.
Troubled debt restructurings (TDR).   The Corporation has certain loans that have been modified in order to maximize collection of loan balances. If, for economic or legal reasons related to the customer’s financial difficulties, management grants a concession compared to the original terms and conditions of the loan that it would not have otherwise considered, the modified loan is classified as a TDR. Concessions related to TDRs generally do not include forgiveness of principal balances. The Corporation has no legal obligation to extend additional credit to borrowers with loans classified as TDRs.

Notes to Consolidated Financial Statements

3.   Loans Receivable and Related Allowance for Loan Losses – (continued)

At December 31, 2017 and 2016, the Corporation had $433,000 and $239,000, respectively, of loans classified as TDRs, which are included in impaired loans above. At December 31, 2017 and 2016, the Corporation had $7,000 and $19,000, respectively, of the allowance for loan losses allocated to these specific loans.
During the year ended December 31, 2017, the Corporation modified one residential mortgage loan with a recorded investment of  $323,000 due to a bankruptcy order. At December 31, 2017, the Corporation did not have any allowance for loan losses allocated to this specific loan. The modification did not have a material impact on the Corporation’s income statement during the period.
During the year ended December 31, 2016, the Corporation modified one home equity loan with a recorded investment of  $10,000 due to a bankruptcy order. At December 31, 2016, the Corporation did not have any allowance for loan losses allocated to this specific loan. The modification did not have a material impact on the Corporation’s income statement during the period.
A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. During the year ended December 31, 2017, there were no loans classified as TDRs which defaulted within twelve months of their modification. During the year ended December 31, 2016, there was a default on one $10,000 residential mortgage loan within 12 months following modification. The default did not have a material impact on the Corporation’s income statement during the period.
Credit Quality Indicators.   Management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors.
Commercial real estate and commercial business loans not identified as impaired are evaluated as risk rated pools of loans utilizing a risk rating practice that is supported by a quarterly special asset review. In this review process, strengths and weaknesses are identified, evaluated and documented for each criticized and classified loan and borrower, strategic action plans are developed, risk ratings are confirmed and the loan’s performance status reviewed.
Management has determined certain portions of the loan portfolio to be homogeneous in nature and assigns like reserve factors for the following loan pool types: residential real estate, home equity loans and lines of credit, and consumer installment and personal lines of credit. These homogeneous loans are not rated unless identified as impaired.
Management uses the following definitions for risk ratings:
Pass:   Loans classified as pass typically exhibit good payment performance and have underlying borrowers with acceptable financial trends where repayment capacity is evident. These borrowers typically would have sufficient cash flow that would allow them to weather an economic downturn and the value of any underlying collateral could withstand a moderate degree of depreciation due to economic conditions.
Special Mention:   Loans classified as special mention are characterized by potential weaknesses that could jeopardize repayment as contractually agreed. These loans may exhibit adverse trends such as increasing leverage, shrinking profit margins and/or deteriorating cash flows. These borrowers would inherently be more vulnerable to the application of economic pressures.
Substandard:   Loans classified as substandard exhibit weaknesses that are well-defined to the point that repayment is jeopardized. Typically, the Corporation is no longer adequately protected by both the apparent net worth and repayment capacity of the borrower.

Notes to Consolidated Financial Statements

3.   Loans Receivable and Related Allowance for Loan Losses – (continued)

Doubtful:   Loans classified as doubtful have advanced to the point that collection or liquidation in full, on the basis of currently ascertainable facts, conditions and value, is highly questionable or improbable.
The following table presents the classes of the loan portfolio summarized by the aggregate pass and the criticized categories of special mention, substandard and doubtful within the Corporation’s internal risk rating system as of December 31, 2017 and 2016:
(Dollar amounts in thousands)	Not Rated	Pass	Special Mention	Substandard	Doubtful	Total
December 31, 2017:
Residential first mortgages	$220,730	$—	$—	$1,093	$—	$221,823
Home equity and lines of credit	98,946	—	—	994	—	99,940
Commercial real estate	—	182,460	2,744	7,864	—	193,068
Commercial business	—	56,960	477	1,504	—	58,941
Consumer	9,443	—	—	146	—	9,589
Total	$329,119	$239,420	$3,221	$11,601	$—	$583,361
December 31, 2016:
Residential first mortgages	$197,041	$—	$—	$1,126	$—	$198,167
Home equity and lines of credit	91,017	—	—	342	—	91,359
Commercial real estate	—	161,312	1,077	4,605	—	166,994
Commercial business	—	52,125	4,926	737	—	57,788
Consumer	6,659	—	—	13	—	6,672
Total	$294,717	$213,437	$6,003	$6,823	$—	$520,980

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a required payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonperforming loans as of December 31, 2017 and 2016:
	Performing			Nonperforming
(Dollar amounts in thousands)	Accruing Loans Not Past Due	Accruing 30 – 59 Days Past Due	Accruing 60 – 89 Days Past Due	Accruing 90 Days + Past Due	Nonaccrual	Total Loans
December 31, 2017:
Residential first mortgages	$218,515	$1,936	$357	$159	$856	$221,823
Home equity and lines of credit	98,112	598	370	334	526	99,940
Commercial real estate	190,451	1,026	430	197	964	193,068
Commercial business	58,058	74	225	—	584	58,941
Consumer	9,162	273	81	—	73	9,589
Total loans	$574,298	$3,907	$1,463	$690	$3,003	$583,361
December 31, 2016:
Residential first mortgages	$194,830	$1,916	$295	$—	$1,126	$198,167
Home equity and lines of credit	90,557	460	—	2	340	91,359
Commercial real estate	165,318	561	—	42	1,073	166,994
Commercial business	56,972	56	34	—	726	57,788
Consumer	6,602	28	29	—	13	6,672
Total loans	$514,279	$3,021	$358	$44	$3,278	$520,980

Notes to Consolidated Financial Statements

3.   Loans Receivable and Related Allowance for Loan Losses – (continued)

The following table presents the Corporation’s nonaccrual loans by aging category as of December 31, 2017 and 2016:
(Dollar amounts in thousands)	Not Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due	Total Loans
December 31, 2017:
Residential first mortgages	$366	$—	$75	$415	$856
Home equity and lines of credit	8	—	—	518	526
Commercial real estate	341	—	—	623	964
Commercial business	569	—	—	15	584
Consumer	—	—	—	73	73
Total loans	$1,284	$—	$75	$1,644	$3,003
December 31, 2016:
Residential first mortgages	$72	$77	$—	$977	$1,126
Home equity and lines of credit	—	—	—	340	340
Commercial real estate	397	—	557	119	1,073
Commercial business	631	—	—	95	726
Consumer	—	—	—	13	13
Total loans	$1,100	$77	$557	$1,544	$3,278

4.   Federal Bank Stocks
The Bank is a member of the FHLB and the FRB. As a member of these federal banking systems, the Bank maintains an investment in the capital stock of the respective regional banks, which are carried at cost. These stocks are purchased and redeemed at par as directed by the federal banks and levels maintained are based primarily on borrowing and other correspondent relationships. The Bank’s investment in FHLB and FRB stocks was $3.3 million and $1.3 million, respectively, at December 31, 2017, and $3.6 million and $1.3 million, respectively, at December 31, 2016.
5.   Premises and Equipment
Premises and equipment at December 31 are summarized by major classification as follows:
(Dollar amounts in thousands)	2017	2016
Land	$4,986	$4,731
Buildings and improvements	14,328	14,122
Leasehold improvements	1,056	1,226
Furniture, fixtures and equipment	8,506	8,332
Software	3,272	3,232
Construction in progress	517	520
	32,665	32,163
Less: accumulated depreciation and amortization	14,655	13,881
	$18,010	$18,282

Depreciation and amortization expense for the years ended December 31, 2017 and 2016 were $1.2 million and $1.1 million, respectively.
Rent expense under non-cancelable operating lease agreements for the years ended December 31, 2017 and 2016 was $234,000 and $281,000, respectively. Rent commitments under non-cancelable operating lease

Notes to Consolidated Financial Statements

5.   Premises and Equipment – (continued)

agreements for certain branch offices for the years ended December 31, are as follows, before considering renewal options that are generally present:
(Dollar amounts in thousands)	Amount
2018	$200
2019	201
2020	185
2021	153
2022	124
Thereafter	391
$1,254

6.   Goodwill and Intangible Assets
The following table summarizes the Corporation’s acquired goodwill and intangible assets as of December 31:
	2017		2016
(Dollar amounts in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$10,288	$—	$10,288	$—
Core deposit intangibles	4,426	3,945	4,259	3,699
Total	$14,714	$3,945	$14,547	$3,699

Goodwill resulted from four acquisitions. During 2016, the Corporation recorded $6.6 million of goodwill related to the acquisition of United American Savings Bank (see Note 20). Goodwill represents the excess of the total purchase price paid for the acquisitions over the fair value of the identifiable assets acquired, net of the fair value of the liabilities assumed. Goodwill is not amortized but is evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment exists when a reporting unit’s carrying amount exceeds its fair value. The Corporation has selected November 30 as the date to perform the annual impairment test. No goodwill impairment charges were recorded in 2017 or 2016. Goodwill is the only intangible asset with an indefinite life on the Corporation’s balance sheet.
The core deposit intangible asset, resulting from three acquisitions, is amortized using the double declining balance method over a weighted average estimated life of the related deposits and is not estimated to have a significant residual value. The Corporation recorded intangible amortization expense totaling $246,000 and $226,000 in 2017 and 2016, respectively.

Notes to Consolidated Financial Statements

6.   Goodwill and Intangible Assets – (continued)

The estimated amortization expense of the core deposit intangible for the years ending December 31, are as follows:
(Dollar amounts in thousands)	Amortization Expense
2018	$236
2019	55
2020	43
2021	33
2022	29
Thereafter	85
$481

7.   Related Party Balances and Transactions
In the ordinary course of business, the Bank maintains loan and deposit relationships with employees, principal officers and directors and their affiliates. The Bank has granted loans to principal officers and directors and their affiliates amounting to $5.1 million and $5.3 million at December 31, 2017 and 2016, respectively. During 2017, there were no principal additions while total principal reductions associated with these loans were $200,000. Deposits from principal officers and directors and their affiliates held by the Bank at December 31, 2017 and 2016 totaled $3.6 million and $8.3 million, respectively.
In addition, directors and their affiliates may provide certain professional and other services to the Corporation and the Bank in the ordinary course of business. During 2017 and 2016, the Corporation did not pay directors or their affiliates for any such services.
8.   Deposits
The following table summarizes the Corporation’s deposits as of December 31:
(Dollar amounts in thousands) Type of accounts	2017			2016
	Weighted average rate	Amount	%	Weighted average rate	Amount	%
Non-interest bearing deposits	—	$126,263	19.3%	—	$123,717	21.2%
Interest bearing demand deposits	0.44%	357,693	54.6%	0.21%	304,265	52.0%
Time deposits	1.58%	170,687	26.1%	1.44%	156,958	26.8%
	0.65%	$654,643	100.0%	0.50%	$584,940	100.0%

Scheduled maturities of time deposits for the next five years and thereafter are as follows:
(Dollar amounts in thousands)	Amount	%
2018	$46,907	27.5%
2019	39,576	23.2%
2020	25,214	14.8%
2021	31,122	18.2%
2022	9,616	5.6%
Thereafter	18,252	10.7%
	$170,687	100.0%

Notes to Consolidated Financial Statements

8.   Deposits – (continued)

The Corporation had a total of  $39.0 million and $29.4 million in time deposits of  $250,000 or more at December 31, 2017 and 2016, respectively. Scheduled maturities of time deposits of  $250,000 or more at December 31, 2017 are as follows:
(Dollar amounts in thousands)	Amount
Three months or less	$1,876
Over three months to six months	652
Over six months to twelve months	2,439
Over twelve months	34,022
$38,989

9.   Borrowed Funds
The following table summarizes the Corporation’s borrowed funds as of and for the year ended December 31:
(Dollar amounts in thousands)	2017			2016
	Balance	Average Balance	Average Rate	Balance	Average Balance	Average Rate
Short-term borrowed funds	$2,500	$4,588	2.82%	$9,500	$2,341	3.34%
Long-term borrowed funds	23,500	35,949	3.03%	34,500	35,141	3.06%
	$26,000	$40,537		$44,000	$37,482

Short-term borrowed funds at December 31, 2017 consisted of  $2.5 million outstanding on a $6.0 million unsecured line of credit with a correspondent bank with a rate of 4.75%, compared to $7.0 million in FHLB overnight advances with a rate of 0.74% and $2.5 million outstanding on a $5.0 million unsecured line of credit with a correspondent bank with a rate of 4.25% at December 31, 2016.
Long-term borrowed funds at December 31, 2017 consisted of four $5.0 million FHLB term advances totaling $20.0 million, maturing between 2018 and 2021 and having fixed interest rates between 1.69% and 2.06%. This compares to six $5.0 million FHLB advances totaling $30.0 million at December 31, 2016. All borrowings from the FHLB are secured by a blanket lien of qualified collateral. Qualified collateral at December 31, 2017 totaled $318.6 million. In addition, during the second quarter of 2016, the Corporation borrowed a $5.0 million, five year unsecured term advance with a correspondent bank. The term advance has a fixed rate of 4.75% and principal payments of  $250,000 are due on the first day of each quarter until maturity. At December 31, 2017 and 2016, the outstanding balance on this term advance was $3.5 million and $4.5 million, respectively.
Scheduled maturities of borrowed funds for the next five years are as follows:
(Dollar amounts in thousands)	Amount
2018	$8,500
2019	6,000
2020	6,000
2021	5,500
2022	—
Thereafter	—
$26,000

Notes to Consolidated Financial Statements

9.   Borrowed Funds – (continued)

The Bank maintains a credit arrangement with the FHLB as a source of additional liquidity. The total maximum borrowing capacity with the FHLB, excluding loans outstanding of  $20.0 million and irrevocable standby letters of credit issued to secure certain deposit accounts of  $120.7 million at December 31, 2017 was $177.9 million. In addition, the Corporation has $3.5 million of funds available on a line of credit through a correspondent bank.
10.   Regulatory Matters
Restrictions on Dividends, Loans and Advances
The Bank is subject to a regulatory dividend restriction that generally limits the amount of dividends that can be paid by the Bank to the Corporation. Prior regulatory approval is required if the total of all dividends declared in any calendar year exceeds net profits (as defined in the regulations) for the year combined with net retained earnings (as defined) for the two preceding calendar years. In addition, dividends paid by the Bank to the Corporation would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. As of December 31, 2017, $4.4 million of undistributed earnings of the Bank was available for distribution of dividends without prior regulatory approval.
Loans or advances from the Bank to the Corporation are limited to 10% of the Bank’s capital stock and surplus on a secured basis. Funds available for loans or advances by the Bank to the Corporation amounted to approximately $4.5 million. The Corporation has a $2.2 million commercial line of credit available at the Bank for the primary purpose of purchasing qualified equity investments. At December 31, 2017, the Corporation had an outstanding balance on this line of  $1.0 million.
Minimum Regulatory Capital Requirements
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
In 2015, the Board of Governors of the Federal Reserve System amended its Small Bank Holding Company Policy Statement by increasing the policy’s consolidated assets threshold from $500 million to $1 billion. The primary benefit of being deemed a “small bank holding company” is the exemption from the requirement to maintain consolidated regulatory capital ratios; instead, regulatory capital ratios only apply at the subsidiary bank level.
The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (BASEL III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the BASEL III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2017 is 1.25% and was 0.625% for 2016. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2017, the Bank meets all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth

Notes to Consolidated Financial Statements

10.   Regulatory Matters – (continued)

and expansion, and capital restoration plans are required. At year-end 2017 and 2016, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
The following table sets forth certain information concerning the Bank’s regulatory capital as of the dates presented. The capital adequacy ratios disclosed below are exclusive of the capital conservation buffer.
(Dollar amounts in thousands)	December 31, 2017		December 31, 2016
	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Actual	$64,221	12.96%	$58,605	13.23%
For capital adequacy purposes	39,630	8.00%	35,424	8.00%
To be well capitalized	49,537	10.00%	44,280	10.00%
Tier 1 capital to risk-weighted assets:
Actual	$58,088	11.73%	$53,050	11.98%
For capital adequacy purposes	29,722	6.00%	26,568	6.00%
To be well capitalized	39,630	8.00%	35,424	8.00%
Common Equity Tier 1 capital to risk-weighted assets:
Actual	$58,088	11.73%	$53,050	11.98%
For capital adequacy purposes	22,292	4.50%	19,926	4.50%
To be well capitalized	32,199	6.50%	28,782	6.50%
Tier 1 capital to average assets:
Actual	$58,088	7.71%	$53,050	7.84%
For capital adequacy purposes	30,117	4.00%	27,081	4.00%
To be well capitalized	37,647	5.00%	33,852	5.00%
11.   Commitments and Legal Contingencies
In the ordinary course of business, the Corporation has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Corporation is involved in certain claims and legal actions arising in the ordinary course of business. The outcome of these claims and actions are not presently determinable; however, in the opinion of the Corporation’s management, after consulting legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial statements.
12.   Income Taxes
The Corporation and the Bank file a consolidated federal income tax return. The provision for income taxes for the years ended December 31 is comprised of the following:
(Dollar amounts in thousands)	2017	2016
Current	$1,423	$1,045
Deferred	691	203
	$2,114	$1,248

Notes to Consolidated Financial Statements

12.   Income Taxes – (continued)

A reconciliation between the provision for income taxes and the amount computed by multiplying operating results before income taxes by the statutory federal income tax rate of 34% for the years ended December 31 is as follows:
(Dollar amounts in thousands)	2017		2016
	Amount	% Pre-tax Income	Amount	% Pre-tax Income
Provision at statutory tax rate	$2,173	34.0%	$1,779	34.0%
Increase (decrease) resulting from:
Tax free gain on bargain purchase	(447)	(7.0)%	—	—%
Tax free interest, net of disallowance	(446)	(7.0)%	(472)	(9.0)%
Earnings on bank-owned life insurance	(113)	(1.8)%	(113)	(2.2)%
Federal tax rate change	827	12.9%	—	—%
Other, net	120	2.0%	54	1.0%
Provision	$2,114	33.1%	$1,248	23.8%

The tax effects of temporary differences between the financial reporting basis and income tax basis of assets and liabilities that are included in the net deferred tax asset as of December 31 relate to the following:
(Dollar amounts in thousands)	2017	2016
Deferred tax assets:
Allowance for loan losses	$1,287	$1,885
Funded status of pension plan	1,286	1,964
Deferred compensation	272	414
Securities impairment	199	149
Net unrealized loss on securities	180	349
Accrued incentive compensation	136	158
Stock compensation	77	160
Nonaccrual loan interest income	53	73
Business combination adjustments	38	89
Net operating loss carryforward	—	106
Other	35	29
Gross deferred tax assets	3,563	5,376
Deferred tax liabilities:
Accrued pension liability	939	1,525
Depreciation	652	1,006
Deferred loan fees and costs	307	431
Intangible assets	204	324
Other	52	60
Gross deferred tax liabilities	2,154	3,346
Net deferred tax asset	$1,409	$2,030

In accordance with relevant accounting guidance, the Corporation determined that it was not required to establish a valuation allowance for deferred tax assets since it is more likely than not that the deferred tax asset will be realized through future taxable income, future reversals of existing taxable temporary

Notes to Consolidated Financial Statements

12.   Income Taxes – (continued)

differences and tax strategies. The Corporation’s net deferred tax asset or liability is recorded in the consolidated financial statements as a component of other assets or other liabilities.
On December 22, 2017, H.R. 1, commonly known as the Tax Cuts and Jobs Act (the Act) was signed into law. The Act reduced the corporate federal income tax rate from a maximum of 35% to a flat 21% effective January 1, 2018. As a result, the Corporation was required to re-measure, through income tax expense, deferred tax assets and liabilities using the enacted rate at which they are expected to be recovered or settled. The re-measurement of the Corporation’s net deferred tax asset resulted in additional income tax expense of  $827,000.
Also on December 22, 2017, the SEC released Staff Accounting Bulletin No. 118 (SAB 118) to address any uncertainty or diversity in practice in accounting for the income tax effects of the Act in situations where a registrant does not have the necessary information available, prepared or analyzed in reasonable detail to complete this accounting in the reporting period that includes the enactment date. SAB 118 allows for a measurement period not to extend beyond one year from the Act’s enactment date to complete the necessary accounting.
The Corporation recorded provisional amounts of deferred income taxes using reasonable estimates in one area where the information necessary to complete reasonable accounting was not available, prepared or analyzed. The one area is the deferred tax liability for temporary differences between the tax and financial reporting bases of fixed assets principally due to the accelerated depreciation under the Act which allows for full expensing of qualified property purchased and placed in service after September 27, 2017.
The Corporation will complete and record the income tax effects of these provisional items during the period the necessary information becomes available. The measurement period will not extend beyond December 22, 2018.
At December 31, 2017 and December 31, 2016, the Corporation had no unrecognized tax benefits. The Corporation does not expect the total amount of unrecognized tax benefits to significantly increase within the next twelve months. The Corporation recognizes interest and penalties on unrecognized tax benefits in income taxes expense in its Consolidated Statements of Income.
The Corporation and the Bank are subject to U.S. federal income tax as well as a capital-based franchise tax in the Commonwealth of Pennsylvania. The Corporation and the Bank are no longer subject to examination by taxing authorities for years before 2014.
13.   Employee Benefit Plans
Defined Benefit Plan
The Corporation provides pension benefits for eligible employees through a defined benefit pension plan. Substantially all employees participate in the retirement plan on a non-contributing basis, and are fully vested after three years of service. Effective January 1, 2009, the plan was closed to new participants. The Corporation provided the requisite notice to plan participants on March 12, 2013 of the determination to freeze the plan (curtailment). While the freeze was not effective until April 30, 2013, management determined that participants would not satisfy, within the provisions of the plan, 2013 eligibility requirements based on minimum hours worked for 2013. Therefore, employees ceased to earn benefits as of January 1, 2013. This amendment to the plan will not affect benefits earned by the participant prior to the date of the freeze. The Corporation measures the funded status of the plan as of December 31.

Notes to Consolidated Financial Statements

13.   Employee Benefit Plans – (continued)

Information pertaining to changes in obligations and funded status of the defined benefit pension plan for the years ended December 31 is as follows:
(Dollar amounts in thousands)	2017	2016
Change in plan assets:
Fair value of plan assets at beginning of year	$9,331	$9,368
Actual return on plan assets	1,218	612
Employer contribution	—	—
Benefits paid	(390)	(649)
Fair value of plan assets at end of year	10,159	9,331
Change in benefit obligation:
Benefit obligation at beginning of year	10,609	10,174
Interest cost	438	465
Actuarial loss	71	483
Effect of change in assumptions	1,073	136
Benefits paid	(390)	(649)
Benefit obligation at end of year	11,801	10,609
Funded status (plan assets less benefit obligation)	$(1,642)	$(1,278)
Amounts recognized in accumulated other comprehensive loss, net of tax, consists of:
Accumulated net actuarial loss	$4,838	$3,812
Accumulated prior service benefit	—	—
Amount recognized, end of year	$4,838	$3,812

The following table presents the Corporation’s pension plan assets measured and recorded at estimated fair value on a recurring basis and their level within the estimated fair value hierarchy as described in Note 15:
(Dollar amounts in thousands) Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
December 31, 2017:
Money markets	$720	$720	$—	$—
Mutual funds – debt	3,368	3,368	—	—
Mutual funds – equity	5,221	5,221	—	—
Emclaire Financial Corp stock	850	850	—	—
	$10,159	$10,159	$—	$—
December 31, 2016:
Money markets	$870	$870	$—	$—
Mutual funds – debt	3,247	3,247	—	—
Mutual funds – equity	4,458	4,458	—	—
Emclaire Financial Corp stock	756	756	—	—
	$9,331	$9,331	$—	$—

Notes to Consolidated Financial Statements

13.   Employee Benefit Plans – (continued)

There were no significant transfers between Level 1 and Level 2 during 2017.
The accumulated benefit obligation for the defined benefit pension plan was $11.8 million and $10.6 million at December 31, 2017 and 2016, respectively.
The components of the periodic pension costs and other amounts recognized in other comprehensive income for the years ended December 31 are as follows:
(Dollar amounts in thousands)	2017	2016
Interest cost	$438	$465
Expected return on plan assets	(661)	(665)
Amortization of prior service benefit and net loss	239	220
Net periodic pension benefit	16	20
Amortization of prior service benefit and net loss	(239)	(220)
Net loss	588	671
Total recognized in other comprehensive loss	349	451
Total recognized in net periodic benefit and other comprehensive loss	$365	$471

The estimated net loss and prior service benefit for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year is $247,000 as of December 31, 2017.
Weighted-average actuarial assumptions for the years ended December 31 include the following:
	2017	2016
Discount rate for net periodic benefit cost	4.19%	4.41%
Discount rate for benefit obligations	3.62%	4.19%
Expected rate of return on plan assets	7.25%	7.25%
The Corporation’s pension plan asset allocation at December 31, 2017 and 2016, target allocation for 2018, and expected long-term rate of return by asset category are as follows:
	Target Allocation 2018	Percentage of Plan Assets at Year End		Weighted-Average Expected Long-Term Rate of Return 2017
Asset Category		2017	2016
Equity securities	55%	56%	54%	5.25%
Debt securities	37%	37%	37%	1.97%
Money markets	8%	7%	9%	0.03%
	100%	100%	100%	7.25%

Investment Strategy
The intent of the pension plan is to provide a range of investment options for building a diversified asset allocation strategy that will provide the highest likelihood of meeting the aggregate actuarial projections. In selecting the options and asset allocation strategy, the Corporation has determined that the benefits of reduced portfolio risk are best achieved through diversification. The following asset classes or investment categories are utilized to meet the Pension plan’s objectives: Small company stock, International stock, Mid-cap stock, Large company stock, Diversified bond, Money Market/Stable Value and Cash. The pension plan does not prohibit any certain investments.
The Corporation does currently not expect to make a contribution to its pension plan in 2018.

Notes to Consolidated Financial Statements

13.   Employee Benefit Plans – (continued)

Estimated future benefit payments, which reflect expected future service, as appropriate, are as follows:
(Dollar amounts in thousands) For year ended December 31,	Pension Benefits
2018	$379
2019	386
2020	433
2021	436
2022	480
Following 5 years	2,610
Defined Contribution Plan
The Corporation maintains a defined contribution 401(k) Plan. Employees are eligible to participate by providing tax-deferred contributions up to 20% of qualified compensation. Employee contributions are vested at all times. The Corporation provides a matching contribution of up to 4% of the participant’s salary. For the years ended 2017 and 2016, matching contributions were $206,000 and $196,000, respectively. The Corporation may also make, at the sole discretion of its Board of Directors, a profit sharing contribution. For the years ended 2017 and 2016, the Corporation made profit sharing contributions of  $109,000 and $105,000, respectively.
Supplemental Executive Retirement Plan
The Corporation maintains a Supplemental Executive Retirement Plan (SERP) to provide certain additional retirement benefits to participating officers. The SERP is subject to certain vesting provisions and provides that the officers shall receive a supplemental retirement benefit if the officer’s employment is terminated after reaching the normal retirement age of 65, with benefits also payable upon death, disability, a change of control or a termination of employment prior to normal retirement age. As of December 31, 2017 and 2016, the Corporation’s SERP liability was $1.2 million and $1.1 million, respectively. For the years ended December 31, 2017 and 2016, the Corporation recognized expense of  $167,000 and $114,000, respectively, related to the SERP.
14.   Stock Compensation Plans
In April 2014, the Corporation adopted the 2014 Stock Incentive Plan (the 2014 Plan), which is shareholder approved and permits the grant of restricted stock awards and options to its directors, officers and employees for up to 176,866 shares of common stock, of which 52,533 shares of restricted stock and 88,433 stock options remain available for issuance under the plan.
In addition, the Corporation’s 2007 Stock Incentive Plan and Trust (the 2007 Plan), which is shareholder approved, permitted the grant of restricted stock awards and options to its directors, officers and employees for up to 177,496 shares of common stock. As of December 31, 2017, no additional shares of stock may be issued as the plan expired on April 25, 2017.
Incentive stock options, non-incentive or compensatory stock options and share awards may be granted under the Plans. The exercise price of each option shall at least equal the market price of a share of common stock on the date of grant and have a contractual term of ten years. Options shall vest and become exercisable at the rate, to the extent and subject to such limitations as may be specified by the Corporation. Compensation cost related to share-based payment transactions must be recognized in the financial statements with measurement based upon the fair value of the equity instruments issued.

Notes to Consolidated Financial Statements

14.   Stock Compensation Plans – (continued)

During 2017 and 2016, the Corporation granted restricted stock awards of 13,250 and 11,000 shares, respectively, with a face value of  $416,000 and $294,000, respectively, based on the weighted-average grant date stock prices of  $31.37 and $26.74, respectively. These restricted stock awards are 100% vested on the third anniversary of the date of grant, except in the event of death, disability or retirement. Nonvested restricted stock is not included in common shares outstanding on the consolidated balance sheets. It is the Corporation’s policy to issue shares on the vesting date for restricted stock awards. Unvested restricted stock awards do not receive dividends declared by the Corporation. There were no stock options granted during 2017 or 2016. For the year ended December 31, 2017 and 2016 the Corporation recognized $230,000 and $205,000, respectively, in stock compensation expense.
A summary of the status of the Corporation’s nonvested restricted stock awards as of December 31, 2017, and changes during the period then ended is presented below:
	Shares	Weighted-Average Grant-date Fair Value
Nonvested at January 1, 2017	26,900	$25.09
Granted	13,250	31.37
Vested	(6,750)	24.50
Forfeited	—	—
Nonvested as of December 31, 2017	33,400	$27.70

A summary of option activity under the plans as of December 31, 2017, and changes during the period then ended is presented below:
	Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value	Weighted-Average Remaining Term (in years)
Outstanding as of January 1, 2017	62,000	$25.71	$219	0.60
Granted	—	—	—	—
Exercised	(53,586)	25.67	180	—
Forfeited	(8,414)	26.00	—	—
Outstanding as of December 31, 2017	—	$—	$—	—
Exercisable as of December 31, 2017	—	$—	$—	—

As of December 31, 2017, there was $530,000 of total unrecognized compensation expense related to nonvested share-based compensation arrangements granted under the plans. That expense is expected to be recognized over the next three years.
15.   Fair Values of Financial Instruments
Management uses its best judgment in estimating the fair value of the Corporation’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sale transaction or exit price on the date indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at year-end.

Notes to Consolidated Financial Statements

15.   Fair Values of Financial Instruments – (continued)

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value.
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Corporation has the ability to access at the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.
The Corporation used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:
Cash and cash equivalents — The carrying value of cash, due from banks and interest bearing deposits approximates fair value and are classified as Level 1.
Securities available for sale — The fair value of all investment securities are based upon the assumptions market participants would use in pricing the security. If available, investment securities are determined by quoted market prices (Level 1). Level 1 includes U.S. Treasury, federal agency securities and certain equity securities. For investment securities where quoted market prices are not available, fair values are calculated based on market prices on similar securities (Level 2). Level 2 includes U.S. Government sponsored entities and agencies, mortgage-backed securities, collateralized mortgage obligations, state and political subdivision securities and certain corporate debt securities. For investment securities where quoted prices or market prices of similar securities are not available, fair values are calculated by using unobservable inputs (Level 3) and may include certain corporate debt and equity securities held by the Corporation. The Level 3 corporate debt securities consist of certain subordinated notes which are priced a par because management has determined that the par value approximates the fair value of these instruments. The Level 3 equity security valuations were supported by an analysis prepared by the Corporation which relies on inputs such as the security issuer’s publicly attainable financial information, multiples derived from prices in observed transactions involving comparable businesses and other market, financial and nonfinancial factors.
Loans — The fair value of loans receivable was estimated based on the discounted value of the future cash flows using the current rates being offered for loans with similar terms to borrowers of similar credit quality resulting in a Level 3 classification. The methods used to estimate the fair value of loans do not necessarily represent an exit price.
Impaired loans — At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive a specific allowance for loan losses. For collateral dependent loans, fair value is commonly based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 classification. Impaired loans are evaluated on a quarterly basis for

Notes to Consolidated Financial Statements

15.   Fair Values of Financial Instruments – (continued)

additional impairment and adjusted accordingly. As of December 31, 2017, the Corporation did not have any impaired loans carried at fair value measured using the fair value of collateral, compared to loan balances of  $1.2 million, net of a valuation allowance of  $120,000 at December 31, 2016. There was no additional provision for loan losses recorded for impaired loans during 2017 and $95,000 additional provision for loan losses recorded for impaired loans during the year ended December 31, 2016.
Other real estate owned (OREO) — Assets acquired through or instead of foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to the valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. As of December 31, 2017 and 2016, the Corporation did not have any OREO measured at fair value.
Appraisals for both collateral-dependent impaired loans and OREO are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed by the Corporation. Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. On an annual basis, the Corporation compares the actual selling price of OREO that has been sold to the most recent appraised value to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that a discount of 10% should be applied.
Federal bank stock — It is not practical to determine the fair value of federal bank stocks due to restrictions place on its transferability.
Deposits — The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, checking with interest, savings and money market accounts, is equal to the amount payable on demand resulting in either a Level 1 or Level 2 classification. The fair values of time deposits are based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar maturities resulting in a Level 2 classification.
Borrowings — The fair value of borrowings with the FHLB is estimated using discounted cash flows based on current incremental borrowing rates for similar types of borrowing arrangements resulting in a Level 2 classification.
Accrued interest receivable and payable — The carrying value of accrued interest receivable and payable approximates fair value. The fair value classification is consistent with the related financial instrument.
Estimates of the fair value of off-balance sheet items were not made because of the short-term nature of these arrangements and the credit standing of the counterparties. Also, unfunded loan commitments relate principally to variable rate commercial loans.

Notes to Consolidated Financial Statements

15.   Fair Values of Financial Instruments – (continued)

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:
(Dollar amounts in thousands) Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
December 31, 2017:
U.S. Treasury	$4,472	$4,472	$—	$—
U.S. government sponsored entities and agencies	13,926	—	13,926	—
U.S. agency mortgage-backed securities: residential	20,758	—	20,758	—
U.S. agency collateralized mortgage obligations: residential	21,924	—	21,924	—
State and political subdivision	29,240	—	29,240	—
Corporate debt securities	9,030	—	1,032	7,998
Equity securities	1,817	1,683	—	134
	$101,167	$6,155	$86,880	$8,132
December 31, 2016:
U.S. Treasury	$4,500	$4,500	$—	$—
U.S. government sponsored entities and agencies	8,998	—	8,998	—
U.S. agency mortgage-backed securities: residential	25,626	—	25,626	—
U.S. agency collateralized mortgage obligations: residential	24,706	—	24,706	—
State and political subdivision	27,608	—	27,608	—
Corporate debt securities	7,932	—	7,932	—
Equity securities	2,190	2,054	—	136
	$101,560	$6,554	$94,870	$136

The Corporation’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period. During 2017, certain corporate debt securities with a fair value of  $8.0 million as of December 31, 2017 were transferred out of Level 2 and into Level 3 because of a lack of observable market data. During 2016, the Corporation had no transfers between levels. The following table presents changes in Level 3 assets measured on a recurring basis for the years ended December 31, 2017 and 2016:
(Dollar amounts in thousands)	2017	2016
Balance at the beginning of the period	$136	$74
Total gains or losses (realized/unrealized):
Included in earnings	—	—
Included in other comprehensive income	(2)	2
Issuances	—	—
Sales	—	—
Acquired	—	60
Transfers in and/or out of Level 3	7,998	—
Balance at the end of the period	$8,132	$136

Notes to Consolidated Financial Statements

15.   Fair Values of Financial Instruments – (continued)

The Corporation had no assets measured at fair value on a non-recurring basis at December 31, 2017. For assets measured at fair value on a non-recurring basis at December 31, 2016, the fair value measurements by level within the fair value hierarchy are as follows:
(Dollar amounts in thousands) Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
December 31, 2016:
Impaired residential mortgage loan	$58	$—	$—	$58
Impaired commercial real estate loan	463	—	—	463
Impaired commercial business loan	582	—	—	582
	$1,103	$—	$—	$1,103

The following table presents quantitative information about Level 3 fair value measurements for assets measured at fair value on a non-recurring basis:
(Dollar amounts in thousands)		Valuation Technique(s)	Unobservable Input(s)	Range
December 31, 2016:
Impaired residential mortgage loan	$58	Sales comparison approach	Adjustment for differences between comparable business assets	10%
Impaired commercial real estate loan	463	Sales comparison approach	Adjustment for differences between comparable sales	37%
Impaired commercial business loan	582	Liquidation value of business assets	Adjustment for differences between comparable business assets	64%
Excluded from the tables above at December 31, 2017 was an impaired residential mortgage loan totaling $68,000 and an impaired home equity loan totaling $8,000 which were classified as TDRs and measured using a discounted cash flow methodology. An impaired residential mortgage loan totaling $58,000 which was classified as a TDR and measured using a discounted cash flow methodology was excluded from the tables above at December 31, 2016.
The following table sets forth the carrying amount and fair value of the Corporation’s financial instruments included in the consolidated balance sheet as of December 31:
(Dollar amounts in thousands) Description	Carrying Amount	Fair Value Measurements Using:
		Total	Level 1	Level 2	Level 3
December 31, 2017:
Financial Assets:
Cash and cash equivalents	$14,374	$14,374	$14,374	$—	$—
Securities available for sale	101,167	101,167	6,155	86,880	8,132
Loans held for sale	504	504	—	504	—
Loans, net	577,234	577,616	—	—	577,616
Federal bank stock	4,662	N/A	N/A	N/A	N/A
Accrued interest receivable	2,217	2,217	59	338	1,820

Notes to Consolidated Financial Statements

15.   Fair Values of Financial Instruments – (continued)

(Dollar amounts in thousands) Description	Carrying Amount	Fair Value Measurements Using:
		Total	Level 1	Level 2	Level 3
Financial Liabilities:
Deposits	654,643	657,414	483,956	173,458	—
FHLB advances	26,000	25,499	—	25,499	—
Accrued interest payable	413	413	23	390	—
December 31, 2016:
Financial Assets:
Cash and cash equivalents	$17,568	$17,568	$17,568	$—	$—
Securities available for sale	101,560	101,560	6,554	94,870	136
Loans held for sale	68	68	—	68	—
Loans, net	515,435	519,573	—	—	519,573
Federal bank stock	4,861	N/A	N/A	N/A	N/A
Accrued interest receivable	1,815	1,815	37	365	1,413
Financial Liabilities:
Deposits	584,940	582,458	423,693	158,765	—
FHLB advances	44,000	44,027	—	44,027	—
Accrued interest payable	239	239	7	232	—
This information should not be interpreted as an estimate of the fair value of the entire Corporation since a fair value calculation is only provided for a limited portion of the Corporation’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Corporation’s disclosures and those of other companies may not be meaningful.
Off-Balance Sheet Financial Instruments
The Corporation is party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and commercial letters of credit. Commitments to extend credit involve, to a varying degree, elements of credit and interest rate risk in excess of amounts recognized in the consolidated balance sheets. The Corporation’s exposure to credit loss in the event of non-performance by the other party for commitments to extend credit is represented by the contractual amount of these commitments, less any collateral value obtained. The Corporation uses the same credit policies in making commitments as for on-balance sheet instruments. The Corporation’s distribution of commitments to extend credit approximates the distribution of loans receivable outstanding.
The following table presents the notional amount of the Corporation’s off-balance sheet commitment financial instruments as of December 31:
(Dollar amounts in thousands)	2017		2016
	Fixed Rate	Variable Rate	Fixed Rate	Variable Rate
Commitments to make loans	$8,611	$1,022	$11,940	$12,785
Unused lines of credit	8,452	71,645	5,207	62,594
	$17,063	$72,667	$17,147	$75,379

Notes to Consolidated Financial Statements

15.   Fair Values of Financial Instruments – (continued)

Commitments to make loans are generally made for periods of 30 days or less. Commitments to extend credit include agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments to extend credit also include unfunded commitments under commercial and consumer lines of credit, revolving credit lines and overdraft protection agreements. These lines of credit may be collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.
Standby letters of credit are conditional commitments issued by the Corporation usually for commercial customers to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary. Standby letters of credit, net of collateral maintained by the Bank, were $156,000 and $76,000 at December 31, 2017 and 2016, respectively. The current amount of the liability as of December 31, 2017 and 2016 for guarantees under standby letters of credit issued is not material.
16.   Emclaire Financial Corp — Condensed Financial Statements, Parent Corporation Only
Following are condensed financial statements for the parent company as of and for the years ended December 31:
Condensed Balance Sheets (Dollar amounts in thousands)	2017	2016
Assets:
Cash and cash equivalents	$53	$20
Securities available for sale	1,691	2,056
Equity in net assets of subsidiaries	63,194	59,078
Other assets	1,218	982
Total Assets	$66,156	$62,136
Liabilities and Stockholders’ Equity:
Short-term borrowed funds with affiliated subsidiary bank	$1,000	$1,000
Other short-term borrowed funds	2,500	2,500
Long-term borrowed funds	3,500	4,500
Accrued expenses and other liabilities	65	63
Stockholders’ equity	59,091	54,073
Total Liabilities and Stockholders’ Equity	$66,156	$62,136

Condensed Statements of Income (Dollar amounts in thousands)	2017	2016
Income:
Dividends from subsidiaries	$3,138	$3,132
Investment income	62	66
Net gain on sales of available for sale securities	168	—
Total income	3,368	3,198

Notes to Consolidated Financial Statements

16.   Emclaire Financial Corp — Condensed Financial Statements, Parent Corporation Only – (continued)

Condensed Statements of Income (Dollar amounts in thousands)	2017	2016
Expense:
Interest expense	340	265
Noninterest expense	463	392
Total expense	803	657
Income before income taxes and undistributed subsidiary income	2,565	2,541
Undistributed equity in net income of subsidiary	1,529	1,244
Net income before income taxes	4,094	3,785
Income tax benefit	183	201
Net income	$4,277	$3,986
Comprehensive income	$4,113	$3,257

Condensed Statements of Cash Flows (Dollar amounts in thousands)	2017	2016
Operating activities:
Net income	$4,277	$3,986
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed equity in net income of subsidiary	(1,529)	(1,244)
Realized gains on sales of available for sale securities, net	(168)	—
Other, net	35	(101)
Net cash provided by operating activities	2,615	2,641
Investing activities:
Sales of investment securities	417	—
Investment in subsidiaries	(1,000)	(7,500)
Net cash used in investing activities	(583)	(7,500)
Financing activities:
Net change in borrowings	(1,000)	7,000
Proceeds from exercise of stock options	1,375	4
Dividends paid	(2,374)	(2,232)
Net cash provided by (used in) financing activities	(1,999)	4,772
Increase (decrease) in cash and cash equivalents	33	(87)
Cash and cash equivalents at beginning of period	20	107
Cash and cash equivalents at end of period	$53	$20

Notes to Consolidated Financial Statements

17.   Other Noninterest Income and Expense
Other noninterest income includes customer bank card processing fee income of  $1.1 million and $1.1 million for 2017 and 2016, respectively.
The following summarizes the Corporation’s other noninterest expenses for the years ended December 31:
(Dollar amounts in thousands)	2017	2016
Customer bank card processing	$591	$516
Subscriptions	481	422
Telephone and data communications	476	465
Pennsylvania shares and use taxes	371	292
Internet banking and bill pay	365	346
Travel, entertainment and conferences	352	330
Correspondent bank and courier fees	339	265
Printing and supplies	291	362
Marketing and advertising	287	291
Charitable contributions	181	180
Regulatory examinations	185	177
Postage and freight	130	131
Memberships and dues	99	94
Penalty on prepayment of FHLB advance	—	71
Other	605	97
Total other noninterest expenses	$4,753	$4,039

18.   Earnings Per Share
The factors used in the Corporation’s earnings per share computation follow:
(Dollar amounts in thousands, except for per share amounts)	For the year ended December 31,
	2017	2016
Earnings per common share – basic
Net income	$4,277	$3,986
Average common shares outstanding	2,197,440	2,146,130
Basic earnings per common share	$1.95	$1.86
Earnings per common share – diluted
Net income	$4,277	$3,986
Average common shares outstanding	2,197,440	2,146,130
Add: Dilutive effects of assumed exercises of restricted stock and stock options	17,128	5,971
Average shares and dilutive potential common shares	2,214,568	2,152,101
Diluted earnings per common share	$1.93	$1.85
Stock options and restricted stock awards not considered in computing diluted earnings per share because they were antidilutive	—	57,000

Notes to Consolidated Financial Statements

19.   Accumulated Other Comprehensive Income (Loss)
The following is changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax for the year ending December 31, 2017:
(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for-Sale Securities	Defined Benefit Pension Items	Total
Accumulated Other Comprehensive Income at January 1, 2017	$(679)	$(3,812)	$(4,491)
Other comprehensive income before reclassification	5	(388)	(383)
Amounts reclassified from accumulated other comprehensive income	107	112	219
Net current period other comprehensive income	112	(276)	(164)
Reclassification of disproportionate tax effects	(112)	(751)	(863)
Accumulated Other Comprehensive Income at December 31, 2017	$(679)	$(4,839)	$(5,518)

The following is significant amounts reclassified out of each component of Accumulated Other Comprehensive Income (Loss) for the year ending December 31, 2017:
(Dollar amounts in thousands) Details about Accumulated Other Comprehensive Income Components	Amount Reclassified From Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$(346)	Gain on sale of securities
Unrealized gains and losses on available-for-sale securities	508	Other than temporary impairment losses
	(55)	Tax effect
	107	Net of tax
Amortization of defined benefit pension items:
Prior service costs	$—	Compensation and employee benefits
Actuarial gains	239	Compensation and employee benefits
	239	Total before tax
	(127)	Tax effect
	112	Net of tax
Total reclassifications for the period	$219

The following is changes in Accumulated Other Comprehensive Income (Loss) by component, net of tax for the year ending December 31, 2016:
(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for-Sale Securities	Defined Benefit Pension Items	Total
Accumulated Other Comprehensive Income at January 1, 2016	$(248)	$(3,514)	$(3,762)
Other comprehensive income before reclassification	(377)	(443)	(820)

Amounts reclassified from accumulated other comprehensive income	(54)	145	91
Net current period other comprehensive income	(431)	(298)	(729)
Accumulated Other Comprehensive Income at December 31, 2016	$(679)	$(3,812)	$(4,491)

Notes to Consolidated Financial Statements

19.   Accumulated Other Comprehensive Income (Loss) – (continued)

The following is significant amounts reclassified out of each component of Accumulated Other Comprehensive Income (Loss) for the year ending December 31, 2016:
(Dollar amounts in thousands) Details about Accumulated Other Comprehensive Income Components	Amount Reclassified From Accumulated Other Comprehensive Income	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$82	Gain on sale of securities
	(28)	Tax effect
	54	Net of tax
Amortization of defined benefit pension items:
Prior service costs	$23	Compensation and employee benefits
Actuarial gains	(243)	Compensation and employee benefits
	(220)	Total before tax
	75	Tax effect
	(145)	Net of tax
Total reclassifications for the period	$(91)

20.   Mergers and Acquisitions
Northern Hancock Bank & Trust Co.
On September 30, 2017, the Corporation completed the acquisition of Northern Hancock Bank & Trust Co. (Northern Hancock) in accordance with the terms of the Agreement and Plan of Merger, dated as of May 4, 2017, in exchange for 54,445 shares of common stock valued at $1.7 million and $22,000 in cash. The acquisition expanded the Corporation’s franchise into a new market and increased the Corporation’s consolidated total assets, loans and deposits.
The assets and liabilities of Northern Hancock were recorded on the Corporation’s consolidated balance sheet at their estimated fair value as of September 30, 2017.
The following table summarizes the estimated fair value of the assets acquired, liabilities assumed and consideration transferred in connection with the acquisition:
(Dollar amounts in thousands)
Assets acquired:
Cash and cash equivalents	$2,539
Loans receivable	18,480
Federal bank stocks	11
Accrued interest receivable	103
Premises and equipment	708
Core deposit intangible	167
Prepaid expenses and other assets	766
Total assets acquired	22,774

Notes to Consolidated Financial Statements

20.   Mergers and Acquisitions – (continued)

(Dollar amounts in thousands)
Liabilities assumed:
Deposits	19,748
Accrued interest payable	6
Accrued expenses and other liabilities	8
Total liabilities assumed	19,762
Identifiable net assets acquired	3,012
Consideration paid:
Cash	22
Common stock	1,674
Total consideration	1,696
Gain on bargain purchase	$1,316

In connection with the acquisition, the Corporation recognized approximately $1.3 million of bargain purchase gain and a $167,000 core deposit intangible. The core deposit intangible will be amortized over a weighted average estimated life of eight years using the double declining balance method. Core deposit intangible expense was $11,000 for 2017 and is projected for the succeeding five years beginning 2018 to be $40,000, $30,000, $22,000, $17,000 and $13,000 per year, respectively, and $34,000 in total for years after 2022. The bargain purchase gain of  $1.3 million, recorded at the date of acquisition, represents the amount by which the acquisition-date fair value of the net identifiable assets acquired exceeded the fair value of the consideration transferred.
While the Corporation believes that the accounting for the acquisition is complete, the fair value of the acquired assets and liabilities noted in the table may change during the provisional period, which may last up to twelve months subsequent to the acquisition date. The Corporation may obtain additional information to refine the valuation of the acquired assets and liabilities and adjust the recorded fair value, although such adjustments are not expected to be significant.
The fair value of loans was estimated using discounted contractual cash flows. The book balance of the loans at the time of the acquisition was $18.5 million before considering Northern Hancocks’s allowance for loan losses, which was not carried over. The fair value disclosed above reflects a credit-related adjustment of $(566,000) and an adjustment for other factors of  $537,000. Loans evidencing credit deterioration since origination (purchased credit impaired loans) included in loans receivable were immaterial.
Costs related to the acquisition for the year ended December 31, 2017 totaled $1.1 million including system conversion costs, contract termination fees, legal fees, employee severance costs, accounting and auditing fees and other costs of  $421,000, $279,000, $173,000, $108,000, $55,000 and $84,000, respectively.
United American Savings Bank.
On April 30, 2016, the Corporation completed its acquisition of United American Savings Bank (United American) in accordance with the terms of the Agreement and Plan of Merger, dated as of December 30, 2015, by and among the Corporation, the Bank and United American (the Merger Agreement). Pursuant to the Merger Agreement, the Corporation acquired United American through a reverse merger of a newly created, wholly-owned subsidiary of the Bank into United American. Immediately after the merger, United American merged with and into The Farmers National Bank of Emlenton, with The Farmers National Bank of Emlenton being the surviving bank. The Corporation acquired all of the outstanding shares of common stock of United American for cash consideration of $13.2 million ($42.67 per share).
The acquisition expanded the Corporation’s franchise into contiguous markets and increased the Corporation’s consolidated total assets, loans and deposits.

Notes to Consolidated Financial Statements

20.   Mergers and Acquisitions – (continued)

The assets and liabilities of United American were recorded on the Corporation’s consolidated balance sheet at their estimated fair value as of April 30, 2016, and their results of operations have been included in the consolidated income statement since such date.
Included in the purchase price was goodwill and a core deposit intangible of  $6.6 million and $232,000, respectively. Goodwill is the excess of the purchase price over the fair value of the identifiable net assets acquired and is the result of expected operational synergies and other factors. This goodwill is not expected to be deductible for tax purposes. The goodwill will not be amortized, but will be measured annually for impairment or more frequently if circumstances require. The core deposit intangible will be amortized over an estimated life of ten years using the double declining balance method. Core deposit intangible expense was $40,000 for 2017 and is projected for the succeeding five years beginning 2018 to be $32,000, $26,000, $21,000, $17,000 and $15,000 per year, respectively, and $52,000 in total for years after 2020.
The following table summarizes the estimated fair value of the assets acquired and liabilities assumed:
(Dollar amounts in thousands)
Assets acquired:
Cash and cash equivalents	$9,899
Securities available for sale	60
Loans receivable	66,145
Federal bank stocks	978
Accrued interest receivable	187
Premises and equipment	1,169
Goodwill	6,624
Core deposit intangible	232
Prepaid expenses and other assets	989
Total assets acquired	86,283
Liabilities assumed:
Deposits	72,700
Accrued interest payable	29
Accrued expenses and other liabilities	346
Total liabilities assumed	73,075
Consideration paid	$13,208

The fair value of loans was determined using discounted cash flows. The book balance of the loans at the time of the acquisition was $66.1 million before considering United American’s allowance for loan losses, which was not carried over. The fair value disclosed above reflects a credit-related adjustment of ($927,000) and an adjustment for other factors of  $982,000. Loans evidencing credit deterioration since origination (purchased credit impaired loans) included in loans receivable were immaterial.
Costs related to the acquisition for the year ended December 31, 2016, totaled $401,000 including legal fees, system conversion costs and other costs of  $194,000, $132,000 and $75,000, respectively.

Emclaire Financial Corp
Consolidated Balance Sheets (Unaudited)
As of March 31, 2018 and December 31, 2017
(Dollar amounts in thousands, except share and per share data)
	March 31, 2018	December 31, 2017
Assets
Cash and due from banks	$2,529	$3,072
Interest earning deposits with banks	14,648	11,302
Cash and cash equivalents	17,177	14,374
Securities – available for sale	96,216	99,350
Securities – equity investments	659	1,817
Loans held for sale	239	504
Loans receivable, net of allowance for loan losses of $5,935 and $6,127	584,242	577,234
Federal bank stocks, at cost	4,329	4,662
Bank-owned life insurance	11,808	11,724
Accrued interest receivable	2,236	2,217
Premises and equipment, net	17,911	18,010
Goodwill	10,288	10,288
Core deposit intangible, net	413	481
Prepaid expenses and other assets	10,290	9,423
Total Assets	$755,808	$750,084
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Non-interest bearing	$129,159	$126,263
Interest bearing	537,576	528,380
Total deposits	666,735	654,643
Short-term borrowed funds	2,050	2,500
Long-term borrowed funds	18,250	23,500
Accrued interest payable	367	413
Accrued expenses and other liabilities	9,529	9,937
Total Liabilities	696,931	690,993
Commitments and Contingent Liabilities	—	—
Stockholders’ Equity:
Common stock, $1.25 par value, 12,000,000 shares authorized; 2,373,156 and 2,373,156 shares issued; 2,271,139 and 2,271,139 shares outstanding, respectively	2,966	2,966
Additional paid-in capital	31,106	31,031
Treasury stock, at cost; 102,017 shares	(2,114)	(2,114)
Retained earnings	33,639	32,726
Accumulated other comprehensive loss	(6,720)	(5,518)
Total Stockholders’ Equity	58,877	59,091
Total Liabilities and Stockholders’ Equity	$755,808	$750,084

See accompanying notes to consolidated financial statements.

Emclaire Financial Corp
Consolidated Statements of Net Income (Unaudited)
For the three months ended March 31, 2018 and 2017
(Dollar amounts in thousands, except share and per share data)
	For the three months ended March 31,
	2018	2017
Interest and dividend income:
Loans receivable, including fees	$6,337	$5,565
Securities:
Taxable	408	395
Exempt from federal income tax	152	143
Federal bank stocks	64	53
Interest earning deposits with banks	33	16
Total interest and dividend income	6,994	6,172
Interest expense:
Deposits	991	703
Borrowed funds	158	313
Total interest expense	1,149	1,016
Net interest income	5,845	5,156
Provision for loan losses	380	162
Net interest income after provision for loan losses	5,465	4,994
Noninterest income:
Fees and service charges	437	408
Net realized loss on sales of securities	(29)	—
Net gain on sales of loans	22	6
Earnings on bank-owned life insurance	104	101
Other	365	341
Total noninterest income	899	856
Noninterest expense:
Compensation and employee benefits	2,453	2,323
Premises and equipment	770	758
Intangible asset amortization	69	60
Professional fees	216	202
Federal deposit insurance	137	108
Other	1,091	1,170
Total noninterest expense	4,736	4,621
Income before provision for income taxes	1,628	1,229
Provision for income taxes	266	273
Net income	$1,362	$956
Basic earnings per common share	$0.60	$0.44
Diluted earnings per common share	0.60	0.44
Average common shares outstanding – basic	2,271,139	2,152,358
Average common shares outstanding – diluted	2,285,315	2,168,014
See accompanying notes to consolidated financial statements.

Emclaire Financial Corp
Consolidated Statements of Comprehensive Income (Unaudited)
For the three months ended March 31, 2018 and 2017
(Dollar amounts in thousands)
	For the three months ended March 31,
	2018	2017
Net income	$1,362	$956
Other comprehensive income
Unrealized gains/(losses) on securities available for sale:
Unrealized holding gain (loss) arising during the period	(1,314)	391
Reclassification adjustment for losses included in net income	29	—
	(1,285)	391
Tax effect	270	(133)
Net of tax	(1,015)	258
Comprehensive income	$347	$1,214

See accompanying notes to consolidated financial statements.

Emclaire Financial Corp
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the three months ended March 31, 2018 and 2017
(Dollar amounts in thousands)
	For the three months ended March 31,
	2018	2017
Cash flows from operating activities
Net income	$1,362	$956
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	294	292
Provision for loan losses	380	162
Amortization of premiums, net	120	158
Amortization of intangible assets and mortgage servicing rights	81	77
Realized losses on sales of securities, net	29	—
Net gains on sales of loans	(22)	(6)
Net loss on foreclosed real estate	41	—
Gain on sale of premises and equipment	(25)	—
Loans originated for sale	(1,237)	(1,791)
Proceeds from the sale of loans originated for sale	1,524	1,865
Stock compensation expense	75	55
Increase in bank-owned life insurance, net	(84)	(83)
Increase in accrued interest receivable	(19)	(120)
(Increase) decrease in prepaid expenses and other assets	(215)	168
Increase in accrued interest payable	(46)	14
Decrease in accrued expenses and other liabilities	(407)	(435)
Net cash provided by operating activities	1,851	1,312
Cash flows from investing activities
Loan originations and principal collections, net	(7,992)	(20,102)
Securities:
Sales	6,531	—
Maturities, repayments and calls	1,902	3,821
Purchases	(5,667)	(983)
Redemption of federal bank stocks	333	235
Proceeds from the sale of bank premises and equipment	155	—
Proceeds from the sale of foreclosed real estate	129	100
Purchases of premises and equipment	(195)	(86)
Net cash used in investing activities	(4,804)	(17,015)
Cash flows from financing activities
Net increase in deposits	12,092	21,166
Repayments on long-term debt	(5,250)	—
Net change in short-term borrowings	(450)	(7,250)
Dividends paid	(636)	(581)
Net cash provided by financing activities	5,756	13,335
Increase (decrease) in cash and cash equivalents	2,803	(2,368)
Cash and cash equivalents at beginning of period	14,374	17,568
Cash and cash equivalents at end of period	$17,177	$15,200
Supplemental information:
Interest paid	$1,195	$1,002
Supplemental noncash disclosure:
Transfers from loans to foreclosed real estate	498	29
See accompanying notes to consolidated financial statements.

Emclaire Financial Corp
Consolidated Statements of Changes in Stockholders’ Equity (Unaudited)
For the three months ended March 31, 2018 and 2017
(Dollar amounts in thousands, except per share data)
	Common Stock	Additional Paid-in Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
Balance at January 1, 2017	$2,818	$27,900	$(2,114)	$29,960	$(4,491)	$54,073
Net income				956		956
Other comprehensive income					258	258
Stock compensation expense		55				55
Cash dividends declared on common stock ($0.27 per share)				(581)		(581)
Balance at March 31, 2017	$2,818	$27,955	$(2,114)	$30,335	$(4,233)	$54,761
Balance at January 1, 2018, as previously presented	$2,966	$31,031	$(2,114)	$32,726	$(5,518)	$59,091
Cumulative effect of change in accounting principle for marketable equity securities, net of tax				187	(187)	—
Balance at January 1, 2018, as adjusted	2,966	31,031	(2,114)	32,913	(5,705)	59,091
Net income				1,362		1,362
Other comprehensive loss					(1,015)	(1,015)
Stock compensation expense		75				75
Cash dividends declared on common stock ($0.28 per share)				(636)		(636)
Balance at March 31, 2018	$2,966	$31,106	$(2,114)	$33,639	$(6,720)	$58,877

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(Unaudited)
1.   Nature of Operations and Basis of Presentation
Emclaire Financial Corp (the Corporation) is a Pennsylvania corporation and the holding company of The Farmers National Bank of Emlenton (the Bank) and Emclaire Settlement Services, LLC (the Title Company). The Corporation provides a variety of financial services to individuals and businesses through its offices in western Pennsylvania and northern West Virginia. Its primary deposit products are checking, savings and term certificate accounts and its primary lending products are residential and commercial mortgages, commercial business loans and consumer loans.
The consolidated financial statements include the accounts of the Corporation and its wholly owned subsidiaries, the Bank and the Title Company. All significant intercompany transactions and balances have been eliminated in preparing the consolidated financial statements.
The accompanying unaudited consolidated financial statements for the interim periods include all adjustments, consisting of normal recurring accruals, which are necessary, in the opinion of management, to fairly reflect the Corporation’s consolidated financial position and results of operations. Additionally, these consolidated financial statements for the interim periods have been prepared in accordance with instructions for the Securities and Exchange Commission’s (SEC’s) Form 10-Q and Article 10 of Regulation S-X and therefore do not include all information or footnotes necessary for a complete presentation of financial condition, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (GAAP). For further information, refer to the audited consolidated financial statements and footnotes thereto for the year ended December 31, 2017, as contained in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC.
The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date but does not include all the information and footnotes required by GAAP for complete financial statements.
The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. The results of operations for interim quarterly or year-to-date periods are not necessarily indicative of the results that may be expected for the entire year or any other period. Certain amounts previously reported may have been reclassified to conform to the current year’s financial statement presentation.
2.   Earnings per Common Share
Basic earnings per common share (EPS) excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the dilutive effect of additional potential common shares for assumed issuance of restricted stock and shares issued under stock options.

Notes to Consolidated Financial Statements
(Unaudited)

2.   Earnings per Common Share – (continued)

The factors used in the Corporation’s earnings per common share computation follow:
(Dollar amounts in thousands, except for per share amounts)	For the three months ended March 31,
	2018	2017
Earnings per common share – basic
Net income	$1,362	$956
Average common shares outstanding	2,271,139	2,152,358
Basic earnings per common share	$0.60	$0.44
Earnings per common share – diluted
Net income	$1,362	$956
Average common shares outstanding	2,271,139	2,152,358
Add: Dilutive effects of assumed issuance of restricted stock and exercise of stock options	14,176	15,656
Average shares and dilutive potential common shares	2,285,315	2,168,014
Diluted earnings per common share	$0.60	$0.44
Stock options not considered in computing earnings per share because they were antidilutive	—	—
3.   Securities
Equity Securities
The Corporation held equity securities with fair values of  $659,000 and $1.8 million at March 31, 2018 and December 31, 2017, respectively. Beginning January 1, 2018, with the adoption of ASU 2016-01, changes in the fair value are included in other income on the consolidated statements of net income as opposed in accumulated other comprehensive loss on the consolidated balance sheets. During the three months ended March 31, 2018, the Corporation recognized a loss of  $5,000 on the equity securities held at March 31, 2018. The Corporation sold $961,000 of equity securities with a realized net loss of  $23,000 in the three month period ending March 31, 2018.
Debt Securities — Available for Sale
The following table summarizes the Corporation’s debt securities as of March 31, 2018 and December 31, 2017:
(Dollar amounts in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2018:
U.S. Treasury and federal agency	$4,538	$—	$(111)	$4,427
U.S. government sponsored entities and agencies	14,126	—	(387)	13,739
U.S. agency mortgage-backed securities: residential	23,957	4	(495)	23,466
U.S. agency collateralized mortgage obligations: residential	22,204	33	(904)	21,333
State and political subdivisions	25,265	10	(480)	24,795
Corporate debt securities	8,508	15	(67)	8,456
	$98,598	$62	$(2,444)	$96,216

Notes to Consolidated Financial Statements
(Unaudited)

3.   Securities – (continued)

(Dollar amounts in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2017:
U.S. Treasury and federal agency	4,541	—	(69)	4,472
U.S. government sponsored entities and agencies	14,136	2	(212)	13,926
U.S. agency mortgage-backed securities: residential	20,904	7	(153)	20,758
U.S. agency collateralized mortgage obligations: residential	22,607	25	(708)	21,924
State and political subdivisions	29,249	87	(96)	29,240
Corporate debt securities	9,009	38	(17)	9,030
	$100,446	$159	$(1,255)	$99,350

The following table summarizes scheduled maturities of the Corporation’s debt securities as of March 31, 2018. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities and collateralized mortgage obligations are not due at a single maturity and are shown separately.
(Dollar amounts in thousands)	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$3,350	$3,336
Due after one year through five years	26,768	26,231
Due after five through ten years	18,825	18,454
Due after ten years	3,494	3,396
Mortgage-backed securities: residential	23,957	23,466
Collateralized mortgage obligations: residential	22,204	21,333
	$98,598	$96,216

Information pertaining to debt securities with gross unrealized losses at March 31, 2018 and December 31, 2017, aggregated by investment category and length of time that individual securities have been in a continuous loss position are included in the table below:
	Less than 12 Months		12 Months or More		Total
(Dollar amounts in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2018:
U.S. Treasury and federal agency	$—	$—	$4,427	$(111)	$4,427	$(111)
U.S. government sponsored entities and agencies	4,866	(125)	8,873	(262)	13,739	(387)
U.S. agency mortgage-backed securities: residential	13,565	(289)	6,256	(206)	19,821	(495)
U.S. agency collateralized mortgage obligations: residential	1,935	(7)	17,567	(897)	19,502	(904)
State and political subdivisions	18,824	(412)	2,387	(68)	21,211	(480)
Corporate debt securities	2,942	(65)	500	(2)	3,442	(67)
	$42,132	$(898)	$40,010	$(1,546)	$82,142	$(2,444)

Notes to Consolidated Financial Statements
(Unaudited)

3.   Securities – (continued)

	Less than 12 Months		12 Months or More		Total
(Dollar amounts in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2017:
U.S. Treasury and federal agency	$—	$—	$4,472	$(69)	$4,472	$(69)
U.S. government sponsored entities and agencies	3,447	(42)	8,975	(170)	12,422	(212)
U.S. agency mortgage-backed securities: residential	9,659	(48)	6,581	(105)	16,240	(153)
U.S. agency collateralized mortgage obligations: residential	954	(16)	19,147	(692)	20,101	(708)
State and political subdivisions	10,510	(60)	3,487	(36)	13,997	(96)
Corporate debt securities	2,992	(16)	999	(1)	3,991	(17)
	$27,562	$(182)	$43,661	$(1,073)	$71,223	$(1,255)

Losses on sales of securities for the three months ended March 31 were as follows:
(Dollar amounts in thousands)	For the three months ended March 31,
	2018	2017
Proceeds	$6,531	$—
Losses	(29)	—
Tax provision related to losses	(6)	—
Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic, market or other conditions warrant such evaluation. Consideration is given to: (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, (3) whether the market decline was affected by macroeconomic conditions and (4) whether the Corporation has the intent to sell the security or more likely than not will be required to sell the security before recovery of its amortized cost basis. If the Corporation intends to sell an impaired security, or if it is more likely than not the Corporation will be required to sell the security before its anticipated recovery, the Corporation records an other-than-temporary loss in an amount equal to the entire difference between fair value and amortized cost. Otherwise, only the credit portion of the estimated loss on debt securities is recognized in earnings, with the other portion of the loss recognized in other comprehensive income.
There were 123 debt securities in an unrealized loss position as of March 31, 2018, of which 51 were in an unrealized loss position for more than 12 months. Of these 51 securities, 24 were government-backed collateralized mortgage obligations, 8 were U.S. government sponsored entity and agency securities, 7 were state and political subdivision securities, 6 were mortgage-backed securities, 5 were U.S. Treasury securities and 1 was a corporate security. The unrealized losses associated with these securities were not due to the deterioration in the credit quality of the issuer that would likely result in the non-collection of contractual principal and interest, but rather have been caused by a rise in interest rates from the time the securities were purchased. Based on that evaluation and other general considerations, and given that the Corporation’s current intention is not to sell any impaired securities and it is more likely than not it will not be required to sell these securities before the recovery of its amortized cost basis, the Corporation does not consider these debt securities with unrealized losses as of March 31, 2018 to be other-than-temporarily impaired.

Notes to Consolidated Financial Statements
(Unaudited)

4.   Loans Receivable and Related Allowance for Loan Losses
The Corporation’s loans receivable as of the respective dates are summarized as follows:
(Dollar amounts in thousands)	March 31, 2018	December 31, 2017
Mortgage loans on real estate:
Residential first mortgages	$224,690	$221,823
Home equity loans and lines of credit	100,241	99,940
Commercial real estate	196,788	193,068
	521,719	514,831
Other loans:
Commercial business	59,200	58,941
Consumer	9,258	9,589
	68,458	68,530
Total loans, gross	590,177	583,361
Less allowance for loan losses	5,935	6,127
Total loans, net	$584,242	$577,234

Included in total loans above are net deferred costs of  $1.6 million and $1.5 million at March 31, 2018 and December 31, 2017, respectively.
An allowance for loan losses (ALL) is maintained to absorb probable incurred losses from the loan portfolio. The ALL is based on management’s continuing evaluation of the risk characteristics and credit quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of collateral, past and anticipated loss experience and the amount of nonperforming loans.
Management reviews the loan portfolio on a quarterly basis using a defined, consistently applied process in order to make appropriate and timely adjustments to the ALL. When information confirms all or part of specific loans to be uncollectible, these amounts are promptly charged off against the ALL.
The allowance for loan losses is based on estimates and actual losses may vary from current estimates. Management believes that the granularity of the homogeneous pools and the related historical loss ratios and other qualitative factors, as well as the consistency in the application of assumptions, result in an ALL that is representative of the risk found in the components of the portfolio at any given date.
At March 31, 2018, there was no allowance for loan losses allocated to loans acquired in the April 2016 acquisition of United American Savings Bank or the September 2017 acquisition of Northern Hancock Bank and Trust Co.

Notes to Consolidated Financial Statements
(Unaudited)

4.   Loans Receivable and Related Allowance for Loan Losses – (continued)

The following table details activity in the ALL and the recorded investment by portfolio segment based on impairment method:
(Dollar amounts in thousands)	Residential Mortgages	Home Equity & Lines of Credit	Commercial Real Estate	Commercial Business	Consumer	Total
Three months ended March 31, 2018:
Allowance for loan losses:
Beginning Balance	$2,090	$646	$2,753	$585	$53	$6,127
Charge-offs	(62)	(19)	(385)	—	(119)	(585)
Recoveries	3	1	2	1	6	13
Provision	(112)	23	381	(26)	114	380
Ending Balance	$1,919	$651	$2,751	$560	$54	$5,935
At March 31, 2018:
Ending ALL balance attributable to loans:
Individually evaluated for impairment	$6	$—	$—	$—	$—	$6
Acquired loans collectively evaluated for impairment	—	—	—	—	—	—
Originated loans collectively evaluated for impairment	1,913	651	2,751	560	54	5,929
Total	$1,919	$651	$2,751	$560	$54	$5,935
Total loans:
Individually evaluated for impairment	$419	$8	$336	$555	$—	$1,318
Acquired loans collectively evaluated for impairment	19,418	10,429	25,716	2,342	1,570	59,475
Originated loans collectively evaluated for impairment	204,853	89,804	170,736	56,303	7,688	529,384
Total	$224,690	$100,241	$196,788	$59,200	$9,258	$590,177
At December 31, 2017:
Ending ALL balance attributable to loans:
Individually evaluated for impairment	$7	$—	$—	$—	$—	$7
Acquired loans collectively evaluated for impairment	—	—	—	—	—	—
Originated loans collectively evaluated for impairment	2,083	646	2,753	585	53	6,120
Total	$2,090	$646	$2,753	$585	$53	$6,127

Notes to Consolidated Financial Statements
(Unaudited)

4.   Loans Receivable and Related Allowance for Loan Losses – (continued)

(Dollar amounts in thousands)	Residential Mortgages	Home Equity & Lines of Credit	Commercial Real Estate	Commercial Business	Consumer	Total
Total loans:
Individually evaluated for impairment	$425	$8	$914	$569	$—	$1,916
Acquired loans collectively evaluated for impairment	20,300	10,873	27,404	1,451	2,893	62,921
Originated loans collectively evaluated for impairment	201,098	89,059	164,750	56,921	6,696	518,524
Total	$221,823	$99,940	$193,068	$58,941	$9,589	$583,361
Three months ended March 31, 2017:
Allowance for loan losses:
Beginning Balance	$1,846	$633	$2,314	$700	$52	$5,545
Charge-offs	(26)	(1)	—	—	(19)	(46)
Recoveries	—	19	2	—	6	27
Provision	136	(3)	133	(117)	13	162
Ending Balance	$1,956	$648	$2,449	$583	$52	$5,688

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of March 31, 2018:
	Impaired Loans with Specific Allowance
	As of March 31, 2018			For the three months ended March 31, 2018
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$75	$75	$6	$75	$1	$1
Home equity and lines of credit	8	8	—	8	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Total	$83	$83	$6	$83	$1	$1

	Impaired Loans with No Specific Allowance
	As of March 31, 2018		For the three months ended March 31, 2018
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$456	$344	$347	$1	$1
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	336	336	625	—	—
Commercial business	555	555	562	1	1
Consumer	—	—	—	—	—
Total	$1,347	$1,235	$1,534	$2	$2

Notes to Consolidated Financial Statements
(Unaudited)

4.   Loans Receivable and Related Allowance for Loan Losses – (continued)

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of December 31, 2017:
	Impaired Loans with Specific Allowance
	As of December 31, 2017			For the year ended December 31, 2017
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$75	$75	$7	$88	$3	$3
Home equity and lines of credit	8	8	—	2	—	—
Commercial real estate	—	—	—	111	—	—
Commercial business	—	—	—	118	—	—
Consumer	—	—	—	—	—	—
Total	$83	$83	$7	$319	$3	$3

	Impaired Loans with No Specific Allowance
	As of December 31, 2017		For the year ended December 31, 2017
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$461	$350	$289	$8	$8
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	1,089	914	855	3	3
Commercial business	569	569	498	3	3
Consumer	—	—	—	—	—
Total	$2,119	$1,833	$1,642	$14	$14

The following table presents impaired loans by class, segregated by those for which a specific allowance was required and those for which a specific allowance was not necessary as of March 31, 2017:
	Impaired Loans with Specific Allowance
	As of March 31, 2017			For the three months ended March 31, 2017
(Dollar amounts in thousands)	Unpaid Principal Balance	Recorded Investment	Related Allowance	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$77	$77	$10	$106	$1	$1
Home equity and lines of credit	—	—	—	—	—	—
Commercial real estate	—	—	—	279	—	—
Commercial business	—	—	—	294	—	—
Consumer	—	—	—	—	—	—
Total	$77	$77	$10	$679	$1	$1

Notes to Consolidated Financial Statements
(Unaudited)

4.   Loans Receivable and Related Allowance for Loan Losses – (continued)

	Impaired Loans with No Specific Allowance
	As of March 31, 2017		For the three months ended March 31, 2017
	Unpaid Principal Balance	Recorded Investment	Average Recorded Investment	Interest Income Recognized in Period	Cash Basis Interest Recognized in Period
Residential first mortgages	$409	$372	$186	$7	$7
Home equity and lines of credit	—	—	—	—	—
Commercial real estate	1,165	991	724	1	1
Commercial business	641	641	369	—	—
Consumer	—	—	—	—	—
Total	$2,215	$2,004	$1,279	$8	$8

Unpaid principal balance includes any loans that have been partially charged off but not forgiven. Accrued interest is not included in the recorded investment in loans presented above or in the tables that follow based on the amounts not being material.
Troubled debt restructurings (TDR).    The Corporation has certain loans that have been modified in order to maximize collection of loan balances. If, for economic or legal reasons related to the customer’s financial difficulties, management grants a concession compared to the original terms and conditions of the loan that it would not have otherwise considered, the modified loan is classified as a TDR. Concessions related to TDRs generally do not include forgiveness of principal balances. The Corporation generally does not extend additional credit to borrowers with loans classified as TDRs.
At March 31, 2018 and December 31, 2017, the Corporation had $427,000 and $433,000, respectively, of loans classified as TDRs, which are included in impaired loans above. The Corporation had allocated $6,000 and $7,000 of specific allowance for these loans at March 31, 2018 and December 31, 2017, respectively.
During the three month period ended March 31, 2018, the Corporation did not modify any loans as TDRs. During the three month period ended March 31, 2017, the Corporation modified one residential mortgage loan with a recorded investment of  $323,000 due to a bankruptcy order. At March 31, 2017, the Corporation did not have any specific allowance for loan losses allocated to this specific loan.
A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms. During the three month periods ended March 31, 2018 and 2017, the Corporation did not have any loans which were modified as TDRs for which there was a payment default within twelve months following the modification.
Credit Quality Indicators.   Management categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors.
Commercial real estate and commercial business loans not identified as impaired are evaluated as risk rated pools of loans utilizing a risk rating practice that is supported by a quarterly special asset review. In this review process, strengths and weaknesses are identified, evaluated and documented for each criticized and classified loan and borrower, strategic action plans are developed, risk ratings are confirmed and the loan’s performance status is reviewed.
Management has determined certain portions of the loan portfolio to be homogeneous in nature and assigns like reserve factors for the following loan pool types: residential real estate, home equity loans and lines of credit, and consumer installment and personal lines of credit.

Notes to Consolidated Financial Statements
(Unaudited)

4.   Loans Receivable and Related Allowance for Loan Losses – (continued)

The reserve allocation for risk rated loan pools is developed by applying the following factors:
Historic:   Management utilizes a computer model to develop the historical net charge-off experience which is used to formulate the assumptions employed in the migration analysis applied to estimate losses in the portfolio. Outstanding balance and charge-off information are input into the model and historical loss migration rate assumptions are developed to apply to pass, special mention, substandard and doubtful risk rated loans. A twelve-quarter rolling weighted-average is utilized to estimate probable incurred losses in the portfolios.
Qualitative:   Qualitative adjustment factors for pass, special mention, substandard and doubtful ratings are developed and applied to risk rated loans to allow for: quality of lending policies and procedures; national and local economic and business conditions; changes in the nature and volume of the portfolio; experiences, ability and depth of lending management; changes in trends, volume and severity of past due, nonaccrual and classified loans and loss and recovery trends; quality of loan review systems; concentrations of credit and other external factors.
Management uses the following definitions for risk ratings:
Pass:   Loans classified as pass typically exhibit good payment performance and have underlying borrowers with acceptable financial trends where repayment capacity is evident. These borrowers typically would have a sufficient cash flow that would allow them to weather an economic downturn and the value of any underlying collateral could withstand a moderate degree of depreciation due to economic conditions.
Special Mention:   Loans classified as special mention are characterized by potential weaknesses that could jeopardize repayment as contractually agreed. These loans may exhibit adverse trends such as increasing leverage, shrinking profit margins and/or deteriorating cash flows. These borrowers would inherently be more vulnerable to the application of economic pressures.
Substandard:   Loans classified as substandard exhibit weaknesses that are well-defined to the point that repayment is jeopardized. Typically, the Corporation is no longer adequately protected by both the apparent net worth and repayment capacity of the borrower.
Doubtful:   Loans classified as doubtful have advanced to the point that collection or liquidation in full, on the basis of currently ascertainable facts, conditions and value, is highly questionable or improbable.
The following table presents the classes of the loan portfolio summarized by the aggregate pass and the criticized categories of special mention, substandard and doubtful within the Corporation’s internal risk rating system as of March 31, 2018 and December 31, 2017:
(Dollar amounts in thousands)	Not Rated	Pass	Special Mention	Substandard	Doubtful	Total
March 31, 2018:
Residential first mortgages	$223,500	$—	$—	$1,190	$—	$224,690
Home equity and lines of credit	99,447	—	—	794	—	100,241
Commercial real estate	—	185,187	4,193	7,408	—	196,788
Commercial business	—	57,240	394	1,566	—	59,200
Consumer	9,184	—	—	74	—	9,258
Total	$332,131	$242,427	$4,587	$11,032	$—	$590,177
December 31, 2017:
Residential first mortgages	$220,730	$—	$—	$1,093	$—	$221,823
Home equity and lines of credit	98,946	—	—	994	—	99,940
Commercial real estate	—	182,460	2,744	7,864	—	193,068
Commercial business	—	56,960	477	1,504	—	58,941
Consumer	9,443	—	—	146	—	9,589
Total	$329,119	$239,420	$3,221	$11,601	$—	$583,361

Notes to Consolidated Financial Statements
(Unaudited)

4.   Loans Receivable and Related Allowance for Loan Losses – (continued)

Management further monitors the performance and credit quality of the loan portfolio by analyzing the age of the portfolio as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the aging categories of performing loans and nonperforming loans as of March 31, 2018 and December 31, 2017:
(Dollar amounts in thousands)	Performing			Nonperforming
	Accruing Loans Not Past Due	Accruing 30 – 59 Days Past Due	Accruing 60 – 89 Days Past Due	Accruing 90+ Days Past Due	Nonaccrual	Total
March 31, 2018:
Residential first mortgages	$221,330	$1,979	$268	$231	$882	$224,690
Home equity and lines of credit	98,455	923	182	—	681	100,241
Commercial real estate	194,368	1,465	199	255	501	196,788
Commercial business	58,399	41	198	—	562	59,200
Consumer	8,959	182	72	—	45	9,258
Total loans	$581,511	$4,590	$919	$486	$2,671	$590,177
December 31, 2017:
Residential first mortgages	$218,515	$1,936	$357	$159	$856	$221,823
Home equity and lines of credit	98,112	598	370	334	526	99,940
Commercial real estate	190,451	1,026	430	197	964	193,068
Commercial business	58,058	74	225	—	584	58,941
Consumer	9,162	273	81	—	73	9,589
Total loans	$574,298	$3,907	$1,463	$690	$3,003	$583,361

The following table presents the Corporation’s nonaccrual loans by aging category as of March 31, 2018 and December 31, 2017:
(Dollar amounts in thousands)	Not Past Due	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days + Past Due	Total
March 31, 2018:
Residential first mortgages	$361	$75	$—	$446	$882
Home equity and lines of credit	8	—	—	673	681
Commercial real estate	330	96	—	75	501
Commercial business	555	—	—	7	562
Consumer	—	—	—	45	45
Total loans	$1,254	$171	$—	$1,246	$2,671
December 31, 2017:
Residential first mortgages	366	—	75	415	856
Home equity and lines of credit	8	—	—	518	526
Commercial real estate	341	—	—	623	964
Commercial business	569	—	—	15	584
Consumer	—	—	—	73	73
Total loans	$1,284	$—	$75	$1,644	$3,003

Notes to Consolidated Financial Statements
(Unaudited)

5.   Goodwill and Intangible Assets
The following table summarizes the Corporation’s acquired goodwill and intangible assets as of March 31, 2018 and December 31, 2017:
(Dollar amounts in thousands)	March 31, 2018		December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Goodwill	$10,288	$—	$10,288	$—
Core deposit intangibles	4,426	4,013	4,426	3,945
Total	$14,714	$4,013	$14,714	$3,945

Goodwill resulted from four acquisitions. Goodwill represents the excess of the total purchase price paid for the acquisitions over the fair value of the identifiable assets acquired, net of the fair value of the liabilities assumed. Goodwill is not amortized but is evaluated for impairment on an annual basis or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Impairment exists when a reporting unit’s carrying value of goodwill exceeds its fair value. The Corporation has selected November 30 as the date to perform the annual impairment test. No goodwill impairment charges were recorded during 2017 or in the first three months of 2018.
The core deposit intangible asset, resulting from three acquisitions, is amortized using the double declining balance method over a weighted average estimated life of the related deposits and is not estimated to have a significant residual value. During the three month periods ending March 31, 2018 and 2017, the Corporation recorded intangible amortization expense totaling $69,000 and $60,000, respectively.
6.   Stock Compensation Plan
In April 2014, the Corporation adopted the 2014 Stock Incentive Plan (the 2014 Plan), which is shareholder approved and permits the grant of restricted stock awards and options to its directors, officers and employees for up to 176,866 shares of common stock. As of March 31, 2018, 52,533 shares of restricted stock and 88,433 stock options remain available for issuance under the plan.
Incentive stock options, non-incentive or compensatory stock options and share awards may be granted under the Plan. The exercise price of each option shall at least equal the market price of a share of common stock on the date of grant and have a contractual term of ten years. Options shall vest and become exercisable at the rate, to the extent and subject to such limitations as may be specified by the Corporation. Compensation cost related to share-based payment transactions must be recognized in the financial statements with measurement based upon the fair value of the equity instruments issued.
At March 31, 2018 there are no options available to be exercised under the Plan.
A summary of the status of the Corporation’s nonvested restricted stock awards as of March 31, 2018, and changes during the period then ended is presented below:
	Shares	Weighted- Average Grant-date Fair Value
Nonvested at January 1, 2018	33,400	$27.70
Granted	—	—
Vested	—	—
Forfeited	—	—
Nonvested as of March 31, 2018	33,400	$27.70

Notes to Consolidated Financial Statements
(Unaudited)

6.   Stock Compensation Plan – (continued)

For the three month periods ended March 31, 2018 and 2017, the Corporation recognized stock compensation expense of  $75,000 and $55,000, respectively. As of March 31, 2018, there was $590,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over the next three years. It is the Corporation’s policy to issue shares on the vesting date for restricted stock awards. Unvested restricted stock awards do not receive dividends declared by the Corporation.
7.   Fair Value
Management uses its best judgment in estimating the fair value of the Corporation’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Corporation could have realized in a sale transaction or exit price on the date indicated. The estimated fair value amounts have been measured as of their respective dates and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported.
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair value.
Level 1:   Quoted prices (unadjusted) for identical assets or liabilities in active markets that the Corporation has the ability to access at the measurement date.
Level 2:   Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Significant unobservable inputs that reflect the Corporation’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.
The Corporation used the following methods and significant assumptions to estimate the fair value of each type of financial instrument:
Securities (debt-available for sale, equities) — The fair value of all investment securities are based upon the assumptions market participants would use in pricing the security. If available, investment securities are determined by quoted market prices (Level 1). Level 1 includes U.S. Treasury, federal agency securities and certain equity securities. For investment securities where quoted market prices are not available, fair values are calculated based on market prices on similar securities (Level 2). Level 2 includes U.S. Government sponsored entities and agencies, mortgage-backed securities, collateralized mortgage obligations, state and political subdivision securities and certain corporate debt securities. For investment securities where quoted prices or market prices of similar securities are not available, fair values are calculated by using unobservable inputs (Level 3) and may include certain corporate debt and equity securities held by the Corporation. The Level 3 corporate debt securities consist of certain subordinated notes which are priced at par because management has determined that the par value approximates the fair value of these instruments. The Level 3 equity security valuations were supported by an analysis prepared by the Corporation which relies on inputs such as the security issuer’s publicly attainable financial information, multiples derived from prices in observed transactions involving comparable businesses and other market, financial and nonfinancial factors.

Notes to Consolidated Financial Statements
(Unaudited)

7.   Fair Value – (continued)

Impaired loans — At the time a loan is considered impaired, it is valued at the lower of cost or fair value. Impaired loans carried at fair value generally receive a specific allowance for loan losses. For collateral dependent loans, fair value is commonly based on real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly. As of March 31, 2018 and December 31, 2017, the Corporation did not have any impaired loans carried at fair value measured using the fair value of collateral. There was no additional provision for loan losses recorded for impaired loans during the three month periods ended March 31, 2018 and 2017.
Other real estate owned (OREO) — Assets acquired through or instead of foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate appraisals. Management’s ongoing review of appraisal information may result in additional discounts or adjustments to the valuation based upon more recent market sales activity or more current appraisal information derived from properties of similar type and/or locale. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. As of March 31, 2018 and December 31, 2017, the Corporation had no OREO measured at fair value. There was no expense recorded during the three month periods ended March 31, 2018 and 2017 associated with the write-down of OREO.
Appraisals for both collateral-dependent impaired loans and OREO are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed by the Corporation. Once received, management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics. On an annual basis, the Corporation compares the actual selling price of OREO that has been sold to the most recent appraisal to determine what additional adjustment should be made to the appraisal value to arrive at fair value. The most recent analysis performed indicated that a discount of 10% should be applied.

Notes to Consolidated Financial Statements
(Unaudited)

7.   Fair Value – (continued)

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy are as follows:
(Dollar amounts in thousands) Description	Total	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
March 31, 2018:
Securities available for sale
U.S. Treasury and federal agency	$4,427	$4,427	$—	$—
U.S. government sponsored entities and agencies	13,739	—	13,739	—
U.S. agency mortgage-backed securities: residential	23,466	—	23,466	—
U.S. agency collateralized mortgage obligations: residential	21,333	—	21,333	—
State and political subdivision	24,795	—	24,795	—
Corporate debt securities	8,456	—	4,956	3,500
	$96,216	$4,427	$88,289	$3,500
Equity securities	$659	$633	$—	$25
December 31, 2017:
Securities available for sale
U.S. Treasury and federal agency	4,472	4,472	—	—
U.S. government sponsored entities and agencies	13,926	—	13,926	—
U.S. agency mortgage-backed securities: residential	20,758	—	20,758	—
U.S. agency collateralized mortgage obligations: residential	21,924	—	21,924	—
State and political subdivisions	29,240	—	29,240	—
Corporate debt securities	9,030	—	1,032	7,998
	$99,350	$4,472	$86,880	$7,998
Equity securities	$1,817	$1,683	$—	$134

The Corporation’s policy is to transfer assets or liabilities from one level to another when the methodology to obtain the fair value changes such that there are more or fewer unobservable inputs as of the end of the reporting period. During the three month period ended March 31, 2018 the Corporation reclassified a restricted bank stock from the equity security portfolio to other assets and certain corporate securities from Level 3 to Level 2. For the same period in 2017, the Corporation had no transfers between levels. The following table presents changes in Level 3 assets measured on a recurring basis for the three month periods ended March 31, 2018 and 2017:
(Dollar amounts in thousands)	Three months ended March 31,
	2018	2017
Balance at the beginning of the period	$8,132	$136
Total gains or losses (realized/unrealized):
Included in earnings	1	—
Included in other comprehensive income	—	—
Acquired	—	—
Transfers in and/or out of Level 3	(4,608)	—
Balance at the end of the period	$3,525	$136

Notes to Consolidated Financial Statements
(Unaudited)

7.   Fair Value – (continued)

The Corporation had no assets measured at fair value on a non-recurring basis at March 31, 2018 and December 31, 2017.
The Corporation had an impaired residential mortgage loan totaling $69,000 and an impaired home equity loan totaling $7,000 at March 31, 2018 which were classified as TDRs and measured using a discounted cash flow methodology. At December 31, 2017 these loans were valued at $68,000 and $8,000, respectively.
The following table sets forth the carrying amount and estimated fair values of the Corporation’s financial instruments included in the consolidated balance sheet as of March 31, 2018 and December 31, 2017:
	Carrying Amount	Fair Value Measurements using:
(Dollar amounts in thousands) Description		Total	Level 1	Level 2	Level 3
March 31, 2018:
Financial Assets:
Cash and cash equivalents	$17,177	$17,177	$17,177	$—	$—
Securities – available for sale	96,216	96,216	4,427	88,290	3,500
Securities – equities	659	659	633	—	25
Loans held for sale	239	239	—	239	—
Loans, net	584,242	575,740	—	—	575,740
Federal bank stock	4,329	—	N/A	N/A	N/A
Accrued interest receivable	2,236	2,236	61	353	1,822
	$705,098	$692,267	$22,298	$88,882	$581,087
Financial Liabilities:
Deposits	666,735	669,069	495,530	173,539	—
Borrowed funds	20,300	19,984	—	19,984	—
Accrued interest payable	367	367	24	343	—
	$687,402	$689,420	$495,554	$193,866	$—
	Carrying Amount	Fair Value Measurements using:
		Total	Level 1	Level 2	Level 3
December 31, 2017:
Financial Assets:
Cash and cash equivalents	$14,374	$14,374	$14,374	$—	$—
Securities – available for sale	99,350	99,350	4,472	86,880	7,998
Securities – equities	1,817	1,817	1,683	—	134
Loans held for sale	504	504	—	504	—
Loans, net	577,234	577,616	—	—	577,616
Federal bank stock	4,662	—	N/A	N/A	N/A
Accrued interest receivable	2,217	2,217	59	338	1,820
	$700,158	$695,878	$20,588	$87,722	$587,568
Financial Liabilities:
Deposits	654,643	657,414	483,956	173,458	—
Borrowed funds	26,000	25,499	—	25,499	—
Accrued interest payable	413	413	23	390	—
	$681,056	$683,326	$483,979	$199,347	$—

Notes to Consolidated Financial Statements
(Unaudited)

8.   Regulatory Matters
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
In 2015, the Board of Governors of the Federal Reserve System amended its Small Bank Holding Company Policy Statement by increasing the policy’s consolidated assets threshold from $500 million to $1 billion. The primary benefit of being deemed a “small bank holding company” is the exemption from the requirement to maintain consolidated regulatory capital ratios; instead, regulatory capital ratios only apply at the subsidiary bank level.
The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (BASEL III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the BASEL III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2018 is 1.875% and was 1.25% for 2017 and 0.625% for 2016. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of March 31, 2018, the Bank meets all capital adequacy requirements to which they are subject.
Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At March 31, 2018, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.
The following table sets forth certain information concerning the Bank’s regulatory capital as of the dates presented. The capital adequacy ratios disclosed below are exclusive of the capital conservation buffer.
(Dollar amounts in thousands)	March 31, 2018		December 31, 2017
	Amount	Ratio	Amount	Ratio
Total capital to risk-weighted assets:
Actual	$64,463	12.96%	$64,221	12.96%
For capital adequacy purposes	39,797	8.00%	39,630	8.00%
To be well capitalized	49,746	10.00%	49,537	10.00%
Tier 1 capital to risk-weighted assets:
Actual	$58,528	11.77%	$58,088	11.73%
For capital adequacy purposes	29,848	6.00%	29,722	6.00%
To be well capitalized	39,797	8.00%	39,630	8.00%
Common Equity Tier 1 capital to risk-weighted assets:
Actual	$58,528	11.77%	$58,088	11.73%
For capital adequacy purposes	22,386	4.50%	22,292	4.50%
To be well capitalized	32,335	6.50%	32,199	6.50%
Tier 1 capital to average assets:
Actual	$58,528	7.92%	$58,088	7.71%
For capital adequacy purposes	29,571	4.00%	30,117	4.00%
To be well capitalized	36,964	5.00%	37,647	5.00%

Notes to Consolidated Financial Statements
(Unaudited)

9.   Accumulated Other Comprehensive Income (Loss)
The following tables summarize the changes within each classification of accumulated other comprehensive income (loss), net of tax, for the three months ended March 31, 2018 and 2017 and summarizes the significant amounts reclassified out of each component of accumulated other comprehensive income:
(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for-Sale Securities	Defined Benefit Pension Items	Totals
Accumulated Other Comprehensive Income (Loss) at January 1, 2018, as previously presented	$(679)	$(4,839)	$(5,518)
Cumulative effect of change in accounting principle for marketable equity securities, net of tax	$(187)	$—	$(187)
Accumulated Other Comprehensive Income (Loss) at January 1, 2018, as adjusted	$(866)	$(4,839)	$(5,705)
Other comprehensive income before reclassification	(1,038)	—	(1,038)
Amounts reclassified from accumulated other comprehensive income (loss)	23	—	23
Net current period other comprehensive income	(1,015)	—	(1,015)
Accumulated Other Comprehensive Income (Loss) at March 31, 2018	$(1,881)	$(4,839)	$(6,720)

(Dollar amounts in thousands) Details about Accumulated Other Comprehensive Loss Components	Amount Reclassified from Accumulated Other Comprehensive Income For the three months ended March 31, 2018	Affected Line Item in the Statement Where Net Income is Presented
Unrealized gains and losses on available-for-sale securities	$(29)	Net gain on sale of securities
	6	Provision for income taxes
Total reclassifications for the period	$(23)	Net of tax

(Dollar amounts in thousands)	Unrealized Gains and Losses on Available-for-Sale Securities	Defined Benefit Pension Items	Totals
Accumulated Other Comprehensive Income (Loss) at January 1, 2017	$(679)	$(3,812)	$(4,491)
Other comprehensive income before reclassification	258	—	258
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	—
Net current period other comprehensive income	258	—	258
Accumulated Other Comprehensive Income (Loss) at March 31, 2017	$(421)	$(3,812)	$(4,233)

There were no amounts reclassified out of accumulated other comprehensive income for the three months ended March 31, 2017.

Notes to Consolidated Financial Statements
(Unaudited)

10.   Revenue Recognition
On January 1, 2018, the Corporation adopted ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. Interest income, net securities gains (losses) and bank-owned life insurance are not included within the scope of Topic 606. For the revenue streams in the scope of Topic 606, service charges on deposits and electronic banking fees, there are no significant judgments related to the amount and timing of revenue recognition. All of the Corporation’s revenue from contracts with customers is recognized within noninterest income.
Service charges on deposits:   The Corporation earns fees from its deposit customers for transaction-based, account maintenance and overdraft services. Transaction-based fees, which include services such stop payment charges, statement rendering and other fees, are recognized at the time the transaction is executed as that is the point in time the Corporation fulfills the customer’s request. Account maintenance fees, which relate primarily to monthly maintenance, are earned over the course of a month, representing the period over which the Corporation satisfies the performance obligation. Overdraft fees are recognized at the point in time that the overdraft occurs. Service charges on deposits are withdrawn from the customer’s account balance.
Electronic banking fees:   The Corporation earns interchange and other ATM related fees from cardholder transactions conducted through the various payment networks. Interchange fees from cardholder transactions represent a percentage of the underlying transaction value and are recognized daily, concurrently with the transaction processing services provided to the cardholder. The gross amount of these fees are processed through noninterest income. Other fees, such a transaction surcharges and card replacement fees are withdrawn from the customer’s account balance at the time of service.
The following table presents the Corporation’s sources of noninterest income for the three months ended March 31, 2018 and 2017.
	For the three months ended March 31,
	2018	2017
Noninterest income
In-scope of Topic 606:
Service charges on deposits
Maintenance fees	$39	$39
Overdraft fees	329	298
Other fees	69	71
Electronic banking fees	315	270
Noninterest income (in-scope of Topic 606)	752	678
Noninterest income (out-of-scope of Topic 606)(1)	147	178
Total noninterest income	$899	$856

(1)
Noninterest income items that are out-of-scope include net realized gains (losses) on sales of securities, net gains (losses) on sales of loans, earnings on bank-owned life insurance and certain other noninterest income items.

Notes to Consolidated Financial Statements
(Unaudited)

11.   Recent Accounting Pronouncements
Newly Issued Not Yet Effective Accounting Standards
In February 2016, the FASB issued ASU 2016-02 “Leases”. This ASU requires lessees to record most leases on their balance sheet but recognize expenses in the income statement in a manner similar to current accounting treatment. This ASU changes the guidance on sale-leaseback transactions, initial direct costs and lease execution costs, and, for lessors, modifies the classification criteria and the accounting for sales-type and direct financing leases. ASU 2016-02 is effective for annual periods beginning after December 15, 2018, and interim periods therein. Entities are required to use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Corporation is currently analyzing data on leased assets. The adoption of this guidance is expected to increase both assets and liabilities, but is not expected to have a material impact on the consolidated statement of income.
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments”. ASU 2016-13 significantly changes the way impairment of financial instruments is recognized by requiring immediate recognition of estimated credit losses expected to occur over the remaining life of the financial instruments. The main provisions of the guidance include (1) replacing the “incurred loss” approach under current GAAP with an “expected loss” model for instruments measured at amortized cost, (2) requiring entities to record an allowance for available-for-sale debt securities rather than reduce the carrying amount of the investments, as is required by the other-than-temporary impairment model under current GAAP, and (3) a simplified accounting model for purchased credit-impaired debt securities and loans. The ASU is effective for interim and annual reporting periods beginning after December 15, 2019, although early adoption is permitted. Management is currently in the developmental stages of collecting available historical information in order to assess the expected credit losses and determine the impact of the adoption of ASU 2016-13 on the Corporation’s financial statements.
In January 2017, FASB ASU 2017-04, “Simplifying the Test for Goodwill Impairment”. This ASU simplifies the measurement of goodwill by eliminating Step 2 from the goodwill impairment test. Instead, under this amendment, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss should not exceed the total amount of goodwill allocated to that reporting unit. The amendments are effective for public business entities for the first interim and annual reporting periods beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Corporation has goodwill from prior business combinations and performs an annual impairment test or more frequently if changes or circumstances occur that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Corporation’s most recent annual impairment assessment determined that the Corporation’s goodwill was not impaired. Although the Corporation cannot anticipate future goodwill impairment assessments, based on the most recent assessment it is unlikely that an impairment amount would need to be calculated and, therefore, does not anticipate a material impact from these amendments to the Corporation’s financial position and results of operations. The current accounting policies and processes are not anticipated to change, except for the elimination of the Step 2 analysis.
In March 2017, the FASB issued ASU 2017-08, “Receivable — Nonrefundable Fees and Other Costs (Subtopic 310-20) Premium Amortization on Purchased Callable Debt Securities.” ASU 2017-08 amends guidance on the amortization period of premiums on certain purchased callable debt securities to shorten the amortization period of premiums on certain purchased callable debt securities to the earliest call date. The amendments are effective for public business entities for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, including adoption in an interim period. The Corporation is currently evaluating the potential impact of ASU 2016-02 on its financial statements and disclosures.

Notes to Consolidated Financial Statements
(Unaudited)

11.   Recent Accounting Pronouncements – (continued)

In August 2017, the FASB issued ASU 2017-12, “Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities.” The amendments in this Update are to better reflect the economic results of hedging in the financial statements along with simplification of certain hedge accounting requirements. Specifically, the entire change in the fair value of the hedging instrument is required to be presented in the same income statement line as and in the same period that the earnings effect of the hedged item is recognized. Therefore, hedge ineffectiveness will not be reported separately or in a different period. In addition, hedge effectiveness can be determined qualitatively in periods following inception. The amendments permit an entity to measure the change in fair value of the hedged item on the basis of the benchmark rate component. They also permit an entity to measure the hedged item in a partial-term fair value hedge of interest rate risk by assuming the hedged item has a term that reflects only the designated cash flows being hedged. For a closed portfolio of prepayable financial assets, an entity is permitted to designate the amount that is not expected to be affected by prepayments or defaults as the hedged item. For public business entities, the new guidance is effective for fiscal years beginning after December 15, 2018, and interim periods therein. Early adoption is permitted. The Corporation is currently evaluating the impact of adopting the new guidance on the consolidated financial statements, but it is not expected to have a material impact.
Adoption of New Accounting Policies
In March 2017, the FASB issued ASU 2017-07, “Compensation — Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.” The amendments in this update require that an employer disaggregate the service cost component from the other components of net benefit cost. The amendments also provide explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization. The amendments in this update improve the consistency, transparency, and usefulness of financial information to users that have communicated that the service cost component generally is analyzed differently from the other components of net benefit cost. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. The adoption of the new guidance did not have a material impact on the consolidated financial statements.
In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-9 “Revenue from Contracts with Customers”. ASU 2014-9 provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The guidance does not apply to revenue associated with financial instruments, including loans and securities. The Corporation has evaluated the nature of its contracts with customers and determined that further disaggregation of revenue from contracts with customers into more granular categories beyond what is presented in the Consolidated Statements of Income was not necessary. The Corporation generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. The Corporation has evaluated revenue streams within noninterest income to assess the applicability of this guidance and determined that service charges on deposits and electronic banking fees within the scope of this ASU. Because performance obligations are satisfied as services are rendered and the fees are fixed, there is little judgment involved in applying the guidance that significantly affects the determination of the amount and timing of revenue from contracts with customers. The adoption of this guidance on January 1, 2018 did not have a material impact on the Corporation’s financial statements.
In January 2016, the FASB issued ASU 2016-1 “Recognition and Measurement of Financial Assets and Financial Liabilities”. ASU 2016-1 revises the accounting for the classification and measurement of investments in equity securities and revises the presentation of certain fair value changes for financial liabilities measured at fair value. For equity securities, the guidance in ASU 2016-1 requires equity

Notes to Consolidated Financial Statements
(Unaudited)

11.   Recent Accounting Pronouncements – (continued)

investments to be measured at fair value with changes in fair value recognized in net income. For financial liabilities that are measured at fair value in accordance with the fair value option, the guidance requires presenting in other comprehensive income the change in fair value that relates to a change in instrument-specific credit risk. ASU 2016-1 also eliminates the disclosure assumptions used to estimate fair value for financial instruments measured at amortized cost and requires disclosure of an exit price notion in determining the fair value of financial instruments measured at amortized cost. ASU 2016-1 was effective for interim and annual periods beginning after December 15, 2017. The adoption of ASU 2016-1 did not have a significant impact on the Corporation’s financial statements.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the FASB Emerging Issues Task Force”. ASU 2016-15 clarifies the presentation of specific types of cash flow receipts and payments, including the payment of debt prepayment or debt extinguishment costs, contingent consideration cash payments paid subsequent to the acquisition date and proceeds from settlement of BOLI policies. This guidance was effective for fiscal years beginning after December 15, 2017. The adoption of ASU 2016-15 did not have an impact the Corporation’s financial statements and disclosures.

Annex A
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
EMCLAIRE FINANCIAL CORP
AND
COMMUNITY FIRST BANCORP, INC.

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 24, 2018, by and between Emclaire Financial Corp, a Pennsylvania corporation (“the “Company”), and Community First Bancorp, Inc, a Pennsylvania corporation (“CFB”).
WHEREAS, the Board of Directors of each of the Company and CFB (a) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective institutions, (b) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (c) has adopted a resolution approving this Agreement and declaring its advisability;
WHEREAS, in accordance with the terms of this Agreement, CFB will merge with and into the Company (the “Merger”), and immediately thereafter, Community First Bank, the bank subsidiary of CFB, will merge with and into The Farmers National Bank of Emlenton, a wholly owned subsidiary of the Company (“Farmers National”) (the “Bank Merger”), pursuant to the terms hereof and the Agreement of Merger substantially in the form attached hereto as Exhibit A (which shall be executed by each of Farmers National and Community First Bank subsequent to the execution of this Agreement);
WHEREAS, as a condition to the willingness of the Company to enter into this Agreement, each of the directors and executive officers of CFB has entered into a Voting Agreement, substantially in the form of Exhibit B hereto, dated as of the date hereof, with the Company (the “CFB Voting Agreements”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of CFB owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the CFB Voting Agreements;
WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
1.1. Certain Definitions.
As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).
“ACA” shall have the meaning set forth in Section 4.12.2.
“Acquisition Proposal” shall have the meaning set forth in Section 6.10.1.
“Acquisition Transaction” shall have the meaning set forth in Section 6.10.1.
“Adjusted Company Ratio” shall have the meaning set forth in Section 11.1.9.
“Adjusted Per Share Stock Consideration” shall have the meaning set forth in Section 11.1.9.
“Affidavit of Loss” shall have the meaning set forth in Section 3.2.7.
“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, together with any amendment hereto.
“Applications” shall mean the applications and/or notices for regulatory approval and/or non-objection that are required by the transactions contemplated hereby.
“Average Closing Price” shall have the meaning set forth in Section 11.1.9.
“Bank Merger” shall have the meaning set forth in the recitals of this Agreement.
“Bank Merger Agreement” shall mean the Agreement of Merger substantially in the form of Exhibit A hereto.
“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the OCC, the FRB, the FDIC and the Pennsylvania Department, which regulates the Company, CFB, or any of their respective subsidiaries, as the case may be.
“Banking Code” shall mean the Pennsylvania Banking Code of 1965, as amended.
“BHCA” shall have the meaning set forth in Section 4.1.1.
“Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings associations in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to be closed.
“Certificates” shall mean certificates evidencing shares of CFB Common Stock.
“CFB” shall mean Community First Bancorp, Inc., a Pennsylvania corporation, with its principal executive office located at 444 Main Street, Reynoldsville, Pennsylvania 15851.
“CFB 401(k) Plan” shall have the meaning set forth in Section 6.12.1.
“CFB Audit Committee” shall have the meaning set forth in Section 4.5.4.
“CFB Common Stock” shall mean the common stock, $0.50 par value per share, of CFB.
“CFB Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, supplemental retirement, split dollar, deferred compensation, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by CFB or any CFB Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of CFB or any CFB Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.
“CFB Disclosure Schedule” shall mean a written disclosure schedule delivered by CFB to the Company specifically referring to the appropriate section of this Agreement.
“CFB ERISA Affiliate” shall have the meaning set forth in Section 4.12.3.
“CFB Financial Statements” shall mean (a) the audited consolidated balance sheet of CFB and its Subsidiaries as of December 31, 2017 and 2016 and the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of CFB and the CFB Subsidiaries for each of the years ended December 31, 2017 and 2016, and (b) the unaudited interim consolidated financial statements of CFB and Subsidiaries as of the end of each calendar quarter following December 31, 2017 and for the periods then ended.
“CFB MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 4.1.1 (other than the first sentence thereof), 4.2.3, 4.2.4, 4.3.2 (beginning at clause (c)(ii) thereof), 4.4, 4.6, 4.8, 4.9, 4.10, 4.11.1 (other than the first sentence thereof), 4.11.2, 4.12, 4.13, 4.14, 4.15, 4.17, 4.19, 4.20, 4.21, 4.23 and 4.25.
“CFB Recommendation” shall have the meaning set forth in Section 8.1.
“CFB Regulatory Agreement” shall have the meaning set forth in Section 4.11.3.

“CFB Regulatory Reports” shall mean all reports and accompanying schedules of CFB and Community First Bank filed by CFB or Community First Bank with any Bank Regulator from December 31, 2015 through the Closing Date.
“CFB SERP” shall mean each of the supplemental executive retirement plan agreements between Community First Bank and its executive officers, as listed in CFB Disclosure Schedule 4.12.1.
“CFB Shareholders Meeting” shall have the meaning set forth in Section 8.1.
“CFB Subsequent Determination” shall have the meaning set forth in Section 6.10.5.
“CFB Subsidiary” shall mean a Subsidiary of CFB.
“CFB Voting Agreements” shall have the meaning set forth in the recitals to this Agreement;
“Claim” shall have the meaning set forth in Section 7.9.1.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
“Code” shall have the meaning assigned in the recitals of this Agreement.
“Commonwealth Advisors” shall have the meaning set forth in Section 4.13.
“Community First Bank” shall mean Community First Bank, a Pennsylvania chartered commercial bank which is a Subsidiary of CFB.
“Community First Preferred Stock” shall have the meaning set forth in Section 2.9.
“Community First Recommendation” shall have the meaning set forth in Section 8.1.
“Community First Shareholders Meeting” shall have the meaning set forth in Section 8.1.
“Company” shall mean Emclaire Financial Corp, a Pennsylvania corporation, with its principal executive office located at 612 Main Street, Emlenton, Pennsylvania 16373.
“Company Audit Committee” shall have the meaning set forth in Section 5.5.3.
“Company Common Stock” shall mean the common stock, par value $1.25 per share, of the Company.
“Company Compensation and Benefit Plans” shall mean all existing bonus, incentive, pension, retirement, supplemental retirement, split dollar, deferred compensation, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and employment and change in control agreements and all other benefit practices, policies and arrangements maintained by the Company or any Company Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of the Company or any Company Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits.
“Company Disclosure Schedule” shall mean a written disclosure schedule delivered by the Company to CFB specifically referring to the appropriate section of this Agreement.
“Company ERISA Affiliate” shall have the meaning set forth in Section 5.11.3.
“Company Financial Statements” shall mean the (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2017 and 2016 and the consolidated statements of net income, comprehensive income, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company and the Company Subsidiaries for each of the years ended December 31, 2017 and 2016, as set forth in the Company’s Annual Report for the year ended December 31, 2017, and (b) the unaudited interim consolidated financial statements of the Company and its Subsidiaries as of the end of each calendar quarter following December 31, 2017, and for the periods then ended, as filed by the Company in the Company’s Securities Documents.

“Company MAE Rep” shall mean each of the representations and warranties set forth in the following sections and subsections: 5.1.1 (other than the first sentence thereof), 5.1.2 (other than the first sentence thereof), 5.3.2 (beginning at clause (c)(ii) thereof), 5.4, 5.6, 5.8, 5.9, 5.10.1 (other than the first sentence thereof), 5.11, 5.12, 5.13, 5.14, 5.17, 5.18, 5.20, 5.21 and 5.22.
“Company Preferred Stock” shall have the meaning set forth in Section 2.9.
“Company Ratio” shall have the meaning set forth in Section 11.1.9.
“Company Regulatory Agreement” shall have the meaning set forth in Section 5.10.3.
“Company Securities Documents” shall mean all reports, prospectuses, proxy or information statements, registration statements and all other documents filed, or required to be filed, by the Company with the SEC pursuant to the Securities Laws.
“Company Stock Benefit Plans” shall mean the Company (i) 2014 Stock Incentive Plan and (ii) 2007 Stock Incentive Plan and Trust.
“Company Subsidiary” shall mean a Subsidiary of the Company.
“Continuing Employees” shall have the meaning set forth in Section 7.8.1.
“Determination Date” shall have the meaning set forth in Section 11.1.9.
“Dissenting Shareholder” shall have the meaning set forth in Section 3.2.9.
“Dissenting Shares” shall have the meaning set forth in Section 3.2.9.
“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.
“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ETL” means the Pennsylvania Entity Transactions Law.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Exchange Agent” shall mean American Stock Transfer & Trust Company, LLC, or such other bank or trust company or other agent designated by the Company and reasonably acceptable to CFB.
“Exchange Fund” shall have the meaning set forth in Section 3.2.1.
“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.
“Farmers National” shall mean The Farmers National Bank of Emlenton, a national bank and wholly owned subsidiary of the Company.
“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.
“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.
“Fractional Share Payment” shall have the meaning set forth in Section 3.1.6.
“FRB” shall mean the Board of Governors of the Federal Reserve System.
“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied with prior practice.
“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.
“HIPAA” shall have the meaning set forth in Section 4.12.2.
“Indemnified Parties” shall have the meaning set forth in Section 7.9.1.
“Index Price” shall have the meaning set forth in Section 11.1.9.
“Index Ratio” shall have the meaning set forth in Section 11.1.9.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter), shall mean those facts that are known or should have been known after due inquiry by the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other written notice received by that Person.
“Material Adverse Effect” shall mean, with respect to the Company or CFB, respectively, any effect that (a) is material and adverse to the financial condition, results of operations or business of the Company and the Company Subsidiaries taken as a whole, or CFB and the CFB Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of either the Company, on the one hand, or CFB, on the other hand, to perform its obligations under this Agreement on a timely basis or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of  (i) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities, (ii) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (iii) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (iv) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, (v) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) economic, financial market, or geographic conditions in general, including changes in economic or financial markets or changes in interest rates; (vii) any legal action asserted or other actions initiated by any holder of shares of CFB Common Stock or the holder of any shares of Company Common Stock arising out of or related to this Agreement; or (viii) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings projections (it being understood that the facts giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect); except, with respect to clauses (i), (ii), (v) and (vi), to the extent that the effects of such changes or conditions disproportionately affect CFB and its Subsidiaries taken as a whole or the Company and its Subsidiaries taken as a whole, as the case may be, as compared to similarly situated community banks and their holding companies located in the United States.
“Material Contracts” shall have the meaning set forth in Section 4.8.3.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.
“Maximum Amount” shall have the meaning set forth in Section 7.9.3.
“Merger” shall have the meaning set forth in the recitals of this Agreement.
“Merger Consideration” shall mean the Per Share Stock Consideration together with the Per Share Cash Consideration to be paid pursuant to the provisions of Article III hereof, subject to adjustment as provided herein.
“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of  (i) the Company Common Stock to be offered to holders of CFB Common Stock as the Per Share Stock Consideration in connection with the Merger and (ii) the Company Preferred Stock to be offered to holders of Community First Preferred Stock in the Bank Merger.
“Nasdaq” shall mean the NASDAQ Global Market of the NASDAQ Stock Market.
“NBA” shall mean the National Bank Act.
“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.
“OCC” shall mean the Office of the Comptroller of the Currency.
“Participation Facility” shall have the meaning set forth in Section 4.14.1.
“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.
“Pennsylvania Department” shall mean the Pennsylvania Department of Banking and Securities.
“Pension Plan” shall have the meaning set forth in Section 4.12.2.
“Per Share Stock Consideration” shall have the meaning set forth in Section 3.1.3.
“Per Share Cash Consideration” shall have the meaning set forth in Section 3.1.3.
“Per Share Merger Consideration” shall mean, collectively, the Per Share Cash Consideration together with the Per Share Stock Consideration.
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).
“Plan Termination Date” shall have the meaning set forth in Section 6.12.1.
“Policies, Practices and Procedures” shall have the meaning set forth in Section 4.23.2.
“Pre-Closing” shall have the meaning set forth in Section 10.1.
“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.
“Raymond James” shall have the meaning set forth in Section 5.14.
“Regulatory Approvals” shall mean the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger and the Bank Merger, and the related transactions contemplated by this Agreement and the Bank Merger Agreement.
“REO” shall mean real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures.
“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments (including rights to earned dividends or dividend equivalents thereon) which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.
“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Starting Date” shall have the meaning set forth in Section 11.1.9.
“Starting Price” shall have the meaning set forth in Section 11.1.9.
“Subsidiary” shall mean a corporation, limited liability company, partnership, trust, joint venture or other entity in which a Person owns, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.
“Superior Proposal” shall have the meaning set forth in Section 6.10.2.
“Surviving Corporation” shall have the meaning set forth in Section 2.1 hereof.
“Tax” shall mean any tax, including any fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of  (or similar to) taxes, payable to any federal, state, provincial, local or foreign Taxing Authority, including: (a) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real, personal or intangible property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, estimated, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, recording, transfer and gains taxes; (b) interest, penalties, additional taxes and additions to tax imposed; and (c) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.
“Tax Return” shall mean any return, declaration, report, claim for refund, estimates, elections, agreements, statements, declarations of estimated tax, information returns or other documents of any nature or kind, relating to, or required to be filed in connection with, any Taxes, including any schedule or attachment thereto and amendments thereof, and including any information returns or reports with respect to backup withholding and other payments to third parties.
“Taxing Authority” shall mean any Governmental Entity responsible for the imposition or collection of any Taxes, whether domestic or foreign.
“Termination Date” shall mean February 28, 2019.
“Termination Fee” shall have the meaning set forth in Section 11.2.2.
“Treasury Stock” shall have the meaning set forth in Section 3.1.2.
“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring” (ASC 310-40), or any successor thereto.
Other terms used herein are defined in the recitals and elsewhere in this Agreement.
ARTICLE II
THE MERGER
2.1. Merger.
Subject to the terms and conditions of this Agreement, at the Effective Time: (a) CFB shall merge with and into the Company under the laws of the Commonwealth of Pennsylvania, with the Company as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of CFB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of CFB shall be vested in and assumed by the Company. As part of the Merger, each share of CFB Common Stock (other than Dissenting Shares and shares canceled pursuant to Section 3.1.2) will be converted into the right to receive the Per Share Merger Consideration pursuant to the terms of Article III hereof.

2.2. Effective Time.
The closing (“Closing”) shall occur no later than the close of business on the twentieth calendar day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to by the parties.
The Merger shall be effected by the filing of a Statement of Merger with the Department of State of the Commonwealth of Pennsylvania on the day of the Closing (the “Closing Date”), in accordance with the ETL. The “Effective Time” shall mean the date and time upon which the Statement of Merger is filed with the Department of State of the Commonwealth of Pennsylvania, or as otherwise stated in the Statement of Merger, in accordance with the ETL.
2.3. Articles of Incorporation and Bylaws.
The articles of incorporation and bylaws of the Company in effect immediately prior to the Effective Time shall be the articles of incorporation and bylaws of the Surviving Corporation, until altered, amended or repealed in accordance with their terms and applicable law.
2.4. Directors and Officers of the Surviving Corporation.
As of the Effective Time, the total number of persons serving on the Board of Directors of the Company shall be increased to twelve (12). As of the Effective Time, the Board of Directors of the Surviving Corporation shall consist of the ten (10) members of the Board of Directors of the Company immediately prior to the Effective Time plus two (2) members who shall be added pursuant to Section 7.12, below. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
2.5. Effects of the Merger.
At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and the ETL.
2.6. Tax Consequences.
It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. The Company and CFB each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Section 9.1.5, which certificates shall be effective as of the date of such opinion.
2.7. Possible Alternative Structures.
Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time the Company shall be entitled to revise the structure of the Merger by merging CFB with a newly created wholly-owned Subsidiary of the Company; provided that (a) any such Subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (b) there are no adverse federal or state income tax or other adverse tax consequences to CFB shareholders and CFB as a result of the modification; (c) the consideration to be paid to the holders of CFB Common Stock under this Agreement is not thereby changed; and (d) such modification will not materially delay or jeopardize the receipt of Regulatory Approvals or other consents and approvals relating to the consummation of the Merger, otherwise materially delay or jeopardize the satisfaction of any condition to Closing set forth in Article IX or otherwise adversely affect CFB or the holders of CFB Common Stock. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure, subject to the above requirements.

2.8. Absence of Control.
Subject to any specific provisions of this Agreement, it is the intent of the parties hereto that neither the Company nor Farmers National by reason of this Agreement shall be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, CFB or Community First Bank or to exercise, directly or indirectly, a controlling influence over the management or policies of either CFB or Community First Bank.
2.9. Bank Merger.
The Company and CFB shall use their reasonable best efforts to cause the Bank Merger to occur as soon as practicable after the Effective Time. In addition, following the execution and delivery of this Agreement, the Company will cause Farmers National, and CFB will cause Community First Bank, to execute and deliver the Bank Merger Agreement. Pursuant to the terms of the Bank Merger Agreement and in accordance with the provisions of applicable law, upon consummation of the Bank Merger (i) the issued and outstanding shares of common stock, par value $100.00 per share, of Community First Bank shall be cancelled and (ii) the issued and outstanding shares of Community First Bank’s Series A Non-Cumulative Perpetual Preferred Stock and Series B Non-Cumulative Perpetual Preferred Stock (collectively, the “Community First Preferred Stock”) shall be exchanged for shares of Company Series C Non-Cumulative Perpetual Preferred Stock and Company Series D Non-Cumulative Perpetual Preferred Stock, respectively (collectively, the “Company Preferred Stock”) (the powers, preferences, rights, qualifications, limitations and restrictions of each of the two series of Company Preferred Stock shall be as set forth in the Statements in the form set forth in Company Disclosure schedule 2.9).
ARTICLE III
CONVERSION OF SHARES
3.1. Conversion of CFB Common Stock; Merger Consideration.
At the Effective Time, by virtue of the Merger and without any action on the part of the Company, CFB or the holders of any of the shares of CFB Common Stock, the Merger shall be effected in accordance with the following terms:
3.1.1. The Company Shares.   Each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
3.1.2. Canceled CFB Shares.   Any shares of CFB Common Stock held in the treasury of CFB (“Treasury Stock”) and any share of CFB Common Stock owned by the Company immediately prior to the Effective Time (other than shares held in trust, managed, custodial, fiduciary or nominee accounts and the like and that are beneficially owned by third parties and other than shares acquired for debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.
3.1.3. Except for Dissenting Shares and shares canceled pursuant to Section 3.1.2, each outstanding share of CFB Common Stock shall be converted into the right to receive (i) 1.2008 (the “Exchange Ratio”) shares of Company Common Stock, subject to adjustment as provided in Section 3.1.5 and Section 11.1.9 (the “Per Share Stock Consideration”), and (ii) a cash payment, without interest, equal to $6.95 (the “Per Share Cash Consideration”).
3.1.4. Rights of CFB Shares Post-Effective Time.   After the Effective Time, shares of CFB Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist and shall thereafter by operation of this section represent only the right to receive the Merger Consideration, other than Dissenting Shares, and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by CFB on such shares of CFB Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.

3.1.5. Stock Splits, Etc.   In the event the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided that no such adjustment shall be made with regard to Company Common Stock if the Company issues additional shares of Company Common Stock and receives fair market value consideration for such shares.
3.1.6. No Fractional Shares.   Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Company Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Company Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Company. In lieu of the issuance of any such fractional share, the Company shall pay to each former shareholder of CFB who otherwise would be entitled to receive such fractional share, an amount in cash (rounded to the nearest cent), determined by multiplying (a) the fraction of a share (after taking into account all shares of CFB Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Company Common Stock to which such holder would otherwise have been entitled to receive pursuant to Section 3.1, and (b) the average of the daily closing sales prices of a share of Company Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the fifth day prior to the Closing Date (the “Fractional Share Payment”). For purposes of determining any fractional share interest, all shares of CFB Common Stock owned by a CFB shareholder shall be combined so as to calculate the maximum number of whole shares of Company Common Stock issuable to such CFB shareholder.
3.2. Procedures for Exchange of CFB Common Stock.
3.2.1. Deposit of Merger Consideration.   At least two Business Days prior to the Effective Time, the Company shall deposit, or shall cause to be deposited, with the Exchange Agent (a) certificates representing the number of shares of Company Common Stock sufficient to deliver the aggregate Per Share Stock Consideration and (b) immediately available funds equal to the aggregate Per Share Cash Consideration plus the aggregate Fractional Share Payment (collectively, the “Exchange Fund”), and the Company shall instruct the Exchange Agent to timely pay the aggregate Merger Consideration (including cash in lieu of fractional shares) in accordance with this Agreement.
3.2.2. Exchange of Certificates.   The Company shall cause the Exchange Agent, as soon as practicable but in no event more than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificate or Certificates, a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration (including cash in lieu of fractional shares), if any, into which the CFB Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal shall be subject to the approval of CFB (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or an Affidavit of Loss to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation or an Affidavit of Loss to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration into which such holder of CFB Common Stock shall have become entitled pursuant to the provisions of this Article III and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.
3.2.3. Rights of Certificate Holders after the Effective Time.   The holder of a Certificate that prior to the Merger represented issued and outstanding CFB Common Stock shall have no rights, after the Effective Time, with respect to such CFB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Company Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock represented thereby, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Company Common Stock represented by such Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Company Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Company Common Stock issuable with respect to such Certificate.
3.2.4. Surrender by Persons Other than Record Holders.   In the event of a transfer of ownership of a Certificate representing CFB Common Stock that is not registered in the stock transfer records of CFB, the proper amount of cash and/or shares of Company Common Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such CFB Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the Certificate or establish to the satisfaction of the Company that the Tax has been paid or is not applicable.
3.2.5. Closing of Transfer Books.   From and after the Effective Time, there shall be no transfers on the stock transfer books of CFB of the shares of CFB Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of CFB Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration (including cash in lieu of fractional shares) to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 3.2.
3.2.6. Return of Exchange Fund.   Any portion of the Exchange Fund that remains unclaimed by the shareholders of CFB as of the nine month anniversary of the Effective Time may, to the extent permitted by applicable law, be returned to the Company. In such event, any former shareholders of CFB who have not theretofore complied with this Section 3.2 shall thereafter look only to the Company with respect to the Merger Consideration (including cash in lieu of any fractional shares) and any unpaid dividends and distributions on Company Common Stock deliverable in respect of each share of CFB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Company, CFB, the Exchange Agent or any other person shall be liable to any former holder of shares of CFB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
3.2.7. Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed (“Affidavit of Loss”) and, if reasonably required by the Company or the Exchange Agent, the posting by such person of a bond in such amount as the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration for each share of CFB Common Stock represented by such Certificate deliverable in respect thereof pursuant to this Agreement.
3.2.8. Withholding Rights.   The Company or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of CFB Common Stock such amounts as the Company (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by the Company or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the CFB Common Stock in respect of whom such deduction and withholding were made by the Company or the Exchange Agent.
3.2.9. Dissenters’ Rights.
(A) Each outstanding share of CFB Common Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn, waived or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. CFB shall give the Company prompt notice upon receipt by CFB of any such demands for payment of the fair value of such shares of CFB Common Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and the Company shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. CFB shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Company.
(B) If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn, waived or lost the right to dissent, each share of CFB Common Stock of such holder shall be entitled to receive the Merger Consideration.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF CFB
Subject to the disclosures set forth in the CFB Disclosure Schedules delivered by CFB to the Company prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article IV, or to one or more of CFB’s covenants contained in Article VI (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the CFB Disclosure Schedules as an exception to a CFB MAE Rep shall not be deemed an admission by CFB that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the CFB Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the CFB Disclosure Schedules or another Section of this Agreement), CFB represents and warrants to the Company as follows:
4.1. Organization.
4.1.1. CFB is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (“BHCA”). CFB has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CFB.

4.1.2. Community First Bank is a Pennsylvania chartered commercial bank duly organized and validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Community First Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CFB. The deposits of Community First Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Community First Bank when due. Community First Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.
4.1.3. CFB Disclosure Schedule 4.1.3 sets forth each CFB Subsidiary. Each CFB Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each CFB Subsidiary has the requisite corporate or other entity power and authority to carry on its business as now conducted. Each CFB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on CFB.
4.1.4. The respective minute books of CFB and each CFB Subsidiary accurately record all material corporate or other entity actions of their respective shareholders and boards of directors, or their other entity equivalents (including committees), in each case in accordance with the normal business practice of CFB and each CFB Subsidiary.
4.1.5. Prior to the date of this Agreement, CFB has made available to the Company true and correct copies of the articles of incorporation, charter and bylaws, or their other entity equivalents, of CFB and the CFB Subsidiaries, each as in effect as of the date hereof.
4.2. Capitalization.
4.2.1. The authorized capital stock of CFB consists of 2,000,000 shares of common stock, $0.50 par value per share, of which as of the date hereof, 367,132 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are 7,851 shares of CFB Common Stock held by CFB as Treasury Stock. Neither CFB nor any CFB Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of CFB Common Stock, or any other security of CFB or a CFB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of CFB Common Stock or any other security of CFB or any CFB Subsidiary, or pursuant to which CFB or any CFB Subsidiary is or could be required to register shares of CFB capital stock or other securities under the Securities Act.
4.2.2. Except for the CFB Subsidiaries, CFB does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of CFB Subsidiaries, equity interests held by CFB Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of CFB Subsidiaries, including stock in the FHLB. Except for an aggregate of 420,593 outstanding shares of Community First Preferred Stock, CFB, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each CFB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
4.2.3. Except as set forth on CFB Disclosure Schedule 4.2.3, to the Knowledge of CFB, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CFB Common Stock.
4.2.4. CFB Disclosure Schedule 4.2.4 sets forth CFB’s and all CFB Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any Person other than a CFB Subsidiary, where such ownership interest is equal to or greater than five percent (5%) of the total ownership interest of such Person.

4.3. Authority; No Violation.
4.3.1. CFB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by CFB’s shareholders, to consummate the Merger. The execution and delivery of this Agreement by CFB and the consummation by CFB of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of CFB, and no other corporate proceedings on the part of CFB, except for the approval of the CFB shareholders, is necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CFB, and subject to due and valid execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of CFB, enforceable against CFB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
4.3.2. Subject to receipt of Regulatory Approvals and CFB’s and the Company’s compliance with any conditions contained therein, and to the receipt of the requisite approval of the shareholders of CFB, (a) the execution and delivery of this Agreement by CFB, (b) the consummation of the Merger, and (c) compliance by CFB with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws, or other similar organizational or governing document of CFB or any CFB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CFB or any CFB Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CFB or any CFB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by CFB or any CFB Subsidiary.
4.3.3. The CFB Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CFB and its shareholders, that it will recommend that CFB’s shareholders vote in favor of the Merger, subject to Section 6.10.5 of this Agreement, on the terms and conditions set forth in this Agreement, and has directed that the Merger, on the terms and conditions set forth in this Agreement, be submitted to CFB’s shareholders for consideration at a duly held meeting of such shareholders and, except for the approval of this Agreement by the holders of at least 51% of the outstanding shares of CFB Common Stock at the CFB Shareholders Meeting, no other proceedings on the part of CFB are necessary to approve this Agreement or to consummate the transactions contemplated hereby.
4.4. Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of the Merger Registration Statement, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Company Common Stock pursuant to this Agreement, (d) the approval of this Agreement by the requisite vote of the shareholders of CFB and (e) the approval of the Bank Merger Agreement by the requisite vote of the shareholders of Community First Bank, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by CFB, and (y) the completion of the Merger and the other transactions contemplated by this Agreement, including but not limited to the Bank Merger. CFB has no Knowledge of any fact or circumstance pertaining to CFB that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.

4.5. Reports, Regulatory Matters, Financial Statements.
4.5.1. The CFB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements. CFB has previously made available to the Company the CFB Regulatory Reports.
4.5.2. CFB has previously made available to the Company the CFB Financial Statements. The CFB Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects, the consolidated financial position, results of operations and cash flows of CFB and the CFB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the period involved, except as indicated in the notes thereto, or in the case of unaudited statements for periods subsequent to December 31, 2017.
4.5.3. At the date of each balance sheet included in the CFB Financial Statements or the CFB Regulatory Reports, CFB did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CFB Financial Statements or CFB Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The CFB Financial Statements reflect only actual transactions and all other books and records, including the CFB Financial Statements, of CFB and the CFB Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
4.5.4. The records, systems, controls, data and information of CFB and the CFB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CFB or the CFB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 4.5.4. CFB (a) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, and (b) has disclosed, based on its most recent evaluation prior to the date hereof, to CFB’s outside auditors and the audit committee of CFB’s Board of Directors (the “CFB Audit Committee”) and as set forth in CFB Disclosure Schedule 4.5.4 (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CFB’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CFB’s internal control over financial reporting. These disclosures (if any) were made in writing to CFB’s auditors and the CFB Audit Committee and a copy has previously been made available to the Company.
4.5.5. Except as otherwise set forth in CFB Disclosure Schedule 4.5.5, since December 31, 2016, (a) neither CFB nor any of the CFB Subsidiaries nor any director or executive officer of CFB or any of the CFB Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CFB or any of the CFB Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that CFB or any of the CFB Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing CFB or any of the CFB Subsidiaries, whether or not employed by CFB or any of the CFB Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by CFB or any of its officers, directors, employees or agents to the Board of Directors of CFB or any committee thereof or to any director or executive officer of CFB.

4.6. Taxes.
4.6.1. CFB and Community First Bank are members of the same affiliated group within the meaning of Code Section 1504(a). CFB and each CFB Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to CFB and every CFB Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to CFB and every CFB Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects and prepared in substantial compliance with all applicable laws and regulations) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from CFB and any CFB Subsidiary by any Taxing Authority on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the CFB Financial Statements, or (c) have not yet been fully determined. Except as set forth in CFB Disclosure Schedule 4.6.1, neither CFB nor any CFB Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. Except as set forth in CFB Disclosure Schedule 4.6.1, as of the date of this Agreement, there is no audit examination, deficiency assessment, Tax investigation, administrative or judicial proceedings or refund litigation with respect to any Taxes of CFB or any CFB Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where CFB or any CFB Subsidiary does not file Tax Returns that CFB or any CFB Subsidiary is subject to Tax in that jurisdiction. CFB and the CFB Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. CFB and each CFB Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and CFB and each CFB Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Except as disclosed on CFB Disclosure Schedule 4.6.1, since 2000, no Tax Return filed by CFB or any CFB Subsidiary has been audited by any Taxing Authority. To the Knowledge of CFB, the applicable periods of assessment for Tax Returns filed by CFB or any CFB Subsidiary for taxable years through December 31, 2014 have expired.
4.6.2. The unpaid Taxes of CFB and the CFB Subsidiaries (a) do not exceed the reserve for Tax liability set forth on the balance sheet of the CFB Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of CFB in filing its Tax Returns. Since December 31, 2017, neither CFB nor any CFB Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.
4.6.3. None of CFB, any CFB Subsidiary or any director or executive officer (or employee responsible for Tax matters) of CFB or any CFB Subsidiary expects any Taxing Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Neither CFB nor any CFB Subsidiary has received from any federal, state, local, or non-U.S. taxing authority (including jurisdictions where CFB or any CFB Subsidiary have not filed Tax Returns) any (a) notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against CFB or any CFB Subsidiary. Except as set forth on CFB Disclosure Schedule 4.6.3, neither CFB nor any CFB Subsidiary is a party to or bound by any Tax allocation or sharing agreement. Neither CFB nor any CFB Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return and neither CFB nor any CFB Subsidiary has any liability for the Taxes of any Person (other than CFB or any CFB Subsidiary) under Section 1.1502-6 of the income tax regulations promulgated under the Code (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. There has not been an ownership change, as defined in Section 382(g) of the Code, of CFB or any CFB Subsidiary that occurred during or after any taxable period in which CFB or such CFB Subsidiary incurred an operating loss that carries over to any taxable period ending after the fiscal year of CFB or any CFB Subsidiary immediately preceding the date of this Agreement.
4.6.4. Except as set forth in CFB Disclosure Schedule 4.6.4, neither CFB nor any CFB Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither CFB nor any CFB Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. Neither CFB nor any CFB Subsidiary is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the income tax regulations promulgated under the Code. Neither CFB nor any CFB Subsidiary is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes. Neither CFB nor any CFB Subsidiary owns an interest in any (a) single member limited liability company or other entity that is treated as a disregarded entity, (b) controlled foreign corporation (as defined in Section 957 of the Code), (c) passive foreign investment company (as defined in Section 1297 of the Code) or (d) other entity the income of which is or could be required to be included in the income of the CFB or any CFB Subsidiary. Neither CFB nor any CFB Subsidiary is or ever has been a “personal holding Company” as defined in Section 542 of the Code.
4.6.5. Neither CFB nor any CFB Subsidiary has disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. None of the assets of CFB or any CFB Subsidiary is property which CFB or any CFB Subsidiary is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of CFB or any CFB Subsidiary directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither CFB nor any CFB Subsidiary presently hold assets for which an election under Section 108(b)(5) of the Code was made. None of the assets of CFB or any CFB Subsidiary is “tax-exempt use property” within the meaning of Section 168(h) of the Code. No excess loss account exists with respect to any CFB Subsidiary. CFB and each CFB Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and CFB has no Knowledge that the IRS has proposed such adjustment in accounting method. Except as set forth in CFB Disclosure Schedule 4.6.5, the acquisition of the CFB Common Stock and the other transactions contemplated by this Agreement will not be a factor causing any payments to be made by CFB and each CFB Subsidiary not to be deductible (in whole or in part) pursuant to Sections 280G, 404 or 162(m) of the Code (or any corresponding provisions of state, local, or non-U.S. Tax law). CFB Disclosure Schedule 4.6.5 sets forth the following information regarding those persons who have employment agreements or who are participants in a CFB SERP: (i) the amounts payable pursuant to the employment agreement upon completion of the Merger, (ii) the amount of any increase in benefits payable pursuant to a CFB SERP as a result of the completion of the Merger, (iii) a good faith estimate of the amount of any other payment or benefit to such officer which is treated as contingent on the Merger under Section 280G of the Code, and (iv) such person’s “base amount” as defined in Section 280G(b)(3)(A) of the Code, in each case assuming such person’s employment is terminated as of the Effective Time. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by CFB or a CFB Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to CFB and each CFB Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of CFB and each CFB Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
4.6.6. Each of CFB and the CFB Subsidiaries operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Section 1.368-1(d) of the income tax regulations promulgated under the Code.

4.6.7. No portion of the Merger Consideration (or any other amount payable pursuant to the transactions contemplated by this Agreement) is payable on account of or attributable to accrued but unpaid dividends on any class of stock of CFB.
4.6.8. Neither CFB nor any CFB Subsidiary has engaged (or will engage) in any transaction wherein the financial statement effects of the tax position related thereto are not recognized pursuant to Financial Accounting Standards Board Accounting Standards Codification 740 (FASB ASC 740) because, based on the technical merits, it is not more likely than not that the position will be sustained upon examination.
4.7. No Material Adverse Effect.
CFB has not suffered any Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on CFB.
4.8. Material Contracts; Leases; Defaults.
4.8.1. Except as set forth in CFB Disclosure Schedule 4.8.1, neither CFB nor any CFB Subsidiary is a party to or subject to: (a) any employment, consulting or severance contract, “change in control” or termination contract or arrangement with any past or present officer, director, employee or independent contractor of CFB or any CFB Subsidiary, including those which would provide such individual with employment or a contractual relationship for any specified period or with a payment upon the occurrence of an event (such as termination or change in control) except for “at will” arrangements; (b) any agreement containing provisions relating to non-competition, employee non-solicitation, customer or client non-solicitation or no-piracy, confidentiality or any other such restrictive covenants applicable to CFB or any past or present CFB director or employee; (c) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or independent contractors of CFB or any CFB Subsidiary; (d) any collective bargaining agreement with any labor union relating to employees of CFB or any CFB Subsidiary; (e) any agreement which by its terms limits the payment of dividends by CFB or any CFB Subsidiary; (f) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which CFB or any CFB Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to the Company or any Company Subsidiary; (g) any other agreement, written or oral, that obligates CFB or any CFB Subsidiary for the payment of more than $25,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), (h) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits the conduct of business by CFB or any CFB Subsidiary; (i) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, would reasonably be likely to render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code; (j) any agreement or arrangement that is limited by the provisions of 12 C.F.R. Part 359; (k) any lease for real property; (l) any contract or arrangement with any broker-dealer or investment adviser; (m) any investment advisory contract with any investment company registered under the Investment Company Act of 1940; (n) any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or (o) any other contract which is material to the business, operations or financial condition of CFB or a CFB Subsidiary.
4.8.2. Each real estate lease that requires the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in CFB Disclosure Schedule 4.8.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither CFB nor any CFB Subsidiary is in default in any respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default, except where default would not, individually or in the aggregate, have a Material Adverse Effect on CFB.
4.8.3. True and correct copies of the agreements, contracts, arrangements and instruments referred to in Section 4.8.1 and 4.8.2 (“Material Contracts”) have been made available to the Company on or before the date hereof, and are valid, binding and in full force and effect on the date hereof and neither CFB nor any CFB Subsidiary (nor, to the Knowledge of CFB, any other party to any such contract, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any Material Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of CFB or any of the CFB Subsidiaries under any Material Contract. Except as listed on CFB Disclosure Schedule 4.8.3, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.
4.8.4. Except as listed on CFB Disclosure Schedule 4.8.4, since December 31, 2017, through and including the date of this Agreement, neither CFB nor any CFB Subsidiary has (a) except for (i) normal increases for employees made in the ordinary course of business consistent with past practice, or (ii) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2017, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (b) granted any options to purchase shares of CFB Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee, (c) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (d) made any election for federal or state income tax purposes, (e) made any change in the credit policies or procedures of CFB or any of the CFB Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (f) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (g) entered into any lease of real or personal property requiring annual payments in excess of  $25,000, (h) except as required by GAAP or a Governmental Entity, changed any accounting methods, principles or practices of CFB or of the CFB Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (i) suffered any strike, work stoppage, slow-down, or other labor disturbance.
4.9. Ownership of Property; Insurance Coverage.
4.9.1. CFB and each CFB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by CFB or each CFB Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the CFB Regulatory Reports and in the CFB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a CFB Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the CFB Financial

Statements. CFB and the CFB Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by CFB and the CFB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither CFB nor any CFB Subsidiary is in default under any lease for any real or personal property to which CFB or any CFB Subsidiary is a party and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default. CFB is not a party to any agreement pursuant to which it has securitized any of its assets.
4.9.2. With respect to all agreements pursuant to which CFB or any CFB Subsidiary has purchased securities subject to an agreement to resell, if any, CFB or such CFB Subsidiary, as the case may be, has a valid, perfected, first priority lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
4.9.3. CFB and each CFB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither CFB nor any CFB Subsidiary has received notice from any insurance carrier during the past five years that (a) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (b) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as set forth on CFB Disclosure Schedule 4.9.3, there are presently no claims pending under such policies of insurance and no notices have been given by CFB or any CFB Subsidiary under such policies (other than with respect to health or disability insurance). CFB and all CFB Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years CFB and each CFB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. CFB Disclosure Schedule 4.9.3 identifies all policies of insurance maintained by CFB and each CFB Subsidiary.
4.9.4. All real property owned by CFB or a CFB Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of CFB, threatened condemnation proceedings against such real property. CFB and the applicable CFB Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970. Insurance is currently maintained on all property, including all owned real property, in amounts, scope and coverage reasonably necessary for its operations. Neither CFB nor any CFB Subsidiary has received any written notice of termination, nonrenewal or premium adjustment for such policies.
4.10. Legal Proceedings.
Except as set forth on CFB Disclosure Schedule 4.10, neither CFB nor any CFB Subsidiary is a party to any, and there are no pending or, to CFB’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against CFB or any CFB Subsidiary, (b) to which CFB or any CFB Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, (d) which could materially adversely affect the ability of CFB to perform under this Agreement, or (e) which would be reasonably likely to materially impair CFB’s or any CFB Subsidiary’s ability to operate its business as currently conducted or proposed to be conducted post-Merger.
4.11. Compliance With Applicable Law.
4.11.1. Each of CFB and each CFB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Banking Code, the

FDIA, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither CFB nor any CFB Subsidiary has received any written notice to the contrary.
4.11.2. Each of CFB and each CFB Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of CFB, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.
4.11.3. Except as set forth on CFB Disclosure Schedule 4.11.3, since January 1, 2015, neither CFB nor any CFB Subsidiary has received any written notification or other communication from any Bank Regulator (a) asserting that CFB or any CFB Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring, or threatening to require, CFB or any CFB Subsidiary, or indicating that CFB or any CFB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of CFB or any CFB Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of CFB or any CFB Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “CFB Regulatory Agreement”). Except as disclosed on CFB Disclosure Schedule 4.11.3, neither CFB nor any CFB Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to CFB as to compliance with the CRA is “satisfactory” or better. To the Knowledge of CFB, there are no unresolved violations, criticisms, or exceptions by any Regulatory Authority with respect to any CFB Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon CFB or any CFB Subsidiary or the assets of CFB or any CFB Subsidiary.
4.11.4. CFB Disclosure Schedule 4.11.4 sets forth, as of March 31, 2018, a schedule of all executive officers and directors of CFB and Community First Bank who have outstanding loans from CFB or Community First Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.
4.11.5. To CFB’s Knowledge, none of CFB’s or any CFB Subsidiary’s officers, directors, managers, members, employees, or partners has at any time made or received any bribe, kickback or other illegal payment or engaged in any other illegal or improper conduct that has led to any fine, penalty, sanction or liability. CFB has no Knowledge of any actual, possible or proposed disciplinary action by any Governmental Entity against any of CFB’s or any CFB Subsidiary’s officers, directors, managers, members, partners or employees.
4.12. Employee Benefit Plans.
4.12.1. CFB Disclosure Schedule 4.12.1 includes a list of all CFB Compensation and Benefit Plans. Neither CFB nor any CFB Subsidiary has any commitment to create any additional CFB Compensation and Benefit Plan or to modify, change or renew any existing CFB Compensation and Benefit Plan, except as required to maintain the qualified status thereof. CFB has made available to the Company true and correct copies of the agreements or other documents establishing and evidencing the CFB Compensation and Benefit Plans.

4.12.2. Each CFB Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act of 1967, COBRA, the Health Insurance Portability and Accountability Act (“HIPAA”), the Affordable Care Act (“ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each CFB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which CFB is entitled to rely, and CFB is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of CFB, threatened action, suit or claim relating to any of the CFB Compensation and Benefit Plans (other than routine claims for benefits). Neither CFB nor any CFB Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any CFB Compensation and Benefit Plan that would reasonably be expected to subject CFB or any CFB Subsidiary to an unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.
4.12.3. Neither CFB nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “CFB ERISA Affiliate”) since the effective date of ERISA maintains or ever maintained or participated in a plan subject to Title IV of ERISA, or contributes to, contributed to, is obligated to contribute to or was ever obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither CFB, nor any CFB ERISA Affiliate, nor any CFB Compensation and Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which CFB, any CFB ERISA Affiliate, and any CFB Compensation and Benefit Plan, or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.
4.12.4. Except as set forth on CFB Disclosure Schedule 4.12.4, all contributions required to be made under the terms of any CFB Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are or will be accrued on CFB’s consolidated financial statements to the extent required by GAAP. CFB and each CFB Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable CFB Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
4.12.5. Neither CFB nor any CFB Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, except as set forth in CFB Disclosure Schedule 4.12.5, under any CFB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in CFB Disclosure Schedule 4.12.5, there has been no communication to employees by CFB or any CFB Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
4.12.6. CFB and its Subsidiaries do not maintain any CFB Compensation and Benefit Plans covering employees who are not United States residents.
4.12.7. With respect to each CFB Compensation and Benefit Plan, if applicable, CFB has provided or made available to the Company copies of the: (a) trust instruments and insurance contracts; (b) three most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) three most recent financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

4.12.8. Except as provided in CFB Disclosure Schedule 4.12.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (a) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (b) result in any increase in benefits payable under any CFB Compensation and Benefit Plan, or (c) entitle any current or former employee, director or independent contractor of CFB or any CFB Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).
4.12.9. Neither CFB nor any CFB Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.
4.12.10. Except as disclosed in CFB Disclosure Schedule 4.12.10, all deferred compensation plans, programs or arrangements are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
4.12.11. Except as set forth in CFB Disclosure Schedule 4.12.11, (i) the benefits payable under each CFB Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan are accrued each period only for current or prior service rendered to CFB or any CFB Subsidiary, and (ii) CFB has previously recognized compensation expense and accrued a liability for the benefit payments under each CFB Compensation and Benefit Plan which is either a nonqualified deferred compensation plan or a supplemental retirement plan according to GAAP.
4.13. Brokers, Finders and Financial Advisors.
Neither CFB nor any CFB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Commonwealth Advisors, Inc. (“Commonwealth Advisors”) by CFB and the fee payable pursuant thereto. CFB has provided or made available to the Company a true and correct copy of the engagement agreement with Commonwealth Advisors, setting forth the fee payable to Commonwealth Advisors for its services rendered to CFB in connection with the Merger and transactions contemplated by this Agreement.
4.14. Environmental Matters.
4.14.1. Except as may be set forth in CFB Disclosure Schedule 4.14, with respect to CFB and each CFB Subsidiary:
(A) To CFB’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it during the period of such ownership or operation by CFB or any CFB Subsidiary, or to CFB’s Knowledge at any other time, (including Participation Facilities, as hereinafter defined) including, without limitation, in a fiduciary or agency capacity, or, to CFB’s Knowledge, any property on which it holds a lien, results or resulted in a violation of or gives rise to any potential liability under, any Environmental Laws that is reasonably likely to impose a liability (including a remediation obligation) upon CFB or any CFB Subsidiary. To the Knowledge of CFB, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any liability to CFB or any CFB Subsidiary by reason of any Environmental Laws. Neither CFB nor any CFB Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that CFB or any CFB Subsidiary or the operation or condition of any property ever owned, operated (including Participation Facilities), or held as collateral or in a fiduciary capacity by any of them, is currently in violation of or otherwise is alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon CFB or any CFB Subsidiary;
(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to CFB’s Knowledge, threatened, before any court, governmental agency or other forum against CFB or any CFB Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by CFB or any CFB Subsidiary;
(C) To CFB’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by CFB or any of the CFB Subsidiaries, and to CFB’s Knowledge no underground storage tanks have been closed or removed from any properties owned or operated by CFB or any of the CFB Subsidiaries or any Participation Facility except in compliance with Environmental Laws; and
(D) “Participation Facility” shall mean any facility in which CFB or any of the CFB Subsidiaries participates in the management, whether as a fiduciary, lender in control of the facility, owner or operator.
4.15. Loan Portfolio.
4.15.1. The allowance for loan losses reflected in CFB’s audited consolidated balance sheet at December 31, 2017 was, and the allowance for loan losses shown on the balance sheets in CFB’s Financial Statements for periods ending after December 31, 2017 will be, adequate, as of the dates thereof, under GAAP.
4.15.2. CFB Disclosure Schedule 4.15.2 sets forth a listing, as of March 31, 2018, by name and account, of: (a) all loans (including loan participations) of CFB or any CFB Subsidiary that have had their respective terms to maturity accelerated during the past twelve months; (b) all loan commitments or lines of credit of CFB or any CFB Subsidiary which have been terminated by CFB or any CFB Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (c) each borrower, customer or other party which has notified CFB or any CFB Subsidiary during the past twelve months of, or has asserted against CFB or any CFB Subsidiary, in each case in writing, any “lender liability” or similar claim, and each borrower, customer or other party which has given CFB or any CFB Subsidiary any oral notification of, or orally asserted to or against CFB or any CFB Subsidiary, any such claim; (d) all loans, (i) that are contractually past due 60 days or more in the payment of principal and/or interest, (ii) that are on non-accrual status, (iii) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (iv) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (v) that qualify as Troubled Debt Restructurings, (vi) where a specific reserve allocation exists in connection therewith, and (e) all assets classified by CFB or any CFB Subsidiary as REO, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.
4.15.3. All loans receivable (including discounts) and accrued interest entered on the books of CFB and the CFB Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of CFB’s or the appropriate CFB Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To

CFB’s Knowledge, the loans, discounts and the accrued interest reflected on the books of CFB and the CFB Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are being transferred with good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.
4.16. Related Party Transactions.
Except as set forth in CFB Disclosure Schedule 4.16, neither CFB nor any CFB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CFB or any CFB Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of CFB or any CFB Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither CFB nor any CFB Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CFB is inappropriate.
4.17. Deposits.
Except as set forth in CFB Disclosure Schedule 4.17, as of the date of this Agreement, none of the deposits of CFB or any CFB Subsidiary is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).
4.18. Required Vote.
The affirmative vote by the holders of at least 51% of the outstanding shares of CFB Common Stock is required to approve this Agreement and the Merger under CFB’s articles of incorporation and applicable law.
4.19. Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for CFB’s own account, or for the account of one or more of CFB’s Subsidiaries or their customers (all of which are set forth in CFB Disclosure Schedule 4.19), were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of CFB or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither CFB nor any CFB Subsidiary, nor to the Knowledge of CFB any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.
4.20. Intellectual Property.
CFB and each CFB Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for CFB and each CFB Subsidiary to conduct their respective businesses as currently conducted. Neither CFB nor any CFB Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by CFB or any CFB Subsidiary in their respective businesses as currently conducted. CFB and each CFB Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither CFB nor any CFB Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of CFB or any CFB Subsidiary. CFB and each CFB Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or the Company and its Affiliates.
4.21. Labor Matters.
There are no labor or collective bargaining agreements to which CFB or any CFB Subsidiary is a party. To CFB’s Knowledge, there is no union organizing effort pending or to the Knowledge of CFB, threatened against CFB or any CFB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of CFB, threatened against CFB or any CFB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of CFB, threatened against CFB or any CFB Subsidiary (other than routine employee grievances that are not related to union employees). CFB and each CFB Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. CFB and each CFB Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of CFB, threatened claims or suits against CFB or any CFB Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither CFB nor any CFB Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
4.22. CFB Information Supplied.
4.22.1. The information relating to CFB and any CFB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
4.22.2. The information supplied by CFB and any CFB Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
4.23. Investment Securities and Commodities
4.23.1. CFB and all CFB Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CFB or CFB Subsidiaries. Such securities and commodities are valued on the books of CFB in accordance with GAAP.
4.23.2. CFB and all CFB Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures (the “Policies, Practices and Procedures”) that CFB believes are prudent and reasonable in the context of such businesses. CFB has previously made available to the Company in writing its material Policies, Practices and Procedures.
4.24. Fairness Opinion.
The board of directors of CFB has received an opinion from Commonwealth Advisors to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the holders of CFB Common Stock pursuant to this Agreement, is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.25. No Other Representations or Warranties.
4.25.1. Except for the representations and warranties made by CFB in this Article IV and for the disclosures contained in the CFB Disclosure Schedules, neither CFB nor any other person makes any express or implied representation or warranty with respect to CFB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CFB hereby disclaims any such other representations or warranties.
4.25.2. CFB acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article V and in the Company Disclosure Schedules.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the Company Disclosure Schedules delivered by the Company to CFB prior to the execution of this Agreement (which schedule sets forth, among other things, facts, circumstances and events the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the representations and warranties contained in this Article V, or to one or more of the Company’s covenants contained in Article VII (and making specific reference to the Section of this Agreement to which they relate); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Company Disclosure Schedules as an exception to a Company MAE Rep shall not be deemed an admission by the Company that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect and (iii) disclosure in any paragraph of the Company Disclosure Schedules shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure that it is relevant to another paragraph of the Company Disclosure Schedules or another Section of this Agreement), the Company represents and warrants to CFB as follows:
5.1. Organization.
5.1.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company has the requisite corporate power and authority to carry on its business as now conducted. The Company is duly licensed or qualified to do business in the states of the United States where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
5.1.2. Farmers National is a national bank duly organized and validly existing and in good standing under the laws of the United States. Farmers National and each other Company Subsidiary has the requisite corporate power and authority to carry on its business as now conducted. Farmers

National and each other Company Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect. The deposits of Farmers National are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Farmers National is a member in good standing of the FHLB and owns the requisite amount of stock therein.
5.2. Capitalization.
5.2.1. The authorized capital stock of the Company consists of 12,000,000 shares of common stock, $1.25 par value per share, of which as of the date hereof, 2,271,139 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 3,000,000 shares of preferred stock, $1.00 par value per share, of which zero shares are outstanding. As of the date hereof, there are 102,017 shares of Company Common Stock held by the Company as treasury stock. Except as set forth in Company Disclosure Schedule 5.2.1, neither the Company nor any Company Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Company Common Stock, or any other security of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or any Company Subsidiary, or pursuant to which the Company or any Company Subsidiary is or could be required to register shares of Company capital stock or other securities under the Securities Act, other than shares issuable under the Company Stock Benefit Plans.
5.2.2. The Company owns all of the capital stock of Farmers National free and clear of any liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the Company Subsidiaries, the Company does not possess, directly or indirectly, any equity interest in any corporate entity, except for equity interests held in the investment portfolios of the Company or Company Subsidiaries, equity interests held by Company Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Company Subsidiaries, including stock in the FHLB. Except as set forth in the Company’s Securities Documents, neither the Company or Farmers National, directly or indirectly, owns all of the outstanding shares of capital stock of or all equity interests in each Company Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.
5.3. Authority; No Violation.
5.3.1. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and subject to due and valid execution and delivery of this Agreement by CFB, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
5.3.2. Subject to receipt of Regulatory Approvals and CFB’s and the Company’s compliance with any conditions contained therein, (a) the execution and delivery of this Agreement by the Company, (b) the consummation of the Merger, and (c) compliance by the Company with any of the terms or provisions hereof does not and will not (i) conflict with or result in a breach of any provision of the articles of incorporation, certificate of formation, limited liability company agreement, bylaws or other similar organizational or governing document of the Company or any Company Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective properties or assets; (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected; or (iv) contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any governmental authorization that is held by the Company or any Company Subsidiary.
5.3.3. The Company Board of Directors has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of the Company and its shareholders and no other proceedings on the part of the Company are necessary to approve the issuance of shares of Company Common Stock or to consummate the transactions contemplated hereby.
5.4. Consents.
Except for (a) filings with Bank Regulators, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing with the SEC of  (i) the Merger Registration Statement, and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (c) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Company Common Stock pursuant to this Agreement, (d) the approval of this Agreement by the requisite vote of the shareholders of CFB, and (e) the approval of the Bank Merger Agreement by the requisite vote of the shareholders of Community First Bank, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (i) the execution and delivery of this Agreement by the Company, and (ii) the completion of the Merger by the Company and the other transactions contemplated by this Agreement, including but not limited to the Bank Merger. The Company has no knowledge of any fact or circumstance pertaining to the Company that would cause it to reasonably believe that any Regulatory Approvals or other required consents or approvals will not be received.
5.5. Financial Statements.
5.5.1. The Company has previously made available to CFB the Company Financial Statements. The Company Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in conformity with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.
5.5.2. At the date of each balance sheet included in the Company Financial Statements, the Company did not have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Company Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes. The Company Financial Statements reflect only actual transactions and all other books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions.
5.5.3. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.5.3. The Company (a) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (b) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (c) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (the “Company Audit Committee”) (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. These disclosures (if any) were made in writing to the Company’s auditors and the Company Audit Committee and a copy has previously been made available to CFB. As of the date hereof, to the Knowledge of the Company’s chief executive officer and chief financial officer, each of them will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.
5.5.4. The allowance for loan losses reflected in the Company’s audited consolidated balance sheet at December 31, 2017 was, and the allowance for loan losses shown on the balance sheets in the Company’s Securities Documents for periods ending after December 31, 2017 will be, adequate, as of the dates thereof, under GAAP.
5.5.5. Since December 31, 2017, (a) neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in illegal accounting or auditing practices, and (b) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of Securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
5.6. Taxes.
5.6.1. The Company and the Company Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). The Company and each Company Subsidiary has timely and duly filed all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the date hereof and will timely and duly file all Tax Returns required to be filed by or with respect to the Company and each Company Subsidiary, either separately or as a member of a group of corporations, on or prior to the Closing Date, taking into account any extensions (all such Tax Returns being accurate and correct in all material respects) and has duly paid or made provisions that are adequate for the payment of all Taxes which have been incurred by or are due or claimed to be due from the Company and any Company Subsidiary by any Taxing Authority or pursuant to any written Tax sharing agreement on or prior to the date hereof other than Taxes or other charges which (a) are not delinquent, (b) are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Company Financial Statements, or (c) have not yet been fully determined. As of the date of this Agreement, the Company has received no written notice of, and except as disclosed in Company Disclosure Schedule 5.6.1 there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of the Company or any Company Subsidiary, and no written claim has been made by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to Tax in that jurisdiction. The Company and the Company Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect. The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the Company and each Company Subsidiary has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. The United States federal and state income Tax Returns the Company and each Company Subsidiary subject to such Taxes have been audited by the IRS or relevant state Tax Authorities or are closed by the applicable general statute of limitations for all taxable years through December 31, 2013.
5.6.2. The unpaid Taxes of the Company and the Company Subsidiaries (a) do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the balance sheet of the Company Financial Statements and (b) will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practice of the Company in filing its Tax Returns. Since December 31, 2017, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP.
5.6.3. The Company and each Company Subsidiary has not disposed of property in a transaction presently being accounted for under the installment method under Section 453 of the Code. No excess loss account exists with respect to any Company Subsidiary. The Company and each Company Subsidiary is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting and the Company has no Knowledge that the IRS has proposed such adjustment in accounting method. There are no rulings, requests for rulings, or closing agreements with any Taxing Authority specifically requested or entered into by the Company or a Company Subsidiary, which could affect their respective Taxes for any period after the Closing. All transactions that could give rise to an understatement of federal income Tax (within the meaning of Sections 6662 and 6662A of the Code) with respect to the Company and each Company Subsidiary were adequately disclosed on Tax Returns to the extent required under the Code. There are no liens for Taxes upon any property or assets of the Company and each Company Subsidiary except for liens for current Taxes, assessments, and other governmental charges not yet due, or which may thereafter be paid without penalty.
5.7. No Material Adverse Effect.
The Company has not suffered any Material Adverse Effect since December 31, 2017 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.
5.8. Ownership of Property; Insurance Coverage.
5.8.1. The Company and each Company Subsidiary has good and, as to real property, marketable title to all assets and properties owned by the Company or each Company Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Company Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (a) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Company Subsidiary acting in a fiduciary capacity, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) non-monetary liens affecting real property which do not adversely affect the value or use of such real property, and (d) those described and reflected in the Company Financial Statements. The Company and the Company Subsidiaries, as lessee, have the right under valid and enforceable leases of real and personal properties used by the Company and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither the Company nor any Company Subsidiary is in default under any lease for any real or personal property to which either the Company or any Company Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such a default.
5.8.2. The Company and each Company Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. The Company and all Company Subsidiaries maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable laws or regulations. All such insurance is valid and enforceable and in full force and effect, and within the last three years the Company and each Company Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies.
5.8.3. All real property owned by the Company or a Company Subsidiary is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on such real property are in good operating condition and in a state of good working order, ordinary wear and tear and casualty excepted. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against such real property. The Company and the applicable Company Subsidiaries are in material compliance with all applicable health and safety related requirements for the owned real property, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.
5.9. Legal Proceedings.
Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (a) against the Company or any Company Subsidiary that could reasonably be expected to have a Material Adverse Effect, (b) to which the Company or any Company Subsidiary’s assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) which could adversely affect the ability of the Company to perform under this Agreement.
5.10. Compliance With Applicable Law.
5.10.1. Each of the Company and each Company Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Federal Reserve Act, the NBA, the Federal Deposit Insurance Act, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, the Bank Secrecy Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither the Company nor any Company Subsidiary has received any written notice to the contrary. The Board of Directors of Farmers National has adopted and Farmers National has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.
5.10.2. Each of the Company and each Company Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is, to the Knowledge of the Company, threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.10.3. Since January 1, 2015, neither the Company nor any Company Subsidiary has received any written notification or any other communication from any Bank Regulator (a) asserting that the Company or any Company Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (b) threatening to revoke any license, franchise, permit or governmental authorization; (c) requiring or threatening to require the Company or any Company Subsidiary, or indicating that the Company or any Company Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends; or (d) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or any Company Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Company Regulatory Agreement”). Neither the Company nor any Company Subsidiary is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Bank Regulator or any federal or state governmental agency or authority charged with the supervision or regulation of issuers of securities or the supervision or regulation of it. The most recent regulatory rating given to Farmers National as to compliance with the CRA is satisfactory or better. There are no unresolved violations, criticisms or exceptions by any Regulatory Authority with respect to any Company Regulatory Agreement. There is no injunction, order, judgment or decree imposed upon the Company or any Company Subsidiary or the assets of the Company or any Company Subsidiary.
5.10.4. Since the enactment of the Sarbanes-Oxley Act, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.
5.11. Employee Benefit Plans.
5.11.1. Neither the Company nor any Company Subsidiary has any commitment to create any additional Company Compensation and Benefit Plan or to modify, change or renew any existing Company Compensation and Benefit Plan, except as required to maintain the qualified status thereof. The Company has made available to CFB, in its Securities Documents or otherwise, true and correct copies of the agreements or other documents establishing and evidencing the Company Compensation and Benefit Plans.
5.11.2. Each Company Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, the ACA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA, ACA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Company Compensation and Benefit Plan which is a Pension Plan and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, or is in the form of a prototype or volume submitter plan that is the subject of a favorable opinion letter from the IRS on which the Company is entitled to rely, and the Company is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter or opinion letter. There is no pending or, to the Knowledge of the Company, threatened action, suit or claim relating to any of the Company Compensation and Benefit Plans (other than routine claims for benefits). Neither the Company nor any Company Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Company Compensation and Benefit Plan that would reasonably be expected to subject the Company or any Company Subsidiary to a material unpaid tax or penalty imposed by either Sections 4975, 4980B or 5000 of the Code or Section 502 of ERISA.
5.11.3. Neither the Company nor any entity with which it is or was ever considered one employer under Section 4001(b)(1) of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”)

maintains a plan subject to Title IV of ERISA, or contributes to or is obligated to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither the Company, nor any Company ERISA Affiliate, nor any Company Compensation and Benefit Plan, including any Company Pension Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company ERISA Affiliate, and any Company Compensation and Benefit Plan, including any Company Pension Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.
5.11.4. All contributions required to be accrued under the terms of any Company Compensation and Benefit Plan have been timely accrued, and all anticipated contributions and funding obligations are accrued on the Company’s consolidated financial statements to the extent required by GAAP. The Company and each Company Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Company Compensation and Benefit Plan for financial reporting purposes as required by GAAP.
5.11.5. Except as set forth in Company Disclosure Schedule 5.11.5, neither the Company nor any Company Subsidiary has any obligations to provide retiree health, life insurance, death benefits, or disability insurance, under any Company Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. There has been no communication to employees by the Company or any Company Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.
5.11.6. The Company and its Subsidiaries do not maintain any Company Compensation and Benefit Plans covering employees who are not United States residents.
5.11.7. With respect to each Company Compensation and Benefit Plan, if applicable, the Company has provided or made available to CFB copies of the: (a) trust instruments and insurance contracts; (b) most recent Forms 5500 filed with the IRS, including all schedules and attachments thereto; (c) most recent actuarial reports and financial statements; (d) most recent summary plan description; (e) most recent determination letter issued by the IRS; (f) any Form 5310 or Form 5330 filed with the IRS within the last year; and (g) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests.
5.11.8. All deferred compensation plans, programs or arrangements of the Company and any Company Subsidiary are in compliance, both in form and operation, with Section 409A of the Code and all guidance issued thereunder.
5.12. Environmental Matters.
With respect to the Company and each Company Subsidiary:
(A) To the Company’s Knowledge, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including, without limitation, in a fiduciary or agency capacity), or on which it holds a lien, results or resulted in a violation of or gives rise to any potential material liability under, any Environmental Laws that is reasonably likely to impose a material liability (including a remediation obligation) upon the Company or any Company Subsidiary. No condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to the Company or any Company Subsidiary by reason of any Environmental Laws. Neither the Company nor any Company Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that the Company or any Company Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability may be reasonably likely to be imposed upon the Company or any Company Subsidiary.

(B) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Company’s Knowledge, threatened, before any court, governmental agency or other forum against the Company or any Company Subsidiary (a) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (b) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by the Company or any Company Subsidiary.
5.13. Securities Documents
The Company has made available to CFB copies of its (a) annual reports on Form 10-K for the years ended December 31, 2017, 2016 and 2015, and (b) proxy materials used or for use in connection with its meetings of shareholders held or to be held in 2018, 2017 and 2016. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.
5.14. Brokers, Finders and Financial Advisors.
Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Raymond James & Associates, Inc. (“Raymond James”) and the fee payable pursuant thereto.
5.15. Company Common Stock.
The shares of Company Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.
5.16. Company Information Supplied.
5.16.1. The information relating to the Company and any Company Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
5.16.2. The Merger Registration Statement will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by CFB specifically for inclusion or incorporation by reference in the Merger Registration Statement.
5.16.3. The information supplied by the Company and any Company Subsidiary for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.
5.17. Loan Portfolio.
All loans receivable (including discounts) and accrued interest entered on the books of the Company and the Company Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of the Company’s or the appropriate Company Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts), and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto, are valid, true and genuine and are what they purport to be. To the Company’s Knowledge, the loans, discounts and the accrued interest reflected on the books of the Company and the Company Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. With respect to all such loans, the Company or a Company Subsidiary has good and marketable title, free and clear of any and all encumbrances, liens, pledges, equities, claims, charges, rights of first refusal or similar rights or security interests of any nature encumbering such loan and are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct, and to the extent secured, are secured by valid liens and security interests that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the respective terms thereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws or equitable principles affecting the enforcement of creditors’ rights, which have been perfected.
5.18. Investment Securities and Commodities.
5.18.1. The Company and all Company Subsidiaries have good title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any liens and encumbrances, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or any Company Subsidiary. Such securities and commodities are valued on the books of the Company in accordance with GAAP.
5.18.2. The Company and all Company Subsidiaries and their respective businesses employ, and have acted in compliance in all material respects with, investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses. Before the date hereof, the Company has made available to CFB its material policies, practices and procedures.
5.19. Related Party Transactions.
All transactions (including any loan or other credit accommodation) between the Company or any Company Subsidiary and any Affiliate of the Company or any Company Affiliate: (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Regulation O of the FRB). No loan or credit accommodation to any Affiliate of the Company or any Company Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any Company Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by the Company is inappropriate.
5.20. Risk Management Instruments.
All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for the Company’s own account, or for the account of one or more of the Company’s Subsidiaries or their customers, were entered into in the ordinary course of business consistent with past practice and in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisors) and to bear the risks of such transactions; and each of them constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any respect and there are no allegations or assertions of such by any party thereunder.
5.21. Intellectual Property.
The Company and each Company Subsidiary (a) owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their respective terms) to use any and all patents, copyrights, trade secrets, trade names, service marks and trademarks, and (b) is a party to valid and binding licenses for any software, which are required for the Company and each Company Subsidiary to conduct their respective businesses as currently conducted. Neither the Company nor any Company Subsidiary has received any notice or has any Knowledge of any actual or threatened conflict with respect to any patents, copyrights, trade secrets, trade names, service marks, trademarks, or licensed software used by the Company or any Company Subsidiary in their respective businesses as currently conducted. The Company and each Company Subsidiary has performed all of the obligations required to be performed as of the date of this Agreement, and is not in default in any material respect, under any license, contract, agreement, arrangement or commitment relating to any of the foregoing. Neither the Company nor any Company Subsidiary has received any charge, complaint, claim, demand or notice alleging that it has infringed upon, diluted, misappropriated or otherwise violated any intellectual property owned or controlled by any third party, and no third party has infringed, diluted, misappropriated or otherwise violated any intellectual property rights of the Company or any Company Subsidiary. The Company and each Company Subsidiary (a) owns or possesses confidential information, including, but not limited to, customer lists and customer data, (b) has taken reasonable steps to protect such confidential information from unintended disclosure, and (c) represents and warrants that, to its Knowledge, such confidential information has not been disclosed to any third parties other than their Affiliates, third parties with which they have contractual nondisclosure agreements or CFB and its Affiliates.
5.22. Labor Matters.
There are no labor or collective bargaining agreements to which the Company or any Company Subsidiary is a party. There is no union organizing effort pending or to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary (other than routine employee grievances that are not related to union employees). The Company and each Company Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including but not limited to the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act, the Immigration and Nationality Act, and the National Labor Relations Act, and are not engaged in any unfair labor practice. The Company and each Company Subsidiary represents that they have not made any commitments to others inconsistent with or in derogation of any of the foregoing. There are no pending or, to the Knowledge of the Company, threatened claims or suits against the Company or any Company Subsidiary, or for which any of them might be legally responsible, under any labor or employment law or brought or made by a current or former employee or applicant. Neither the Company nor any Company Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, managers, members, partners, employees or independent contractors for any wages, salaries, commissions, bonuses, benefits, expenses, or other compensation for any services performed or amounts required to be reimbursed, or has, to its Knowledge, any liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.
5.23. Fairness Opinion.
The board of directors of the Company has received an opinion from Raymond James to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be paid by the Company in the Merger, is fair to the Company, from a financial point of view, which opinion will be confirmed in writing dated as of the date of this Agreement. Such opinion has not been amended or rescinded as of the date of this Agreement.
5.24. Financing.
As required by this Agreement, two (2) Business Days prior to the Closing Date, the Company will have sufficient available cash to pay the amounts required to be paid to CFB shareholders pursuant to this Agreement and shares available and reserved to pay the Per Share Stock Consideration, upon consummation of the Merger.

5.25. No Other Representations or Warranties.
5.25.1. Except for the representations and warranties made by the Company in this Article V and for the disclosures contained in the Company Disclosure Schedule, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.
5.25.2. The Company acknowledges and agrees that neither CFB nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV and in the CFB Disclosure Schedule.
ARTICLE VI
COVENANTS OF CFB
6.1. Conduct of Business.
6.1.1. Affirmative Covenants.   During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, required by law or as consented to in writing by the Company, which consent will not be unreasonably withheld, conditioned or delayed, CFB will, and it will cause each CFB Subsidiary to: operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (a) adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or increase the period of time necessary to obtain such approvals, or (b) adversely affect its ability to perform its covenants and agreements under this Agreement.
6.1.2. Negative Covenants.   CFB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically provided, permitted or required by this Agreement, set forth in CFB Disclosure Schedule 6.1.2, required by law or regulation or any Governmental Entity or consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each CFB Subsidiary not to:
(A) change or waive any provision of its articles of incorporation, or bylaws, or appoint a new director to its board of directors (except as to the appointment of a new director, as necessary to maintain any minimum number of directors pursuant to a regulatory requirement or its articles of incorporation or bylaws);
(B) change the number of authorized or issued shares of its capital stock, issue shares of CFB Common Stock or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or securities convertible into shares of such stock, make any grant or award under any equity compensation plan or arrangement, or split, combine or reclassify shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock (except for (i) regular semi-annual cash dividends by CFB on outstanding shares of CFB Common Stock at a rate not in excess of  $0.25 per share payable in June and December in accordance with past practice, provided, however, that CFB may change its cash dividend payment schedule to a quarterly cash dividend so long as its quarterly cash dividend payment does not exceed $0.125 per share, and (ii) dividends declared and paid by Community First Bank with respect to its outstanding shares of Community First Preferred Stock in accordance with the respective terms thereof), or redeem or otherwise acquire any shares of its capital stock other than a security interest or as a result of the enforcement of a security interest;
(C) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(T)), or waive, release, grant or transfer material rights of value except in the ordinary course of business;

(D) make application for the opening or closing of any, or open or close any, branch or automated banking facility;
(E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except as may be required by law, or promote any employee to a rank having a title of vice president or other more senior rank, or hire any new employee, other than the hiring of at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business; notwithstanding the foregoing, CFB may increase the compensation of any non-contract employee (i.e., any employee who is not a party to an employment, severance or change-in-control agreement with CFB or any CFB Subsidiary and who is not a participant in any CFB SERP) in the ordinary course of business and consistent with past practices, provided, however, that no such increase shall be in an amount greater than 3% of the prior compensation level of such employee;
(F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;
(G) merge or consolidate CFB or any CFB Subsidiary with any other institution; sell or lease all or any substantial portion of the assets or business of CFB or any CFB Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between CFB or any CFB Subsidiary and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender any certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office; provided, however, that CFB intends, and will continue, to sell shares of stock from its investment securities portfolio, including financial institution shares, consistent with CFB’s past practice, with the parties’ intention being that CFB’s investment securities portfolio will be fully liquidated by the Closing Date;
(H) issue any equity or debt securities; or sell or otherwise dispose of any material asset; except for transactions with the FHLB, subject any asset to a lien, pledge, security interest or other encumbrance other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;
(I) materially change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating CFB or any CFB Subsidiary;
(J) except for foreclosure and collection matters, waive, release, grant or transfer material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which CFB or any CFB Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;
(K) purchase any securities other than securities issued by the U.S. government or U.S. government agencies with maturities of three (3) years or less or sell any securities other than sales consistent with CFB’s past practice;
(L) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the CFB Disclosure Schedule 6.1.2 (L), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of  $250,000 for a commercial loan, or in excess of  $417,000 for a non-conforming residential loan. In addition, the prior approval of the Company is required with respect to the following: (i) any new loan or credit facility commitment in an amount of  $150,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with CFB, in the aggregate, exceeds $500,000 prior thereto or as a result thereof; (ii) any new loan or credit facility commitment in excess of  $417,000 with respect to a non-conforming residential mortgage loan or $150,000 with respect to a home equity line of credit, in either case to any person residing, or any property located, outside of the Commonwealth of Pennsylvania; (iii) any new unsecured loan in excess of  $25,000; and (iv) any new loan or loan commitment to any director or executive officer (it being understood and agreed that the Company will use its reasonable best efforts to respond within five Business Days to a request by CFB for Company’s written consent to extend credit in amounts exceeding the thresholds described herein);
(M) enter into, renew, extend or modify any transaction (other than a deposit transaction in the ordinary course of business) with any Affiliate;
(N) enter into any futures contract, option, interest rate cap, interest rate floor, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;
(O) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable laws, regulations or GAAP or by any Bank Regulator;
(P) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any CFB Compensation and Benefit Plan;
(Q) make any capital expenditure in excess of  $10,000 individually or $25,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;
(R) purchase or otherwise acquire any material asset or incur any material liability other than in the ordinary course of business consistent with past practices and policies;
(S) undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of business, involving a payment of more than $5,000 annually, or containing any financial commitment in excess of  $15,000 in the aggregate and extending beyond 24 months from the date hereof;
(T) except with respect to foreclosures or other collection actions (which are set forth in CFB Disclosure Schedule 6.1.2(T)), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment (except to the extent paid or reimbursed by insurance), discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of  $10,000 individually or, for each fiscal quarter, $25,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations, it being understood and agreed that the Company will use its reasonable best efforts to respond within five Business Days to a request by CFB for the Company’s written consent to pay, discharge, settle or compromise a claim in amounts exceeding the thresholds described herein;
(U) foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(V) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;
(W) sell any participation interest in any loan other than in the ordinary course of business consistent with past practice or sell any Real Estate Owned (other than sales that generate a net book loss of not more than $10,000 for any particular property) it being understood and agreed that the Company will use its reasonable best efforts to respond within five Business Days to a request by CFB for the Company’s written consent to sell Real Estate Owned for a loss exceeding the threshold described herein;
(X) issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with the Company and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of the Company (which shall not be unreasonably withheld) or issue any broadly distributed communication of a general nature to customers without the prior approval of the Company (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;
(Y) enter into any new line of business;
(Z) take any voluntary action that is intended or is reasonably likely to result in any of the representations and warranties of CFB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of any of the closing conditions set forth in Article IX hereof not being satisfied; or
(AA) agree to do any of the foregoing.
6.2. Current Information and Cooperation.
6.2.1. Subject to compliance with applicable law, regulation and policy, during the period from the date of this Agreement to the Effective Time, CFB will cause one or more of its representatives to confer with representatives of the Company and report the general status of its ongoing operations at such times as the Company may reasonably request. CFB will promptly notify the Company of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving CFB or any CFB Subsidiary. Without limiting the foregoing, senior officers of the Company and CFB shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial, credit and operational affairs, and the like, of CFB and its Subsidiaries, subject to relevant provisions of applicable law.
6.2.2. CFB and the Company shall meet on a regular basis to discuss and plan for the conversion of CFB’s data processing and related electronic informational systems to those used by Farmers National, which planning shall include, but not be limited to, discussion of the possible termination by CFB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by CFB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that CFB shall not be obligated to take any such action prior to the Effective Time and, unless CFB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that CFB takes, at the request of Farmers National, any action relative to third parties to facilitate the conversion that results in the imposition of any fees or charges, Farmers National shall indemnify CFB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by the Company.
6.2.3. Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, and advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement including, without limitation, any actions, assistance or cooperation necessary in preparation for the conversion and integration of CFB’s operations into the Company’s operations. Notwithstanding any other provision contained in this Agreement, neither the Company nor Farmers National shall under any circumstance be permitted to exercise control of CFB or any CFB Subsidiaries prior to the Effective Time.
6.2.4. On a monthly basis, CFB shall provide the Company with a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (a) loans that are Troubled Debt Restructurings, (b) loans on nonaccrual or non-performing status, (c) REO, (d) all loans thirty (30) days or more past due as to principal or interest and still accruing) as of the end of such month and (e) and impaired loans. Within seven (7) days of the end of each month, CFB shall provide the Company with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. On a monthly basis, CFB shall provide the Company with the following reports: (a) watch list report, (b) classified asset report, (c) net charge-offs, (d) loan loss reserve analysis, (e) individual asset quality write ups, and (f) pipeline report.
6.2.5. CFB shall promptly inform the Company upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any federal, state or local commission, agency or board relating to the alleged liability of CFB or any CFB Subsidiary under any labor or employment law, or related to any claims made by or threatened by any current or former employee or applicant.
6.2.6. CFB shall undertake to obtain new appraisal reports (which appraisal reports shall include the appraised value based on both a current market value basis and the liquidation value basis of the underlying collateral) from a qualified independent third party appraisal firm with respect to all collateral securing loans which CFB or any CFB Subsidiary has classified as substandard, doubtful or loss and will use its best efforts to have such new appraisals obtained promptly, but in no event less than five Business Days prior to the Closing Date; provided, however, that in the event this Agreement is terminated pursuant to Article XI (other than a termination by the Company pursuant to Section 11.1.2 or 11.1.3 or a termination pursuant to Section 11.1.7 or 11.1.8), the Company shall reimburse CFB for any expenses actually incurred as a result of or in connection with this Section 6.2.6.
6.2.7. CFB and Community First Bank shall permit a representative of the Company to attend any meeting of their respective loan review or other loan committee as an observer; provided, however, that CFB and Community First Bank shall not be required to permit the Company representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of CFB or during any other matter that the respective Board of Directors or committee thereof has reasonably determined to be confidential with respect to the Company’s participation.
6.3. Access to Properties and Records.
Subject to Section 12.1 hereof, CFB shall permit the Company reasonable access during normal business hours upon reasonable written notice to its properties and those of the CFB Subsidiaries, and shall disclose and make available to the Company during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter CFB determines based on the advice of legal counsel should be treated as confidential) and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, plans affecting employees, and any other business activities or prospects in which the Company may have a reasonable interest; provided, however, that CFB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law or contractual agreement. The Company shall not interfere unreasonably with CFB’s regular business operations during any such access to CFB’s property, books and records.

6.4. Financial and Other Statements.
6.4.1. Promptly upon receipt thereof, CFB will furnish to the Company copies of each annual, interim or special audit of the books of CFB and the CFB Subsidiaries made by its independent auditors and copies of all internal control reports submitted to CFB by such auditors in connection with each annual, interim or special audit of the books of CFB and the CFB Subsidiaries made by such auditors.
6.4.2. As soon as reasonably available, CFB will furnish to the Company copies of all documents, statements and reports that it or any CFB Subsidiary shall send to its shareholders or, to the extent legally permitted to do so, any Bank Regulator. Within ten (10) Business Days after the end of each quarter, CFB will deliver to the Company a consolidated balance sheet and a consolidated statement of income, without related notes, for such period prepared in accordance with current financial reporting practices. Within three (3) days following each meeting of the Board of Directors of CFB or Community First Bank, CFB will deliver to the Company a monthly financial reporting package for the previous month and previous month on a year to date basis, in the same form as is delivered to the respective Board of Directors of CFB and Community First Bank, prepared in accordance with current financial reporting practices.
6.4.3 To the extent legally permitted to so, CFB will advise the Company promptly of the receipt of any written communication of any Bank Regulator with respect to the condition or activities of CFB or any of the CFB Subsidiaries; provided further that if CFB is not legally permitted to furnish the Company with such written communication without having received the approval of a Bank Regulator, CFB Shall promptly request such approval from the applicable Bank Regulator.
6.4.4. With reasonable promptness, CFB will furnish to the Company such additional financial data that CFB possesses and as the Company may reasonably request, including without limitation, detailed monthly financial statements and loan reports.
6.5. Maintenance of Insurance.
CFB shall maintain, and cause each CFB Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, but in no event shall such coverage be less than coverage by the policies in place as of the date of this Agreement.
6.6. Disclosure Supplements.
From time to time as necessary (but in any event, as of a date within three Business Days prior to the Effective Time), CFB will supplement or amend the CFB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such CFB Disclosure Schedule or which is necessary to correct any information in such CFB Disclosure Schedule which has been rendered inaccurate thereby. Notwithstanding the foregoing, CFB shall promptly notify the Company if any representation or warranty of CFB becomes materially inaccurate but in no event more than five (5) Business Days after CFB has Knowledge of such material inaccuracy. No supplement or amendment to such CFB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
6.7. Consents and Approvals of Third Parties.
CFB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties necessary or desirable for the consummation of the Merger, the Bank Merger and all other transactions contemplated by this Agreement prior to the Effective Time.
6.8. Failure to Fulfill Conditions.
In the event that CFB determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify the Company.

6.9. Reasonable Best Efforts.
Subject to the terms and conditions herein provided, CFB agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, the Bank Merger and all other transactions contemplated by this Agreement.
6.10. No Solicitation.
6.10.1. Except as provided in this Section 6.10 or elsewhere in this Agreement, from the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, CFB shall not, and shall cause its Subsidiaries and its and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) not to, directly or indirectly, (a) initiate, solicit or knowingly encourage, or take any other action to knowingly facilitate the making of any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (b) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than the Company) any information or data with respect to CFB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (c) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which CFB is a party; or (d) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by CFB, any CFB Subsidiary or any Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of CFB or otherwise, shall be deemed to be a breach of this Agreement by CFB. CFB and its Subsidiaries shall, and shall cause each of CFB Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.
For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from the Company), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (a) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving CFB or any of its Subsidiaries; (b) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of CFB or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of CFB and its Subsidiaries on a consolidated basis; (c) any issuance, sale or other disposition of  (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the outstanding securities of CFB or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of CFB or any of its Subsidiaries; or (e) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.
6.10.2. Notwithstanding Section 6.10.1, CFB may take any of the actions described in clauses (b) or (d) of the first paragraph of Section 6.10.1 if, but only if, (a) CFB has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 6.10; (b) the Board of Directors of CFB determines in good faith, after consultation with its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (c) prior to furnishing or affording access to any information or data with respect to CFB or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, CFB receives from such Person a confidentiality agreement with terms no less favorable to CFB than those contained in the letter agreement, dated as of December 14, 2017, by and between the Company and Bybel Rutledge LLP, on behalf of CFB, and (d) the Board of Directors of CFB determines in good faith, after consultation with its outside legal counsel, that the failure to take any such actions would be reasonably likely to violate its fiduciary duties under applicable laws. CFB shall promptly provide to the Company any non-public information regarding CFB or its subsidiaries provided to any other Person that was not previously provided to the Company, such additional information to be provided no later than the date of provision of such information to such other party.
For purposes of this Agreement, “Superior Proposal” shall mean any unsolicited bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Board of Directors of CFB reasonably determines in its good faith judgment, after consultation with outside legal counsel and its financial advisor, (a) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of CFB Common Stock or all, or substantially all, of the assets of CFB and its Subsidiaries on a consolidated basis; (b) would be reasonably likely to result in a transaction that (i) involves consideration to the holders of the shares of CFB Common Stock that is more favorable than the Merger Consideration to be paid to CFB’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, any regulatory approvals or other risks associated with the timing and consummation of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (ii) is, in light of the other terms of such proposal, more favorable to CFB than the Merger and the transactions contemplated by this Agreement; and (c) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.
6.10.3. CFB shall promptly (and in any event within forty-eight (48) hours) notify the Company in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, CFB or any CFB Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers unless (a) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (b) disclosure of such materials jeopardizes the attorney-client privilege or (c) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree. CFB agrees that it shall keep the Company informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).
6.10.4. Neither the Board of Directors of CFB nor any committee thereof shall (a) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to the Company in connection with the transactions contemplated by this Agreement (including the Merger and the Bank Merger), the CFB Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the CFB Shareholders Meeting or otherwise, inconsistent with the CFB Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the CFB Recommendation); or (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal.
6.10.5. Notwithstanding Section 6.10.4, prior to the date of CFB Shareholders Meeting, the Board of Directors of CFB may approve or recommend to the shareholders of CFB a Superior Proposal and withdraw, qualify or modify the CFB Recommendation in connection therewith (a “CFB Subsequent Determination”) after the third (3rd) Business Day following the Company’s receipt of a notice (the “Notice of Superior Proposal”) from CFB advising the Company that the Board of Directors of CFB, after consulting with its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the Company at least three (3) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of CFB in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the Company (provided, however, that the Company shall not be obligated to propose any such adjustments, modifications to the terms and condition of this Agreement) and after receiving the advice of its outside legal counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.10.5 and will require a new notice period as referred to in this Section 6.10.5. Notwithstanding the foregoing, the changing, qualifying or modifying of the CFB Recommendation or the making of a CFB Subsequent Determination by the Board of Directors of CFB shall not change the approval of the Board of Directors of CFB for purposes of causing any applicable federal or state anti-takeover laws or regulations to be inapplicable to this Agreement and the transactions contemplated hereby, including the Merger.
6.10.6. Nothing contained in Section 6.10 shall prohibit CFB or the Board of Directors of CFB from complying with CFB’s obligations under Rules 14d-9 and 14e-2(a) (as if such rules were applicable to CFB) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the CFB Recommendation unless the Board of Directors of CFB reaffirms the CFB Recommendation in such disclosure.
6.11. Merger-Related Costs.
CFB agrees to consult with the Company with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications); provided, however, that neither the Company nor Farmers National shall under any circumstance be permitted to exercise control of CFB, Community First Bank or any other CFB Subsidiary prior to the Effective Time. The Company and CFB shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as the Company shall reasonably request and which are not inconsistent with GAAP, applicable regulatory requirements or applicable law; provided that no such actions shall be effected (i) until the Company shall have irrevocably certified to CFB that all conditions set forth in Article IX to the obligation of the Company to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived and (ii) more than three (3) Business Days prior to the Closing Date.
6.12. 401(k) Plan; Other Benefit Plans.
6.12.1. CFB shall take all necessary action to cause the defined contribution 401(k) salary reduction plan maintained by Community First Bank (the “CFB 401(k) Plan”) to be terminated effective no later than the day immediately prior to the Effective Time (the “Plan Termination Date”). The accounts of all participants and beneficiaries in the CFB 401(k) Plan shall become fully vested as of the Plan Termination Date. As soon as practicable after the Plan Termination Date, the account balances in the CFB 401(k) Plan shall be distributed as a participant or beneficiary may direct, consistent with applicable laws and regulations. Any Continuing Employee who elects to participate in the Company’s 401(k) Plan and who remains employed by the Company or any Company Subsidiary at the time his or her account balance in the CFB 401(k) Plan is distributed may elect to have such account balance rolled over into the Company’s 401(k) Plan, provided that no outstanding loans under the CFB 401(k) Plan may be rolled over into the Company’s 401(k) Plan. CFB shall, or shall direct the fiduciaries of the CFB 401(k) Plan to (to the extent permitted by law), provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the termination of the CFB 401(k) Plan at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, CFB shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.
6.12.2 CFB shall cause Community First Bank to take all necessary action to amend each CFB SERP effective no later than the day immediately prior to the Effective Time in order to include language permitting each CFB SERP to be terminated in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B), so that the Company can terminate each CFB SERP in accordance with such regulation following the Effective Time. CFB shall provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the amendment of each CFB SERP at least five (5) Business Days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, CFB shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.
6.12.3 To the extent requested by the Company prior to the Closing Date, CFB and the CFB Subsidiaries shall cooperate in good faith with the Company to amend, freeze, terminate or modify any CFB Compensation and Benefit Plan not covered elsewhere in this Section 6.12 in accordance with the terms of such plan or agreement, to be effective as of or immediately prior to the Effective Time (or at such different time mutually agreed to by the parties), except that the winding up of any such plan or agreement may be completed following the Effective Time. CFB shall provide the Company and its counsel with a draft of each resolution, amendment, participant communication or other document relating to the foregoing at least five (5) business days before such document is adopted or distributed, and no such document shall be adopted or distributed without the Company’s approval (not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, CFB shall provide the Company with the final documentation evidencing that the actions contemplated herein have been effectuated.
6.13. Anti-takeover Provisions.
CFB and the CFB Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt CFB, the Merger, the Agreement and the transactions contemplated hereby from any provisions of an anti-takeover nature contained in CFB’s or its Subsidiaries’ organizational documents, and the provisions of any applicable federal or state anti-takeover laws and regulations.
6.14. Shareholder Litigation.
CFB shall give the Company the opportunity to participate in the defense or settlement of any shareholder litigation against CFB and/or its directors relating to the Merger, the Bank Merger or the other transactions contemplated by this Agreement (subject to any considerations regarding attorney-client privilege), and no settlement shall be agreed to without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), with the Company bearing its own expenses incurred in connection therewith.
ARTICLE VII
COVENANTS OF THE COMPANY
7.1. Conduct of Business.
During the period from the date of this Agreement to the Effective Time, except with the written consent of CFB, which consent will not be unreasonably withheld, the Company will, and it will cause each Company Subsidiary to, conduct its business and engage in transactions only in the ordinary course of business consistent with past practices and policies, except as otherwise required or contemplated by this

Agreement and to use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would, or would be reasonably likely to: (a) adversely affect the ability of the parties to obtain the Regulatory Approvals or other approvals of Governmental Entities required for the transaction contemplated hereby, or increase the period of time necessary to obtain such approvals; (b) adversely affect its ability to perform its covenants and agreements under this Agreement; or (c) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.
7.2. Current Information.
During the period from the date of this Agreement to the Effective Time as necessary, the Company will cause one or more of its representatives to confer with representatives of CFB and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as CFB may reasonably request. The Company will promptly notify CFB, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), which might adversely affect the ability of the parties to obtain the Regulatory Approvals or increase the period of time necessary to obtain such approvals; or the institution of material litigation involving the Company and any Company Subsidiary. The Company shall be reasonably responsive to requests by CFB for access to such information and personnel regarding the Company and its Subsidiaries as may be reasonably necessary for CFB to confirm that the representations and warranties of the Company contained herein are true and correct and that the covenants of the Company contained herein have been performed in all material respects; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in the Company’s reasonable judgment, would interfere with the normal conduct of the Company’s business or would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel.
7.3. Financial and Other Statements.
The Company will make available to CFB the Securities Documents filed by it with the SEC under the Securities Laws. The Company will furnish to CFB copies of all documents, statements and reports that it or Farmers National intends to file with any Bank Regulator with respect to the Merger. The Company will furnish to CFB copies of all documents, statements and reports that it sends to the shareholders of the Company.
7.4. Disclosure Supplements.
From time to time prior to the Effective Time as necessary, the Company will supplement or amend the Company Disclosure Schedules delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.
7.5. Consents and Approvals of Third Parties.
The Company shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of third parties, necessary or desirable for the consummation of the Merger, the Bank Merger and all other transactions contemplated by this Agreement.
7.6. Reasonable Best Efforts.
Subject to the terms and conditions herein provided, the Company agrees to use all commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, the Bank Merger and all other transactions contemplated by this Agreement.

7.7. Failure to Fulfill Conditions.
In the event that the Company determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify CFB.
7.8. Employee Benefits.
7.8.1. Prior to the Effective Time, the Company shall take all commercially reasonable steps and actions so that employees of CFB who become employees of the Company or a Company Subsidiary (“Continuing Employees”) shall be eligible to participate, effective as soon as each Company employee benefit plan permits (but not sooner than is administratively practicable following the Effective Time), in each of the Company’s employee benefit plans in which similarly situated employees of the Company or a Company Subsidiary participate; provided, however, that, in the case of all benefits to be provided to the Continuing Employees, until the first anniversary of the Effective Time, the Company may instead provide such employees with participation in the employee benefit plans of CFB (e.g., medical and other insurance benefits) in which they participated immediately prior to the Effective Time, provided that the result is the provision of benefits to each Continuing Employee that are substantially similar in the aggregate to the benefits provided to similarly-situated employees of the Company and its Subsidiaries (it being understood that inclusion of Continuing Employees in the Company’s employee benefit plans may occur at different times with respect to different plans and that any grants to any Continuing Employee under any Company Stock Benefit Plan shall be at the discretion of the Company). The foregoing sentence does not obligate the Company or any Company Subsidiary to provide any employment, change in control or supplemental retirement agreement to any Continuing Employee or to provide participation in Farmers National’s group term carve-out plan to any Continuing Employee. This Agreement shall not be construed to limit the ability of the Company or any Company Subsidiary to terminate the employment of any employee or to amend or terminate any employee benefit plans in accordance with their respective terms and conditions after the Effective Time.
7.8.2. With respect to each Company employee benefit plan for which length of service is taken into account for any purpose, service with CFB (or predecessor employers to the extent CFB provides past service credit) shall be treated as service with the Company and its Subsidiaries for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided, however, that such prior service shall not be recognized to the extent that such recognition would result in a duplication of benefits; and provided further, as of and during the one-year period following the Effective Time, the severance rights of persons who were employees of CFB immediately prior to the Effective Time shall be governed solely by Section 7.8.3 below. Such prior service credit also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, if permitted by the Company employee benefit plan. In the event of a termination or consolidation of any group medical plan sponsored by CFB, at or following the Effective Time, any employee of CFB that is not a Continuing Employee and any “qualified beneficiaries” (within the meaning of Section 4980B(g) of the Code) of such individuals shall be entitled to continuation coverage under the group medical plan(s) sponsored or maintained by the Company at the expense of such terminated employees and qualified beneficiaries, except as otherwise provided.
7.8.3. Each employee of CFB immediately prior to the Effective Time (other than those employees who are a party to an executive employment agreement or who are participants in a CFB SERP) and (i) whose employment is terminated as of the Effective Time, (ii) whose employment continues with the Company or any Company Subsidiary as of the Effective Time and whose employment thereafter is terminated involuntarily other than for “cause” during the one-year period following the Effective Time, (iii) who is offered employment at a reduced salary or base compensation rate or (iv) who is required to commute more than 30 miles greater than the employee’s present commute, shall be entitled to receive a lump sum severance payment from the Company equal in amount to two weeks of such employee’s base pay (with such amount to be calculated based upon such employee’s base pay as of the Effective Time or, if higher, the base pay as of the date of termination) for each full year such employee was employed by CFB, any CFB Subsidiary or any successor thereto, provided such terminated employee had at least one year of credited service and subject to a minimum of four weeks’ severance and a maximum of 26 weeks’ severance, and, provided further, that such terminated employee enters into a release of claims against the Company, the Company Subsidiaries and their predecessors. For purposes of this Section 7.8.3, “cause” shall mean termination because of the employee’s dishonesty in the performance of his or her duties, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties or willful violation of any law, rule or regulation (other than traffic violations or similar violations), “base pay” shall mean an employee’s annual salary or annual compensation computed on an hourly basis, excluding bonuses, commissions, perquisites, benefits or similar payments, and “year of credited service” shall mean each full 12-month period of service from the date of hire.
7.8.4. As of and following the Effective Time, the Company shall assume, honor and comply with all obligations set forth in the executive employment agreements (as amended to the date hereof) and CFB SERPs listed on CFB Disclosure Schedule 4.12.1, provided that the amounts payable under such agreements and CFB SERPs shall be calculated in a manner consistent with CFB Disclosure Schedule 4.6.5 and the respective executives covered by such agreements enter into a release of claims against the Company, the Company Subsidiaries and their predecessors.
7.8.5. The Company and CFB have agreed that it is advisable to pay retention bonuses to selected employees of CFB who become Continuing Employees and remain employees through a specified date, which retention bonuses shall not exceed $50,000 in the aggregate. Such retention bonuses will be payable to such persons and in such amounts as may be mutually agreed upon by CFB and the Company.
7.9. Directors and Officers Indemnification and Insurance.
7.9.1. For a period of six (6) years after the Effective Time, the Company shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the Effective Time, an officer or director of CFB or any CFB Subsidiary (or any successor or predecessor thereof) (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Company, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, cause of action, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of CFB if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by CFB under Pennsylvania law and under CFB’s articles of incorporation and bylaws. The Company shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by CFB under Pennsylvania law and under CFB’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9 upon learning of any Claim, shall notify the Company (but the failure so to notify the Company shall not relieve it from any liability which it may have under this Section 7.9, except to the extent such failure materially prejudices the Company) and shall deliver to the Company the undertaking referred to in the previous sentence.
7.9.2. In the event that either the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 7.9.
7.9.3. The Company shall maintain, or shall cause Farmers National to maintain, in effect for up to six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of CFB (provided, that the Company may substitute therefore policies of at least the same coverage containing terms and conditions which are not materially less favorable to the officers and directors of CFB) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall the Company be required to expend pursuant to this Section 7.9 an aggregate amount to exceed $45,000 with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the aggregate premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, CFB agrees in order for the Company to fulfill its agreement to provide directors and officers liability insurance policies for up to six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.
7.10. Stock and Cash Reserve.
The Company agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock to fulfill its obligations under this Agreement.
7.11. Adverse Actions.
Neither the Company nor any Company Subsidiary shall: (a) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
7.12. Company/Farmers National Board of Directors
Following the date of this Agreement, the Company and Farmers National shall take all action necessary to (a) cause each of their boards of directors to be increased by two members, effective as of the Effective Time, and (b) elect or appoint, effective as of the Effective Time, Messrs. Henry H. Deible and Henry H. Deible, II (collectively, the “CFB Appointees”) as directors of each of the Company and Farmers National in the class of directors whose terms expire at the respective 2021 and 2019 annual meetings of shareholders of the Company and Farmers National. Each of such new directors will be re-nominated for an additional term, subject to the fiduciary duties of the board of directors and any applicable eligibility requirements set forth in the Company’s or Farmers National’s, as the case may be, articles of incorporation, bylaws, or nominating and corporate governance committee guidelines, or any applicable law, rule, regulation or listing standard. Subject to applicable law, and the rules and regulations of the SEC and the corporate governance requirements of the Nasdaq, Henry H. Deible shall be appointed to the Company’s Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee or equivalent committees. Henry H. Deible, II shall be appointed to Farmers National’s Loan Committee and Strategic Planning Committee or equivalent committees.
In the event that either CFB Appointee is unable to or unwilling to serve as a member of the Board of Directors of the Company, then the Company and CFB shall mutually agree upon another current member of the board of directors of CFB to serve in such person’s stead so long as such person meets the eligibility requirements for a director under the Company’s bylaws and corporate governance policies.
7.13. Stock Listing.
Prior to the Effective Time, the Company will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of the Company Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Company Common Stock to be issued in the Merger.

7.14. Amendment of Articles of Incorporation
Prior to the Effective Time, the Company shall have filed Articles of Amendment with the Pennsylvania Department of State effecting the amendment and restatement of Article 8 of the Company’s Articles of Incorporation as set forth in the Company’s proxy statement dated March 23, 2018. The Company agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, it will not change or waive any provision of its articles of incorporation or bylaws.
7.15. Committee Charters
Prior to the Effective Time, the Company shall not amend or change its committee charters except as may be required by the SEC, Nasdaq or applicable law.
ARTICLE VIII
REGULATORY AND OTHER MATTERS
8.1. Shareholder Meetings.
CFB will (a) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “CFB Shareholders Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in CFB’s reasonable judgment, necessary or desirable, and (b) subject to Section 6.10, have its Board of Directors recommend approval of this Agreement to the CFB shareholders (the “CFB Recommendation”). Subject to Section 6.10.5, the Board of Directors of CFB shall use its commercially reasonable best efforts to obtain from the shareholders of CFB the required vote to approve the Merger, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve this Agreement and the transactions contemplated hereby.
CFB will cause (a) Community First Bank to, as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Community First Shareholders Meeting”), for the purpose of considering the Bank Merger Agreement and the Bank Merger, and for such other purposes as may be, in the reasonable judgment of Community First Bank, necessary or desirable, and (b) the Board of Directors of Community First Bank to recommend approval of the Bank Merger Agreement to the holders of the outstanding capital stock of Community First Bank (the “Community First Recommendation”). The Board of Directors of CFB shall use its commercially reasonable best efforts to cause Community First Bank to obtain from the holders of its outstanding shares of capital stock the required vote to approve the Bank Merger Agreement, including by communicating the Community First Recommendation to shareholders of Community First Bank (and including such recommendation in the Proxy Statement-Prospectus) that they adopt and approve the Bank Merger Agreement and the transactions contemplated hereby.
8.2. Proxy Statement-Prospectus.
8.2.1. For the purposes (x) of registering Company Common Stock and Company Preferred Stock to be offered to holders of  (i) CFB Common Stock in connection with the Merger and (ii) Community First Preferred Stock in connection with the Bank Merger, with the SEC under the Securities Act and (y) of holding the CFB Shareholders Meeting, and the meeting of shareholders of Community First Bank, the Company shall draft and prepare, and CFB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement of each of CFB and Community First Bank, and a prospectus, or multiple prospectuses of the Company satisfying all applicable requirements of applicable banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed to the CFB and/or Community First Bank shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). The Company shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of the Company and CFB shall use their commercially reasonable efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of CFB and the

Company shall thereafter promptly mail the Proxy Statement-Prospectus to the CFB shareholders of each of CFB and Community First Bank. The Company shall also use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and CFB shall furnish all information concerning CFB and the holders of CFB Common Stock and Community First Preferred Stock as may be reasonably requested in connection with any such action.
8.2.2. CFB shall provide the Company with any information concerning itself that the Company may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and the Company shall notify CFB promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to CFB promptly copies of all correspondence between the Company or any of their representatives and the SEC. The Company shall give CFB and its counsel reasonable opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give CFB and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and CFB agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of CFB Common Stock and Community First Preferred Stock entitled to vote at their respective CFB Shareholders Meeting and the Community First Shareholders Meeting at the earliest practicable time.
8.2.3. CFB and the Company shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, CFB shall cooperate with the Company in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and the Company shall file an amended Merger Registration Statement with the SEC, and each party shall mail an amended Proxy Statement-Prospectus to its respective shareholders.
8.3. Regulatory Approvals.
Each of CFB and the Company will cooperate with the other and use all reasonable efforts to promptly prepare and file all necessary documentation and all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties and governmental bodies necessary to consummate the Merger, the Bank Merger and all other transactions contemplated by this Agreement. CFB and the Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of CFB or the Company to any Bank Regulatory or governmental body in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each party shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body.
8.4. Dividends.
After the date of this Agreement, each of the Company and CFB shall coordinate with the other the declaration of any dividends in respect of CFB Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of CFB Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of CFB Common Stock and any shares of Company Common Stock any such holder receives in exchange therefor in the Merger.

ARTICLE IX
CLOSING CONDITIONS
9.1. Conditions to Each Party’s Obligations under this Agreement.
The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:
9.1.1. Shareholder Approvals.   This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of the shareholders of CFB and, if applicable, the Company. The Bank Merger Agreement shall have been approved and adopted by the requisite vote of the holders of capital stock of Community First Bank and by the Company as the sole shareholder of Farmers National.
9.1.2. Orders and Prohibitions.   None of CFB, the Company or any of their respective Subsidiaries shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the Merger or the Bank Merger.
9.1.3. Regulatory and Other Approvals.   All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities and third parties required to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, (i) in the good faith reasonable judgment of the Boards of Directors of the Company or CFB, individually or the aggregate, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of CFB and the Company or (ii) in the good faith reasonable judgement of the Board of Directors of the Company, materially impair the value of CFB to the Company.
9.1.4. Effectiveness of Merger Registration Statement.   The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Company Common Stock in the Merger is subject to the “Blue Sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.
9.1.5. Tax Opinion.   On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, the Company shall have received an opinion of Silver, Freedman, Taff  & Tiernan LLP, and CFB shall have received an opinion of Bybel Rutledge LLP, each reasonably acceptable in form and substance to the Company and CFB, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the tax opinion described in this Section 9.1.5, the law firms may require and rely upon customary representations contained in certificates of officers of the Company and CFB and their respective Subsidiaries.
9.1.6. Nasdaq Listing.   The shares of Company Common Stock to be issued in the Merger shall be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
9.2. Conditions to the Obligations of the Company under this Agreement.
The obligations of the Company under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.2 at or prior to the Closing Date:
9.2.1. Representations and Warranties.   Each of the representations and warranties of CFB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that the representations and warranties in Sections 4.11.4 and 4.16 shall be true and correct in all material respects and provided, further, none of the CFB MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.2.1, and CFB shall not be deemed to have breached any CFB MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). CFB shall have delivered to the Company a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of CFB as of the Effective Time.
9.2.2. Agreements and Covenants.   CFB shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of CFB by the Chief Executive Officer and Chief Financial Officer of CFB to such effect dated as of the Effective Time.
9.2.3. Dissenters’ Rights.   Holders of no more than ten percent (10.0%) of the issued and outstanding shares of CFB Common Stock shall have exercised their statutory appraisal or dissenters’ rights pursuant to Section 3.2.9 hereof prior to the Closing Date.
9.2.4. No Change Resulting in Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to CFB.
CFB will furnish the Company with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as the Company may reasonably request.
9.3. Conditions to the Obligations of CFB under this Agreement.
The obligations of CFB under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 9.3 at or prior to the Closing Date:
9.3.1. Representations and Warranties.   Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of all times up to and including the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (except to the extent such representations and warranties speak as of a specified date); provided, however, that none of the Company MAE Reps shall be deemed untrue or incorrect for purposes of this Section 9.3.1, and the Company shall not be deemed to have breached any Company MAE Rep, in any case, as a consequence of the existence of any fact, event or circumstance except to the extent such fact, circumstance or event, individually or in the aggregate with all other facts, events or circumstances inconsistent with any representation or warranty set forth herein, has had or would be reasonably likely to have a Material Adverse Effect (without giving effect to any materiality or Material Adverse Effect qualifier in such representation or warranty). The Company shall have delivered to CFB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Time.
9.3.2. Agreements and Covenants.   The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and CFB shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.
9.3.3. Payment of Merger Consideration.   The Company shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date pursuant to Section 3.2.1.
9.3.4. No Change Resulting in Material Adverse Effect.   From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to the Company.

9.3.5. CFB Appointees.   All requisite corporate action shall have been taken by the Company such that the CFB Appointees can commence as directors of the Company in accordance with Section 7.12 immediately after the Effective Time.
9.3.6. Amended Articles of Incorporation.   Article 8 of the Company’s Articles of Incorporation shall have been amended and restated in the manner set forth in Proposal 2 included in the Company’s proxy statement of March 23, 2018.
The Company will furnish CFB with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as CFB may reasonably request.
ARTICLE X
THE CLOSING
10.1. Time and Place.
Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Silver, Freedman, Taff  & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 10:00 a.m. on the Closing Date, or at such other place or time upon which the Company and CFB mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Silver, Freedman, Taff  & Tiernan LLP, 3299 K Street, NW, Suite 100, Washington, DC at 1:00 p.m. on the Business Day prior to the Closing Date.
10.2. Deliveries at the Pre-Closing and the Closing.
At the Pre-Closing there shall be delivered to the Company and CFB the opinions, certificates, and other documents and instruments required to be delivered under Article IX hereof to be held in escrow. At or prior to the Closing, the Company shall have delivered the Merger Consideration as set forth under Section 9.3.3 hereof.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER
11.1. Termination.
This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of CFB:
11.1.1. At any time by the mutual written agreement of the Company and CFB;
11.1.2. By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by CFB) or Section 9.3.1 (in the case of a breach of a representation or warranty by the Company);
11.1.3. By the Board of Directors of either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by CFB) or Section 9.3.2 (in the case of a breach of covenant by the Company);
11.1.4. At the election of the Board of Directors of either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by the Company and CFB; provided that no party may terminate this Agreement pursuant to this Section 11.1.4 in the event that any action or failure to act by such party has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
11.1.5. By the Board of Directors of either party if  (i) the shareholders of CFB shall have voted at the CFB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (ii) shareholders of Community First Bank have voted on the transactions contemplated by the Bank Merger Agreement and such voted shall not have been sufficient to approve the Bank Merger and the other transactions contemplated by the Bank Merger Agreement;
11.1.6. By the Board of Directors of either party if  (a) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the Merger, the Bank Merger or the other transactions contemplated hereby, which final action (i) has become unappealable and (ii) does not approve this Agreement or the transactions contemplated hereby, or (b) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
11.1.7. By the Board of Directors of the Company if CFB or any CFB Subsidiary has received a Superior Proposal and (i) the Board of Directors of CFB or any CFB Subsidiary has entered into an acquisition agreement with respect to the Superior Proposal, (ii) the Board of Directors of CFB has terminated this Agreement, withdrawn the CFB Recommendation, failed to make the CFB Recommendation or modified or qualified the CFB Recommendation in a manner adverse to the Company, or (iii) the Board of Directors of Community First Bank has terminated the Bank Merger Agreement, withdrawn the Community First Recommendation, failed to make the Community First Recommendation or modified or qualified the Community First Recommendation in a manner adverse to the Company;
11.1.8. By the Board of Directors of CFB if CFB has received a Superior Proposal and the Board of Directors of CFB has made a determination to accept such Superior Proposal;
11.1.9. By CFB at any time during the three-day period following the Determination Date (as defined below), if both of the following conditions (A) and (B) exist:
(A) the Average Closing Price (as defined below) shall be less than the product of 0.825 and the Starting Price; and
(B) (i) the number obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the “Company Ratio”) shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date (as defined below) and subtracting 0.175 from such quotient (such number being referred to herein as the “Index Ratio”); subject to the following: if CFB elects to exercise its termination right pursuant to Section 11.1.9, it shall give prompt written notice to the Company; provided that such notice of election to terminate may be withdrawn at any time within the aforementioned three-day period. For a period of five (5) Business Days after receipt of such notice, the Company shall have the option of increasing the Exchange Ratio in a manner such, and to the extent required, so that the condition set forth in either clause (A) or (B) above shall be deemed not to exist.
For purposes hereof, the condition set forth in clause (A) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Per Share Stock Consideration (calculated by using the Average Closing Price, as provided in the definition of  “Adjusted Per Share Stock

Consideration”) after such increase is not less than 82.5% of the Adjusted Per Share Stock Consideration calculated by using the Starting Price in lieu of the Average Closing Price.
For purposes hereof, the condition set forth in clause (B) above shall be deemed not to exist if the Exchange Ratio is increased so that the Adjusted Company Ratio is not less than the Index Ratio.
If the Company makes this election, within such period, it shall give prompt written notice to CFB of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 11.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio, and derivatively the Per Share Stock Consideration, shall have been so modified), and any references in this Agreement to “Exchange Ratio” and “Per Share Stock Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Per Share Stock Consideration after giving effect to any adjustment made pursuant to this Section 11.1.9.
For purposes of this Section 11.1.9, the following terms shall have the meanings indicated:
“Adjusted Company Ratio” means the number obtained by dividing (x) the sum of  (i) the Average Closing Price plus (ii) the quotient obtained by dividing the aggregate increase in transaction value resulting from an increase in the Exchange Ratio by the total number of shares of Company Common Stock outstanding multiplied by the initial Exchange Ratio, on the Determination Date, by (y) the Starting Price. For purposes of calculating the increase in transaction value, the price per share of Company Common Stock shall be deemed to be the Average Closing Price.
“Adjusted Per Share Stock Consideration” means the product of the Per Share Stock Consideration times the Average Closing Price.
“Average Closing Price” means the average of the last reported closing prices per share of Company Common Stock as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the twenty consecutive trading days immediately preceding the Determination Date.
“Determination Date” shall mean the tenth calendar day immediately prior to the Effective Time, or if such calendar day is not a trading day on the NASDAQ Stock Market, the trading day immediately preceding such calendar day.
“Index Price” on a given date means the closing price of the SNL MicroCap U.S. Bank Index.
“Starting Date” means the trading day on the NASDAQ Stock Market immediately preceding the day on which the parties publicly announce the signing of this Agreement.
“Starting Price” means $32.7781.
If the Company declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of the Company shall be appropriately adjusted for the purposes of applying this Section 11.1.9.
11.2. Effect of Termination.
11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:
(A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.
(B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.
(C) As a condition of the Company’s willingness, and in order to induce the Company, to enter into this Agreement, and to reimburse the Company for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, CFB hereby agrees to pay the Company, and the Company shall be entitled to payment of an amount equal to $750,000 (the “Termination Fee”). The Termination Fee shall be paid within three (3) Business Days after written demand for payment is made by the Company, following the occurrence of any of the events set forth below:
(i) CFB terminates this Agreement pursuant to Section 11.1.8 or the Company terminates this Agreement pursuant to Section 11.1.7; or
(ii) The entering into a definitive agreement by CFB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving CFB within twelve (12) months after the occurrence of any of the following: (a) the termination of this Agreement by the Company pursuant to Section 11.1.2 or 11.1.3 because of, in either case, a willful breach by CFB; or (b) the failure of the shareholders of CFB to approve this Agreement or the failure of the shareholders of Community First Bank to approve the Bank Merger Agreement, in either case after the public disclosure of an Acquisition Proposal (which has not been withdrawn) that has been made known to senior management of CFB or has been made directly to its shareholders generally.
(D) The right to receive the Termination Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of the Company against CFB and its Subsidiaries and their respective officers and directors with respect to a termination under such Section 11.2.2(C) above and the Company shall have no right to collect any amounts under Section 11.2.2(B). CFB acknowledges that the agreements contained in Section 11.2.2(C) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. Accordingly, if CFB fails to pay in a timely manner the amounts due under Section 11.2.2(C), and, in order to obtain such payment, the Company makes a claim that results in a judgment against CFB for the amounts set forth in Section 11.2.2(C), CFB shall pay to the Company the reasonable costs and expenses of the Company (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 11.2.2(C) at the prime rate published by The Wall Street Journal (Eastern Edition) and in effect on the date such payment was required to be made.
11.3. Amendment, Extension and Waiver.
Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of CFB), the parties hereto by action of their respective boards of directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of CFB, no amendment to this Agreement may be made which under applicable law further approval by the shareholders of CFB is required, unless such further shareholder approval is so obtained, and that any amendment, extension or waiver granted or executed after shareholders of CFB have approved this Agreement shall not modify either the amount or form of the Merger Consideration to be provided hereby to holders of CFB Common Stock upon the consummation of the Merger or otherwise materially adversely affect the shareholders of CFB without the approval of CFB shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE XII
MISCELLANEOUS
12.1. Confidentiality.
Each party shall, and shall cause its representatives, advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other party concerning its and its Subsidiaries’ businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other party.
12.2. Public Announcements.
CFB and the Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law or the applicable listing and corporate governance rules and regulations of NASDAQ, neither CFB nor the Company shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been approved by the other party (which approval shall not be unreasonably withheld, conditioned or delayed).
12.3. Survival.
All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 7.8, 7.9, 7.12 and 11.2.
12.4. Notices.
All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by prepaid United States registered or certified mail, return receipt requested, sent by a nationally recognized overnight courier or given by email, addressed as follows:
If to the Company, to:	William C. Marsh Chairman, President and Chief Executive Officer Emclaire Financial Corp 612 Main Street Emlenton, Pennsylvania 16373 Fax: (724) 867-1007
With required copies (which shall not constitute notice) to:	Raymond A. Tiernan, Esquire Hugh T. Wilkinson, Esquire Silver, Freedman, Taff & Tiernan LLP 3299 K Street, NW, Suite 100 Washington, DC 20007 Fax: (202) 337-5502

If to CFB, to:	Henry H. Deible President and Chief Executive Officer Community First Bancorp, Inc. 444 Main Street Reynoldsville, Pennsylvania 15851 Fax: (814) 653-2106
With required copies (which shall not constitute notice) to:	Nicholas Bybel, Jr., Esquire Erik Gerhard, Esquire Bybel Rutledge LLP 1017 Mumma Road, Suite 302 Lemoyne, Pennsylvania 17043 Fax: (717) 731-8205
or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) Business Days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) Business Day after being delivered to the overnight courier if next Business Day delivery is requested by the sender.
12.5. Parties in Interest.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.9, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
12.6. Complete Agreement.
This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.
12.7. Counterparts.
This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.
12.8. Severability.
In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.
12.9. Governing Law.
This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its principles of conflicts of laws.
12.10. Interpretation.
When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of  “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All documents and information set forth in the Company’s Securities Documents shall be deemed to have been “made available” or “provided” to CFB.
12.11. Specific Performance; Jurisdiction.
12.11.1. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the United States District Court for the Western District of Pennsylvania or in any state court located in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive any defense that a remedy at law would be adequate and any requirement under any applicable law to post a bond or other security as a prerequisite to obtaining specific performance relief. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Western District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Western District of Pennsylvania or any state court located in the Commonwealth of Pennsylvania.
12.11.2. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, it irrevocably and unconditionally waives any right it may have to a trial jury in respect of any claim directly or indirectly arising out of or relating to this agreement or the transactions contemplated hereby. Each party hereto certifies and acknowledges that: (i) no representative, agent, or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any proceeding, seek to enforce either of such waivers; (ii) it understands and has considered the implications of such waivers; (iii) it makes such waivers voluntarily; and (iv) it has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 12.11.2.
[Signature page follows]

IN WITNESS WHEREOF, the Company and CFB have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.
EMCLAIRE FINANCIAL CORP
By:
/s/ William C. Marsh

Name: William C. Marsh
Title:   Chairman, President and Chief Executive Officer
COMMUNITY FIRST BANCORP, INC.
By:
/s/ Henry H. Deible

Name: Henry H. Deible
Title:   President and Chief Executive Officer

Exhibit A
AGREEMENT OF MERGER
THIS AGREEMENT OF MERGER (“Merger Agreement”) dated as of            , 2018 is made by and between The Farmers National Bank of Emlenton, a national bank (“Farmers National”), and Community First Bank, a Pennsylvania chartered commercial bank (“Community First Bank”).
RECITALS:
WHEREAS, Farmers National is a wholly owned subsidiary of Emclaire Financial Corp, a Pennsylvania corporation (the “Company”);
WHEREAS, Community First Bank is a subsidiary of Community First Bancorp, Inc., a Pennsylvania corporation (“CFB”);
WHEREAS, the Company and CFB previously have entered into an Agreement and Plan of Merger, dated as of May 24, 2018 (the “Plan”), providing for the merger of CFB with and into the Company (the “Parent Merger”), and
WHEREAS, Farmers National and Community First Bank (collectively, the “Merging Institutions”) desire to merge (the “Bank Merger”) on the terms set forth herein immediately subsequent to the effective time of the Parent Merger.
NOW, THEREFORE, in consideration of the mutual promises and mutual agreements contained herein, the parties hereto agree as follows:
1. Merger.   Subject to the terms and conditions of this Merger Agreement, at the Effective Time (as defined below), Community First Bank shall merge with and into Farmers National pursuant to the provisions of the National Bank Act, 12 U.S.C. Section 215a, and the regulations of the Office of the Comptroller of the Currency (the “OCC”) thereunder, Section 18(c) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(c), and Section 1602 of the Banking Code of 1965, as amended, of the Commonwealth of Pennsylvania (the “Banking Code”), and the regulations of the Pennsylvania Department of Banking and Securities (the “Pennsylvania Department”). Upon consummation of the Bank Merger, the separate corporate existence of Community First Bank shall cease and Farmers National shall survive and continue to exist as a national banking association incorporated under the laws of the United States (Farmers National, as the surviving institution in the Bank Merger, is sometimes referred to herein as the “Surviving Bank”).
2. Effective Time.   The Bank Merger shall become effective on            , 2018 at   :    .m., subject to (i) the satisfaction or, to the extent permitted by applicable law, the waiver of the closing conditions set forth in Article IX of the Plan and in Section 10 of this Merger Agreement, and (ii) receipt of all necessary approvals or non-objections from the OCC and all other necessary regulatory approvals or non-objections from any bank regulatory authority. The time that the Bank Merger shall become effective is hereinafter referred to as the “Effective Time.”
3. Articles of Association and Bylaws.   The Articles of Association and Bylaws of Farmers National shall be the Articles of Association and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.
4. Name; Offices.   The name of the Surviving Bank shall be “The Farmers National Bank of Emlenton.” The main office of the Surviving Bank shall be the main office of Farmers National immediately prior to the Effective Time. All offices of Community First Bank and Farmers National which are in lawful operation as of the Effective Time shall be the offices of the Surviving Bank upon consummation of the Bank Merger, subject to the opening or closing of any offices of Farmers National or Community First Bank which may be authorized by the OCC or by the Banking Department and Federal Deposit Insurance Corporation after the date hereof.
5. Directors and Executive Officers.   Upon consummation of the Bank Merger, the persons serving as directors of Farmers National immediately prior to the Effective Time together with the CFB Appointees selected pursuant to section 7.12 of the Plan shall be the directors of the Surviving Bank. Each of the CFB

Appointees will be re-nominated for additional terms, subject to the fiduciary duties of the board of directors of Farmers National and any applicable regulatory requirements set forth in Farmers National’s Articles of Association, Bylaws or nominating and corporate governance guidelines and any applicable law, rule or regulation, such that they will continue to serve as directors of the Surviving Bank for so long as they are directors of the Company. Harry H. Deible, II shall be appointed to Farmers National’s Loan Committee and Strategic Planning Committee or equivalent committees. The executive officers of Farmers National immediately prior to the Effective Time shall continue as of the executive officers of the Surviving Bank upon consummating of the Bank Merger for such terms as have been specified in accordance with the Articles of Association and Bylaws of the Surviving Bank.
6. Effect on Shares of Stock.
(a) The authorized capital stock at Farmers National currently is, and upon the Effective Time the authorized capital stock of the Surviving Bank will be, 3,000,000 shares of common stock, par value $5.00 per share, of which 300,000 shares are issued and outstanding as of the date hereof. Each share of Farmers National common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.
(b) At the Effective Time, each share of Community First Bank common stock, par value $100.00 per share (the “Community First Common Stock”), issued and outstanding immediately prior thereto shall, by virtue of the Bank Merger and without any action on the part of Farmers National, Community First Bank or the holder thereof, be cancelled. No shares of capital stock of Farmers National or any other consideration shall be issuable or exchangeable with respect to shares of Community First Common Stock.
(c) At the Effective Time, each share of Series A Non-Cumulative Perpetual Preferred Stock of Community First Bank, of which 286,888 shares are issued and outstanding as of the date hereof  (the “Community First Series A Preferred Stock”), except for Dissenting Shares (as hereinafter defined), shall, by virtue of the Bank Merger and without any action on the part of Farmers National, Community First Bank or the holder thereof, be converted into the right to receive one share of Series C Non-Cumulative Preferred Stock of Emclaire Financial Corp (the “Company Series C Preferred Stock”).
(d) At the Effective Time, each share of Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank, of which 133,705 shares are issued and outstanding as of the date hereof  (the “Community First Series B Preferred Stock”), except for Dissenting Shares (the Community First Series A Preferred Stock and Community First Series B Preferred Stock are referred to collectively as the “Community First Preferred Stock”), shall, by virtue of the Bank Merger and without any action on the part of Farmers National, Community First Bank or the holder thereof, be converted into the right to receive one share of Series D Non-Cumulative Preferred Stock of Emclaire Financial Corp (the “Company Series D Preferred Stock”) (the Company Series C Preferred Stock and Company Series D Preferred Stock are referred to collectively as the “Company Preferred Stock”).
(e) After the Effective Time, shares of Community First Preferred Stock shall be no longer outstanding and shall automatically be cancelled and shall cease to exist and, other than Dissenting Shares, shall thereafter by operation of, and in accordance with, this Section 6 represent only the right to receive shares of Company Preferred Stock, and, subject to the terms of the Plan, any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Community First Bank on such shares of Community First Preferred Stock on or prior to the Effective Time and which remain unpaid at the Effective Time. Dissenting Shares shall have such rights as provided therefor under applicable law.
7. Procedures for Exchange of Community First Preferred Stock.
(a) Deposit of Preferred Consideration.   At or prior to the Effective Time, the Company and Farmers National shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, LLC, or such other bank or trust company or other agent designated by Farmers National and reasonably acceptable to Community First Bank (the “Exchange Agent”) certificates representing the aggregate number of shares of Company Series C Preferred Stock and Company Series D

Preferred Stock to be issued in exchange for the Community First Preferred Stock pursuant to Sections 6(c) and 6(d) of this Merger Agreement (collectively, the “Preferred Consideration”), and Farmers National shall instruct the Exchange Agent to timely pay the aggregate Preferred Consideration in accordance with this Merger Agreement.
(b) Exchange of Preferred Certificates.   Farmers National and the Company shall cause the Exchange Agent, as soon as practicable but in no event more than five (5) Business Days after the Effective Time, to mail to each holder of a certificate or certificates that previously represented shares of Community First Preferred Stock (the “Preferred Certificates”) a letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Preferred Certificates for the Preferred Consideration into which the Community First Preferred Stock represented by such Preferred Certificates shall have been converted as a result of the Bank Merger. The letter of transmittal shall be subject to the approval of Community First Bank (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Preferred Certificates shall pass, only upon delivery of the Preferred Certificates to the Exchange Agent. Upon proper surrender of a Preferred Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Preferred Certificate shall be entitled to receive in exchange therefor, the Preferred Consideration into which such holder of Community First Preferred Stock shall have become entitled pursuant to the provisions of Section 6 of this Merger Agreement, and the Preferred Certificate so surrendered shall forthwith be canceled.
(c) Rights of Preferred Certificate Holders after the Effective Time.   The holder of a Preferred Certificate that prior to the Bank Merger represented issued and outstanding Community First Preferred Stock shall have no rights, after the Effective Time, with respect to such Community First Preferred Stock except to surrender the Preferred Certificate in exchange for the Preferred Consideration as provided in this Merger Agreement or to exercise his or her rights as a Dissenting Shareholder to the extent such rights are perfected. No dividends or other distributions with respect to Community First Preferred Stock shall be paid to the holder of any unsurrendered Preferred Certificate with respect to the shares of Community Preferred Stock represented thereby, in each case until the surrender of such Preferred Certificate in accordance with this Section 7. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Preferred Certificate in accordance with this Section 7, the record holder thereof shall be entitled to receive, without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Company Preferred Stock represented by such Preferred Certificate and not paid and/or (b) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Company Preferred Stock represented by such Preferred Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Company Preferred Stock issuable with respect to such Preferred Certificate.
(d) Surrender by Persons Other than Record Holders.   In the event of a transfer of ownership of a Preferred Certificate representing Community First Preferred Stock that is not registered in the stock transfer records of Community First Bank, the proper amount of shares of Company Preferred Stock shall be paid or issued in exchange therefor to a person other than the person in whose name the Preferred Certificate so surrendered is registered if the Preferred Certificate formerly representing such Community First Preferred Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a person other than the registered holder of the Preferred Certificate or establish to the satisfaction of the Company that the tax has been paid or is not applicable.
(e) Closing of Transfer Books.   From and after the Effective Time, there shall be no transfers on the stock transfer books of Community First Bank of the shares of Community First Preferred Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Community First Preferred Stock that occurred prior to the Effective Time. If, after the Effective

Time, Preferred Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the Preferred Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 7.
(f) Return of Preferred Consideration.   Any portion of the Preferred Consideration deposited with the Exchange Agent pursuant to Section 6(a) of this Merger Agreement that remains unclaimed by the holders of Community First Preferred Stock as of the nine month anniversary of the Effective Time may, to the extent permitted by applicable law, be returned to the Company. In such event, any former holders of Community First Preferred Stock who have not theretofore complied with this Section 7 shall thereafter look only to the Company with respect to the Preferred Consideration and any unpaid dividends and distributions on Company Preferred Stock deliverable in respect of each share of Community First Preferred Stock such shareholder holds as determined pursuant to this Merger Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Farmers National, Community First Bank, the Exchange Agent or any other person shall be liable to any former holder of shares of Community First Bank Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g) Lost, Stolen or Destroyed Preferred Certificates.   In the event any Preferred Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Preferred Certificate to be lost, stolen or destroyed and, if reasonably required by Farmers National and the Company or the Exchange Agent, the posting by such person of a bond in such amount as Farmers National and the Company may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Preferred Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Preferred Certificate the Preferred Consideration for each share of Community First Preferred Stock represented by such Preferred Certificate deliverable in respect thereof pursuant to this Merger Agreement.
(h) Withholding Rights.   Farmers National and the Company or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Merger Agreement or the transactions contemplated hereby to any holder of Community First Preferred Stock such amounts as Farmers National, the Company or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Farmers National, the Company or the Exchange Agent, such withheld amounts will be treated for all purposes of this Merger Agreement as having been paid to the holder of the Community First Preferred Stock in respect of whom such deduction and withholding were made by Farmers National, the Company or the Exchange Agent.
8. Dissenters’ Rights.
(a) Each outstanding share of Community First Preferred Stock, the holder of which has provided notice of his or her intent to dissent under and in accordance with applicable law and has not effectively withdrawn or lost such right (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Preferred Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Community First Bank shall give Farmers National and the Company prompt notice upon receipt by Community First Bank of any such demands for payment of the fair value of such shares of Community First Preferred Stock and of withdrawals of such notice and any other related communications served pursuant to the applicable provisions of applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Farmers National shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Community First Bank shall not, except with the prior written consent of Farmers National, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by Farmers National or the Company.

(b) If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, each share of Community First Preferred Stock of such holder shall be entitled to receive the Preferred Consideration.
9. Representations and Warranties.   Each of Community First Bank and Farmers National represents and warrants that this Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.
10. Conditions Precedent.   The obligations of the parties under this Merger Agreement to consummate the Bank Merger shall be subject to: (i) the approval of this Merger Agreement by the requisite vote of the holders of the outstanding shares of capital stock of Community First Bank in accordance with applicable provisions of the National Bank Act and the Banking Code at a meeting of shareholders duly called and held (or by consent or consents in lieu thereof); (ii) the approval of this Merger Agreement by the Company as the sole shareholder of Farmers National; (iii) receipt of approval of the Bank Merger from all governmental and banking authorities whose approval is required, including, but not limited to, the consents, approvals and authorizations of the OCC; (iv) the absence of any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger; (iv) the holders of no more than 10% of the outstanding shares of Community First Preferred Stock having become Dissenting Shareholders and (v) consummation of the Parent Merger in accordance with the terms and conditions of the Plan.
11. Effects of the Merger.   Upon consummation of the Bank Merger, and in addition to the effects under applicable law, all assets, rights interests, privileges, powers, franchises and property (real, personal and mixed) of Community First Bank and Farmers National shall be automatically transferred to and vested in the Surviving Bank by virtue of such Bank Merger without any deed or other document of transfer. The Surviving Bank, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the assets, rights, privileges, powers, properties, franchises and interests, including, without limitation, appointments, powers, designations, nominations and all other rights, interests and powers as agent or fiduciary, in the same manner and to the extent as such rights, interests and powers were held or enjoyed by Community First Bank and Farmers National, respectively. The Surviving Bank shall be responsible for all of the liabilities, restrictions and duties of every kind and description of both Community First Bank and Farmers National immediately prior to the Bank Merger, including, without limitation, liabilities for all deposits, debts, obligations and contracts of Community First Bank and Farmers National, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books of accounts or records of either Community First Bank or Farmers National. Deposit accounts shall be deemed issued in the name of the Surviving Bank in accordance with applicable FDIC regulations. All rights of creditors and other obligees and all liens on property of either Community First Bank or Farmers National shall be preserved, shall be assumed by the Surviving Bank and shall not be released or impaired.
12. Additional Actions.   If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of Community First Bank acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Merger Agreement, Community First Bank and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of Community First Bank or otherwise to take any and all such action.
13. Counterparts.   This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

14. Governing Law.   This Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the Commonwealth of Pennsylvania, except as otherwise provided by the laws of the United States.
15. Amendment.   This Merger Agreement may be amended, modified or supplemented only by written agreement of Farmers National and Community First Bank at any time prior to the Effective Time, provided that any amendment made after holders of Community First Preferred Stock have approved this Merger Agreement shall not modify either the amount or form of the Preferred Consideration to be provided hereby to holders of Community First Preferred Stock upon the consummation of the Bank Merger or otherwise materially adversely affect the holders of Community First Preferred Stock without the approval of the holders of Community First Preferred Stock.
16. Waiver.   Subject to applicable law, any of the terms or conditions of this Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such party, provided that any waiver granted or executed after holders of Community First Preferred Stock have approved this Merger Agreement shall not modify either the amount or form of the Preferred Consideration to be provided hereby to holders of Community First Preferred Stock upon the consummation of the Bank Merger or otherwise materially adversely affect the holders of Community First Preferred Stock without the approval of the holders of Community First Preferred Stock.
17. Successors and Assigns.   This Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party. Subject to the foregoing, this Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
18. Termination.   This Merger Agreement shall terminate upon the termination of the Plan in accordance with its terms. This Merger Agreement also may be terminated at any time prior to the Effective Time by mutual consent of Farmers National and Community First Bank in a written instrument, if and to the extent authorized by the respective Boards of Directors of Farmers National and Community First Bank. In the event of the termination of this Merger Agreement as provided in this Section 18, this Merger Agreement shall forthwith become null and void and of no further force or effect.
19. Other Terms.   All terms used in this Merger Agreement shall, unless defined herein, have the meanings set forth in the Plan. The Plan is incorporated herein by this reference and made a part hereof to the extent necessary or appropriate to effect and consummate the terms of this Merger Agreement and the Bank Merger.
[Signature page follows]

IN WITNESS WHEREOF, each of Farmers National and Community First Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers as of the date first above written.
THE FARMERS NATIONAL BANK OF EMLENTON
Attest:
Name: Matthew J. Lucco Title: Secretary	By: Name: William C. Marsh Title: Chairman, President and Chief Executive Officer
COMMUNITY FIRST BANK
Attest:
Name: Title: Secretary	By: Name: Henry H. Deible Title: President and Chief Executive Officer

Exhibit B
VOTING AND SUPPORT AGREEMENT
VOTING AND SUPPORT AGREEMENT (the “Agreement”), dated as of May   , 2018, by and between     , a shareholder (“Shareholder”) of Community First Bancorp, Inc., a Pennsylvania corporation (the “CFB”), and Emclaire Financial Corp, a Pennsylvania corporation (the “Company”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (as defined below).
WHEREAS, the Company and CFB are simultaneously entering into an Agreement and Plan of Merger, dated as of the date hereof  (as may be amended from time to time pursuant to its terms, the “Merger Agreement”), pursuant to which CFB will merge with and into the Company (the “Merger”); and
WHEREAS, immediately after the Merger, Community First Bank, a Pennsylvania commercial bank and subsidiary of CFB, will merge with and into The Farmers National Bank of Emlenton, a wholly owned subsidiary of the Company (“Farmers National”) (the “Bank Merger”), pursuant to the terms of an Agreement of Merger (the “Bank Merger Agreement”) to be entered into between Farmers National and Community First Bank;
WHEREAS, Annex I hereto sets forth all shares of common stock, par value $0.50 per share, of CFB (“Company Common Stock”) and all shares of Series A and Series B Non-Cumulative Perpetual Preferred Stock of Community First Bank (the “Community First Bank Preferred Stock”) over which the Shareholder has beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (collectively, the shares of Company Common Stock and Community First Bank Preferred Stock, together with all shares of Company Common Stock and Community First Bank Preferred Stock subsequently acquired by Shareholder during the term of this Agreement being referred to as the “Shares”); and
WHEREAS, in order to induce the Company to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of CFB and Community First Bank and not in any other capacity, has agreed to enter into and perform this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1. Agreement to Vote Shares.   Shareholder agrees that at any meeting of the shareholders of CFB, or in connection with any written consent of the shareholders of CFB at which a proposal of the type set forth in clause (ii) below is presented for consideration by the shareholders of CFB, or at any meeting of the shareholders of Community First Bank, or in connection with any written consent of the shareholders of Community First Bank at which a proposal of the type set forth in clause (iii) below is presented for consideration by the shareholders of Community First Bank, Shareholder shall:
(i) appear at each such meeting in person or by proxy or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum;
(ii) vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Merger Agreement and in favor of any resolution to take any action which is reasonably necessary to consummate the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CFB, contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of CFB; and
(iii) vote (or cause to be voted), in person or by proxy, all the Shares, (x) in favor of adoption and approval of the Bank Merger Agreement and in favor of any resolution to take any action which is reasonably necessary to consummate the Bank Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Community First Bank, contained in the Bank Merger Agreement or of Shareholder contained in this Agreement; and (z) against any action, agreement or transaction that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Bank Merger or this Agreement. Except as set forth in this clause (ii), Shareholder shall not be restricted from voting in favor of, against or abstaining with respect to any other matter presented to the shareholders of Community First Bank.
2. No Transfers.   After the date hereof and prior to the meetings of CFB’s shareholders held to consider and vote upon approval of the Merger Agreement and Community First Bank’s shareholders to consider and vote upon approval of the Bank Merger Agreement, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares if such sale, transfer, pledge, assignment or disposition could occur prior to such meeting, except the following transfers shall be permitted: (i) transfers by will or operation of law, in which case this Agreement shall bind the transferee, subject to applicable law, (ii) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, (iii) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Agreement, (iv) transfers to any other shareholder of CFB who has executed a copy of this Agreement on the date hereof with respect to some or all of the Shares held by such Shareholder, and (v) such transfers as the Company may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void. Shareholder agrees that CFB and Community First Bank shall not be bound by any attempted sale of Shares, and CFB’s and Community First Bank’s respective transfer agent shall be given appropriate stop transfer instructions and shall not register any such attempted sale, unless the sale has been effected in compliance with the terms of this Agreement.
3. Non-Solicitation; Nondisparagement.
A. Shareholder hereby covenants and agrees that, for a period commencing on the Closing Date of the Merger and terminating on the first anniversary of the Closing Date (the “Restricted Period”), he shall not within the Commonwealth of Pennsylvania, directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the Company’s prior written consent (other than for the benefit of the Company or its Affiliates), solicit, call upon, communicate with or attempt to communicate (whether by mail, telephone, electronic mail, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of CFB or any of its Affiliates) with any Person that is or was a customer of CFB during the one-year period preceding the Closing Date for the purpose of engaging in opportunities related to the commercial, retail or community banking business or interfere with or damage (or attempt to interfere with or damage) any relationship between the Surviving Corporation or its Affiliates and any such customers.
B. Shareholder covenants and agrees that during the Restricted Period, he shall not directly or indirectly, as employee, agent, consultant, director, equity holder, member, manager, partner or in any other capacity, without the prior written consent of the Company, solicit or induce, or cause others to solicit or induce, for employment or engagement, any employee of the Surviving Corporation or its Affiliates (excluding general solicitations of the public that are not based on any list of, or directed at, employees of the Surviving Corporation or its Affiliates).
C. During the Restricted Period, Shareholder covenants and agrees not to make, publish or communicate at any time to any person or entity, including, but not limited to, customers, clients and investors of the Surviving Corporation or any of its Affiliates, any Disparaging (defined below) remarks, comments or statements concerning the Surviving Corporation or any of its Affiliates, or any of their respective present and former members, partners, directors, officers, employees or agents. For the purposes of this provision, “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being disparaged. Notwithstanding the foregoing, this paragraph does not apply to (i) any truthful testimony, pleading, or sworn statements in any legal proceeding; or (ii) attorney-client communications.

D. Nothing contained in this Agreement limits the Shareholder’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System or any other federal, state or local governmental agency or commission that has jurisdiction over the Company, CFB or any of their respective subsidiaries (the “Government Agencies”). The Shareholder further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, CFB or any of their respective subsidiaries. This Agreement does not limit the Shareholder’s right to receive an award for information provided to any Government Agency.
E. The Shareholder acknowledges and agrees that the business conducted by the Company, CFB and their respective Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 3 are made as a necessary inducement for the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 3 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and the Company each consider the restrictions contained in this Section 3 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 3 is unenforceable against any party, the provisions of this Section 3 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.
F. Nothing contained in this Agreement limits the Shareholder’s ability to file any action or cause of action with any court of competent jurisdiction.
4. Representations and Warranties of Shareholder.   Shareholder represents and warrants to and agrees with the Company as follows:
A. Capacity.   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.
B. Binding Agreement.   This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
C. Non-Contravention.   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.
D. Ownership of Shares.   Shareholder (or an affiliate of Shareholder) is the beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of the Shares as of the date hereof, and, except as set forth on Annex I hereto and arising hereunder, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.
5. Specific Performance and Remedies.   Shareholder acknowledges that it will be impossible to measure in money the damage to the Company if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, the Company will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the Company has an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the Company’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, the Company shall have the right to inform any third party that the Company reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of the Company hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with the Company set forth in this Agreement may give rise to claims by the Company against such third party.
6. Term of Agreement; Termination.
A. The term of this Agreement shall commence on the date hereof.
B. This Agreement shall terminate at the Effective Time of the Merger or the earlier of  (i) the written consent of the parties hereto and (ii) termination of the Merger Agreement in accordance with its terms; provided, however, that if the Closing of the Merger occurs, the provisions of Section 3 of this Agreement shall survive until the end of the Restricted Period. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.
7. Entire Agreement.   This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. No party hereto may assign any rights or obligations hereunder to any other person, except as required by Section 2 or upon the prior written consent of each other party. Nothing in this Agreement, expressed or implied, is intended to or shall confer upon any other person or entity, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
8. Notices.   Notices may be provided to the Company and the Shareholder in the manner specified in the Merger Agreement, with all notices to the Shareholder being provided to him or her at the address set forth in Annex I hereto.
9. Miscellaneous.
A. Severability.   If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.
B. Capacity.   The covenants contained herein shall apply to Shareholder solely in his or her capacity as a beneficial owner of the Shares, and, notwithstanding anything to the contrary in this Agreement, no covenant contained herein shall apply to Shareholder acting in his or her capacity as a director, officer or employee of CFB or Community First Bank or in any other fiduciary capacity, including, for the avoidance of doubt and without limitation, any participation by Shareholder acting in his capacity as a director of CFB or Community First Bank when considering any Superior Proposal and making any determinations or recommendations with respect to Section 8.1 of the Merger Agreement. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director of CFB or Community First Bank.
C. Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or electronic means (including by “pdf”) shall be deemed effective for all purposes.

D. Headings.   All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.
E. Choice of Law.   This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the Commonwealth of Pennsylvania, without reference to its conflicts of law principles.
IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
EMCLAIRE FINANCIAL CORP
By:

Name: William C. Marsh
Title:   President and Chief Executive Officer
SHAREHOLDER

Print Name:

ANNEX I
SHAREHOLDER AGREEMENT
Name and Address of Shareholder	Shares of Community First Bancorp, Inc. Common Stock Beneficially Owned	Shares of Community First Bank Series A Preferred Stock Beneficially Owned	Shares of Community First Bank Series B Preferred Stock Beneficially Owned

Annex B

1017 Mumma Road, Suite 302 Lemoyne, PA 17043 Office: 717-412-0859 Mobile: 724-388-7093 Fax: 717-731-8205
May 24, 2018
Board of Directors
Community First Bancorp, Inc.
P. O. Box 130
444 Main Street
Reynoldsville, PA 15851
Members of the Board:
You have requested Commonwealth Advisors, Inc.’s (“Commonwealth”) opinion as to the fairness, from a financial point of view, to the holders of shares of issued and outstanding common stock, $.50 par value per share, of Community First Bancorp, Inc. (“CFB”) (“CFB Common Shares”) of the consideration to be received in the proposed merger (the “Proposed Merger”) by and between Emclaire Financial Corp. (“EFC”) and CFB as set forth in the Agreement and Plan of Merger dated May 24, 2018 (the “Merger Agreement”). As detailed in the Merger Agreement, CFB will merge with and into EFC, and each CFB Common Share issued and outstanding shall be converted into the right to receive (i) 1.2008 shares of EFC Common Stock, par value $1.25 per share and (ii) USD $6.95 in cash. The consideration to be received in the Proposed Merger as summarized above is subject to anti-dilution financial adjustments under the terms and conditions of the Merger Agreement, collectively referred to as the “Merger Consideration.”
Commonwealth is engaged as a financial advisor to the CFB with respect to the Proposed Merger. In the course of its business as a financial advisor, Commonwealth does not purchase securities from, or sell securities to, CFB or EFC or their respective affiliates.
Commonwealth will receive a fee for rendering this opinion. A significant portion (one-half) of Commonwealth’s fee is contingent upon consummation of the Proposed Merger. Commonwealth has not previously received any fees, compensation or expense reimbursement from CFB. Commonwealth’s fee for rendering this opinion is not contingent upon any conclusion that it may reach. CFB also has agreed to indemnify Commonwealth against certain liabilities arising out of its engagement.
In arriving at its opinion, Commonwealth has, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of EFC and CFB and reviewed certain internal financial analyses and forecasts prepared by the managements of EFC and CFB, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock market performance and limited trading history of EFC and CFB, (iv) studied and analyzed the consolidated financial and operating data of EFC and CFB, (v) reviewed the pro forma financial impact of the Proposed Merger on EFC, based on certain assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of EFC and CFB, (vi) considered the financial terms of the Proposed Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of EFC’s and CFB’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as Commonwealth deemed appropriate.

Commonwealth Advisors, Inc.
Community First Bancorp, Inc.
May 24, 2018

Commonwealth’s opinion is given in reliance on information and representations made or given by EFC and CFB, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by EFC and CFB including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Commonwealth has not independently verified the information concerning EFC and CFB nor other data which it has considered in its review and, for purposes of the opinion set forth below, Commonwealth has assumed and relied upon the accuracy and completeness of all such information and data. Commonwealth has assumed that all forecasts and projections provided to Commonwealth have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the managements of EFC and CFB as to their most likely future financial performance. Commonwealth expresses no opinion as to the validity or accuracy of any analyses, forecasts, estimates or projections or the assumptions on which they are based. Commonwealth has assumed that the Proposed Merger contemplated by the Merger Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Merger Agreement. Commonwealth has not conducted any valuation or appraisal of any assets or liabilities of CFB or EFC, nor have any such valuations or appraisals been provided to it. Additionally, Commonwealth assumes that the Proposed Merger is, in all respects, lawful under applicable law. Commonwealth is not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. Commonwealth is not rendering any legal, regulatory or tax advice or opinions.
With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of EFC and CFB, Commonwealth has assumed that such information has been reasonably prepared and reflects the best currently available estimates and judgment of the managements of EFC and CFB as to their most likely future performance. Commonwealth has further relied on the assurances of the managements of EFC and CFB that they are not aware of  (i) any fact, circumstance or other information that would make any of the foregoing information or any information provided to it in connection with the Proposed Merger to be misleading, inaccurate or incomplete, or (ii) any omission to provide information that would be necessary in order to make any information provided under (i) above not misleading, inaccurate or incomplete. Commonwealth has not been asked to and has not undertaken an independent verification of any of such information and it does not assume any responsibility or liability for the accuracy or completeness thereof. Commonwealth has not reviewed or sampled any loan files of EFC, CFB or their respective subsidiaries and it did not make an independent evaluation or appraisal of any specific assets (including any individual loan or portfolio of loans) or their collectability or the collateral securing any assets, or the liabilities, contingent or otherwise (including without limitation any hedge, swap, foreign exchange, or other derivative or off-balance sheet items), of EFC or CFB or any of their respective subsidiaries, and it was not furnished with any evaluations or appraisals of any of the foregoing. Commonwealth is not an expert in evaluating investment, loan and lease portfolios for purposes of evaluating their quality or assessing the adequacy of the allowances for loan and lease losses in general or on behalf of either EFC or CFB. As a result, Commonwealth has not been asked to and it has not assumed any responsibility to make an independent evaluation of any asset, investment, loan or lease assets or the adequacy of the allowance for loan and lease losses of EFC or CFB, and it has assumed, with your consent, that the aggregate allowances for loan and lease losses of EFC and CFB are adequate to cover such losses and comply fully with applicable law and regulatory policy, including sound banking practice and policy principles of bank and trust regulatory bodies and the statutes and regulations applicable to Securities and Exchange Commission (“SEC”) filings that are required or contemplated in connection with the Proposed Merger.

Commonwealth Advisors, Inc.
Community First Bancorp, Inc.
May 24, 2018

Commonwealth has assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are satisfied and not waived. Also, in rendering its opinion, Commonwealth has assumed without independent investigation, and with your consent, that (i) in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger or EFC’s ability to pay future dividends consistent with current dividend amounts and timing thereof; (ii) no appraisal rights will be perfected under law in connection with the Proposed Merger; (iii) there is no financial adjustment to the Merger Consideration under the terms detailed in the Merger Agreement and (iv) all regulatory and other approvals and third party consents required for the consummation of the Proposed Merger will be obtained timely.
Commonwealth’s opinion is based upon information provided to it by the managements of EFC and CFB, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. Commonwealth has not undertaken to reaffirm or revise in the future this opinion or otherwise comment on events occurring after the date hereof and does not have an obligation to update, revise or reaffirm its opinion. Commonwealth’s opinion does not address the relative merits of the Proposed Merger and the other business strategies that CFB’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of CFB’s Board of Directors to proceed with the Proposed Merger. Commonwealth did not recommend to CFB or its Board of Directors or management any of the Merger Consideration (or any of the terms or conditions of the Merger Consideration), each of which was determined through negotiations between EFC and CFB. Commonwealth is expressing no opinion as to the prices at which EFC’s common stock may trade when issued to holders of issued and outstanding CFB Common Shares pursuant to the Merger Agreement or the prices at which EFC’s common stock may trade at any time. Commonwealth’s opinion is for the information of CFB’s Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors or any shareholder of CFB concerning how to act or vote in connection with the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Commonwealth’s part to any party or person. Commonwealth’s opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without its prior written consent, except that this opinion may be referenced and included in its entirety and without alteration in any filing made by EFC or CFB in respect of the Proposed Merger (the “Proposed Merger SEC Filings”); provided, however, any description of or reference to its opinion or related matters or to Commonwealth Advisors, Inc. in the Proposed Merger SEC Filings shall be in a form reasonably acceptable to it and its counsel. Commonwealth shall have no responsibility for the form or content of any disclosure in the Proposed Merger SEC Filings, other than this opinion itself.
Commonwealth has not had any investment banking relationship with EFC or CFB during the past two years, or any other business relationship, in which compensation was received or was intended to be received as a result of the relationship between it, CFB and EFC. Commonwealth may provide services to EFC in the future, (and/or to CFB if the Proposed Merger is not consummated), although as of the date of this opinion there is no agreement to do so nor any mutual understanding that such services are contemplated. Commonwealth is indirectly owned by certain partners of Bybel Rutledge LLP. Bybel Rutledge LLP is serving as special counsel to CFB with respect to the Proposed Merger.

Commonwealth Advisors, Inc.
Community First Bancorp, Inc.
May 24, 2018

This Opinion has been approved by Commonwealth’s fairness opinion committee. Commonwealth does not express any opinion as to the fairness of the amount or nature of the compensation to be received (i) in connection with or subsequent to the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or (ii) by any class of such persons, relative to the consideration to be received by the holders of CFB Common Shares in the Proposed Merger.
Based on the foregoing, it is Commonwealth’s opinion that, as of the date hereof, the Merger Consideration to be received by the holders of CFB Common Shares pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders.
Sincerely,
Commonwealth Advisors, Inc.

Annex C
PENNSYLVANIA BUSINESS CORPORATIONS LAW

SUBCHAPTER D OF CHAPTER 15
§ 1571. Application and effect of subchapter
(a) General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:
Section 329(c) (relating to special treatment of interest holders).
Section 333 (relating to approval of merger).
Section 343 (relating to approval of interest exchange).
Section 353 (relating to approval of conversion).
Section 363 (relating to approval of division).
Section 1906(c) (relating to dissenters rights upon special treatment).
Section 1932(c) (relating to dissenters rights in asset transfers).
Section 2104(b) (relating to procedure).
Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).
Section 2325(b) (relating to minimum vote requirement).
Section 2704(c) (relating to dissenters rights upon election).
Section 2705(d) (relating to dissenters rights upon renewal of election).
Section 2904(b) (relating to procedure).
Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).
Section 7104(b)(3) (relating to procedure).
(b) Exceptions. —
(1)
Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i)
listed on a national securities exchange registered under section 6 of the Exchange Act; or

(ii)
held beneficially or of record by more than 2,000 persons.

(2)
Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i)
(Repealed).

(ii)
Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii)
Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

(3)
The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).
(d) Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:
(1)
a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2)
a copy of this subchapter.

(e) Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.
(f) Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.
(g) Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.
(h) Cross references. — See:
Section 315 (relating to nature of transactions).
Section 1105 (relating to restriction on equitable relief).
Section 1763(c) (relating to determination of shareholders of record).
Section 2512 (relating to dissenters rights procedure).
§ 1572. Definitions
The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:
“Corporation.”   The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.
“Dissenter.”   A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.”   The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.
“Interest.”   Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.
“Shareholder.”   A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.
§ 1573. Record and beneficial holders and owners
(a) Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.
(b) Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.
§ 1574. Notice of intention to dissent
If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.
§ 1575. Notice to demand payment
(a) General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:
(1)
State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2)
Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3)
Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4)
Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.
§ 1576. Failure to comply with notice to demand payment, etc.
(a) Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.
(b) Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).
(c) Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.
§ 1577. Release of restrictions or payment for shares
(a) Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.
(b) Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.
(c) Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:
(1)
The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2)
A statement of the corporation’s estimate of the fair value of the shares.

(3)
A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.
§ 1578. Estimate by dissenter of fair value of shares
(a) General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.
§ 1579. Valuation proceedings generally
(a) General rule. — Within 60 days after the latest of:
(1)
effectuation of the proposed corporate action;

(2)
timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3)
timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.
(b) Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).
(c) Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.
(d) Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.
(e) Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.
§ 1580. Costs and expenses of valuation proceedings
(a) General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.
(b) Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.
(c) Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

Limitation of Liability of Directors.   Section 1713 of the Pennsylvania Business Corporation Law (“PBCL”) permits a corporation to provide in its bylaws that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless (a) the director has breached or failed to perform the duties of his office under Pennsylvania law, and (b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such provision shall not apply to (i) the responsibility or liability of a director pursuant to a criminal statute, or (ii) the liability of a director for the payment of taxes pursuant to Federal, State or local law.
Emclaire’s bylaws provide for such limitation of liability to the fullest extent permitted by the PBCL. Section 12.5 of the bylaws states that directors shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under Article 12 of the bylaws; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
Indemnification of Directors and Officers.   Article 24 of Emclaire’s bylaws provides, in accordance with Sections 1741 and 1742 of the PBCL, that Emclaire shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, including actions by or in the right of Emclaire, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Emclaire, or is or was serving at Emclaire’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding to the fullest extent permitted under PBCL. In order to be eligible for indemnification, the director, officer, employee or agent must have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Emclaire and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.
Pursuant to Section 1745 of the PBCL and Article 24 of Emclaire’s bylaws, Emclaire may pay in advance any expenses (including attorneys’ fees) which may become subject to indemnification if the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that he or she is not entitled to indemnification by Emclaire. Section 1746 of the PBCL and Article 24 of Emclaire’s bylaws also provide that the rights to indemnification and advancement of expenses are not exclusive of other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise.
Insurance.   Pursuant to Section 1747 of the PBCL and Article 24 of Emclaire’s bylaws, Emclaire may purchase and maintain insurance on behalf of any person who is eligible for indemnification, against any liability incurred by him or her in any such position, or arising out of his or her status as such, whether or not Emclaire would have power to indemnify him or her against such liability under the indemnification provisions contained in the PBCL or Emclaire’s bylaws. Emclaire’s directors and officers are insured against losses arising from any claim against them such as wrongful acts or omissions, subject to certain limitations.
The Federal Deposit Insurance Act (the “FDI Act”) provides that the FDIC may prohibit or limit, by regulation or order, payments by any insured depository institution or its holding company for the benefit of directors and officers of the insured depository institution, or others who are or were “institution-affiliated parties,” as defined under the FDI Act, in order to pay or reimburse such person for any liability or legal expense sustained with regard to any administrative or civil enforcement action which results in a final order against the person. FDIC regulations prohibit, subject to certain exceptions, insured depository institutions, their subsidiaries and affiliated holding companies from indemnifying officers, directors or employees from any civil money penalty or judgment resulting from an administrative or civil enforcement action commenced by any federal banking agency, or for that portion of the costs sustained with regard to such an action that results in a final order or settlement that is adverse to the director, officer or employee.

Item 21.
Exhibits and Financial Statement Schedules.

The exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference.
Item 22.
Undertakings.

The undersigned registrant hereby undertakes:
(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” board of directors in the effective registration statement.

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f)
That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(j)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Emlenton, Pennsylvania, on July 2, 2018.
EMCLAIRE FINANCIAL CORP
By:
/s/ William C. Marsh

William C. Marsh
Chairman of the Board,
President and Chief Executive Officer
(Duly Authorized Representative)
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below constitute and appoint William C. Marsh and Matthew J. Lucco, and each one of them, as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their names, places and steads, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ William C. Marsh William C. Marsh	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	July 2, 2018
/s/ Amanda L. Engles Amanda L. Engles	Treasurer and Chief Financial Officer (principal financial and accounting officer)	July 2, 2018
/s/ Milissa S. Bauer Milissa S. Bauer	Director	July 2, 2018
/s/ David L. Cox David L. Cox	Director	July 2, 2018
/s/ James M. Crooks James M. Crooks	Director	July 2, 2018
/s/ Robert W. Freeman Robert W. Freeman	Director	July 2, 2018
/s/ Mark A. Freemer Mark A. Freemer	Director	July 2, 2018
/s/ Robert L. Hunter Robert L. Hunter	Director	July 2, 2018

Signature	Title	Date
/s/ John B. Mason John B. Mason	Director	July 2, 2018
/s/ Deanna K. McCarrier Deanna K. McCarrier	Director	July 2, 2018
/s/ Nicholas D. Varischetti Nicholas D. Varischetti	Director	July 2, 2018

EXHIBIT INDEX
Exhibit No.	Document
2.1	Agreement and Plan of Merger dated as of May 24, 2018, by and between Emclaire Financial Corp and Community First Bancorp, Inc. (included as Annex A to the proxy statement/information statement/prospectus forming a part of this registration statement)
2.2	Form of Agreement of Merger between Community First Bank and The Farmers National Bank of Emlenton (included as Exhibit A to the merger agreement included as Annex A to the proxy statement/information statement/prospectus forming a part of this registration statement)
3.1	Amended and Restated Articles of Incorporation of Emclaire Financial Corp(1)
3.2	Bylaws of Emclaire Financial Corp(2)
3.3	Form of Statement with Respect to Shares for the Series C Non-Cumulative Preferred Stock of Emclaire Financial Corp, filed herewith
3.4	Form of Statement with Respect to Shares for the Series D Non-Cumulative Preferred Stock of Emclaire Financial Corp, filed herewith
4.1	Form of Common Stock Certificate of Emclaire Financial Corp(3)
4.2	Form of Series C Non-Cumulative Preferred Stock Certificate of Emclaire Financial Corp, filed herewith
4.3	Form of Series D Non-Cumulative Preferred Stock Certificate of Emclaire Financial Corp, filed herewith
5.1	Opinion of Silver, Freedman, Taff & Tiernan LLP*
8.1	Tax opinion of Silver, Freedman, Taff & Tiernan LLP*
8.2	Tax opinion of Bybel, Rutledge LLP*
10.1	Form of Voting and Support Agreement between Emclaire Financial Corp and each of the directors and executive officer of Community First Bancorp, Inc. (included as Exhibit B to the merger agreement included as Annex A to the proxy statement/information statement/prospectus forming a part of this registration statement)
23.1	Consent of Crowe LLP, filed herewith
23.3	Consent of Silver, Freedman, Taff & Tiernan LLP (included in Exhibits 5.1 and 8.1)*
23.4	Consent of Bybel, Rutledge LLP (included in Exhibit 8.2)*
24.1	Power of Attorney (contained on the signature page of the registration statement)
99.1	Form of Proxy Card for Special Meeting of Shareholders of Community First Bancorp, Inc., filed herewith
99.2	Consent of Commonwealth Advisors, Inc., filed herewith
99.3	Consents of Henry H. Deible and Henry H. Deible, II, to be named as prospective directors of Emclaire Financial Corp, filed herewith

*
To be filed by amendment.

(1)
Incorporated by reference to Emclaire’s Current Report on Form 8-K/A filed with the SEC on May 23, 2018.

(2)
Incorporated by reference to Emclaire’s Registration Statement on Form SB-2 (File No. 333-11773) filed with the SEC on September 11, 1996, as amended.

(3)
Incorporated by reference to Emclaire’s Annual Report on Form 10-K for the year ended December 31, 1997 filed with the SEC on March 31, 1998.